As filed with the Securities and Exchange Commission on October 20, 2026.
Registration No. 333-299281

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GEORGIA BANKING COMPANY, INC.

(Exact name of registrant as specified in its charter)
Georgia

(State or other jurisdiction of incorporation or organization)
6022

(Primary Standard Industrial Classification Code Number)
58-2382447

(I.R.S. Employer Identification Number)
1776 Peachtree Street NW, Suite 300,
Atlanta, GA 30309
(866) 711-4530

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Bartow Morgan, Jr.
Chief Executive Officer
Georgia Banking Company, Inc.
1776 Peachtree Street NW, Suite 300,
Atlanta, GA 30309
(866) 711-4530

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
James Stevens
Brenna Sheffield
Troutman Pepper Locke LLP
600 Peachtree Street, NE, Suite 3000
Atlanta, Georgia 30308
(404) 885-3000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not, and the Registered Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Preliminary ProspectusSubject to Completion, dated October 20, 2026
7,074,016 Shares
Common Stock

This prospectus relates to the registration of the resale of up to 7,074,016 shares of our voting common stock (our “common stock”) by shareholders identified in this prospectus (the “Registered Shareholders”) of Georgia Banking Company, Inc., a Georgia corporation and the bank holding company for Georgia Banking Company, a wholly owned subsidiary and Georgia bank (the “Bank”). Shares of our non-voting common stock (our “non-voting common stock”) offered by the Registered Shareholders will automatically convert into common stock upon transfer.
Unlike an initial public offering, the resale by the Registered Shareholders is not being underwritten by any investment bank. The Registered Shareholders may, or may not, elect to sell their common stock covered by this prospectus, as and to the extent they may determine. If the Registered Shareholders utilize a broker-dealer in the sale of the common stock being offered by this prospectus on the Nasdaq Capital Market (“Nasdaq”), such broker-dealer may receive remuneration in the form of discounts, concessions, or commissions. See “Plan of Distribution.” If the Registered Shareholders choose to sell their common stock, we will not receive any proceeds from the sale of common stock by the Registered Shareholders.
No established public trading market for our common stock currently exists. However, our shares of common stock have a limited history of trading in private transactions. In 2026, 2,298,970 primary and secondary shares of our common stock were sold at a price of $30.00 per share in private placements. For more information, see “Sale Price History of Our Capital Stock.” Recent purchase prices of our common stock in private transactions may have little or no relation to the opening public price of shares of our common stock on Nasdaq or the subsequent trading price of shares of our common stock on Nasdaq. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the public prices of our shares of common stock on Nasdaq. Further, the listing of our common stock on Nasdaq without a firm-commitment underwritten offering may cause the trading volume and price of our common stock to be more volatile than if our common stock was initially listed in connection with an initial public offering underwritten on a firm-commitment basis.
On the day that shares of our common stock are initially listed on Nasdaq, The Nasdaq Stock Market LLC (“Nasdaq Stock Market”) will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. During a 10-minute “Display Only” period, market participants may enter quotes and orders for our common stock in Nasdaq Stock Market’s systems and such information is disseminated, along with other indicative imbalance information, to Performance Trust Capital Partners, LLC (“Performance Trust”), our designated financial advisor with respect to certain other matters relating to our listing, and other market participants by Nasdaq Stock Market on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Performance Trust, in its capacity as our designated financial advisor, will perform the functions under Nasdaq Stock Market Rule 4120(c)(8) and must notify Nasdaq Stock Market that our shares are “ready to trade.” Once Performance Trust has notified Nasdaq Stock Market that shares of our common stock are ready to trade, Nasdaq Stock Market will calculate the Current Reference Price for shares of our common stock, in accordance with Nasdaq Stock Market’s exchange rules. If Performance Trust then approves proceeding at the Current Reference Price, Nasdaq Stock Market will conduct a price validation test in accordance with Nasdaq Stock Market Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq Stock Market may consult with Performance Trust, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of shares of our common stock on Nasdaq will commence. Under the Nasdaq Stock Market exchange rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell shares of our common stock can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of shares of our common stock for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which shares of our common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq Stock Market after consultation with Performance Trust. Performance Trust will exercise any consultation rights only to the extent that it may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder. Neither the Company nor Registered Shareholders will be involved in Nasdaq Stock Market’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence Performance Trust, in carrying out its role as financial advisor. Performance Trust will determine when shares of our common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing, and price. In particular, Performance Trust will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution.”
We have applied to list our common stock on Nasdaq under the symbol “GBC.” This offering is contingent on approval of our listing application. No assurance can be given that our Nasdaq application will be approved and that our common stock will be listed on Nasdaq. If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete this direct listing. We expect our common stock to begin trading on Nasdaq on or about            , 2026.
We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and are subject to reduced public company reporting requirements.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 14 to read about factors you should consider before investing in our common stock.
None of the Securities and Exchange Commission (the “SEC”), any state securities or banking commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

Prospectus dated            , 2026

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ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be delivered to you. Neither we nor any of the Registered Shareholders have authorized anyone to provide you with different or additional information. Neither we nor any of the Registered Shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless we state as much or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “ourselves,” the “company,” “GBC” and the “Company” refer to Georgia Banking Company, Inc., a Georgia corporation, and its consolidated wholly owned banking subsidiary, Georgia Banking Company, a Georgia bank.
This prospectus describes the specific details regarding this offering and the terms and conditions of our voting common stock being offered hereby (our “common stock”) and the risks of investing in our common stock. Shares of our non-voting common stock (our “non-voting common stock”) offered by the Registered Shareholders will automatically convert into common stock upon transfer. For additional information, please see the section entitled “Where You Can Find Additional Information.”
You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.
For investors outside the United States:   Neither we nor any of the Registered Shareholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock by the Registered Shareholders and the distribution of this prospectus outside the United States.
Market and Industry Data
Within this prospectus, we reference certain market, industry and demographic data and other statistical information. We have obtained this data and information from various independent, third-party industry sources and publications. None of such reports or other third-party sources were commissioned by or on behalf of the Company, and none of the information contained therein was prepared in connection with, or specifically for use in, this prospectus. Nothing in the data or information used or derived from third-party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of external surveys and independent sources. We believe that these external sources and estimates are reliable but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.
Basis of Presentation
Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock outstanding is based on 10,340,809 shares of our common stock and 331,341 shares of our non-voting common stock outstanding as of September 30, 2026 and:
•
excludes 146,463 shares of our common stock issuable upon the exercise of outstanding stock options (all of which are exercisable) as of September 30, 2026;

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excludes 124,232 shares of our common stock issuable upon the future vesting of 124,232 restricted stock units outstanding as of September 30, 2026;

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excludes 529,722 shares of our common stock and non-voting common stock issuable upon the exercise of outstanding warrants (all of which are exercisable) as of September 30, 2026; and

ii

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excludes 176,777 shares of our common stock issuable under our Deferred Compensation Plan (defined below) as of September 30, 2026.

Trademarks
Our and our Bank’s logos and other trademarks referred to and included in this prospectus belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the “®,” “SM” or the “™” symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus, if any, are the property of their respective owners, although for presentation convenience we may not use the “®,” “SM” or the “™” symbols to identify such trademarks.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. Among other factors, as an emerging growth company we:
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may present as few as two years of audited financial statements, two years of related management discussion and analysis of financial condition and results of operations;

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are exempt from the requirement to provide an opinion from our auditors on the design and operating effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the “Sarbanes-Oxley Act;”

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are permitted to provide less extensive disclosure about our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

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are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have irrevocably determined to take advantage of this extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. Therefore, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.
We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of  $1.235 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. Smaller reporting companies may take advantage of many of the same exemptions from disclosure requirements as emerging growth companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.
In this prospectus, we have elected to take advantage of the reduced disclosure requirements relating to financial statements and executive compensation and may elect to take advantage of other reduced reporting requirements in future filings for so long as we qualify. As a result, the information that we provide to our shareholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

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PROSPECTUS SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related thereto before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
The Company
Georgia Banking Company, Inc. is a bank holding company headquartered in Atlanta, Georgia. Through our bank subsidiary, Georgia Banking Company, we provide a broad suite of commercial banking, community banking, private banking, commercial real estate banking, mortgage warehouse and treasury services to businesses, professionals, entrepreneurs and consumers concentrated in the Atlanta-Sandy Springs-Roswell, Georgia Metropolitan Statistical Area (the “Atlanta MSA”). As of June 30, 2026, the Company had approximately $3.3 billion in total assets and operated a diversified mix of lending, deposit and fee-generating businesses through 10 full-service banking offices and three loan production offices, all of which are in the Atlanta MSA.
We believe our success is largely driven by a differentiated relationship banking model that combines local decision-making authority, senior-level responsiveness, personal relationships and exceptional service with the products, expertise, technology and lending capacity associated with larger institutions. This model allows us to serve the complex financial needs of small and middle-market businesses while maintaining the service culture and accessibility that define community banking. We serve businesses, professionals, entrepreneurs, and families throughout the Atlanta MSA via a platform designed for disciplined growth, relationship depth and long-term shareholder value creation.
Our current strategy was established following a transformative recapitalization completed in 2021, led by the Company’s Chief Executive Officer, Bartow Morgan, Jr., and supported by a mix of local and institutional investors. Mr. Morgan previously served as Chief Executive Officer and a director of Brand Group Holdings and The Brand Banking Company (“BrandBank”) from 2001 until its sale in 2018 and led BrandBank’s growth from a local community bank into one of the largest privately held banks headquartered in the Atlanta MSA.
Mr. Morgan and a number of other like-minded investors identified an opportunity in the Atlanta MSA for a locally headquartered bank with between $2 billion and $10 billion in total assets due to a large number of mergers and acquisitions involving banks in this asset class between 2015 and 2018. Through a $125 million private placement and a subsequent $55 million subordinated debt offering, the Company raised approximately $180 million of capital in 2021 (the “Recapitalization”) and began a comprehensive strategic transformation of the franchise. Since that time, we have evolved from a specialty-oriented institution with approximately $650 million in assets into what we believe is a premier community banking franchise in Georgia with approximately $3.3 billion in assets as of June 30, 2026.
Since the Recapitalization, we have expanded our market presence, strengthened our operating platform, increased core funding and diversified our balance sheet. Notable progress includes:
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Recruiting experienced bankers across diverse business lines with an attractive rewards and recognition program;

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Investing in technology and infrastructure;

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Revamping branding and marketing strategy;

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Expanding into attractive Atlanta MSA sub-markets and broadening our product capabilities with seven new branch locations opened since 2021;

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Growing assets from approximately $650 million in 2021 to approximately $3.3 billion as of June 30, 2026, including approximately $2.6 billion in loans;

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Growing deposits from approximately $525 million in 2021 to approximately $2.8 billion as of June 30, 2026;

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Completing and integrating two strategic whole-bank acquisitions;

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Establishing robust service standards; and

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Being recognized by The Atlanta Journal-Constitution as a Top Workplace for three consecutive years and as a Top Workplace by Axios Atlanta for one year (based on employee surveys administered by a third-party research firm).

Key Strengths
We are focused on becoming the premier relationship-oriented commercial bank serving small and middle-market businesses throughout the Atlanta MSA. We believe this focus has helped us rapidly grow and diversify while maintaining strong credit quality and capital, which has positioned us to generate consistent, high-quality earnings. We believe the breadth of our product capabilities allows us to compete for complex commercial relationships that small community banks cannot fully serve, while our high-quality, relationship-based service allows us to take share from larger regional and national institutions. Our key strengths include:
Locally headquartered in one of the nation’s most attractive banking markets.   We believe the Atlanta MSA is one of the country’s most dynamic metropolitan markets, supported by population growth, business formation, corporate investment, entrepreneurial activity and a diversified regional economy. At the same time, consolidation across the banking industry has reduced the number of locally headquartered institutions with the scale, talent and product breadth needed to serve growing companies. From the second quarter of 2009 through the second quarter of 2025, the Atlanta MSA deposit market (excluding the top five deposit holders) increased by approximately $34.3 billion. We believe this creates a compelling opportunity for the Company with its headquarters in and focus on the Atlanta MSA.
Proven ability to recruit and retain top banking talent.   A cornerstone of our strategy has been attracting experienced bankers who want a client-focused platform supported by local decision-making and an entrepreneurial culture. Many of the Company’s senior leaders held previous leadership roles with high performing banks operating within the Atlanta MSA. These leaders and our relationship managers have extensive experience serving Atlanta businesses and long-standing customer relationships. We believe continued consolidation and restructuring within the banking industry create opportunities to recruit talented bankers throughout our market.
Scalable platform for future growth.   Over the past five years, we have invested meaningfully in personnel, technology, treasury services infrastructure, digital banking capabilities and operational support functions. We believe these investments have helped us create a scalable platform capable of supporting future growth while generating operating leverage and enhancing profitability, enabling us to serve customers for the long-term as they grow and their financial needs become more complex.
Strong credit culture and risk management.   Strong credit quality is a core component of our culture. We believe our credit performance reflects a disciplined underwriting philosophy, experienced lenders, relationship-based client selection and consistent risk oversight. Our relationship-centric approach provides deeper insight into customer operations, which we believe helps us assess risk and manage portfolio performance throughout economic cycles.
Our Strategy
We believe our key strengths position us for continued growth and drive long-term shareholder value creation. To capitalize on these key strengths, we leverage the following strategies:
Differentiated relationship banking model.   We have built a culture centered on long-term client relationships, local decision-making, and direct access to experienced bankers and senior leaders. Our bankers and credit officers operate with meaningful local authority, allowing us to make timely decisions and deliver customized solutions based on each client’s needs. We believe this model is especially valuable to small and middle-market businesses that need sophisticated banking solutions but still want responsive service and relationship continuity. We believe this approach distinguishes us from larger competitors and supports stronger client retention, referral activity, and relationship depth.
Diversified lines of business.   Our platform includes commercial banking, community banking, private banking, commercial real estate banking, mortgage warehouse, treasury services and retail mortgage. These complementary businesses provide multiple sources of loan growth, deposit generation, fee income, and customer acquisition while supporting deeper relationships across the franchise. We plan to grow these lines of business and opportunistically add others to drive future balance sheet growth and profitability.

Balanced and disciplined growth strategy.   Our growth initiatives combine organic expansion with selective strategic acquisitions. Organically, we seek to deepen existing client relationships, expand commercial banking teams, grow focused business lines and penetrate attractive Atlanta sub-markets. We plan to complement this organic growth through selective acquisitions of institutions that share our relationship-oriented culture. We intend to continue to employ a disciplined approach to acquisitions, seeking to partner only with institutions that offer attractive market share, low-cost deposit funding and complementary capabilities.
Our Market Opportunity
Why Atlanta
We focus our banking operations on the Atlanta MSA, which we believe represents one of the most attractive banking markets in the United States and provides a compelling foundation for our long-term growth strategy. The Atlanta MSA is home to more than 6.4 million residents, making it the sixth-largest metropolitan area in the country, and the region added approximately 64,400 residents between 2024 and 2025. On a percentage basis, the region’s population grew by approximately 0.96% over the 12 months ended June 30, 2025, outpacing the national growth rate of approximately 0.52%, and metropolitan Atlanta has added nearly 400,000 residents since 2020. We believe the region’s sustained population growth reflects its economic vitality, relative affordability and quality of life, and we expect these attributes to continue to generate demand for banking services we offer.
The Atlanta MSA’s growth is supported by a diversified economy that includes financial services, technology, payments, healthcare, logistics, professional services, consumer products, manufacturing, and real estate. The Atlanta MSA generates gross domestic product of approximately $385.0 billion, which ranks among the largest metropolitan economies in the United States, and the region hosts one of the nation’s largest concentrations of Fortune 500 company headquarters. We believe this breadth of industry reduces the region’s exposure to any single sector and supports a deep and resilient base of commercial banking customers. The Atlanta MSA also exhibits favorable household economics relative to state and national benchmarks, with a projected 2026 median household income of approximately $95,900, compared to a Georgia median of approximately $83,400 and a national median of approximately $86,700, and projected population growth of approximately 4.2% from 2026 to 2031, compared to a national average of approximately 2.6%. We believe these demographic strengths, including the size of the market as measured by population and number of operating businesses and its historical and projected growth, provide meaningful opportunities for us to aggregate clients and grow our balance sheet.
The region also benefits from the presence of Hartsfield-Jackson Atlanta International Airport, which supports business activity, transportation connectivity, and continued investment across the Southeast. We believe Atlanta’s role as a transportation and logistics hub reinforces its status as a magnet for corporate operations and small-business formation, which in turn drives demand for commercial credit, treasury management, and depository services. Although we compete in this market against community banks as well as regional and national financial institutions of substantially greater size and resources, we believe the scale and dynamism of the Atlanta MSA leave meaningful room for a locally led relationship banking franchise to gain market share over time.
Consolidation in Our Market
The Atlanta MSA banking landscape has been reshaped over the past decade by sustained industry consolidation that has materially reduced the number of locally headquartered banks with between $2.0 billion and $10.0 billion in total assets. The number of banks headquartered in Georgia declined from 364 in 2000 to 139 in 2025, a decrease of approximately 61.8%, and we believe this contraction has been especially pronounced among locally headquartered institutions comparable to the Company operating in the Atlanta MSA. We believe these institutions have disappeared not because the market is small or shrinking, but because scale, rising compliance costs and merger-and-acquisition activity remain powerful consolidating forces.
A series of transactions since 2015 illustrates this trend, as almost all of the banks headquartered in the Atlanta MSA between $2.0 billion to $10.0 billion in assets have been acquired, combined or repositioned under out of market ownership. Notable examples include the acquisition of Community & Southern Holdings, Inc. by Bank of the Ozarks, Inc. in 2016; the acquisition of Hamilton State Bancshares, Inc. by Ameris Bancorp in 2018; the acquisition of Brand Group Holdings,

Inc. (parent of BrandBank) by Renasant Corporation in 2018; the acquisition of State Bank Financial Corporation by Cadence Bancorporation in 2019; the acquisition of Fidelity Southern Corporation by Ameris Bancorp in 2019; the acquisition of Atlantic Capital Bancshares, Inc. by SouthState Corporation in 2022; the acquisition of Heritage Southeast Bancorporation, Inc. by The First Bancshares, Inc. in 2023; and the acquisition of Piedmont Bancorp, Inc. by United Bankshares, Inc. in 2025.
On June 30, 2015, before significant consolidation, locally headquartered banks with total assets between $2.0 billion and $10.0 billion held approximately $11.9 billion, or 8.15%, of the $146.1 billion total deposits in the Atlanta MSA. As of June 30, 2025, the most recent data available from the FDIC Summary of Deposits, the Atlanta MSA deposit market totaled approximately $239.8 billion, of which approximately $187.9 billion, or roughly 78.4%, was held by banking organizations with more than $10.0 billion in total assets. By contrast, the identified segment of locally relevant banks with $2.0 billion to $10.0 billion in total assets held only approximately $6.5 billion, or 2.71%, of deposits in the market.
Customer Displacement and Addressable Market
We believe the consolidation in the Atlanta MSA banking market has displaced an identifiable segment of customers who previously relied on banks headquartered in the Atlanta MSA with $2.0 billion to $10.0 billion in assets and who are now underserved by both large national institutions and small community banks. This displaced segment consists principally of small-to-mid-size businesses, professionals and professional-service firms and real estate developers and investors that value local decision-making, relationship continuity, and senior-level responsiveness, but that also require larger balance-sheet capacity, treasury management services, and specialized credit capabilities. We believe that when a locally headquartered bank is acquired by a larger, out-of-market institution, credit decisions, pricing authority, and relationship management frequently migrate away from the local market, disrupting the continuity that these customers value.
While they offer broad product sets, we believe large national and super-regional banks often are unable to replicate the local knowledge, speed and relationship-oriented banking partnership Atlanta businesses seek. At the same time, we believe the small community banks in the Atlanta MSA frequently lack the balance-sheet scale, product breadth and treasury and payments capabilities required to serve larger and more complex middle-market relationships. This dynamic, in our view, has left a widening gap in the market between the largest institutions and the smallest, precisely in the segment historically occupied by locally headquartered banks with $2.0 billion to $10.0 billion in total assets. Consistent with our own experience and that of comparable institutions in our market, we also believe we have benefited, and may continue to benefit, from market dislocation caused by these mergers and acquisitions, as customers choose to move their banking relationships in the aftermath of a sale, and as experienced bankers choose to join, or have relocated to, institutions like ours.
We believe these factors present a significant market opportunity to serve this segment of the Atlanta MSA. This is further compounded with the rapid growth of the Atlanta MSA resulting in a wide breadth of the market that is not being adequately served. To frame the scale of this opportunity, the Atlanta MSA represented approximately $239.8 billion of deposits at June 30, 2025, yet the identified $2.0 billion to $10.0 billion local-bank segment accounted for only approximately $6.5 billion, or approximately 2.71%, of that total. There are only seven institutions with an Atlanta MSA presence in the $2.0 billion to $10.0 billion asset range, of which only three are headquartered in the Atlanta MSA and within the narrower $3.0 billion to $5.0 billion band only two locally owned institutions operate — one of which is us. We believe this scarcity, measured against the depth of the overall deposit market, indicates that the addressable opportunity for a locally led, mid-size platform is substantial and materially larger than our current share. We are in the early stages of capturing this opportunity.
Recent Acquisitions
On March 1, 2025, we completed the acquisition of Primary Bancshares Corporation (“Georgia Primary”), the parent company of Georgia Primary Bank, in a transaction valued at approximately $27.1 million, with consideration consisting of approximately 18% cash and 82% common stock. The merger expanded the Company’s presence within key Atlanta MSA sub-markets by adding two full-service branch locations in Fulton and Forsyth Counties, while contributing additional scale, deposits, and commercial banking relationships. The merger added approximately $341.1 million in total assets, $254.8 million in loans, and $301.4 million in deposits to the Bank at the completion of the acquisition. We believe the merger represented a pivotal moment for us, allowing us to capitalize on our existing infrastructure while rapidly engaging with a merged customer base.
On June 1, 2026, we completed the acquisition of Tandem Bancorp, Inc. (“Tandem”), the parent company of Tandem Bank, in a transaction valued at approximately $35.5 million, with consideration consisting of approximately 30.4% cash and 69.6% common stock. The merger expanded the Company’s footprint across the Atlanta MSA by adding a full-service branch in DeKalb County and three loan production offices in Cherokee, DeKalb and Gwinnett Counties. At the completion of the acquisition, based on preliminary fair value adjustments, the merger added approximately $321.3 million in total assets, $240.1 million in loans, and $254.0 million in deposits. We believe the combination strengthens our ability to serve clients throughout metro Atlanta while enhancing future growth opportunities.
Recent Developments
On June 17, 2026, we completed a $77.7 million private placement of our common stock led by Fortress Investment Group at a price of $30.00 per share (the “June 2026 Private Placement”). The transaction attracted broad participation from institutional investors. We intend to use the net proceeds from primary shares sold in the June 2026 Private Placement — one half of the total proceeds — to support organic growth, strengthen our capital position, and enhance our strategic flexibility to pursue future growth opportunities. We did not receive any proceeds from the sale of shares by selling shareholders.
On August 12, 2026, we completed a $1.22 million private placement of common stock at a price of $30.00 per share (the “August 2026 Private Placement”) to individual accredited investors. We issued 40,683 shares of our common stock. We intend to use the net proceeds from the sale of the primary shares sold in the August 2026 Private Placement to support organic growth, strengthen our capital position, and enhance our strategic flexibility to pursue future growth opportunities.
On August 21, 2026, we completed the offering and sale of $55.0 million in aggregate principal amount of our 6.75% fixed-to-floating rate subordinated notes due 2036 (the “2036 Notes Offering”). The subordinated notes in the 2036 Notes Offering were structured to comply with requirements for Tier 2 capital treatment. The subordinated notes in the 2036 Notes Offering have a fixed rate period for five years and a floating rate for the remaining five years. We used the net proceeds from the sale of the subordinated notes in the 2036 Notes Offering to redeem the 4.125% fixed-to-floating rate subordinated notes due 2031 issued in May 2021; a notice of redemption was delivered to the holders of such existing subordinated notes on August 14, 2026, pursuant to which the notes were redeemed on September 15, 2026.
Risks Relating to Our Company and an Investment in Our Common Stock
An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 14, prior to investing in our common stock. Some of the significant risks include the following:
•
Changes and instability in economic conditions, geopolitical matters and financial markets, including a contraction of economic activity, could adversely impact our business, results of operations and financial condition.

•
Our geographic concentration in the Atlanta MSA, if combined with recessionary conditions, could result in heightened credit risk and increases in our level of nonperforming loans, which could adversely impact our results of operations and financial condition.

•
We are subject to interest rate risk, which could adversely affect our profitability.

•
A flat or inverted yield curve, changes in the shape of the yield curve, or sustained interest rate volatility may reduce our net interest margin and adversely affect our loan and investment portfolios.

•
Our decisions regarding credit risk could be inaccurate and our allowance for credit losses may be inadequate, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

•
Our largest loan relationships currently make up a significant percentage of our total loans held-for-investment portfolio.

•
We have a material concentration of commercial real estate loans, which subjects us to heightened credit risk and could increase regulatory scrutiny and impose potential limitations on our growth.

•
We may have more credit risk and higher credit losses to the extent loans are concentrated by location or industry of the borrowers or collateral.

•
We are subject to the credit risk of our merchant clients, which may result in significant financial losses if merchants are unable to satisfy customer chargebacks.

•
We are subject to environmental liability risk associated with our lending activities.

•
Liquidity is essential to our business model and a lack of liquidity, or an increase in the cost of liquidity, could materially impair our ability to fund our operations and jeopardize our results of operation, financial condition and cash flows.

•
The proportion of our deposit account balances that exceed FDIC insurance limits may expose us to enhanced liquidity risk in times of financial distress.

•
We face intense competition from traditional financial institutions, financial technology companies, digital asset providers, and other non-bank competitors, which could adversely affect our growth and profitability.

•
Our rapid growth may strain our infrastructure, management resources, and internal controls, and we may not be able to manage our growth effectively.

•
We may not be able to overcome the integration and other risks associated with any past or future acquisitions, which could have an adverse effect on our ability to implement our business strategy.

•
The payment services we offer subject us to operational, regulatory, and competitive risks distinct from our traditional banking activities, and failure to keep pace with technological change could adversely affect our business.

•
Our retail mortgage warehouse program is subject to various risks that could adversely impact our results of operations and financial condition.

•
New lines of business or new products and services may subject us to additional risk.

•
Our internal controls may be ineffective.

•
Competition and regulatory developments relating to financial technology, digital assets and stablecoins could adversely affect our business.

•
Use of artificial intelligence (“AI”) and machine learning (“ML”) technologies subjects us to additional risks, including model risk, regulatory uncertainty and potential bias.

•
Fraud is a major, and increasing, operational risk for us.

•
Our business continuity plans or data security systems could prove to be inadequate, resulting in cyberattacks, other data or security breaches or a material interruption in, or disruption to, our business and a negative impact on our results of operations.

•
Security breaches or system failures involving our or our merchants’ point-of-sale systems could result in significant regulatory fines and litigation.

•
We depend on key personnel, including our Chief Executive Officer, and the loss of key employees could adversely affect our business.

•
We rely on Independent Sales Organizations (“ISOs”) and Third-Party Payment Processors (“TPPPs”) to source merchants, which increases our exposure to compliance and operational failures.

•
We are dependent upon outside third parties for the processing and handling of our records and data.

•
We may be adversely affected by the soundness of other financial institutions.

•
Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.

•
Monetary policies and regulations of the Federal Reserve could have an adverse effect on our business, financial condition and results of operations.

•
Federal and state banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

•
We are subject to stringent capital requirements, which could have an adverse effect on our operations.

•
We are subject to numerous laws and regulations designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.

•
We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential, or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.

•
Our merchant acquiring services depend on our continued certification by, and registration with, Visa, Mastercard, and other payment networks.

•
We are a bank holding company and are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted.

•
The Bank is our principal asset, and all of the Bank’s outstanding stock has been pledged to secure a line of credit to the Company from an unrelated lender.

•
The Federal Reserve may require us to commit capital resources to support the Bank.

•
We face a risk of noncompliance and enforcement action with the Bank Secrecy Act (“BSA”) and other anti-money laundering statutes and regulations.

•
The Bank’s FDIC deposit insurance premiums and assessments may increase.

•
Our risk management framework may not be effective in mitigating all risks inherent in our diverse business activities.

•
Our listing differs significantly from an initial public offering conducted on a firm-commitment basis.

•
The trading price of our common stock, upon listing on Nasdaq Capital Market (“Nasdaq”), may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.

•
An active, liquid trading market for our common stock may not develop, and you may not be able to sell your common stock at or above your purchase price, or at all.

•
The price of our common stock could be volatile.

•
Purchasers of our common stock in the open market following this listing may be unable to trace their shares to this registration statement, which could limit their ability to bring claims under the Securities Act.

•
The reduced disclosures and relief from certain other significant disclosure requirements that are available to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

•
The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

•
Our dividend policy may change without notice and any payment of dividends in the future is subject to the discretion of our board of directors (our “Board”).

•
If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

•
If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

•
A future issuance of stock could dilute the value of our common stock.

•
Our common stock is subordinate to our existing and future indebtedness.

•
We may issue shares of preferred stock in the future which adversely affect holders of our common stock and depress the price of our common stock.

•
Our Articles of Incorporation and Bylaws, and certain banking laws applicable to us, could have an anti-takeover effect that decreases our chances of being acquired, even if our acquisition is in our shareholders’ best interests.

•
An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

Corporate Information
We were incorporated in 1998 as a Georgia corporation. Our principal executive offices are located at 1776 Peachtree Street NW, Suite 300, Atlanta, GA 30309 and our telephone number at that address is (866) 711-4530. Our website address is www.georgiabanking.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

SUMMARY HISTORICAL FINANCIAL INFORMATION
The summary consolidated statements of operations data for the six months ended June 30, 2026 and June 30, 2025 as well as the years ended December 31, 2025 and December 31, 2024 and the balance sheet data as of December 31, 2025 and December 31, 2024 and as of June 30, 2026 and June 30, 2025 are presented below. The summary consolidated statement of operations and balance sheet data for years ended and as of December 31, 2025 and December 31, 2024 have been derived from the audited financial statements of the Company included elsewhere in this prospectus.
The summary consolidated statement of operations for six months ended June 30, 2026 and June 30, 2025 and selected balance sheet data as of June 30, 2026 have been derived from the unaudited interim financial statements of the Company included elsewhere in this prospectus. The selected balance sheet data as of June 30, 2025 has been derived from our internal financial statements not included in this prospectus. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. The below summary of consolidated financial and other data presented should be read in conjunction with the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands, except per share amounts)	2026	2025	2025	2024
	(unaudited)
Income Statement Data:
Interest income	$84,691	$77,322	$164,872	$130,412
Interest expense	28,768	30,463	62,494	58,728
Net interest income	$55,923	$46,859	$102,378	$71,684
Provision for credit losses	2,208	3,171	4,521	8,321
Noninterest income	6,437	6,208	10,339	7,306
Noninterest expense	42,180	40,800	78,357	59,384
Income before tax expense	$17,972	$9,096	$29,839	$11,285
Income tax expense	4,676	2,365	7,759	2,829
Net income	$13,296	$6,731	$22,080	$8,456
Adjusted net income(1)	15,903	11,580	27,062	8,456
Pretax pre-provision net revenue (PPNR)(2)	20,180	12,267	34,360	19,606
Pretax pre-provision adjusted net revenue (Adj. PPNR)(2)	23,703	18,820	41,092	19,606
Per Share Data:
Basic earnings per share	$1.51	$0.84	$2.68	$1.15
Adjusted basic earnings per share(3)	$1.80	$1.44	$3.28	$1.15
Diluted earnings per share	$1.45	$0.82	$2.62	$1.12
Adjusted diluted earnings per share(3)	$1.74	$1.40	$3.21	$1.12
Tangible book value per share(4)	$24.36	$21.01	$23.03	$21.14
Shares of common stock and non-voting common stock outstanding	10,609,235	8,439,081	8,444,343	7,358,356
Weighted average diluted shares	9,155,163	8,243,927	8,442,809	7,532,802

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands, except per share amounts)	2026	2025	2025	2024
	(unaudited)
Balance Sheet Data:
Total assets	$3,262,344	$2,598,616	$2,702,332	$2,263,623
Securities available-for-sale, at fair value	75,087	54,677	51,796	69,708
Loans held for investment, net unearned fees	2,089,860	1,726,373	1,724,934	1,312,293
Loans held for sale	500,560	518,239	505,360	498,227
Allowance for credit losses	(28,955)	(25,092)	(25,574)	(20,600)
Goodwill	9,732	4,809	4,809	—
Other intangible assets	10,477	5,964	5,656	—
Deposits	2,838,622	2,071,890	2,359,685	1,828,625
Federal Home Loan Bank advances	—	200,000	—	150,000
Other borrowings(5)	82,622	71,015	71,216	61,888
Tangible common equity(6)	258,450	177,409	194,449	155,528
Total shareholders’ equity	278,659	188,182	204,914	155,528

(1)
We calculate adjusted net income as excluding items that are not part of core business operations, net of income taxes, which incorporate impacts to noninterest income and noninterest expense. This measure helps management and users of the financial statements to understand how core business operations are performing. Adjusted net income is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Summary Historical Financial Information — Non-GAAP Financial Measure Reconciliation.”

(2)
We calculate pretax pre-provision net revenue as income before tax expense plus the provision for credit losses. We calculate pretax pre-provision adjusted net revenue as income before tax expense plus provision for credit losses and merger expenses. Pretax pre-provision revenue and pretax pre-provision adjusted net revenue are non-GAAP financial measures. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Summary Historical Financial Information — Non-GAAP Financial Measure Reconciliation.”

(3)
We calculate basic and diluted adjusted earnings per share by dividing adjusted net income by the weighted-average number of common shares and fully diluted weighted-average number of common shares, respectively. Basic and diluted adjusted earnings per share are non-GAAP financial measures. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Summary Historical Financial Information — Non-GAAP Financial Measure Reconciliation.”

(4)
We calculate tangible book value per common share as total shareholders’ equity less goodwill and other intangibles, divided by the outstanding number of our shares of common stock and non-voting common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Summary Historical Financial Information — Non-GAAP Financial Measure Reconciliation.”

(5)
Other borrowings include subordinated notes, net and outstanding junior subordinated debentures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Liabilities — Other Borrowings” for more details.

(6)
We calculate tangible common equity as total shareholders’ equity less goodwill and other intangibles. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Summary Historical Financial Information — Non-GAAP Financial Measure Reconciliation.”

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2026	2025	2025	2024
Performance Ratios:
Return on average assets (ROAA)(7)	1.00%	0.57%	0.88%	0.45%
Adjusted return on average assets (Adj. ROAA)(7)(8)	1.19	0.99	1.08	0.45
Return on average common equity(7)	12.23	7.68	11.96	5.69
Adjusted return on average common equity(7)	14.62	13.22	14.66	5.69
Return on average tangible common equity (ROATCE)(7)(8)	12.93	8.02	12.57	5.69
Adjusted return on average tangible common equity (Adj. ROATCE)(7)(8)	15.47	13.79	15.41	5.69

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2026	2025	2025	2024
Yield on total loans	6.96	7.23	7.26	7.65
Cost of total deposits(9)	2.29	2.72	2.61	3.33
Cost of interest-bearing deposits	3.08	3.52	3.42	4.00
Net interest spread(10)	3.37	3.19	3.32	3.10
Net interest margin(11)	4.36	4.17	4.26	3.97
Efficiency ratio(12)	67.64	76.88	69.52	75.18
Loans to deposits	91.26	108.33	94.52	99.01
LHFI to deposits	73.62	83.32	73.10	71.76
Noninterest bearing deposits to total deposits	23.51	22.89	26.16	21.53
Asset Quality Data:
Net charge-offs to average loans(7)(13)	0.10%	0.00%	0.06%	0.43%
Total allowance for credit losses to gross LHFI	1.39	1.45	1.48	1.56
Nonperforming loans to gross LHFI(14)	0.83	0.85	0.85	0.57
Nonperforming assets to total assets(15)	0.53	0.54	0.54	0.33
Balance Sheet Ratios:
Loan-to-deposit ratio	91.26%	108.33%	94.52%	99.01%
Noninterest bearing deposits to total deposits	23.51	22.89	26.16	21.53
Tangible common equity to tangible assets(16)	7.97	6.86	7.22	6.87
Capital Ratios:(17)
Tier 1 leverage ratio	10.78%	9.33%	9.37%	8.22%
Common equity Tier 1 ratio	11.83	10.41	11.52	9.98
Tier 1 risk-based capital ratio	11.83	10.41	11.52	9.98
Total risk-based capital ratio	13.05	11.57	12.74	11.19
Other:
Number of branches	10	9	9	7
Number of full-time equivalent employees	275	228	229	189

(7)
Represents annualized June 30, 2026 and 2025 data.

(8)
This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Summary Historical Financial Information — Non-GAAP Financial Measure Reconciliation.”

(9)
Includes the impact of noninterest-bearing deposits.

(10)
Net interest spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods.

(11)
Net interest margin represents net interest income as a percent of average interest-earning assets for the periods presented.

(12)
Efficiency ratio represents noninterest expense divided by sum of net interest income and noninterest income.

(13)
We calculate the net charge-offs to average loans based upon the average daily balance of the outstanding loan principal balance.

(14)
Nonperforming loans includes nonaccrual loans and loans 90 days and more past due.

(15)
Nonperforming assets include all nonperforming loans and other real estate owned, or OREO, properties acquired through or in lieu of foreclosure.

(16)
We calculate tangible common equity as total shareholders’ equity less goodwill and other intangibles; we calculate tangible assets as total assets less goodwill and other intangibles. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Summary Historical Financial Information — Non-GAAP Financial Measure Reconciliation.”

(17)
Capital ratios are for the Bank only. See “Liquidity Management and Capital Adequacy — Capital Requirements” for consolidated capital ratios.

Non-GAAP Financial Measure Reconciliation
Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional non-GAAP measures. Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Management uses these non-GAAP measures because it believes they may provide useful supplemental information for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as a comparison to financial results for prior periods.
Non-GAAP measures should not be considered in isolation or as a substitute for measures determined in accordance with GAAP or any other metric calculated in accordance with GAAP. Instead, these non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting measures with similar names.
The following table reconciles net income (on a GAAP basis), as of the dates set forth below, to the calculation of the adjusted net income. Adjusted net income excludes, as applicable, merger-related costs, net of tax. Management will often make adjustments to our results of operations when completing analysis of our operations in order to exclude certain items that we do not consider to be indicative of our core banking operations. For the tables below, net income is adjusted as displayed in the following table to remove merger related expenses as well as gains or losses on sales of securities and other nonrecurring income sources, when applicable. While we acknowledge that these items are likely to recur in future periods, they are not considered to be indicative of our core banking operations, and therefore, management believes these adjustments provide useful supplemental information regarding the performance of the Company’s core banking operations.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands)	2026	2025	2025	2024
Net income	$13,296	$6,731	$22,080	$8,456
Merger expenses, net of tax	2,607	4,849	4,982	—
Adjusted net income	$15,903	$11,580	$27,062	$8,456
The following table reconciles net income (on a GAAP basis), as of the dates set forth below, to the calculation of the pre-tax, pre-provision net revenue (“PPNR”) and pre-tax, pre-provision adjusted net revenue (“Adjusted PPNR”). PPNR is calculated by adjusting for the income tax expense and the provision for credit losses to net income and Adjusted PPNR is calculated by adjusting for the income tax expense, the provision for credit losses and merger expenses to the net income. We believe these measures are useful to investors because they present the earnings capacity of our core banking operations before the impact of credit costs and income taxes, both of which can vary significantly from period to period, and other one-time expenses, thereby enhancing investors’ ability to evaluate our operating results and capacity to generate pre-provision earnings available to absorb potential future credit losses.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands)	2026	2025	2025	2024
Pre-Tax, Pre-Provision Net Revenue:
Net income	$13,296	$6,731	$22,080	$8,456
Income tax expense	4,676	2,365	7,759	2,829
Income before tax expense	$17,972	$9,096	$29,839	$11,285
Provision for credit losses	2,208	3,171	4,521	8,321
Pre-tax, pre-provision net revenue	$20,180	$12,267	$34,360	$19,606
Adjusted Pre-Tax, Pre-Provision Net Revenue:
Income before tax expense	$17,972	$9,096	$29,839	$11,285
Provision for credit losses	2,208	3,171	4,521	8,321
Merger expenses	3,523	6,553	6,732	—
Pre-tax, pre-provision adjusted net revenue	$23,703	$18,820	$41,092	$19,606

The following table reconciles our adjusted basic earnings per share and adjusted diluted earnings per share, as adjusted, for the periods set forth below. We define adjusted earnings per share as adjusted net income divided by the weighted average common shares outstanding at the end of the period, reflecting the dilution that may occur if equity-based awards are converted into common stock equivalents as calculated using the treasury stock method. We use adjusted diluted earnings per share as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands, except share data)	2026	2025	2025	2024
Net income	$13,296	$6,731	$22,080	$8,456
Adjusted net income	15,903	11,580	27,062	8,456
Weighted average common shares outstanding at end of period – basic	8,819,729	8,036,547	8,238,252	7,334,994
Basic earnings per share	$1.51	$0.84	$2.68	$1.15
Weighted average common shares outstanding at end of period – diluted	9,155,163	8,243,927	8,442,809	7,532,802
Diluted earnings per share	$1.45	$0.82	$2.62	$1.12
Adjusted basic earnings per share	$1.80	$1.44	$3.28	$1.15
Adjusted diluted earnings per share	$1.74	$1.40	$3.21	$1.12
The following table reconciles, as of the dates set forth below, shareholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share and tangible common equity to tangible assets ratio. Tangible common equity is defined as total shareholders’ equity less goodwill and other intangible assets. Tangible book value per share is defined as tangible common equity divided by total common shares outstanding. We believe this measure is important because it shows changes from period to period in book value per share exclusive of changes in intangible assets. Tangible common equity to tangible assets is defined as the ratio of tangible common equity divided by total tangible assets. We calculate tangible assets as total assets less goodwill and other intangibles. We believe this measure is important because it shows relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands, except share data)	2026	2025	2025	2024
Tangible Common Equity:
Total shareholders’ equity	$278,659	$188,182	$204,914	$155,528
Less: goodwill and intangibles	20,209	10,773	10,465	—
Tangible common equity	$258,450	$177,409	$194,449	$155,528
Common stock and non-voting common stock outstanding	10,609,235	8,443,220	8,444,343	7,358,356
Book value per common share	26.27	22.29	24.27	21.14
Tangible book value per common share	24.36	21.01	23.03	21.14
Tangible Assets:
Total assets	$3,262,344	$2,598,616	$2,702,332	$2,263,623
Less: goodwill and intangibles	20,209	10,773	10,465	—
Tangible assets	$3,242,135	$2,587,843	$2,691,867	$2,263,623
Tangible common equity to tangible assets	7.97%	6.86%	7.22%	6.87%
The following table reconciles our adjusted return on average assets for the periods set forth below. Each is calculated as a respective ratio of net income or revenue, as applicable, to average assets. The resulting return on average assets and adjusted return on average assets as of June 30, 2026 and 2025 are annualized.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands)	2026	2025	2025	2024
Return on Average Assets:
Net income	$13,296	$6,731	$22,080	$8,456
Average assets	$2,684,812	$2,365,169	$2,496,736	$1,886,868
Return on average assets	1.00%	0.57%	0.88%	0.45%
Adjusted Return on Average Assets:
Adjusted net income	$15,903	$11,580	$27,062	$8,456
Average assets	$2,684,812	$2,365,169	$2,496,736	$1,886,868
Adjusted return on average assets	1.19%	0.99%	1.08%	0.45%
The following table reconciles our adjusted return on average common equity for the periods set forth below. We compute our adjusted return on average common equity as the ratio of adjusted net income to average common equity. The resulting return on average common equity and adjusted return on average common equity as of June 30, 2026 and 2025 are annualized.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands)	2026	2025	2025	2024
Return on Average Common Equity:
Net income	$13,296	$6,731	$22,080	$8,456
Average common equity	$219,304	$176,643	$184,590	$148,656
Return on average common equity	12.23%	7.68%	11.96%	5.69%
Adjusted Return on Average Common Equity:
Adjusted net income	$15,903	$11,580	$27,062	$8,456
Average common equity	$219,304	$176,643	$184,590	$148,656
Adjusted return on average common equity	14.62%	13.22%	14.66%	5.69%
The following table reconciles, as of the dates set forth below, the calculation of the return on average tangible equity and the calculation of the adjusted return on average tangible equity. We compute our return on average tangible common equity as the ratio of net income to average tangible common equity, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill and other intangibles from our average total shareholders’ equity. We compute our adjusted return on average tangible common equity as the ratio of adjusted net income to average tangible common equity, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill and other intangibles from our average total shareholders’ equity. The resulting return on average tangible common equity and adjusted return on average tangible common equity as of June 30, 2026 and 2025 are annualized.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(dollars in thousands)	2026	2025	2025	2024
Average Tangible Common Equity:
Net income	$13,296	$6,731	$22,080	$8,456
Average common equity	219,304	176,643	184,590	$148,656
Less: Average goodwill and intangibles	$12,001	$7,296	8,976	—
Average tangible common equity	207,303	169,347	$175,614	$148,656
Return on average tangible common equity	12.93%	8.02%	12.57%	5.69%
Adjusted Return on Average Tangible Common Equity:
Adjusted net income	$15,903	$11,580	$27,062	$8,456
Average tangible common equity	$207,303	$169,347	$175,614	$148,656
Adjusted return on average tangible common equity	15.47%	13.79%	15.41%	5.69%

RISK FACTORS
Investing in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before investing in our common stock, you should carefully read and consider the risk factors described below as well as the other information included in this prospectus. Any of these risks, if they are realized, could have a material adverse effect on our business, financial condition, results of operations, and consequently, the value of our common stock. In any such case, you could lose all or a portion of your original investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect us. Further, to the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “Cautionary Note Regarding Forward-Looking Statements.”
Economic Condition Risks
Changes and instability in economic conditions, geopolitical matters and financial markets, including a contraction of economic activity, could adversely impact our business, results of operations and financial condition.
Our success depends, to a certain extent, upon global, domestic and local economic and political conditions, as well as governmental monetary policies. Our traditional community banking operations primarily serve individuals, businesses and municipalities in the Atlanta MSA. Conditions such as changes in interest rates, money supply, levels of employment and other factors beyond our control may have a negative impact on economic activity. Any contraction of economic activity, including an economic recession, particularly any economic slowdown in the Atlanta MSA, may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings. Changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs, may cause inflation which could impact the prices of products sold by our borrowers to repay their loans.
Interest rates are highly sensitive to many factors that are beyond our control, including global, domestic and local economic conditions and the policies of various governmental and regulatory agencies and, specifically, the Federal Reserve. Although interest rates increased significantly in 2022 and through the first half of 2023 as the Federal Reserve attempted to slow economic growth and counteract rising inflation, the Federal Reserve lowered the federal funds rate in September, November and December of 2024. The Federal Reserve raised the federal fund rate in September of 2026 to address elevated inflation. Changes to interest rates in the future are less certain and any further reduction in rates is likely contingent upon improving inflationary conditions and other economic factors. Further changes in interest rates and monetary policy are dependent upon the Federal Reserve’s assessment of economic data as it becomes available.
The Federal Reserve may maintain higher interest rates to counteract persistent inflationary price pressures, which could push down asset prices and weaken economic activity. A deterioration in economic conditions in the United States and our markets could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for our products and services, all of which, in turn, would adversely affect our business, financial condition and results of operations. Conversely, lower interest rates may reduce our realized yield on variable rate loans and investment securities and on new loans and securities, which would reduce our interest income and cause downward pressure on net interest income and net interest margin. A significant reduction in our net interest income could have a material adverse impact on our capital, financial condition and results of operations. The Company cannot predict the nature or timing of future changes in monetary, economic, or other policies, or the effect that changes will have on the Company’s business activities, financial condition and results of operations.
Our geographic concentration in the Atlanta MSA, if combined with recessionary conditions, could result in heightened credit risk and increases in our level of nonperforming loans, which could adversely impact our results of operations and financial condition.
Our traditional community banking operations are concentrated exclusively in the Atlanta MSA. This geographic concentration means that our business is significantly influenced by economic conditions, real estate markets, and employment trends within this single metropolitan area. A deterioration of economic conditions, a downturn in the real estate market, significant employer relocations away from the Atlanta MSA, natural disasters, or other adverse events specifically affecting the Atlanta MSA could disproportionately impact our asset quality, deposit levels, loan demand, and overall financial performance relative to institutions with more geographically diversified operations. As we have a meaningful amount of real estate loans in the Atlanta MSA, decreases in real estate values in the Atlanta MSA could adversely affect the value of property used as collateral, which, in turn, can adversely affect the value of our loan and investment portfolios.

Credit performance over the medium- and long-term is susceptible to economic and market forces specific to our market area and therefore forecasts remain uncertain. Instability and uncertainty in the commercial and residential real estate markets within the Atlanta MSA, as well as in the broader commercial and retail credit markets, could have a material adverse effect on our financial condition and results of operations. A weakening or worsening of the local economy or employment market in the Atlanta MSA could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability. Although we might not have significant exposure to all the businesses in the Atlanta MSA, the downturn in any of these businesses could have a negative impact on local economic conditions, real estate collateral values generally and the ability of our borrowers to repay loans, which could negatively affect our financial condition, results of operations and the value of our common stock.
We are subject to interest rate risk, which could adversely affect our profitability.
Our profitability, like that of most financial institutions, depends to a large extent on our net interest income, which is the difference between our interest income on interest earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings. We have positioned our balance sheet to perform adequately in either a higher or lower interest rate environment, but this may not remain true in the future. Our interest sensitivity profile was asset sensitive as of June 30, 2026 and December 31, 2025, generally meaning that our net interest income would decrease more from falling short-term interest rates than from increasing short-term interest rates.
Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could affect our ability to originate loans and obtain deposits, the fair value of our assets and liabilities and the average duration of our assets and liabilities. Any substantial, unexpected or prolonged change in market interest rates could have an adverse effect on our business, financial condition and results of operations. As of June 30, 2026, 68.2% of our earning assets and 48.9% of our interest-bearing liabilities were variable-rate, where our variable rate liabilities reprice at a slower rate than our variable rate assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our business, financial condition, results of operations and prospects.
Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our net interest income and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will typically decline and in falling interest rate environments, loan repayment rates will typically increase. Accordingly, changes in market interest rates could materially and adversely affect our net interest income, asset quality and loan origination volume. These circumstances could not only result in increased loan defaults, foreclosures and charge-offs, but also necessitate further increases to the allowance for credit losses which could have a material adverse effect on our business, results of operations, financial condition, prospects and the value of our common stock.
A flat or inverted yield curve, changes in the shape of the yield curve, or sustained interest rate volatility may reduce our net interest margin and adversely affect our loan and investment portfolios.
The yield curve is a reflection of interest rates applicable to short and long-term debt. The yield curve is steep when short-term rates are much lower than long-term rates; it is flat when short-term rates and long-term rates are nearly the same; and it is inverted when short-term rates exceed long-term rates. Historically, the yield curve is usually upward sloping. However, the yield curve can be relatively flat or inverted, which has happened several times in the past few years. A flat or inverted yield curve, which tends to decrease net interest margin, would adversely impact our lending businesses and investment portfolio. In addition, rapid shifts in the shape of the yield curve can create mismatches between the duration of our assets and liabilities, potentially resulting in unrealized losses in our investment securities portfolio and increased funding costs that may not be immediately offset by higher asset yields.

Credit Risks
Our decisions regarding credit risk could be inaccurate and our allowance for credit losses may be inadequate, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.
Our earnings are affected by our ability to make loans, and thus we could sustain significant loan losses and consequently significant net losses if we incorrectly assess (i) the creditworthiness of our borrowers resulting in loans to borrowers who fail to repay their loans in accordance with the loan terms or (ii) the value of the collateral securing the repayment of their loans, or we fail to detect or respond to a deterioration in our loan quality in a timely manner. Management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.
We maintain an allowance for credit losses that we consider adequate to absorb losses inherent in the loan portfolio based on our assessment of the information available. In determining the size of our allowance for credit losses, we rely on an analysis of our loan portfolio based on historical loss experience, current conditions, reasonable and supportable forecasts, and other pertinent information. The determination of the appropriate level of the allowance for credit losses involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. We cannot be certain that our allowance will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets, or borrowers repaying their loans. We target small and medium-sized businesses as loan customers. Because of their size, these borrowers may be less able to withstand competitive or economic pressures than larger borrowers in periods of economic weakness. We believe our allowance for credit losses is adequate, but if the credit quality of our customer base or their debt service behavior materially decreases, if the risk profile of a market, industry or group of customers declines or weakness in the real estate market were to arise, or if our allowance for credit losses on loans is not adequate, our business, financial condition, including our liquidity and capital, and results of operations, could be materially adversely affected.
Our allowance for credit losses as of June 30, 2026, was $29.0 million, or 1.39% of total gross loans held-for-investment. Our allowance for credit losses as of December 31, 2025, was $25.6 million, or 1.48% of total gross loans held-for-investment. If our assumptions are inaccurate, we may incur loan losses in excess of our current allowance for credit losses and be required to make material additions to our allowance for credit losses, which could have a material adverse effect on our business, financial condition, results of operations and prospects. However, even if our assumptions are accurate, federal and state regulators periodically review our allowance for credit losses and could require us to materially increase our allowance for credit losses or recognize further loan charge-offs based on judgments different than those of our management. Any material increase in our allowance for credit losses or loan charge-offs as required by these regulatory agencies could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our largest loan relationships currently make up a significant percentage of our total loans held-for-investment portfolio.
As of June 30, 2026, our 10 largest loan relationships totaled approximately $255.0 million of loans outstanding, or approximately 12.14% of our total LHFI portfolio. Each of the loans associated with these relationships has been underwritten in accordance with our underwriting policies and limits. The concentration risk associated with having a small number of relatively large loan relationships is that, if one or more of these relationships were to become delinquent or suffer default, we could be at risk of material losses. The allowance for credit losses may not be adequate to cover losses associated with any of these relationships, and any loss or increase in the allowance could have a material adverse effect on our business, financial condition, results of operations and prospects.
We have a material concentration of commercial real estate loans, which subjects us to heightened credit risk and could increase regulatory scrutiny and impose potential limitations on our growth.
Our credit risk and credit losses can increase if our loan portfolio becomes concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. As of June 30, 2026, our commercial real estate loan portfolio, which includes commercial construction and commercial real estate mortgage loans, was $1.2 billion, or 58.8% of the LHFI portfolio. Our commercial real estate concentration as a percentage of total risk-based capital does not currently exceed the informal supervisory thresholds established under the 2006 Interagency Guidance on Concentrations in Commercial Real Estate Lending, which identifies institutions with total CRE loans exceeding 300% of total risk-based capital, or construction and land development loans exceeding 100% of total risk-based capital, as warranting heightened supervisory attention. While we maintain what we believe to be robust credit risk management practices, including portfolio monitoring, stress testing, and enhanced underwriting standards for CRE credits, there can be no assurance that these measures will be sufficient to prevent losses. The federal bank regulatory agencies have indicated their view that banks with high concentrations of loans secured by commercial real estate are subject to increased risk and should hold higher capital than regulatory minimums to maintain an appropriate cushion against loss that is commensurate with the perceived risk. Were we to exceed the informal supervisory thresholds established under the 2006 Interagency Guidance on Concentrations in Commercial Real Estate Lending, we may be required to hold higher capital than regulatory minimums. A change in the regulatory capital requirements applicable to us could limit our ability to leverage our capital. If general negative economic conditions in the market areas in which we operate impact this customer sector, our results of operations and financial condition may be adversely affected. Further, the deterioration of borrowers’ businesses may hinder their ability to repay their loans with the Bank, which could have a material adverse effect on our financial condition, results of operations and prospects.
We may have more credit risk and higher credit losses to the extent loans are concentrated by location or industry of the borrowers or collateral.
Our credit risk and credit losses could increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. Deterioration in economic conditions, housing conditions and commodity and real estate values in certain states or locations could result in materially higher credit losses if loans are concentrated in those locations. Our largest concentrations within our LHFI portfolio are loans secured by office and industrial properties. As of June 30, 2026, our loan portfolio had approximately $165.0 million and $194.0 million of commercial loans secured by office and industrial properties, respectively, which represented approximately 7.86% and 9.30% of the LHFI portfolio, respectively. While the Bank does not currently have any non-performing loans within the office or industrial sectors, loans secured by real estate within these sectors are generally characterized by substantial equity requirements at the time of closing, moderate loan to cost and loan to value metrics and are underwritten to debt yields meaningfully higher than the current capitalization rates for properties within these asset classes. The absence of current non-performing loans reflects present conditions and is not indicative of future performance; problem loans and losses may emerge with limited warning, particularly if economic or real estate conditions weaken. If the risks associated with our concentrations materialize, we could experience higher levels of non-performing loans for loans concentrated in these sectors along with increased loan delinquencies, charge-offs and provisions for credit losses, and impairment or declines in the value of collateral securing our loans. These developments could reduce our net income and earnings, adversely affect our liquidity and cause deterioration in our regulatory capital ratios.
We are subject to the credit risk of our merchant clients, which may result in significant financial losses if merchants are unable to satisfy customer chargebacks.
A portion of our treasury services revenue is generated by processing card-based payment transactions on behalf of merchant clients. In the ordinary course of this business, we assume a degree of credit risk with respect to those merchants. When a cardholder disputes a transaction, the amount of the disputed transaction is generally charged back to the merchant, and the purchase price is refunded to the cardholder by the card-issuing institution. Chargebacks arise for a variety of reasons, including cardholder fraud, processing errors, and, most significantly, the merchant’s failure to deliver the goods or services purchased. If we or our sponsoring arrangements are unable to collect the amount of a chargeback from the merchant’s account, or if the merchant refuses or is financially unable to reimburse us for the chargeback, we bear the loss for the amount of the refund paid to the cardholder. Our exposure is heightened for merchants that sell goods or services that are delivered, or expected to be delivered, well after the cardholder is charged, because a cardholder may seek to reverse a payment after we have remitted settlement funds to the merchant. If chargeback losses exceed our reserves, or if we are required to increase our reserves materially, our business, financial condition, results of operations, and reputation could be materially and adversely affected.
We are subject to environmental liability risk associated with our lending activities.
In the course of our business, from time to time, we may choose to foreclose on and take title to real estate in order to recover value from collateral securing the real estate loans we make. Although we have policies and procedures that require us to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. As a result, we could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. Any significant environmental liabilities could have a material adverse effect on our business, financial condition, results of operations and prospects.
Liquidity and Funding Risks
Liquidity is essential to our business model and a lack of liquidity, or an increase in the cost of liquidity, could materially impair our ability to fund our operations and jeopardize our results of operation, financial condition and cash flows.
Liquidity represents an institution’s ability to provide funds to satisfy demands from depositors, borrowers and other creditors by either converting assets into cash or accessing new or existing sources of incremental funds. Liquidity risk arises from the possibility that we may be unable to satisfy current or future funding requirements and needs. Deposit levels may be affected by several factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, general economic and market conditions, customer concerns about the safety and soundness of our bank, whether real or perceived, or the U.S. banking system in general and other factors. Loan repayments are a relatively stable source of funds but are subject to the borrowers’ ability to repay loans, which can be adversely affected by a number of factors including changes in general economic conditions, adverse trends or events affecting business industry groups or specific businesses, declines in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and other factors. Furthermore, loans generally are not readily convertible to cash.
We anticipate we will continue to rely primarily on deposits, loan repayments, and cash flows from our investment securities to provide liquidity. However, from time to time, secondary sources may be used to augment our primary funding sources. Such secondary sources may include FHLB advances, brokered deposits, repurchase agreements, secured and unsecured federal funds lines of credit from correspondent banks, Federal Reserve borrowings and/or accessing the equity or debt capital markets. The availability of these secondary funding sources is subject to broad economic conditions, to regulation and to investor assessment of our financial strength and, as such, the cost of funds may fluctuate significantly and/or the availability of such funds may be restricted, thus impacting our net interest income, our immediate liquidity and/or our access to additional liquidity. Additionally, if we fail to remain “well-capitalized,” our ability to utilize brokered deposits may be restricted.
We rely in part on wholesale and non-core funding sources, including brokered deposits and FHLB advances. As of June 30, 2026, brokered deposits represented approximately $131.3 million, or approximately 4.6% of total deposits. In addition, as of June 30, 2026, although we consider our 10 largest depositor relationships to be core deposit relationships, those relationships totaled $818.4 million of deposits, or approximately 28.8% of our total deposits. The concentration risk associated with having a small number of relatively large deposit relationships is that, if one or more of these relationships were to utilize our competitors or otherwise move funds outside of deposit accounts at the Bank, we could be at risk of material negative impact to our operations. Our wholesale and non-core funding relationships and some of our large core deposit relationships are generally not governed by long-term contracts, and these customers may reduce or withdraw their deposits at any time. They could choose to do so for many reasons beyond our control, including more attractive interest rates or terms offered by competitors, dissatisfaction with our products or level of service, a deterioration in their own financial condition or a change in their liquidity needs, concerns (whether or not well founded) about our financial condition or reputation or about the banking industry generally, the departure of relationship managers or other personnel who maintain these relationships, or the availability of alternative investments such as money market funds or U.S. Treasury securities offering higher yields.
Because our deposit base is somewhat concentrated, the loss of, or a significant reduction in deposits from, any one or more of them could have a disproportionate effect on us compared to a financial institution with a more diversified deposit base. If one or more of our large depositors were to withdraw a substantial portion of their funds, we could be required to replace those deposits with higher-cost funding source or obtain replacement funding on less favorable terms such as brokered deposits, FHLB advances or borrowings from the Federal Reserve; sell investment securities or other assets, potentially at a loss, to meet liquidity needs; or curtail our lending and other growth initiatives. In addition, if we cease to be “well-capitalized,” our ability to accept, renew, or roll over brokered deposits would be restricted absent an FDIC waiver. Any of these actions could increase our cost of funds, compress our net interest margin, reduce our net income and limit our ability to grow.
An inability to maintain or raise funds (including the inability to access secondary funding sources) in amounts necessary to meet our liquidity needs would have a substantial negative effect, individually or collectively, on our liquidity. Our access to funding sources in amounts adequate to finance our activities, or on terms attractive to us, could be impaired by factors that affect us specifically or the financial services industry in general. For example, factors that could detrimentally impact our access to liquidity sources include our financial results, a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us, a reduction in our credit rating, any damage to our reputation, counterparty availability, changes in the activities of our business partners, changes affecting our loan portfolio or other assets, or any other event that could cause a decrease in depositor or investor confidence in our creditworthiness and business. Our access to liquidity could also be impaired by factors that are not specific to us, such as general business conditions, interest rate fluctuations, severe volatility or disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole, or legal, regulatory, accounting, and tax environments governing our funding transactions. In addition, our ability to raise funds is strongly affected by the general state of the U.S. and world economies and financial markets as well as the policies and capabilities of the U.S. government and its agencies, and may remain or become increasingly difficult due to economic and other factors beyond our control. Any such event or failure to manage our liquidity effectively could affect our competitive position, increase our borrowing costs and the interest rates we pay on deposits, limit our access to the capital markets, or cause us to sell investment securities and incur losses from those sales, any or all of which could have a material adverse effect on our results of operations or financial condition.
The proportion of our deposit account balances that exceed FDIC insurance limits may expose us to enhanced liquidity risk in times of financial distress.
Uninsured deposits historically have been viewed by the FDIC as less stable than insured deposits. According to statements made by the FDIC staff and the leadership of the federal banking agencies, customers with larger uninsured deposit account balances often are small- and mid-sized businesses that rely upon deposit funds for payment of operational expenses and, as a result, are more likely to closely monitor the financial condition and performance of their depository institutions. As a result, in the event of financial distress, uninsured depositors historically have been more likely to withdraw their deposits.
If a significant portion of our deposits were to be withdrawn within a short period of time such that additional sources of funding would be required to meet withdrawal demands, we may be unable to obtain funding at favorable terms, which may have an adverse effect on our net interest margin. Moreover, obtaining adequate funding to meet our deposit obligations may be more challenging during periods of elevated prevailing interest rates, such as the present period. Our ability to attract depositors during a time of actual or perceived distress or instability in the marketplace may be limited. Further, interest rates paid for borrowings generally exceed the interest rates paid on deposits. This spread may be exacerbated by higher prevailing interest rates. In addition, because our investment securities lose value when interest rates rise, after-tax proceeds resulting from the sale of such assets may be diminished during periods when interest rates are elevated. While we believe we maintain adequate access to liquidity across a number of third-party funding sources, under such circumstances, we may be required to access funding from sources such as the Federal Reserve’s discount window in order to manage our liquidity risk.
Operational Risks
We face intense competition from traditional financial institutions, financial technology companies, digital asset providers, and other non-bank competitors, which could adversely affect our growth and profitability.
We face substantial competition in all areas of our operations from a variety of different competitors, both within and beyond our principal markets, many of which are larger and may have more financial resources. Such competitors primarily include national, regional, and community banks within the various markets in which we operate. We also face competition from many other types of financial institutions, including, without limitation, credit unions, finance companies, brokerage firms, insurance companies, and other financial services providers, such as financial technology and payments companies. In addition, we increasingly compete with digital asset and cryptocurrency platforms, stablecoin issuers, and decentralized finance protocols that offer payment, lending, and deposit-like services outside the traditional banking system. The financial services industry could become even more competitive as a result of legislative and regulatory changes, including any federal stablecoin legislation that may create new competitors for payment flows and deposit funding. Technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems, peer-to-peer payments, and embedded finance solutions. Many of our competitors, particularly large technology companies and fintech firms, have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.
Our ability to compete successfully depends on a number of factors, including, among other things:
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the ability to develop, maintain, and build upon long-term customer relationships based on top quality service, high ethical standards, and safe, sound assets;

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the ability to expand our market position;

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the scope, relevance, and pricing of products and services offered to meet customer needs and demands;

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the rate at which we introduce new products and services relative to our competitors; and

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customer satisfaction with our level of service.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.
Our rapid growth may strain our infrastructure, management resources, and internal controls, and we may not be able to manage our growth effectively.
We have experienced significant growth in recent years, including crossing $3.0 billion in consolidated assets as of June 30, 2026. Continued rapid growth places significant demands on our management, operational infrastructure, technology systems, risk management framework, and internal controls. If we are unable to manage our growth effectively, we may experience operational inefficiencies, increased compliance costs, elevated credit risk from loan growth that outpaces our risk management capabilities, technology system capacity constraints, and difficulty maintaining our service quality and corporate culture. Our growth strategy, including expansion of our treasury services group and continued origination of commercial real estate and mortgage warehouse loans, requires sustained investment in personnel, technology, and compliance infrastructure. If our revenues do not increase commensurately with these investments, or if we experience unexpected loan losses or operational disruptions during periods of rapid expansion, our profitability and financial condition could be materially adversely affected. There can be no assurance that we will be able to manage our growth successfully or that growth will continue at historical rates.
We may not be able to overcome the integration and other risks associated with any past or future acquisitions, which could have an adverse effect on our ability to implement our business strategy.
In the ordinary course of business, we routinely evaluate and pursue acquisition opportunities that we believe complement our activities and have the ability to enhance our profitability and provide attractive risk-adjusted returns. We intend to continue to routinely evaluate and pursue such acquisition opportunities. Our future acquisition activities could be material to our business and involve a number of risks, including the following:
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intense competition from other banking organizations and other acquirers for potential merger candidates;

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market pricing for desirable acquisitions resulting in returns that are less attractive than we have traditionally sought to achieve;

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incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;

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using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

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potential exposure to unknown or contingent liabilities of banks and businesses we acquire, including consumer compliance issues;

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the time and expense required to integrate the operations and personnel of the combined businesses;

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experiencing higher operating expenses relative to operating income from the new operations;

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losing key employees and customers;

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reputational issues if the target’s management does not align with our culture and values;

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significant problems relating to the conversion of the financial and customer data of the target;

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integration of acquired customers into our financial and customer product systems;

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risks of impairment to goodwill; or

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regulatory timeframes for review of applications may limit the number and frequency of transactions we may be able to consummate.

Depending on the condition of any institution or assets or liabilities that we may acquire, that acquisition may, at least in the near term, adversely affect our capital and earnings and, if not successfully integrated with our organization, may continue to have such effects over a longer period. We may not be successful in overcoming these risks or any other problems encountered in connection with pending or potential acquisitions, and any acquisition we may consider will be subject to prior regulatory approval. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy, which, in turn, could have an adverse effect on our business, financial condition and results of operations.
The payment services we offer subject us to operational, regulatory, and competitive risks distinct from our traditional banking activities, and failure to keep pace with technological change could adversely affect our business.
An integrated component of our treasury services group is our payments team, which provides services to payroll providers and other customers that facilitate payment processing. This activity subjects us to risks related to transaction processing errors, system outages, network compliance requirements, settlement failures, and the potential for significant fraud losses associated with high-volume payment transactions. The payments industry is subject to rapid technological change, evolving regulatory requirements, and intense competition from large commercial banks, specialty providers of electronic payments processing, ACH processors and financial technology companies. Many of these competitors are larger, have greater resources, and may leverage relationships and economies of scale that we cannot match. Our success in this area depends on our ability to maintain reliable technology infrastructure, comply with network rules and payment industry standards, attract and retain customers and technology partners, and continuously innovate our product offerings. The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services, including those related to or involving AI, blockchain, and other distributed ledger technologies. Failure to successfully manage the risks inherent in our treasury services group, or to keep pace with technological change affecting the financial services and payments industries, could have a material adverse impact on our business and, in turn, our financial condition and results of operations.
Our retail mortgage warehouse program is subject to various risks that could adversely impact our results of operations and financial condition.
We have a nationwide retail mortgage warehouse program that provides short term funding primarily to non-bank mortgage loan originators. Short-term funding is provided via a whole-loan purchase by the Bank and subsequent sale of each whole-loan to an approved investor. Under this form of warehouse lending, the Bank purchases individual mortgage loans directly from our non-bank mortgage clients. The Bank does not provide financing directly to the non-bank mortgage loan originators, nor is it under any obligation to buy from the mortgage originator. Substantially all single-family mortgage loans we acquire through this program have a known secondary market takeout at the time of purchase by an investor approved by the Bank. The Bank takes physical possession of the notes and allonges at the time of purchase and the loans typically remain on our balance sheet for less than 30 days. At June 30, 2026, we had 61 approved mortgage originators, and 129 mortgage investors. Of these mortgage originators, 59 had mortgages purchased by the Bank as of June 30, 2026. At June 30, 2026, there was $500.6 million in loans held for sale outstanding, compared to $505.4 million and $498.2 million outstanding at December 31, 2025 and 2024, respectively.
There are numerous risks associated with retail mortgage warehouse lending, which include, without limitation, (i) credit risks relating to the mortgage loans that are purchased from our clients, (ii) the risk of intentional misrepresentation or fraud by any of these mortgage originators or the underlying borrowers, (iii) changes in the market value of mortgage loans acquired by the Bank, the sale of which is the expected source of repayment to the Bank, (iv) unsalable or impaired mortgage loans originated, which could lead to decreased collateral value and the failure of an investor to purchase the loan from the Bank, (v) secondary market liquidity for mortgages, including securitization markets, that may impact the demand for mortgage loans from investors, and (vi) the volatility of mortgage loan originations. Failure to successfully manage these risks could have a material adverse effect on our business and our financial condition and results of operations.
New lines of business or new products and services may subject us to additional risk.
From time to time, we may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. We may invest significant time and resources in these efforts. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and pricing and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and/or new products or services could have a material adverse effect on our business and, in turn, our financial condition and results of operations.

Our internal controls may be ineffective.
Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the controls are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations, and financial condition.
Failure to achieve and maintain an effective internal control environment could prevent us from accurately reporting our financial results, preventing or detecting fraud or providing timely and reliable financial information pursuant to our reporting obligations, which could result in a material weakness in our internal controls over financial reporting and the restatement of previously filed financial statements and could have a material adverse effect on our business, financial condition and results of operations. Further, ineffective internal controls could cause our investors to lose confidence in our financial information, which could affect the trading price of our common stock.
Competition and regulatory developments relating to financial technology, digital assets and stablecoins could adversely affect our business.
The financial services industry is subject to rapid technological change and increasing competition from financial technology companies, payment providers, and issuers of digital assets and stablecoins, some of which operate under different regulatory regimes than we do. Recent federal legislation and rulemaking establishing a regulatory framework for payment stablecoins, together with evolving state and federal regulation of digital assets, may increase competition for deposits and payments activity, create new compliance obligations if we choose to participate in these activities, and introduce risks that are novel and not fully understood. Our failure to respond effectively to these developments, or to manage the associated legal, compliance, and operational risks, could adversely affect our competitive position, deposits, and results of operations.
Use of AI and ML technologies subjects us to additional risks, including model risk, regulatory uncertainty and potential bias.
We use, and expect to increasingly rely upon, AI and ML technologies in various aspects of our business, including credit underwriting and due diligence, fraud detection, customer service, payment processing, and to enhance our operational efficiency. These technologies are subject to risks including the potential for biased or inaccurate outputs, lack of transparency in AI and ML outputs (sometimes referred to as the “black box” problem), data quality issues, and the possibility that AI-generated outputs could result in decisions by the Bank that lead to unfair lending practices or other regulatory violations. Federal and state banking regulators, as well as the CFPB, are actively developing supervisory expectations and potential regulations governing the use of AI in financial services, and the regulatory landscape remains uncertain. New or evolving regulatory requirements may limit our ability to deploy AI technologies, require costly modifications to our systems, or expose us to enforcement actions if our AI tools produce outcomes that are deemed discriminatory or otherwise harmful to consumers.
We also utilize, and expect to continue utilizing, third-party vendors and technology partners for a significant portion of our AI and ML capabilities. We engage other vendors and service providers that may themselves utilize AI or ML technologies in delivering their products and services to us, in some cases without disclosure of their use of AI or ML. Our use of, and exposure to, third-party AI usage reduces our visibility into and control over the design, training data, and decision logic of those systems, which can make it difficult to validate their outputs, detect bias or errors or explain the basis for decisions they inform. Under applicable interagency guidance on third-party relationships, we remain responsible for managing the risks arising from these arrangements and for the outcomes those tools produce, even though we did not develop them and, in some cases, may not control or be aware of their use of AI or ML. Our reliance on a limited number of key AI and ML technology providers also exposes us to concentration and continuity risk. Further, exchanging information with third-party AI systems and third parties who utilize AI tools, heightens our data-privacy and information-security risks. These risks could directly impact our operations, relationship with our customers and vendors which might result in adverse effects to our financial condition.
Our competitors, particularly large technology companies and AI-native fintech firms, may develop and deploy AI or ML technologies more rapidly or effectively than we can, which could place us at a competitive disadvantage. Failure to appropriately govern, validate, and monitor our AI and ML systems could result in financial losses, reputational harm, regulatory sanctions, or litigation that could have a material adverse effect on our business, financial condition and results of operations.
Fraud is a major, and increasing, operational risk for us.
Deposit and loan fraud continue to be major sources of fraud attempts and loss. The sophistication and methods used to perpetrate fraud continue to evolve as technology changes. In addition to cybersecurity risk, new technologies have made it easier for bad actors to obtain and use personal client information, mimic signatures and otherwise create false documents that look genuine. The industry fraud threat continues to evolve, including but not limited to card fraud, check fraud, social engineering and phishing attacks for identity theft, business and email compromise and account takeover. Additionally, the use of AI and ML could exacerbate many of these risks. Our anti-fraud measures are both preventive and, when necessary, responsive; however, some level of fraud loss is unavoidable, and the risk of a major loss cannot be eliminated.
Fraud is also an inherent and unavoidable risk of the merchant acquiring services and payments team within our treasury services group, and the methods used to perpetrate fraud are increasingly sophisticated and constantly evolving. We are exposed to fraud committed by cardholders, by merchants, by our ISOs, TPPPs, by our employees, and by third parties, including the submission of fraudulent or unauthorized transactions, the use of stolen or counterfeit card credentials, merchant collusion and transaction laundering, and identity theft. Fraud losses often correlate with, and compound, our chargeback and merchant credit exposure, because fraudulent transactions frequently result in chargebacks that an insolvent or complicit merchant is unable or unwilling to fund. With respect to chargeback-related losses specifically, we benefit from a loss structure pursuant to which a dedicated chargeback reserve bears the first loss, losses exceeding the chargeback reserve are absorbed by our merchant acquiring counterparty, and we bear any remaining losses only after both the chargeback reserve and the counterparty’s loss absorption capacity have been exhausted. Notwithstanding this structure, there can be no assurance that our chargeback reserve or the financial capacity of our merchant acquiring counterparty will be sufficient to fully absorb chargeback-related losses under all circumstances. We seek to manage fraud risk more broadly through underwriting, transaction monitoring, fraud detection systems, reserves, and the prompt termination of offending relationships, but these measures may fail to detect or prevent fraudulent activity in a timely manner, and our reserves may prove inadequate.
A significant increase in fraud losses, whether due to a failure of our controls, our inability to recover fraud losses from our counterparties, a rise in the general level of fraud or the actions of a particular third-party, affiliate or partner, could result in financial losses, fines and assessments, increased compliance and monitoring costs and reputational harm, all of which could materially and adversely affect our financial condition and results of operations.
Our business continuity plans or data security systems could prove to be inadequate, resulting in cyberattacks, other data or security breaches or a material interruption in, or disruption to, our business and a negative impact on our results of operations.
We rely heavily on communications and information systems to conduct our business. Our daily operations depend on the operational effectiveness of our technology to accurately track and record our assets and liabilities. Any failure, interruption, or breach in security of our computer systems or outside vendor technology could result in failures or disruptions in general ledger, deposit, loan, customer relationship management, and other systems leading to inaccurate financial records. While we have disaster recovery, business continuity and other policies and procedures designed to prevent or limit the effect of any failure, interruption, or security breach of our information systems, there can be no assurance that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our results of operations.
Cybersecurity risks for lenders have significantly increased in recent years, in part, because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of computer hackers, organized crime, terrorists, and other external parties, including foreign state actors. We, our clients and loan applicants, regulators and other third parties have been subject to, and are likely to continue to be the target of, cyberattacks. These cyberattacks could include computer viruses, malicious or destructive code, phishing attacks, denial of service or information, improper access by team members or third-party vendors or other security breaches that have or could in the future result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information of ours, our team members, our clients and loan applicants or of third parties, or otherwise materially disrupt our or our clients’ and loan applicants’ or other third parties’ network access or business operations.
In addition, the Bank provides its customers with the ability to bank online and through mobile banking. The secure transmission of confidential information over the internet is a critical element of online and mobile banking. While we use qualified third-party vendors to test and audit our network, our network could become vulnerable to unauthorized access, computer viruses, phishing schemes, and other security issues. The Bank may be required to spend significant capital and other resources to alleviate problems caused by security breaches or computer viruses. To the extent that the Bank’s activities or the activities of its customers involve the storage and transmission of confidential information, security breaches and viruses could expose the Bank to claims, litigation, and other potential liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in the Bank’s systems and could adversely affect its reputation and its ability to generate deposits.
Additionally, we outsource the processing of our core data system, as well as other systems such as online banking, to third-party vendors. Prior to establishing an outsourcing relationship, and on an ongoing basis thereafter, management monitors key vendor controls and procedures related to information technology, which includes reviewing reports of service auditor’s examinations. If our third-party vendor encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations.
Security breaches or system failures involving our or our merchants’ point-of-sale systems could result in significant regulatory fines and litigation.
Our merchant acquiring services involve the collection, transmission, processing, and storage of large volumes of sensitive information, including cardholder account numbers, personal information, and transaction data. We and our merchants, ISOs, TPPPs and other service providers rely on point-of-sale terminals, payment gateways, networks, and information technology systems that may be targeted by criminals and other malicious actors. Despite security measures, our systems and those of the parties with which we do business are subject to the risk of unauthorized access or other forms of cyberattacks. A breach or failure of the point-of-sale systems used by our merchants is largely outside of our control yet may expose cardholder data that passes through our processing environment and could result in liability to us. A security breach could also result in the exposure or theft of cardholder and personal data and trigger notification obligations under a patchwork of federal and state data breach notification laws, as well as under the rules of the networks and the requirements of our regulators, increased regulatory scrutiny, imposition of civil monetary penalties and private litigation. We could incur substantial costs for investigation and remediation, litigation and the enhancement of our security systems. We could also suffer significant operational and reputational harm and loss of merchant and partner relationships.
We depend on key personnel, including our Chief Executive Officer, and the loss of key employees could adversely affect our business.
Our success depends, in large part, on our ability to attract and retain skilled people. Competition for the best people in most activities engaged in by us can be intense, and we may not be able to hire sufficiently skilled people or to retain them. We are particularly dependent upon the services of Bartow Morgan, Jr., our Chief Executive Officer, who has been instrumental in developing our business strategy, building key client relationships, and establishing our market position in the Atlanta MSA. Mr. Morgan’s deep relationships with our customers and his standing in the Atlanta business community are central to our continued success. Loss of a key employee with such customer relationships may lead to the loss of business if the customers were to follow that employee to a competitor or otherwise choose to transition to another financial services provider. While we believe our relationship with our key personnel is good, we cannot guarantee that all of our key personnel will remain with our organization. Loss of such key personnel could result in the loss of some of our customers and have a material adverse effect on our business, financial condition and results of operations.
We rely on ISOs and TPPPs to source merchants, which increases our exposure to compliance and operational failures.
We rely to a significant degree on ISOs, TPPPs and other third-party distribution partners to market our merchant acquiring services, to source and refer merchant clients, and, in certain cases, to perform underwriting, boarding, customer service, and other operational functions on our behalf. This distribution model allows us to expand our merchant base without incurring the full cost of a direct sales force, but it also means that a meaningful portion of our merchant relationships originates through parties that we do not control and whose conduct we cannot fully oversee. We remain responsible to the card networks and to our regulators for the merchants sourced through these channels and for the acts and omissions of the ISOs and TPPPs through which those merchants are boarded. While we conduct meaningful due diligence on our third-party partners, monitor their activities on an ongoing basis, and hold them to the same standards of conduct, data security, and consumer protection to which we are subject, if an ISO or TPPP fails to comply with applicable network rules or laws, engages in improper sales and underwriting practices, engages in illegal or high-risk activity, or mishandles cardholder or merchant data, we may be held responsible. Any of these outcomes could materially and adversely affect our business, financial condition, results of operations, and reputation.

We are dependent upon outside third parties for the processing and handling of our records and data.
We rely on software developed by third-party vendors to process various transactions. In some cases, we have contracted with third parties to run their proprietary software on our behalf. These systems include, but are not limited to, general ledger, payroll, employee benefits, payment processing and securities portfolio accounting. While we perform a review of controls instituted by the applicable vendors over these programs in accordance with industry standards and perform our own testing of user controls, we must rely on the continued maintenance of controls by these third-party vendors, including safeguards over the security of customer data. In addition, we maintain, or contract with third parties to maintain daily backups of key processing outputs in the event of a failure on the part of any of these systems. Nonetheless, we may incur a temporary disruption in our ability to conduct business or process transactions, or incur damage to our reputation, if the third-party vendor fails to adequately maintain internal controls or institute necessary changes to systems. Such a disruption or breach of security may have a material adverse effect on our business.
A security breach related to use of third-party software or systems, or the loss or corruption of confidential customer information could adversely affect our ability to provide timely and accurate financial information in compliance with legal and regulatory requirements. Any such failures could result in sanctions from regulatory authorities, significant reputational harm and a decrease in our customers’ confidence in us. Additionally, security breaches or the loss, theft or corruption of customer information such as social security numbers, credit card numbers, or other information could result in customer losses, litigation, regulatory sanctions, losses in revenue, increased costs and reputational harm. Our ability to recoup our losses may be limited legally or practically in many situations.
We may be adversely affected by the soundness of other financial institutions.
Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, and other relationships. We have exposure to different industries and counterparties, and through transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, and other institutional clients. Our transactions with other financial institutions expose us to credit risk in the event of a default of a counterparty. The soundness of many financial services companies may be closely interrelated as a result of credit, trading, clearing and other relationships between such financial services companies. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, can lead, and have led, to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. These losses or defaults could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices insufficient to recover the full amount of the loan or derivative exposure due to us. Any such losses could materially and adversely affect our results of operations or earnings.
Legal and Regulatory Risks
Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.
The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC’s Deposit Insurance Fund (“DIF”), not for the protection of our shareholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our Bank is subject to regulation and supervision by the FDIC and the Georgia Department of Banking and Finance (the “GDBF”). Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) which imposed significant regulatory and compliance changes on financial institutions, is an example of this type of federal law.
The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept and the rates we may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of us and our Bank, transactions between us and our Bank, handling of nonpublic information, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have an adverse effect on our business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including our Bank in particular, at a competitive disadvantage compared to their non-bank competitors. Compliance with current and potential regulation, as well as supervisory scrutiny by our regulators, may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have an adverse effect on our business, financial condition and results of operations.
Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Additionally, federal and state regulatory agencies may change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or changes to the application of laws and regulations to us. Future changes may have an adverse effect on our business, financial condition and results of operations.
In addition, given the current economic and financial environment, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways, and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. Based on our regulators’ assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business, we may be required to take additional charges or undertake, or refrain from taking, actions that could have an adverse effect on our business, financial condition and results of operations.
See the discussion below at “Supervision and Regulation” for an additional discussion of the extensive regulation and supervision to which the Company and the Bank are subject.
Monetary policies and regulations of the Federal Reserve could have an adverse effect on our business, financial condition and results of operations.
Our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.
The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.
Federal and state banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.
Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us. The FDIC and the GDBF periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the FDIC or the GDBF were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions may include requiring us to remediate any such adverse examination findings.
In addition, these agencies have the power to take enforcement action against us to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place our Bank into receivership or conservatorship. Any regulatory enforcement action against us could have an adverse effect on our business, financial condition and results of operations.
We are subject to stringent capital requirements, which could have an adverse effect on our operations.
Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and define “capital” for calculating these ratios. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital to risk-weighted assets ratio of at least 7.0% (a minimum of 4.5% plus a capital conservation buffer of 2.5%), a Tier 1 capital to risk-weighted assets ratio of at least 8.5% (a minimum of 6.0% plus a capital conservation buffer of 2.5%), a total capital to risk-weighted assets ratio of at least 10.5% (a minimum of 8.0% plus a capital conservation buffer of 2.5%), and a leverage ratio of Tier 1 capital to total consolidated assets of at least 4.0%. An institution’s failure to exceed the capital conservation buffer with common equity Tier 1 capital would result in limitations on an institution’s ability to make capital distributions and discretionary bonus payments. In addition, for an insured depository institution to be “well-capitalized” under the banking agencies’ prompt corrective action framework, it must have a common equity Tier 1 capital ratio of at least 6.5%, Tier 1 capital ratio of at least 8.0%, a total capital ratio of at least 10.0%, and a leverage ratio of at least 5.0%, and must not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by its primary federal or state banking regulator to meet and maintain a specific capital level for any capital measure.
Any new or revised standards adopted in the future may require us to maintain materially more capital, with voting common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic capital requirements. In addition, as the Company crossed $3.0 billion in consolidated assets as of June 30, 2026, we are now subject to consolidated capital reporting and other regulatory requirements applicable to bank holding companies above that threshold. As we continue to grow, we may become subject to additional regulatory requirements, including enhanced prudential standards, more rigorous stress testing expectations, and heightened supervisory scrutiny that could increase our compliance costs and constrain our operational flexibility. We may not be able to raise additional capital at all, or on terms acceptable to us. Failure to maintain capital to meet current or future regulatory requirements could have an adverse effect on our business, financial condition and results of operations.
We are subject to numerous laws and regulations designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.
The Equal Credit Opportunity Act (“ECOA”), the Fair Housing Act and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act prohibits unfair or deceptive acts or practices, and the Dodd-Frank Act prohibits unfair, deceptive, or abusive acts or practices by financial institutions. The U.S. Department of Justice, federal and state banking agencies, and other federal and state agencies, including the Consumer Financial Protection Bureau (“CFPB”) are responsible for enforcing these fair and responsible banking laws and regulations. Smaller banks, including the Bank, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. Accordingly, CFPB rulemaking has the potential to have a significant impact on the operations of the Bank.
A challenge to an institution’s compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private litigation, including through class action litigation. Such actions could have an adverse effect on our business, financial condition and results of operations.
We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential, or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.
Our business requires the collection and retention of large volumes of customer data, including personally identifiable information (“PII”) in various information systems that we maintain and in those maintained by third party service providers. We also maintain important internal company data such as PII about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees, and other third parties). For example, our business is subject to the Gramm-Leach-Bliley Act

(“GLB”), which, among other things: (i) imposes certain limitations on our ability to share nonpublic PII about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach.
Ensuring that our collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of our measures to safeguard PII, or even the perception that such measures are inadequate, could cause us to lose customers or potential customers and thereby reduce our revenues. Accordingly, any failure or perceived failure to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage our reputation and otherwise adversely affect our business, financial condition and results of operations.
Our merchant acquiring services depend on our continued certification by, and registration with, Visa, Mastercard, and other payment networks.
Our ability to conduct our merchant acquiring services within our treasury services group depends on our continued good standing with, and adherence to the operating rules of, Visa, Mastercard, and other payment card networks through which we process transactions. To provide merchant acquiring services, we and, where applicable, our sponsored program participants must be registered with and certified by these networks and must maintain that registration and certification on an ongoing basis. The networks impose extensive and evolving operating rules governing virtually every aspect of our merchant acquiring services, including underwriting standards, merchant monitoring, data security, transaction processing, settlement, dispute resolution, and the conduct of the third parties through which we source and service merchants. These rules are complex, are set unilaterally by the networks, are subject to change with limited notice, and are interpreted and enforced by the networks in their discretion. If we fail to comply with the applicable network rules, the networks may impose a range of consequences on us. These include fines, penalties, and assessments, increased audit and reporting obligations, mandatory remediation, restrictions on the merchants or merchant categories we may board, suspension of our ability to register new merchants, and, in the most severe cases, the revocation of our certification or the termination of our registration. Any of these developments could increase our costs of compliance, reduce our revenues, limit our growth and materially and adversely affect our business, financial condition and results of operations.
We are a bank holding company and are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted.
We are a bank holding company with no material activities other than activities incidental to holding the common stock of the Bank. Our principal source of funds to pay distributions on our common stock and service any of our obligations, other than further issuances of securities, is dividends received from the Bank. Furthermore, the Bank is not obligated to pay dividends to us, and any dividends paid to us would depend on the earnings or financial condition of the Bank, various business considerations and applicable law and regulation. As is generally the case for banking institutions, the profitability of the Bank is subject to the fluctuating cost and availability of money, changes in interest rates and economic conditions in general. In addition, various federal and state statutes and regulations limit the amount of dividends that the Bank may pay to the Company without regulatory approval. Moreover, we have pledged all of the stock of the Bank as collateral for a revolving line of credit. If we were to default on this line of credit, the lender of such line of credit could foreclose on the Bank’s stock and we would lose our principal asset.
The Bank is our principal asset, and all of the Bank’s outstanding stock has been pledged to secure a line of credit to the Company from an unrelated lender.
The Bank accounts for substantially all of our consolidated assets and earnings. The Company has a $10.0 million revolving line of credit from ServisFirst Bank. This revolving line of credit matures on June 10, 2027, and is secured by the

Company’s pledge of all of the Bank’s outstanding common stock. An uncured default by the Company under the revolving line of credit or the Company’s inability to repay or refinance the revolving line of credit when it is due, could result in the Company’s loss of the Bank stock that has been pledged as collateral.
The Federal Reserve may require us to commit capital resources to support the Bank.
The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine that was codified by the Dodd-Frank Act, the Federal Reserve may require a bank holding company to make capital injections into a subsidiary bank at times when the bank holding company may not be inclined to do so and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, we could be required to provide financial assistance to the Bank if it experiences financial distress.
A capital injection may be required at a time when our resources are limited, and we may be required to borrow the funds or raise capital to make the required capital injection. Any loan by a bank holding company to its subsidiary bank is subordinate in right of payment to deposits and certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing by a bank holding company for the purpose of making a capital injection to a subsidiary bank may become more difficult and expensive relative to other corporate borrowings.
We face a risk of noncompliance and enforcement action with the BSA and other anti-money laundering statutes and regulations.
The BSA, the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. The payments team within our treasury services group processes high volumes of electronic transactions including ACH transfers, and other payment flows which present elevated fraud and BSA/AML compliance risk due to the speed, volume, and activity of certain payment channels. Monitoring these transactions for suspicious activity requires sophisticated systems and experienced compliance personnel, and the failure to detect fraud and illicit activity through these channels could expose us to significant liability. Our federal and state banking regulators, the Financial Crimes Enforcement Network of the U.S. Treasury Department (“FinCEN”), and other government agencies are authorized to impose significant civil money penalties for violations of anti-money laundering requirements. We are also subject to increased scrutiny of compliance with the regulations issued and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, which is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. If our program is deemed deficient, we could be subject to liability, including fines, civil money penalties and other regulatory actions, which may include restrictions on our business operations and our ability to pay dividends, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have significant reputational consequences for us. Any of these circumstances could have an adverse effect on our business, financial condition and results of operations.
The Bank’s FDIC deposit insurance premiums and assessments may increase.
Our Bank’s deposits are insured by the FDIC up to legal limits and, accordingly, our Bank is subject to insurance assessments based on our Bank’s average consolidated total assets less its average tangible equity. Our Bank’s regular assessments are determined by its CAMELS composite rating (a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity and sensitivity to market and interest rate risk), taking into account other factors and adjustments. In order to maintain a strong funding position and the reserve ratios of the DIF required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have an adverse effect on our business, financial condition and results of operations.
If deposits generated through third-party programs are classified as “brokered deposits” under FDIC regulations, such a classification could affect our liquidity metrics, increase our FDIC deposit-insurance assessments, and if we were to cease to be “well-capitalized,” could restrict our ability to accept or renew such deposits. The FDIC has revisited, and may further revise, the definition of “deposit broker.” In addition, certain program deposits may be held in custodial or “for-benefit-of” accounts on which the availability of “pass-through” deposit insurance to end customers depends on satisfaction of applicable titling and recordkeeping requirements. Failures in recordkeeping or reconciliation, whether by us or by a client or intermediary, could impair the availability of pass-through insurance, expose us to customer and regulatory claims, and cause reputational harm. Any of these outcomes could materially and adversely affect our funding, liquidity, and results of operations.
Our risk management framework may not be effective in mitigating all risks inherent in our diverse business activities.
We operate multiple business lines offering a diverse range of products to our customers including traditional community and commercial banking, treasury services and a nationwide residential mortgage warehouse program, each of which presents distinct risk profiles. In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures, and systems that enable us to identify, monitor, and control our exposure to credit, operational, legal, regulatory, compliance, and reputational risks across all of these activities. Our risk management methods may prove to be ineffective due to their design, their implementation, the degree to which we adhere to them, or as a result of the lack of adequate, accurate, or timely information. If our risk management framework does not keep pace with our growth, complexity, or the evolving threat landscape, we could suffer losses that could have a material adverse effect on our business, financial condition and results of operations. In addition, we could be subject to regulatory criticism, litigation, or sanctions if our risk management practices are deemed inadequate. Our techniques for managing the risks we face may not fully mitigate the risk exposure in all economic or market environments, including exposure to risks that we might fail to identify or anticipate.
Risks Related to Our Common Stock
Our listing differs significantly from an initial public offering conducted on a firm-commitment basis.
This is not an initial public offering of common stock conducted on an underwritten basis. This listing of our common stock on Nasdaq differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
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There are no underwriters engaged. Consequently, prior to the opening of trading on Nasdaq, there will be no traditional book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an initial public offering underwritten on a firm-commitment basis. Moreover, there will be no underwriters engaged on a firm-commitment underwritten basis assuming risk in connection with the initial resale of shares of our common stock. In an initial public offering underwritten on a firm-commitment basis, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our common stock during the period immediately following the listing.

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There is not a fixed number of securities available for sale. Therefore, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any or all of their common stock and there may initially be a lack of supply of, or demand for, our common stock on Nasdaq. Alternatively, we may have a large number of Registered Shareholders or other existing shareholders who choose to sell their common stock in the near term resulting in an oversupply of our common stock, which could adversely impact the public price of our common stock once listed on Nasdaq.

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None of our Registered Shareholders or other existing shareholders have entered into contractual lock-up agreements or other contractual restrictions on transfer, however, our directors, named executive officers and certain other shareholders are subject to restrictions as to the number of shares of common stock each may dispose of in any given period. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most of its other shareholders to enter into an 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after listing. Consequently, any of our Registered Shareholders, including our directors and officers who own our common stock and other significant shareholders, may sell any or all of their common stock at any time (subject to any restrictions under applicable law), including immediately upon listing. If such sales were to occur in a significant quantum, it may result in an oversupply of our common stock in the market, which could adversely impact the public price of our common stock. Sales of substantial amounts of our common stock in the public markets by insiders, our affiliates or our non-affiliates, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.
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We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we intend to host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our common stock or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our common stock.

Such differences from an underwritten initial public offering could result in a volatile market price for our common stock and uncertain trading volume and may adversely affect your ability to sell your common stock.
The trading price of our common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.
No established public trading market for our common stock currently exists. There has been limited trading of our capital stock historically in private transactions. On the cover of this prospectus and in the section titled “Sale Price History of Our Capital Stock,” we have provided the historical sales prices of our capital stock in private transactions. Given the limited history of sales, this information may have little or no relation to broader market demand for our common stock and thus the initial trading price of our common stock on Nasdaq once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening trading prices and subsequent trading prices of our common stock on Nasdaq. For more information about how the initial listing price on Nasdaq will be determined, see “Plan of Distribution.”
An active, liquid trading market for our common stock may not develop, and you may not be able to sell your common stock at or above your purchase price, or at all.
We expect our shares of common stock to be listed and traded on Nasdaq. Prior to the listing on Nasdaq, there has not been a public market for our shares of common stock, and an active market for our shares of common stock may not develop or be sustained after the listing, which could depress the market price of our shares of common stock and could affect the ability of our shareholders to sell our shares of common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our shares of common stock. An inactive market may also impair our ability to raise capital by selling our shares of common stock, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our shares of common stock as consideration.
The price of our common stock could be volatile.
The market price of our common stock may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:
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general economic conditions and overall market fluctuations;

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utilization of the direct listing process rather than traditional underwritten offering;

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actual or anticipated fluctuations in our quarterly or annual operating results;

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changes in accounting standards, policies, guidance, interpretations or principles;

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the public reaction to our press releases, our other public announcements and our filings with the SEC;

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changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock;

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changes in our ability to meet the estimates of securities analysts;

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the operating and stock price performance of other comparable companies;

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the trading volume of our common stock;

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new technology used, or services offered, by competitors;

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changes in business, legal or regulatory conditions, or other developments affecting the financial services industry, participants in our industry, and publicity regarding our business or any of our significant customers or competitors; and

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future sales of our common stock by us, directors, executives and significant shareholders, including the sale of our common stock by our existing shareholders whose certain resales are subject to the volume, manner-of-sale and holding-period limitations of Rule 144, as described in “Shares Eligible for Future Sale.”

The realization of any of the risks described in this “Risk Factors” section could have a material adverse effect on the market price of our common stock and cause the value of your investment to decline. In addition, the stock market experiences extreme volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect investor confidence and could affect the trading price of our common stock over the short, medium or long term, regardless of our actual performance. If the market price of our common stock reaches an elevated level, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation. If we were to be involved in a class action lawsuit, we could incur substantial costs and it could divert the attention of our management team and have a material adverse effect on our business, financial condition and results of operations.
Purchasers of our common stock in the open market following this listing may be unable to trace their shares to this registration statement, which could limit their ability to bring claims under the Securities Act.
Following the listing of our common stock on Nasdaq, shares of our common stock registered under the registration statement of which this prospectus forms a part will trade on Nasdaq alongside shares that may be sold in transactions exempt from the registration requirements of the Securities Act, including sales by affiliates pursuant to Rule 144, shares issued pursuant to Rule 701 and shares sold in privately negotiated transactions. Because all of these shares will be fungible on Nasdaq and trade under the same ticker symbol, purchasers of our common stock in the open market following this listing may be unable to determine, or “trace,” whether the shares they purchased were registered under this registration statement or were sold in an exempt transaction. This tracing requirement is a precondition to asserting claims under Section 11 of the Securities Act, which provides for liability when a registration statement contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, and under Section 12(a)(2) of the Securities Act, which provides for liability in connection with a prospectus or oral communication that includes an untrue statement or omission of a material fact. As a result, investors who purchase our common stock in the open market after this listing may have limited, or no, ability to pursue statutory remedies under the Securities Act against us or other parties who might otherwise be liable, which could diminish the value of their investment and their legal recourse in the event of a material misstatement or omission.
The reduced disclosures and relief from certain other significant disclosure requirements that are available to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies.” These exemptions include the following:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

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exemptions from the requirements to hold non-binding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700.0 million).
We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.
We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising capital in possible future offerings and the market price of our securities may be more volatile.
The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.
As a result of this offering, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition with the SEC. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. We anticipate that these costs will materially increase our general and administrative expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our strategic plan, which could prevent us from successfully implementing our growth initiatives and improving our business, results of operations and financial condition.
As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and an exemption from the requirement to obtain an attestation from our auditors on management’s assessment of our internal control over financial reporting. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.
Our dividend policy may change without notice and any payment of dividends in the future is subject to the discretion of our Board.
The holders of our common stock will receive cash dividends if and when declared by our Board out of legally available funds. Any future determination relating to the payment of dividends will be made at the discretion of our Board and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, and other factors that our Board may deem relevant.
Our principal business operations are conducted through our subsidiary, the Bank. Cash available to pay dividends to our shareholders is derived in part from dividends paid by the Bank to us. The ability of the Bank to pay dividends to us, as well as our ability to pay dividends to our shareholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to us may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements.
If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.
The trading market for our common stock could be affected by whether equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any research analysts will publish research and reports on us and our common stock. If one or more equity analysts do cover us and our common stock and publish research reports about us, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If any of the analysts who elect to cover us downgrades our stock, our stock price could decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.
If our existing shareholders sell substantial amounts of our common stock in the public market following this listing, the market price of our common stock could decrease significantly. The perception in the public market that our existing shareholders might sell shares of common stock could also depress our market price. Based on the number of shares of our common stock outstanding as of September 30, 2026, we had 10,340,809 shares of our common stock outstanding (not including non-voting common stock). Our directors, executive officers and certain other officers, collectively representing 26.48% of our common shares, hold “control securities” subject to the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Other than these Rule 144 restrictions applicable to affiliates, there are no contractual lock-up agreements or other restrictions on transfer applicable to any of our shareholders. Accordingly, non-affiliate shareholders may sell their shares immediately upon listing without restriction, and affiliate shareholders are limited only by the volume, manner-of-sale, and holding period requirements of Rule 144. The market price of shares of our common stock may drop significantly if a large number of shares are sold in a short period. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities and could result in a decline in the value of your investment.
We also intend to file one or more registration statements on Form S-8 under the Securities Act, covering approximately 1,184,070 shares of our common stock, including 573,899 remaining shares that have been reserved for future issuance under our 2021 Stock Incentive Plan (as defined below), 59,070 shares issuable upon exercise of stock options outstanding under our 2017 Long-Term Incentive Plan (as defined below) and 176,777 shares issuable under the Deferred Compensation Plan, and may file future registration statements to register shares that may be issued under equity incentive or other purchase plans. Accordingly, subject to certain vesting requirements, shares registered under those other registration statements will be available for sale in the open market by persons other than our executive officers and directors.
A future issuance of stock could dilute the value of our common stock.
We may sell additional shares of common stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. Future issuance of any new shares could cause further dilution in the value of our outstanding shares of common stock. We cannot predict the size or timing of future issuances of our common stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.
Our common stock is subordinate to our existing and future indebtedness.
Shares of our common stock are equity interests and do not constitute indebtedness. As such, our common stock ranks junior to all our customer deposits and indebtedness, and other non-equity claims on us, with respect to assets available to satisfy claims. In addition, the shares of common stock rank junior to the holders of our lines of credit, outstanding subordinated notes and any trust preferred securities. As of June 30, 2026, we had approximately $82.6 million in aggregate principal amount of total debt outstanding. In the event of our liquidation, dissolution, or winding up, holders of our subordinated debt, depositors, and other creditors would receive distributions from our available assets before the holders of our common stock would be entitled to any distributions.
We may issue shares of preferred stock in the future which adversely affect holders of our common stock and depress the price of our common stock.
Our Articles of Incorporation authorize us to issue up to 10 million shares of one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.
Our Articles of Incorporation and Bylaws, and certain banking laws applicable to us, could have an anti-takeover effect that decreases our chances of being acquired, even if our acquisition is in our shareholders’ best interests.
Our Articles of Incorporation and our Bylaws could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial by our shareholders. Furthermore, with certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring 10% or more (5% or more if the acquirer is a bank holding company) of any class of our securities with voting rights or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our Company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors must comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. Collectively, provisions of our Articles of Incorporation and Bylaws and other statutory and regulatory provisions may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common stock. Moreover, the combination of these provisions effectively inhibits certain business combinations, which, in turn, could adversely affect the market price of our common stock.
An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.
An investment in our common stock is not a deposit account or other obligation of the Bank and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other governmental, public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “strive,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including but not limited to, the following:
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general economic, business, and financial market conditions, including inflation, changes in interest rates, and conditions affecting the financial services industry nationally and in our primary market areas, particularly the Atlanta metropolitan area and our focus on small and mid-sized businesses;

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concentration of our loan portfolio in commercial real estate and other real estate-related credit, and the associated credit risk from changes in real estate values, borrower financial health, and project performance;

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the adequacy of our allowance for credit losses and the methodology used to estimate it;

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our ability to manage growth, maintain asset quality, and achieve profitable operating efficiency as we expand;

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changes in the quality or composition of our loan or investment portfolios;

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our hedging strategies to mitigate risks associated with changes in interest rates;

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the makeup of our asset mix and investments;

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our ability to increase our operating efficiency;

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the risk that balance sheet growth, revenue growth, and loan growth expectations may differ from actual results;

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our ability to retain our existing customers and attract and retain new customer relationships;

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our ability to access cost-effective and stable funding sources, including deposits, wholesale funding, and borrowings, and to maintain sufficient liquidity;

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our ability to mitigate credit risk and chargebacks of our merchant clients;

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our reliance on, and the performance of, highly regulated and specialized services such as payment processing and the merchant acquiring services within our treasury services group as well as our residential mortgage warehouse program;

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competition from banks, credit unions, financial technology companies, and other non-bank financial services providers, including with respect to digital assets and emerging technologies, many of which may be subject to different regulations than we are;

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our ability to attract, retain, and manage qualified personnel, including key executive officers;

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our dependence on third-party service providers, ISOs, TPPPs and independent mortgage originators;

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cybersecurity threats, data breaches, fraud, and disruptions to our technology and third-party service provider systems;

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our and others’ utilization of AI and ML technologies and the associated model, operational, and regulatory risks;

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our ability to comply with the extensive regulation of the banking industry, including capital, consumer protection, anti-money laundering, and privacy requirements, and the results of regulatory examinations and enforcement actions;

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our ability to continuously adhere to rules and requirements of payment networks;

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inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions;

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changes in monetary, fiscal, and economic policy, including actions by the Federal Reserve and other governmental authorities, and broader macroeconomic and geopolitical developments, including trade and tariff policy;

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changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board (“FASB”), the SEC or the Public Company Accounting Oversight Board;

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changes in the scope and cost of FDIC insurance and other coverage;

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risks associated with pursuing acquisitions and integrating acquired businesses, such as Georgia Primary and Tandem;

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restraints on the ability of the Bank to pay dividends to us, which could limit our liquidity;

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our ability to maintain adequate internal controls over financial reporting;

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litigation, regulatory proceedings, and other contingencies that could result in liability, penalties, or reputational harm;

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risks specific to this offering, including potential volatility in the price of our common stock as a result of it being initially offered through a direct listing without an underwriter, the development of a trading market for our common stock, limited ability to trace certain claims under Section 11 and Section 12 of the Securities Act, our status as an emerging growth company or smaller reporting company, our dividend policy, and dilution to existing shareholders;

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inflation and changes in the interest rate environment that can reduce our margins or reduce the fair value of the financial instruments due to changes in consumer spending, borrowing and savings habits;

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political instability or civil unrest and/or acts of war or terrorism;

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the occurrence of significant natural disasters;

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a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, and uncertainties surrounding the federal budget and economic policy; and

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other risks and factors identified in this prospectus under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section herein.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. Due to these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus. In addition, our past results of operations are not necessarily indicative of our future results. These forward-looking statements represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. However, the events and circumstances reflected in the forward-looking statements may not be achieved or occur. For example, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Any forward-looking statement speaks only as of the date on which it is made, and except as required by applicable law, we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
These statements are inherently uncertain, and we cannot guarantee future results, performance or achievements. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance and events and circumstances may be materially different from what we expect. See the section entitled “Where You Can Find Additional Information.”

USE OF PROCEEDS
This prospectus relates to the sale of our common stock by the Registered Shareholders. The Registered Shareholders, at their discretion, may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent the Registered Shareholders choose to sell their shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock.
We will pay for expenses of this offering, except that the Registered Shareholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

MARKET FOR THE COMMON STOCK
Market for Common Stock
Prior to this offering, our common stock has not been traded on an established public trading market, and quotations for our common stock were not reported on any market. As a result, there has been no regular market for our common stock. As of September 30, 2026, there were 601 holders of record of our common stock.
We have applied to list our common stock for trading on Nasdaq under the symbol “GBC.” This offering is contingent on the approval of our listing application.
However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See the “Plan of Distribution” section for more information regarding the process of directly listing our common stock on Nasdaq and the factors which determine how the initial trading and pricing will occur.
Equity Compensation Plan Information
The following table sets forth the information as of December 31, 2025 with respect to shares of common stock that may be issued under the Company’s equity compensation plans:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	132,787	$21.62(2)	526,304
Equity compensation plans not approved by security holders(3)(4)	59,070	14.09	78,495
Total at December 31, 2025	191,857	$15.33	604,799

(1)
Reflects 11,617 outstanding stock options and 121,170 restricted stock units (“RSUs”) granted under our 2021 Stock Incentive Plan. Shares available for future awards under the 2021 Stock Incentive Plan are reflected in column (c), all of which may be issued pursuant to grants of full-value stock awards. In July 2026, our shareholders approved an amendment to the original 2021 Stock Incentive Plan authorizing and reserving an additional 500,000 shares for a total of 1,026,304 shares reserved for future issuance. In July 2026, our Board then amended and restated our 2021 Stock Incentive Plan, which reserves a total of 1,125,000 shares of our common stock for issuance under the 2021 Stock Incentive Plan.

(2)
The weighted average exercise price does not take into account the 121,170 RSUs included in column (a), as RSUs have no exercise price.

(3)
Reflects outstanding stock options granted under the 2017 Long-Term Incentive Plan. Shares available for future awards under the 2017 Long-Term Incentive Plan are reflected in column (c). The 2017 Long-Term Incentive Plan reserves a total of 139,326 shares of our common stock for issuance.

(4)
In addition to the stock options reflected in the table, approximately 28,009 stock options were outstanding as of December 31, 2025 under individual nonqualified stock option award agreements at a weighted average exercise price of approximately $6.07. There are no shares remaining available for future issuance under these individual arrangements.

DIVIDEND POLICY
Holders of our common stock are only entitled to receive dividends when, as and if declared by our Board out of funds legally available for dividends. We have not paid any cash dividends on our capital stock since the Recapitalization in 2021, and we do not intend to pay cash dividends for the foreseeable future.
Any future determination to pay cash dividends on our common stock will be made by our Board and will depend on a number of factors, including:
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our historical and projected financial condition, liquidity and results of operations;

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our capital levels and requirements;

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statutory and regulatory prohibitions and other limitations;

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any contractual restriction on our ability to pay cash dividends, including pursuant to the terms of any of our credit agreements or other borrowing arrangements;

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our business strategy;

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tax considerations;

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any acquisitions or potential acquisitions that we may examine;

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general economic conditions; and

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other factors deemed relevant by our Board.

As a Georgia corporation, we may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities.
In addition, the terms of our debt agreements (such as those governing our outstanding subordinated debt securities) may limit our ability to pay dividends in certain circumstances and future agreements governing our indebtedness may similarly limit our ability to pay dividends.
We are also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. The Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policy provides that dividends should be paid only to the extent that the company’s net income for the past two years is sufficient to fund the dividends and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve has the authority to prohibit a bank holding company from paying dividends if such payment is deemed to be an unsafe or unsound practice.
Because we are a bank holding company, we are dependent upon the payment of dividends by the Bank to us as our principal source of funds to pay cash dividends in the future, if any, and to make other payments. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. A Georgia state bank may generally pay dividends out of retained earnings without the prior approval of the GDBF, but must obtain the GDBF’s approval to pay dividends other than from retained earnings, and in the other circumstances described under “Supervision and Regulation  — Regulation of Company — Payment of Dividends.” The FDIC generally does not require bank dividends to be approved so long as the dividend is in an amount no greater than the Bank’s year-to-date net income plus its retained net income for the prior two years. See the section entitled “Supervision and Regulation” for more information regarding the regulatory dividend restrictions applicable to us and the Bank.
The GDBF and the FDIC have the authority to prohibit the Bank from paying dividends if such payment is deemed to be an unsafe or unsound practice. In addition, as a depository institution the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due to the FDIC or if in the FDIC’s opinion, the payment of dividends would constitute an unsafe or unsound practice. To pay a cash dividend, a state bank must also maintain an adequate capital conservation buffer under the regulatory capital rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes thereto and other financial information included elsewhere in this prospectus. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of our future financial outcomes. In addition to containing historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements, except to the extent required by law.
The following discussion presents management’s perspective on our results of operations and financial condition on a consolidated basis. However, because we conduct all of our material business operations through the Bank, the discussion and analysis relate primarily to activities conducted by the Bank.
Overview
Fiscal year 2025 and the first six months of 2026 were transformative periods for our Company, during which we advanced our strategic growth objectives through both acquisition and organic expansion. On March 1, 2025, we completed our acquisition of Georgia Primary, which at the time of the completion of the acquisition was a $341.1 million asset bank headquartered in Atlanta, Georgia. Acquiring Georgia Primary added two branch locations, a complementary loan portfolio and a seasoned deposit franchise to our platform. We completed the integration of Georgia Primary during 2025. The transaction resulted in $6.7 million of merger and conversion related expenses, substantially all of which was recognized in the first half of 2025 and materially affected our reported results for that period. On June 1, 2026, we completed our acquisition of Tandem, an approximately $321.3 million asset bank based on preliminary fair value adjustments. This acquisition expanded our geographic footprint across the Atlanta MSA by adding a full-service branch location and three loan production offices. As of June 30, 2026, we had recognized approximately $3.5 million in merger and conversion related expenses, with additional integration costs expected during the remainder of 2026. Notwithstanding these one-time costs, the underlying performance of the combined franchise demonstrated the strategic merit of these acquisitions.
Six Months Ended June 30, 2026 Highlights
For the six months ended June 30, 2026, the Company continued to deliver meaningful growth in key financial and operational metrics. Total assets increased 20.7% to $3.3 billion at June 30, 2026, compared to $2.7 billion at December 31, 2025, with the increase primarily attributable to the completed acquisition of Tandem and continued organic loan growth of approximately $120.1 million. Total gross loans inclusive of held-for-sale reached $2.6 billion at June 30, 2026, representing an increase of $360.1 million, or 16.1%, from December 31, 2025, of which approximately $240.1 million was attributable to loans acquired in the Tandem transaction. Total deposits grew to approximately $2.8 billion as of June 30, 2026. Net interest income increased 19.3% to $55.9 million for the six months ended June 30, 2026, compared to $46.9 million for the six months ended June 30, 2025, driven by a $314.1 million increase in average outstanding loans and interest-earning asset growth that outpaced growth in interest-bearing liabilities. Net interest margin improved to 4.36% for the six months ended June 30, 2026, compared to 4.17% for the six months ended June 30, 2025. Net income for the six months ended June 30, 2026 was $13.3 million, compared to $6.7 million for the six months ended June 30, 2025, representing an increase of $6.6 million. Shareholders’ equity increased $73.7 million to $278.7 million at June 30, 2026, from $204.9 million at December 31, 2025, primarily as a result of the Tandem acquisition and the June 2026 Private Placement that generated net proceeds of $36.6 million. The comparability of our results for the six months ended June 30, 2026 was impacted by the acquisition of Tandem, which was completed in June 2026. As a result, certain changes in net interest income, noninterest income, noninterest expense, loans and deposits reflected in the comparisons below were attributable to acquired balances and operations associated with Tandem, while the remainder reflected organic growth generated by our legacy operations. Where practicable, we have quantified the impact of the Tandem acquisition separately from organic growth.
Asset quality for the six months ended June 30, 2026 remained stable, reflecting the continued benefit of disciplined underwriting and risk management practices. The net charge-off ratio as a percentage of average loans, annualized, was 0.10% for the six months ended June 30, 2026. Nonperforming loans were $17.3 million at June 30, 2026, compared to $14.7 million at December 31, 2025, with the increase primarily attributable to two commercial relationships totaling $5.7 million that migrated to nonaccrual status during the period, partially offset by a $3.7 million relationship that was paid out. The allowance for credit losses was $29.0 million, or 1.39% of total gross loans held for investment, at June 30, 2026, compared to $25.6 million, or 1.48%, at December 31, 2025, with the increase primarily attributable to the Tandem acquisition and the related allowance associated with acquired loans. At June 30, 2026, the Bank’s capital ratios exceeded all applicable minimum capital requirements and the regulatory standards required to be classified as well-capitalized under applicable regulatory capital frameworks. Management believes that these capital levels, together with the capital raised in June 2026, provide the Company with the flexibility to support continued balance sheet growth, integration of the Tandem acquisition, and ongoing strategic initiatives while maintaining a sound risk profile.
Fiscal Year 2025 Highlights
As a result of the acquisition and continued organic growth, total assets increased 19.4% to $2.7 billion at December 31, 2025, from $2.3 billion at December 31, 2024. Total gross loans held for investment reached $1.7 billion, representing a 31.4% increase year-over-year, and total gross loans inclusive of held-for-sale reached $2.2 billion. Total deposits grew 29.0% to $2.4 billion, with noninterest-bearing demand deposits increasing 56.8% to $617.4 million. Management attributes growth in noninterest-bearing deposits to the continued success of our commercial banking and treasury services initiatives in attracting core operating relationships. Net interest income grew 42.8% to $102.4 million for the year ended December 31, 2025, and total noninterest income increased to $10.3 million from $7.3 million for the prior year period. Net income increased 161% to $22.1 million, or $2.62 diluted earnings per share, compared to $8.5 million, or $1.12 diluted earnings per share, for the year ended December 31, 2024. For the year ended December 31, 2025, the Company generated a return on average assets of 0.88%, a return on average common equity of 11.96%, a net interest margin of 4.26%, and an efficiency ratio of 69.5%. Total shareholders’ equity grew to $204.9 million at December 31, 2025, and tangible book value per share was $23.03. The comparability of our results for 2025 was impacted by the acquisition of Georgia Primary, which was completed in March 2025. As a result, certain changes in net interest income, noninterest income, noninterest expense, loans and deposits reflected in the comparisons below were attributable to acquired balances and operations associated with Georgia Primary, while the remainder reflected organic growth generated by our legacy operations. Where practicable, we have quantified the impact of the Georgia Primary acquisition separately from organic growth.
Asset quality throughout fiscal year 2025 reflected the benefits of our disciplined underwriting standards and risk management framework. Gross charge-offs declined 81.2% to approximately $1.0 million for the year ended December 31, 2025, from $5.5 million for the year ended December 31, 2024, and nonaccrual loans totaled $14.7 million at December 31, 2025. The allowance for credit losses was $25.6 million, or 1.48% of total gross loans held for investment, at December 31, 2025, representing what management believes to be an appropriate reserve relative to the risk profile of the loan portfolio. At December 31, 2025, the Bank was well-capitalized under all applicable regulatory capital frameworks, with a Total Capital to Risk-Weighted Assets ratio of 12.74%, a Tier 1 Capital to Risk-Weighted Assets ratio of 11.52%, a Common Equity Tier 1 Capital ratio of 11.52%, and a Tier 1 Leverage Ratio of 9.37%, each of which exceeded the minimum ratios required to be classified as well-capitalized by a meaningful margin. Management believes that these capital levels provide the Company with the flexibility to support continued balance sheet growth while maintaining a sound risk profile.
Key Factors Affecting Our Business
Interest Rates
Net interest income is the most significant contributor to our net income and is the difference between the interest and fees earned on interest-earning assets and the interest expense incurred in connection with interest-bearing liabilities. Net interest income is primarily a function of the average balances and yields of these interest-earning assets and interest-bearing liabilities. These factors are influenced by internal considerations such as product mix and risk appetite as well as external influences such as economic conditions, competition for loans and deposits and market interest rates.
The cost of our deposits and short-term borrowings is primarily based on short-term interest rates, which are largely driven by the Federal Reserve’s actions and market competition. The yields generated by our loans and securities are typically affected by short-term and long-term interest rates, which are driven by market competition and market rates often impacted by the Federal Reserve’s actions. The level of net interest income is influenced by movements in such interest rates and the pace at which such movements occur.
Operating Efficiency
We have invested significantly in personnel, management resources and core processing systems to support our growth. As we leverage these investments across a larger operating base, we expect our operating efficiency to improve. However, the timing and extent of any improvement will depend on our ability to grow revenue without proportionate increases in operating expenses.

Credit Quality
We have well established loan policies and underwriting practices that have resulted in very low levels of charge-offs and nonperforming assets. We strive to originate quality loans that will maintain the credit quality of our loan portfolio. However, credit trends in the markets in which we operate are largely impacted by economic conditions beyond our control and can adversely impact our financial condition.
Competition
The industry and businesses in which we operate are highly competitive. We may see increased competition in different areas including interest rates, underwriting standards and product offerings and structure. While we seek to maintain an appropriate return on our investments, we anticipate that we will experience continued pressure on our net interest margins as we operate in this competitive environment.
Economic Conditions
Our business and financial performance are affected by economic conditions generally in the United States and more directly in the Southeast, where we primarily operate. The significant economic factors that are most relevant to our business and our financial performance include, but are not limited to, GDP, real estate values, interest rates and unemployment rates.
Public Company Costs
Following the effectiveness of this offering, we expect to incur additional costs associated with operating as a public company, hiring additional personnel, enhancing technology and expanding our capabilities. We expect that these costs will include legal, regulatory, accounting, investor relations and other expenses that we generally did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, require public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory, accounting and financial compliance costs and will require devotion of additional resources from our management team.
Critical Accounting Policies and Estimates
Our accounting and reporting policies are in accordance with GAAP and conform to general practices within the banking industry. Application of these principles requires management to make estimates, assumptions or judgments that affect the amounts reported in the financial statements and the accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Estimates, assumptions or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon future events. Carrying assets and liabilities at fair value results in more financial statement volatility. The fair values and the information used to record the valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources.
Certain policies inherently have a greater reliance on the use of estimates, assumptions or judgments and as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of our Allowance for Credit Losses (“ACL”), fair value measurements, stock-based compensation, income taxes and goodwill to be the accounting areas that require the most subjective or complex judgments, estimates and assumptions, and where changes in those judgments, estimates and assumptions (based on new or additional information, changes in the economic environment and/or market interest rates, etc.) could have a significant effect on our financial statements. Therefore, we consider these policies and estimates, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our Board.
Our most significant accounting policies are presented in Note 1 of the accompanying consolidated financial statements as of December 31, 2025. These policies, along with the disclosures presented in the other notes to the consolidated financial statements and in this Management’s Discussion and Analysis section, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Operating Segment
We principally operate in one business segment, which is banking. Accounting standards require that information be reported about a company’s operating segments using a “management approach.” While management monitors the revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment as the current operating model is structured whereby all banking locations serve a similar base of customers utilizing a company-wide offering of similar products and services managed through similar processes and technology platforms. The segment measure of profit or loss is consolidated net income according to the consolidated statements of operations, the measure of segment assets is total assets of the consolidated company according to the consolidated balance sheets, and the accounting policies of the segment are the same as those described in Note 1 to our consolidated financial statements. The segment’s revenues are primarily derived from retail and commercial banking products, and investment income.
Allowance for Credit Losses
The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the ACL when management believes the uncollectibility of a loan balance is confirmed. Accrued interest receivable on loans is excluded from the estimate of credit losses. For the majority of loans, the ACL is calculated using a discounted cash flow methodology applied at the individual loan level. Expected credit losses are estimated over the contractual term of each loan, adjusted for expected prepayments and curtailments. The methodology incorporates reasonable and supportable forecasts over a one-year period, followed by a one-year straight-line reversion to long-term loss expectations. Expected losses are calculated based on forecasted loss rates and recovery assumptions and are aggregated to determine the ACL for collectively evaluated loans.
Management considers the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of financial assets as of the reporting date. Management will also use relevant forward-looking information and expectations drawn from reasonable and supportable forecasts when estimating the ACL. The information is obtained from internal and external sources relating to past events, current conditions, and reasonable and supportable forecasts. The loss rate methodology is designed to estimate expected credit losses over the contractual life of the loans for the entire portfolio utilizing reasonable and supportable economic forecasts, historical loss experience, expected prepayments and curtailments and qualitative adjustments. By segmenting the loan portfolio by call code, historical loss rates can be utilized from a diversified peer group of banks under similar economic conditions to those in the economic forecast. The model takes into consideration observed historical loss rates from peer banks and combines this with internal and third-party benchmark studies associated with prepayment speeds, curtailment rates, recovery rates and funding projections to estimate historical losses on the portfolio. Qualitative factors, which require management judgment related to various sources of external and internal data, are incorporated into the overall allowance. Adjustments to modeled loss estimates may be made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level or term as well as for changes in environmental conditions, such as changes in economic conditions, property values or other relevant factors.
The ACL is measured on a collective basis when similar risk characteristics exist. The Bank has identified the following portfolio segments and calculates the ACL for each using a discounted cash flow methodology at the loan level based on a forecasted loss rate determined based on underlying assumptions that most closely align with the underlying loans current and expected conditions:
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Construction and land development — Construction and land development loans include commercial construction, land acquisition and land development loans and single-family interim construction loans to small- and medium-sized businesses and individuals. These loans can carry the risk of cost overruns, changes in market demand for property, zoning and/or environmental issues and declines in real estate values.

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Single family residential — Residential loans include permanent mortgage financing and home equity lines of credit secured by first and second deeds on residential properties. These loans are susceptible to weakening general economic conditions, increases in unemployment rates and declining real estate values.

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Commercial real estate — Commercial real estate loans include loans secured by owner-occupied commercial buildings for office, storage, retail, farmland, and warehouse space. They also include non-owner-occupied commercial buildings such as leased retail and office space. Commercial real estate loans may be larger in size and may involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on such loans are often dependent on successful operation or management of the properties.

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Multifamily — The Bank’s multifamily residential loans are primarily secured by multi-family properties, such as apartments and condominium buildings. These loans also may be affected by increases in unemployment rates and deteriorating market values of real estate.

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Commercial and financial — Commercial and financial loans are made to businesses and are typically secured by business assets such as accounts receivable, inventory, and equipment, or are unsecured, and include loans to non-depository financial institutions. Repayment generally depends on the successful operation and cash flow of the borrower’s business and may be more sensitive to adverse economic conditions than real estate — secured loans, and the collateral securing these loans may fluctuate in value or be difficult to liquidate.

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Consumer — Consumer loans include automobile loans, revolving credit plans, and other loans to individuals for household, family, and other personal purposes. These loans may be unsecured or secured by rapidly depreciating collateral, and are susceptible to weakening general economic conditions, increases in unemployment rates, and reductions in borrower disposable income.

Although management believes its process for determining the allowance adequately considers the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes are worse than management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.
Additional information on the loan portfolio and ACL can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Loans.” See Note 1 to the consolidated financial statements included in this prospectus for additional information regarding our accounting policies related to the ACL.
Stock-Based Compensation
We account for share-based compensation awards granted to employees, directors and non-employees in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires compensation cost for share-based payment awards to be measured at fair value on the grant date and recognized in the financial statements over the period during which the grantee is required to provide service in exchange for the award, which is generally the vesting period. The Company measures the grant-date fair value of stock options and other option-type awards using the Black-Scholes option-pricing model, which requires management to make assumptions, including the expected term of the award, expected volatility of our common stock, the risk-free interest rate and expected dividend yield.
We generally measure the grant-date fair value of restricted stock awards and restricted stock units based on the fair value of the Company’s common stock on the date of grant. Compensation cost for service-based awards is recognized on a straight-line basis over the requisite service period for the award, and compensation cost for awards with graded vesting is recognized over the requisite service period for the entire award unless the terms of the award or applicable accounting guidance require recognition for each separately vesting tranche. Compensation cost for awards with performance conditions is recognized when achievement of the performance condition is probable, and the amount recognized is adjusted in subsequent periods if the probability assessment changes. The Company recognizes forfeitures of share-based compensation awards as they occur, and previously recognized compensation cost is reversed in the period in which an award is forfeited before completion of the requisite service period.
Fair Value Measurements
ASC Topic 820, Fair Value Measurement defines fair value as the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction between market participants at the measurement date. The degree of management judgment involved in determining the fair value of assets and liabilities is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not available, management judgment is necessary to estimate fair value.
The fair values for available-for-sale (“AFS”) securities are generally based upon quoted market prices or observable market prices for similar instruments. Management utilizes a third-party pricing service to assist with determining the fair value of our securities portfolio. The pricing service uses observable inputs when available including benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids and offers. These values take into account recent market activity as well as other market observable data such as interest rate, spread and prepayment information.

We account for mergers and acquisitions that qualify as a business combination under ASC 805, Business Combinations, which requires the use of the acquisition method of accounting. Under the acquisition method, we record all identifiable assets acquired, including intangible assets and the liabilities assumed at their fair values as of the acquisition date. Determining fair values of net assets acquired often involves estimates based on third-party valuations, such as appraisals or internal valuations based on discounted cash flow analysis or other valuation techniques. These methodologies are inherently subjective and involve significant assumptions, adjustments, and judgment around the selection of assumptions including, among others, discount rates, future expected cash flows, market conditions, and other future events that are highly subjective in nature and subject to change. The determination of the useful lives over which an intangible asset will be amortized is also subjective. While the selected fair values represented our best estimate of fair value as of the acquisition date, these estimates are inherently uncertain. In addition, the acquisition method of accounting allows for a measurement period to adjust acquisition accounting for up to one year after the acquisition date, for new information that existed at the acquisition date but may not have been known or available at that time.
From time to time, we may record assets at fair value on a nonrecurring basis, usually as a result of the write-downs of individual assets due to impairment or to value real estate or property obtained through foreclosure or repossession. In particular, nonaccrual loans may be carried at the fair value of collateral if repayment is expected solely from the collateral. Although management believes its processes for determining the fair value of collateral-dependent loans are appropriate, the processes require management judgment and assumptions and the value of such assets at the time they are revalued or divested may be significantly different from management’s determination of fair value.
In addition, changes in market conditions may reduce the availability of quoted prices or observable data. See Note 21 of our consolidated financial statements as of December 31, 2025, included elsewhere in this prospectus, for a complete discussion of fair value of financial assets and liabilities and their related measurement practices.
Goodwill Impairment
We record goodwill as a result of acquisitions accounted for under the acquisition method of accounting. Under the acquisition method, we are required to allocate the consideration paid for an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition. Goodwill represents the excess cost over the fair value of net assets acquired and is not amortized but is tested for impairment when indicators of impairment exist, and, in any case, at least annually.
The value of recorded goodwill is supported by revenue that is driven by the volume of business transacted and our ability to provide quality, cost-effective services in a competitive marketplace. A decline in earnings as a result of a lack of growth or the inability to deliver cost-effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods. Goodwill impairment exists when the carrying value of the reporting unit (as defined by GAAP) exceeds its fair value and an impairment loss is recognized in earnings in an amount equal to that excess, limited to the total amount of goodwill allocated to the reporting unit.
The process of evaluating goodwill for impairment involves highly subjective and complex judgments, estimates and assumptions regarding the fair value of our reporting unit and, in some cases, goodwill itself. As a result, changes to these judgments, estimates and assumptions in future periods could result in materially different results. The Company tests goodwill for impairment annually, or more frequently if events or circumstances change, indicating that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The determination of fair value of the reporting unit may include a discounted cash flow analysis incorporating assumptions regarding projected revenue growth rates, operating margins and weighted average cost of capital. These assumptions are inherently uncertain and could be adversely affected by factors including regulatory changes, macroeconomic conditions, interest rate changes, competitive pressures, changes in customer demand, or deterioration in financial performance. If actual results differ from our assumptions, or if adverse changes in these factors occur, we could be required to record a material goodwill impairment charge in future periods, which could have a material effect on our results of operations and financial condition.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are more likely than not expected to be realized based upon available evidence.
Emerging Growth Company Considerations
The JOBS Act contains provisions that, among other things, reduce certain reporting and other regulatory requirements for qualifying public companies. As an “emerging growth company,” we have elected under the JOBS Act to retain the ability to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. In the event we choose in the future to delay adoption of future accounting pronouncements applicable to public companies, our consolidated financial statements as of a particular date and for a particular period in the future may not be comparable to the financial statements as of such date and for such period of a public company situated similarly to us that is neither an emerging growth company nor an emerging growth company that has opted out of the extended transition period. Such financial statements of the other company may be prepared in conformity with new or revised accounting standards then applicable to public companies, but not to private companies, while, if we are then in the extended transition period, our consolidated financial statements would not be prepared in conformity with such new or revised accounting standards. Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act.
Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act, (ii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), (iii) provide more extensive disclosures regarding our executive compensation arrangements, including a “compensation discussion and analysis” section and all of the disclosures required under the Dodd-Frank Act, and (iv) hold nonbinding advisory votes on executive compensation and golden parachute arrangements. These exemptions will apply for a period of five years following the effectiveness of the registration statement of which this prospectus is a part or until we are no longer an emerging growth company, whichever is earlier.
Primary Factors Used to Evaluate Our Business
In addition to net income, the primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income and noninterest expense.
Net Interest Income
Net interest income is the most significant contributor to our net income. Net interest income represents interest income from interest earning assets, such as loans and investments, less interest expense on interest-bearing liabilities, such as deposits, FHLB advances, subordinated notes and other borrowings, which are used to fund those assets. In evaluating our net interest income, we measure and monitor yields on our interest-earning assets and interest-bearing liabilities as well as trends in our net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets for the same period. We manage our earning assets and funding sources to maximize this margin while limiting credit risk and interest rate sensitivity to comply with our established risk appetite levels. Changes in market interest rates and competition in our market typically have the largest impact on periodic changes in our net interest margin.
Noninterest Income
Noninterest income is a secondary contributor to our net income. Noninterest income consists primarily of interchange and card revenue, servicing fees, revenue streams such as service charges and other fees on deposit accounts, FHLB dividends, bank-owned life insurance (“BOLI”) income and other miscellaneous income. Certain of the Company’s noninterest revenue streams, such as contracts with customers, are covered by ASC Topic 606, Revenue from Contracts with Customers. See Note 1 of our audited consolidated financial statements for additional information.
Noninterest Expense
Noninterest expense includes salaries and employee benefits, occupancy and equipment costs, Federal deposit insurance expense, communication expenses, data processing and software fees, professional services fees, loan-related costs and other general and administrative expenses. In evaluating our level of noninterest expense, we closely monitor our efficiency ratio. The efficiency ratio is calculated by dividing noninterest expense by net interest income plus noninterest income. We constantly seek to identify ways to streamline our business and operate more efficiently.
Over the past several years, we have invested significant resources in personnel and infrastructure. We expect that our efficiency ratio will improve due, in part, to our past investment in infrastructure. We believe that we are currently well positioned to continue our growth trajectory without meaningful additions to our cost structure.
Primary Factors Used to Evaluate Financial Condition
The primary factors we use to evaluate and manage our financial condition include asset quality, capital and liquidity.
Asset Quality
We manage the quality of our loans based upon trends at the overall loan portfolio level as well as within specific product type. We measure and monitor key factors that include the level and trend of classified, delinquent, nonaccrual and nonperforming assets, collateral coverage and credit scores and debt service coverage, where applicable. The metrics directly impact our evaluation of the adequacy of our allowance for credit losses.
Capital
We manage our capital by tracking our level and quality of capital with consideration given to our overall financial condition, our asset quality, our level of allowance for credit losses, our geographic and industry concentrations, and other risk factors in our balance sheet, including interest rate sensitivity. Bank holding companies and banks are subject to various regulatory capital requirements administered by federal bank and state regulatory agencies. The Bank is subject to minimum risk-based and leverage capital requirements under federal regulations implementing the Basel III framework, and to regulatory thresholds that must be met for an insured depository institution to be classified as “well-capitalized” under the prompt corrective action framework. Our capital ratios and the capital ratios of the Bank at June 30, 2026, exceeded all applicable minimum capital requirements and the regulatory standards for the Bank to be “well-capitalized.” See the section entitled “Supervision and Regulation” for more information regarding the regulatory capital adequacy requirements applicable to us.
Liquidity
The Bank’s liquidity is a measure of its ability to access funds to support loan growth, withdrawals and maturities of deposits, and other cash outflows in a cost-effective manner. The principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities and pay-downs of investment securities, access to liquid deposits, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Liquid assets, consisting of cash and due from banks, interest-earning deposits with other banks, federal funds sold, and the fair value of unpledged investment securities, represented 12.7% of total assets on December 31, 2025 and 16.5% of total assets on June 30, 2026.
The Bank strives to maintain a position of liquidity sufficient to fund future loan demand and to satisfy fluctuations in deposit levels. Should the need arise, the Bank would have the capability to sell available-for-sale securities or to borrow funds as necessary. In addition to deposits, the Company utilizes FHLB advances as a supplementary funding source to finance our operations. These FHLB advances are collateralized by securities owned by the Company and held in safekeeping by the FHLB, FHLB stock owned by the Company, and certain qualifying loans secured by real estate, including residential mortgage loans, home equity lines of credit and commercial real estate loans. At June 30, 2026 and December 31, 2025, the Company had no outstanding borrowings with the FHLB. At December 31, 2024, the Company had $150.0 million of adjustable-rate credit advances outstanding with an interest rate of 4.57%. The outstanding advances at December 31, 2024, matured and were repaid during 2025. The advances from the FHLB are collateralized by a blanket lien on all eligible first mortgage loans and other specific loans in addition to FHLB stock. Loans totaling approximately $1.8 billion, $1.5 billion and $1.3 billion were pledged as collateral to the FHLB at June 30, 2026, December 31, 2025 and December 31, 2024, respectively, with lendable collateral value of $324.6 million, $210.5 million and $181.6 million for the same periods. The Bank primarily uses advances from its lines of credit for short-term cash needs, with borrowing terms typically less than 30 days. For additional discussion of the Company’s FHLB advances, see Note 10 of our audited consolidated financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Liabilities — FHLB Advances.”

Results of Operations — Comparison of Results of Operations for the Six Months Ended June 30, 2026 and 2025
The following discussion of our results of operations compares the six months ended June 30, 2026 and 2025. Our net income for the six months ended June 30, 2026 was $13.3 million compared to net income of $6.7 million for the six months ended June 30, 2025. The increase of $6.6 million was primarily due to an increase in net interest income of $9.1 million partially offset by an increase in non-interest expense of $1.4 million primarily as a result of the Tandem acquisition.
Net Interest Income
For the six months ended June 30, 2026, net interest income increased by $9.1 million, or 19.3%, to $55.9 million, compared to the six months ended June 30, 2025. The increase in net interest income was primarily the result of increases in average outstanding loans of $314.1 million mainly driven by a combination of organic loan growth and the impact of acquisitions, as well as growth in average earning assets that outpaced growth in interest-bearing liabilities. Our net interest margin was 4.36% for the six months ended June 30, 2026, as compared to 4.17% for the six months ended June 30, 2025. Net interest margin experienced a 19 basis point increase during the six months ended June 30, 2026 compared to the six months ended June 30, 2025. The increase was primarily due to interest-earning asset growth outpacing interest-bearing liabilities by $182.1 million during the period along with an increase in non-interest bearing demand deposits of $141.3 million.
The following table discloses the components of net interest income for the six months ended June 30, 2026 and 2025, respectively:
	For the Six Months Ended June 30,		Change
(dollars in thousands)	2026	2025	$	%
Interest Income:
Loans held for sale	$15,003	$14,389	$614	4.27%
Loans held for investment	63,712	56,094	7,618	13.58
Investment securities	2,247	2,018	229	11.35
Other interest income	3,729	4,821	(1,092)	(22.65)
Total interest income	84,691	77,322	7,369	9.53
Interest Expense:
Deposits	25,797	26,383	(586)	(2.22)
FHLB advances	1,223	2,387	(1,164)	(48.76)
Other borrowings	1,748	1,693	55	3.25
Total interest expense	28,768	30,463	(1,695)	(5.56)
Net interest income before the provision for/ (recovery of) credit losses	$55,923	$46,859	$9,064	19.34%
The following table presents, for the periods indicated, information about: (i) weighted average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. The income and yield from non-taxable investment securities were not adjusted for tax equivalency.

	For the Six Months Ended
	June 30, 2026			June 30, 2025
(dollars in thousands)	Average Balance	Interest and Fees	Yield / Rate	Average Balance	Interest and Fees	Yield / Rate
Earning Assets:
Interest bearing deposits with banks	$161,578	$2,766	3.45%	$132,328	2,932	4.47%
Federal funds sold and other investments	47,683	963	4.07	80,837	1,889	4.71
Securities
U.S. Treasury/agency securities	14,926	317	4.25	45,831	1,011	4.41
Mortgage backed securities	85,663	1,663	3.88	47,191	799	3.39
All other securities	12,402	267	4.31	10,222	208	4.07
Total securities (cost basis)	$112,991	$2,247	3.98%	$103,244	$2,018	3.91%
Loans
Single family residential	287,794	7,835	5.44%	249,990	7,234	5.79%
Other real estate loans	1,045,949	38,885	7.44	798,982	29,845	7.47
Commercial & financial loans	417,257	15,298	7.33	465,609	17,520	7.53
Consumer loans	51,428	1,694	6.59	43,840	1,495	6.82
Loans held for sale	460,994	15,003	6.51	390,935	14,389	7.36
Total loans	$2,263,422	$78,716	6.96%	$1,949,356	$70,483	7.23%
Total earning assets	$2,585,674	$84,691	6.55%	$2,265,765	$77,322	6.83%
Noninterest-earning assets	99,138			99,404
Total assets	$2,684,812			$2,365,169
Interest Bearing Liabilities:
Demand deposits – interest bearing	$302,298	$2,478	1.65%	$264,032	$2,669	2.04%
Savings/Money market	701,855	10,035	2.88	603,881	9,591	3.20
Time deposits	682,796	13,284	3.92	645,471	14,123	4.41
Total interest-bearing deposits	$1,686,949	$25,797	3.08	$1,513,384	$26,383	3.52
FHLB advances	63,323	1,223	3.87	103,994	2,387	4.59
Other borrowed funds	73,365	1,748	4.76	68,461	1,693	4.95
Total interest-bearing liabilities	$1,823,637	$28,768	3.18%	$1,685,839	$30,463	3.64%
Noninterest Bearing Liabilities:
Noninterest bearing deposits	$582,641			$441,312
Other noninterest-bearing liabilities	59,230			61,375
Total noninterest-bearing liabilities	$641,871			$502,687
Shareholders’ equity	219,304			176,643
Total liabilities and shareholders’ equity	$2,684,812			$2,365,169
Net interest income		$55,923			$46,859
Net interest spread			3.37%			3.19%
Net interest margin			4.36%			4.17%
Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table sets forth the effects of changing interest rates and volumes on our net interest income during the periods indicated. The information is provided with respect to (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Changes applicable to both volume and rate have been allocated to rate.

	For the Six Months Ended June 30, 2026 Compared to the Six Months Ended June 30, 2025 Increase (Decrease) Due to Change in:
(dollars in thousands)	Volume	Yield/Rate	Total Change
Earning Assets:
Interest bearing deposits with banks	$648	$(815)	$(167)
Federal funds sold and other investments	(775)	(151)	(926)
Securities	14	215	229
Loans	11,244	(3,011)	8,233
Total earning assets	$11,131	$(3,762)	$7,369
Interest-Bearing Liabilities:
Demand deposits	$387	$(578)	$(191)
Savings/Money market deposits	1,556	(1,112)	444
Time deposits	817	(1,656)	(839)
Total interest-bearing deposits	$2,760	$(3,346)	$(586)
Borrowings	(806)	(303)	(1,109)
Total interest-bearing liabilities	$1,954	$(3,649)	$(1,695)
Net interest income	$9,177	$(113)	$9,064
Net interest income for the six months ended June 30, 2026 was $55.9 million compared to $46.9 million for the six months ended June 30, 2025, respectively, an increase of $9.1 million, or 19.3%. The increase in net interest income was primarily the result of a $314.1 million increase in average outstanding loans, driven by a combination of organic loan growth and the impact of acquisitions, as well as growth in average earning assets that outpaced growth in interest-bearing liabilities.
Total interest income for the six months ended June 30, 2026 was $84.7 million compared to $77.3 million for the six months ended June 30, 2025, an increase of $7.4 million, or 9.5%. The increase during this period was primarily attributable to an increase in average interest earning assets of $319.9 million.
Interest income on investment securities was $2.2 million for the six months ended June 30, 2026, compared to $2.0 million for the six months ended June 30, 2025. The increase was specifically due to an increase of $9.7 million of average balances in investment securities as compared to the same period in 2025. Interest and fees on loans were $78.7 million for the six months ended June 30, 2026, compared to $70.5 million for the six months ended June 30, 2025, an increase of $8.2 million, or 11.7%. The increase was attributable to the overall growth in average loans outstanding of $314.1 million, partially offset by a decline in the overall yield on loans of 27 basis points.
Interest expense for the six months ended June 30, 2026 was $28.8 million compared to $30.5 million for the six months ended June 30, 2025. The decrease over the periods was mainly due to the mix in funding as the Company relied less on higher-cost wholesale funds while benefitting from increases in lower rate deposits. Interest expense on deposits decreased approximately $0.6 million to approximately $25.8 million for the six months ended June 30, 2026 from $26.4 million for the six months ended June 30, 2025. Average interest-bearing deposits increased $173.6 million over the period; however, this increase was offset by a decline in the average interest rate of 44 bps as the Company continued its focus on managing deposit costs. Average borrowings outstanding, excluding federal funds purchased, decreased by approximately $35.8 million, or 20.7%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025, while interest expense on borrowings decreased by $1.1 million. The decrease was due to a change in the mix of funding that occurred in 2026 as average deposits increased $314.9 million and the Company relied less on borrowings for funding purposes.
Net interest margin for the six months ended June 30, 2026 was 4.36% compared to 4.17% for the six months ended June 30, 2025. Net interest margin and net interest income are influenced by internal and external factors. Internal factors include balance sheet changes on both volume and mix and pricing decisions, and external factors include changes in market interest rates, competition and the shape of the interest rate yield curve.
Provision for Credit Losses
The provision for credit losses is based on management’s assessment of the adequacy of our allowance for credit losses. Factors impacting the provision include inherent risk characteristics in our loan portfolio, the level of nonperforming loans and net charge-offs, both current and historic local economic and credit conditions, the direction of the change in collateral values, and the funding probability on unfunded lending commitments. The provision for credit losses is charged against earnings to maintain the allowance for credit losses at a level that reflects management’s current estimate of expected credit losses over the contractual lives of the applicable financial assets, which reflects management’s best estimate of probable losses inherent in our loan portfolio at the balance sheet date.
Provision for credit losses for the six months ended June 30, 2026 was $2.2 million compared to $3.2 million for the six months ended June 30, 2025, a decrease of approximately $1.0 million. The decrease was specifically related to the additional provision of $3.1 million made during the six months ended June 30, 2025 in connection with the Georgia Primary acquisition transaction. Our allowance for credit losses as a percentage of gross LHFI at June 30, 2026 and 2025 was 1.39% and 1.45%, respectively.
The Company maintains an ACL for credit losses on unfunded commercial lending commitments and letters of credit to consider the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to consider the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability on the consolidated balance sheets within other liabilities, while the corresponding provision for these credit losses is recorded as a component of provision for credit losses. The reserve for unfunded loan commitments was $2.1 million as of June 30, 2026 and $986 thousand as of December 31, 2025. The increase in unfunded commitment reserves was driven primarily by an increase in the expected funding rate on loans with unfunded commitments. The bank periodically completes funding rate studies that may lead to changes in the underlying assumption for funding rates on loans with unfunded commitments.
Noninterest Income
Noninterest income for the six months ended June 30, 2026 was $6.4 million and increased by approximately $0.2 million, or 3.7%, as compared to the six months ended June 30, 2025. The increase was primarily due to higher revenue from mortgage banking activity due to the retail mortgage division that began originating loans in late second quarter of 2025.
The following table sets forth the various components of our noninterest income for the periods indicated:
	For the Six Months Ended June 30,		Change
(dollars in thousands)	2026	2025	$	%
Noninterest Income:
Service charges on deposit accounts	$1,419	$1,005	$414	41.19%
Mortgage banking activity	2,360	1,025	1,335	130.24
BOLI income	462	433	29	6.70
Gain on sale of loans	908	1,388	(480)	(34.58)
Other noninterest income	1,288	2,357	(1,069)	(45.35)
Total noninterest income	$6,437	$6,208	$229	3.69%
Service charges on deposit accounts increased by $0.4 million for the six months ended June 30, 2026 compared to the six months ended June 30, 2025. The increase was attributable to a higher transaction volume from our treasury services customers.
Mortgage banking related income increased by $1.3 million for the six months ended June 30, 2026 compared to the six months ended June 30, 2025. The increase was due to the origination of loans from the Bank’s retail mortgage operation, which commenced during the latter half of the second quarter of 2025, compared to a full six months of operations in 2026.
BOLI income was approximately $0.5 million for the six months ended June 30, 2026 compared to $0.4 million for the six months ended June 30, 2025.
Net gain on sale of loans was $0.9 million for the six months ended June 30, 2026 compared to $1.4 million for the six months ended June 30, 2025. The decline in the six months ended June 30, 2026 was due to the volume of loans sold, which decreased by $14.3 million as compared to the prior period, due in part to increased competition in home equity line of credit (“HELOC”) originations.
Other noninterest income decreased by $1.1 million to approximately $1.3 million for the six months ended June 30, 2026 compared to $2.4 million for the six months ended June 30, 2025. The decrease was due to BOLI death benefits of $1.0 million received in 2025 compared to benefits received of $0.5 million in 2026.

Noninterest Expense
Noninterest expense for the six months ended June 30, 2026 was $42.2 million, as compared to noninterest expense of $40.8 million for the six months ended June 30, 2025, representing an increase of approximately $1.4 million, or 3.4% from the six months ended June 30, 2025.
The following table sets forth the major components of our noninterest expense for the six months ended June 30, 2026 and 2025, respectively, as well as changes between periods:
	For the Six Months Ended June 30,		Change
(dollars in thousands)	2026	2025	$	%
Noninterest Expense:
Salaries and employee benefits	$24,901	$22,058	$2,843	12.89%
Occupancy and equipment	4,000	4,186	(186)	(4.44)
FDIC insurance and regulatory assessment	1,050	1,099	(49)	(4.46)
Other professional services	1,803	1,516	287	18.93
Communications, data processing and equipment	3,139	2,979	160	5.37
Merger and conversion related expenses	3,523	6,553	(3,030)	(46.24)
Other noninterest expense	3,764	2,409	(1,355)	56.25
Total noninterest expense	$42,180	$40,800	$1,380	3.38%
Salaries and employee benefits expense for the six months ended June 30, 2026 was $24.9 million compared to $22.1 million for the six months ended June 30, 2025, an increase of $2.8 million, or 12.9%. The additional expenses were due to increased staffing resulting from the Georgia Primary transaction in early 2025 along with launching a retail mortgage operation late in the second quarter of 2025. The number of full-time equivalent employees was 275 as of June 30, 2026 compared to 228 as of June 30, 2025.
Occupancy and equipment expense for the six months ended June 30, 2026 was $4.0 million, compared to $4.2 million for the six months ended June 30, 2025, a decrease of $0.2 million, or 4.4%. The decrease is attributable to additional sublease income received during the six month period ending June 30, 2026.
FDIC insurance and regulatory assessment expense for the six months ended June 30, 2026 was $1.0 million compared to $1.1 million for the six months ended June 30, 2025, a decrease of $49 thousand, or 4.4%.
Other professional services expense for the six months ended June 30, 2026 was $1.8 million compared to $1.5 million for the six months ended June 30, 2025, an increase of approximately $0.3 million or 18.9%. The increase was attributable to additional audit and accounting fees related to enhanced scopes and engagements in connection with our intention to register our common stock with the SEC. Included in other professional services expense for the six months ended June 30, 2026 and 2025 were directors’ fees of approximately $330 thousand and $315 thousand in each period, respectively.
Communications, data processing and equipment expense for the six months ended June 30, 2026 was $3.1 million compared to $3.0 million for the six months ended June 30, 2025, an increase of $0.2 million, or 5.4%. The increase is directly related to additional fees due to increased transaction costs associated with the Company’s core technology systems.
Merger and conversion related expenses of $3.5 million were incurred during the six months ended June 30, 2026 compared to $6.6 million for the six months ended June 30, 2025. The decrease in the six months ended June 30, 2026 was due to the fact that the Tandem transaction was finalized in June 2026 and there are additional expenses expected to be recognized during the remainder of 2026 as we continue with conversion and integration activities related to the acquisition. Management expects the total merger and conversion related expenses for the Tandem merger will be less than the Georgia Primary merger.
Other expenses for the six months ended June 30, 2026 were $3.8 million compared to $2.4 million for the six months ended June 30, 2025, an increase of $1.4 million, or 56.2%. The increase in 2026 was mainly due to the increased activity related to the Georgia Primary and Tandem mergers as advertising and marketing increased $158 thousand, taxes and licenses increased $188 thousand and the core deposit intangible amortization increased by $146 thousand. As it relates to expenses associated with volume increases within the loan portfolio, both held for investment and held for sale, postage, printing and supplies increased by $215 thousand and loan related costs by $451 thousand.

Income Tax Expense
Income tax expense for the six months ended June 30, 2026 and 2025 was $4.7 million and $2.4 million, respectively. Effective tax rates were 26.0% and 26.0% for the six months ended June 30, 2026 and 2025, respectively. We had a net deferred tax asset of $5.0 million and $3.8 million at June 30, 2026 and 2025, respectively.
Impact of Tandem Acquisition
The completion of the Tandem acquisition on June 1, 2026 impacted our results of operations and financial condition for the six months ended June 30, 2026. At acquisition, based on preliminary fair value adjustments, Tandem contributed approximately $240.1 million of loans held for investment, $254.0 million of deposits, and $321.3 million of total assets. As a result, certain changes in net interest income, noninterest income, noninterest expense, loans and deposits reflected in the comparisons above were attributable to acquired balances and operations associated with Tandem, while the remainder reflected organic growth generated by our legacy operations. Where practicable, we have quantified the impact of the Tandem acquisition separately from organic growth. Noninterest expenses in particular increased period-over-period, reflecting a combination of one-time merger and conversion related expenses that are primarily recognized during the second quarter of 2026. We believe the underlying organic growth trends identified and discussed above are reasonably expected to continue, however no assurance can be given that these trends will continue and actual results may be adversely affected by the factors described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Results of Operations — Comparison of Results of Operations for the Years Ended December 31, 2025 and 2024
The following discussion of our results of operations compares the years ended December 31, 2025 and 2024. We reported net income for the year ended December 31, 2025 of $22.1 million compared to net income of $8.5 million for the year ended December 31, 2024. The increase of $13.6 million was primarily attributable to organic growth in LHFI, a reduction in the provision for credit losses and the merger with Georgia Primary.
Net Interest Income
Net interest income increased by $30.7 million, or 42.8%, to $102.4 million for the year ended December 31, 2025 from $71.7 million for the year ended December 31, 2024. The increase in net interest income during 2025 reflected both the impact of the Georgia Primary acquisition and organic balance sheet growth. Acquired loans and deposits from Georgia Primary contributed to the increase in average earning assets and funding balances during the year. The remainder of the increase was driven by organic loan growth and growth in noninterest-bearing and core deposit balances. Management believes the underlying organic growth in earning assets and core customer relationships remains favorable; however, future net interest income will continue to be affected by interest rate levels, funding costs and competitive conditions. Our net interest margin was 4.26% for the year ended December 31, 2025 compared to 3.97% for the year ended December 31, 2024. The increase in margin was primarily due to our ability to maintain loan pricing and decrease deposit pricing in a declining rate environment.
The following table discloses the components of net interest income for the years ended December 31, 2025 and 2024:
	For the Years Ended December 31,		Change
(dollars in thousands)	2025	2024	$	%
Interest Income:
Loans held for sale	$31,880	$26,024	$5,856	22.5%
Loans held for investment	119,743	92,049	27,694	30.1%
Investment securities	4,150	3,505	645	18.4%
Other interest income	9,099	8,834	265	3.0%
Total interest income	$164,872	$130,412	$34,460	26.4%
Interest Expense:
Deposits	$53,971	$50,981	$2,990	5.9%
FHLB advances	5,078	4,645	433	9.3%
Other borrowings	3,445	3,102	343	11.1%
Total interest expense	$62,494	$58,728	$3,766	6.4%
Net interest income before the provision for/(recovery of) credit losses	$102,378	$71,684	$30,694	42.8%

The following table presents, for the periods indicated, information about: (i) weighted average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. The income and yield from non-taxable investment securities were not adjusted for tax equivalency.
	For the Years Ended December 31,
	2025			2024
(dollars in thousands)	Average Balance	Interest and Fees	Yield / Rate	Average Balance	Interest and Fees	Yield / Rate
Earning Assets:
Interest bearing deposits with banks	$143,171	$6,013	4.20%	$86,386	4,590	5.31%
Federal funds sold and other investments	66,248	3,086	4.66	80,404	4,244	5.28
Securities
U.S. Treasury/agency securities	38,764	1,723	4.44	47,693	2,000	4.19
Mortgage backed securities	52,600	1,965	3.74	41,916	1,321	3.15
All other securities	11,081	462	4.17	4,641	184	3.96
Total securities (cost basis)	$102,445	$4,150	4.05%	$94,250	$3,505	3.72%
Loans
Single family residential	255,876	14,767	5.77%	197,692	10,546	5.33%
Other real estate loans	887,473	67,118	7.56	641,034	50,394	7.86
Commercial & financial loans	465,370	34,876	7.49	354,313	28,485	8.04
Consumer loans	44,966	2,982	6.63	35,530	2,624	7.39
Loans held for sale	435,242	31,880	7.32	314,797	26,024	8.27
Total loans	$2,088,927	$151,623	7.26%	$1,546,366	$118,073	7.65%
Total earning assets	$2,400,791	$164,872	6.87%	$1,804,406	$130,412	7.23%
Noninterest-earning assets	95,945			82,462
Total assets	$2,496,736			$1,886,868
Interest Bearing Liabilities:
Demand deposits – interest bearing	$270,719	$5,251	1.94%	$179,804	$3,270	1.82%
Savings/Money market	632,313	19,795	3.13	544,009	20,187	3.71
Time deposits	674,663	28,925	4.29	551,863	27,524	4.99
Total interest-bearing deposits	$1,577,695	$53,971	3.42	$1,275,676	$50,981	4.00
FHLB advances	111,638	5,078	4.55	86,336	4,645	5.38
Other borrowed funds	69,811	3,445	4.93	62,565	3,102	4.96
Total interest-bearing liabilities	$1,759,144	$62,494	3.55%	$1,424,577	$58,728	4.12%
Noninterest Bearing Liabilities:
Noninterest bearing deposits	$491,343			$254,638
Other noninterest-bearing liabilities	61,659			58,997
Total noninterest-bearing liabilities	$553,002			$313,635
Shareholders’ equity	184,590			148,656
Total liabilities and shareholders’ equity	$2,496,736			$1,886,868
Net interest income		$102,378			$71,684
Net interest spread			3.32%			3.10%
Net interest margin			4.26%			3.97%

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following tables set forth the effects of changing interest rates and volumes on our net interest income during the periods indicated. The information is provided with respect to (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Changes applicable to both volume and rate have been allocated to rate.
	For the Year Ended December 31, 2025, Compared to the Year Ended December 31, 2024 Increase (Decrease) Due to Change in:
(dollars in thousands)	Volume	Yield/Rate	Total Change
Earning Assets:
Interest bearing deposits with banks	$3,017	$(1,594)	$1,423
Federal funds sold and other investments	(747)	(411)	(1,158)
Securities	218	427	645
Loans	42,060	(8,510)	33,550
Total earning assets	$44,548	$(10,088)	$34,460
Interest-Bearing Liabilities:
Demand deposits	$1,653	$328	$1,981
Savings/Money market deposits	3,277	(3,669)	(392)
Time deposits	6,125	(4,724)	1,401
Total interest-bearing deposits	$11,055	$(8,065)	$2,990
Borrowings	1,721	(945)	776
Total interest-bearing liabilities	$12,776	$(9,010)	$3,766
Net interest income	$31,772	$(1,078)	$30,694
Net interest income for the year ended December 31, 2025 was $102.4 million compared to $71.7 million for the year ended December 31, 2024, an increase of $30.7 million, or 42.8%. This increase was primarily due to an increase in the average balance of our total interest-earning assets as it outpaced the growth in average interest-bearing liabilities by $261.8 million. The increase in the average balance for the interest-earning assets was primarily due to an increase in average loans outstanding. The yield on total earning assets and interest-bearing liabilities decreased by 36 and 57 basis points, respectively, during the same period.
Total interest income for the year ended December 31, 2025 was $164.9 million compared to $130.4 million for the year ended December 31, 2024, an increase of $34.5 million, or 26.4%. This increase was primarily due to growth in the average balance of loans, partially offset by a lower average yield on total loans driven by the Georgia Primary portfolio.
Interest income on investment securities was $4.2 million for the year ended December 31, 2025 compared to $3.5 million for the year ended December 31, 2024. This increase was primarily due to the fact that the yield on investment securities increased by 33 basis points as a result of moderate repositioning of the portfolio in the first quarter of 2025. The average balance remained steady during the period. Interest and fees on loans were $151.6 million for the year ended December 31, 2025, compared to $118.1 million for the year ended December 31, 2024, an increase of $33.5 million or 28.4%. This increase was attributable primarily to approximately $255 million of LHFI acquired in the Georgia Primary merger along with increase in loans held for sale production to $2.8 billion during the year ended December 31, 2025. The yield on gross loans decreased by 39 basis points during the period.
Interest expense for the year ended December 31, 2025 was $62.5 million compared to $58.7 million for the year ended December 31, 2024. This increase was primarily attributable to an increase in overall total interest-bearing liabilities commensurate with the Company’s growth. Interest expense on deposits increased approximately $3.0 million to approximately $54.0 million for the year ended December 31, 2025 from $51.0 million for the same period of 2024. This increase is due to successfully capitalizing on market opportunities and commensurate growth in the Bank’s deposit portfolio. Average borrowings, which includes FHLB advances and other borrowed funds, outstanding, excluding federal funds purchased, increased by approximately $32.5 million, or 21.9%, from December 31, 2024 to December 31, 2025, while the average rate paid on borrowings, which includes FHLB advances and other borrowed funds, decreased by 51 basis points. The increase in average borrowings reflected the Company’s funding requirements associated with balance-sheet growth.

Net interest margin for the years ended December 31, 2025 and 2024 was 4.26% and 3.97%, respectively. Net interest margin and net interest income are influenced by internal and external factors. Internal factors include balance sheet changes on both volume and mix and pricing decisions, and external factors include changes in market interest rates, competition and the shape of the interest rate yield curve. This increase in our net interest margin is primarily due to a high-yielding and growing loan book with a continued low-cost noninterest-bearing deposit base.
Provision for Credit Losses
The provision for credit losses is based on management’s assessment of the adequacy of our allowance for credit losses. Factors impacting the provision include inherent risk characteristics in our loan portfolio, the level of nonperforming loans and net charge-offs, both current and historic, local economic and credit conditions, the direction of the change in collateral values, and the funding probability on unfunded lending commitments. The provision for credit losses is charged against earnings to maintain the allowance for credit losses at a level that reflects management’s current estimate of expected credit losses over the contractual lives of the applicable financial assets, which reflects management’s best estimate of probable losses inherent in our loan portfolio at the balance sheet date.
Provision for credit losses for the year ended December 31, 2025 was $4.5 million compared to $8.3 million for the year ended December 31, 2024, a decrease of approximately $3.8 million. This decrease was primarily attributed to lower charge-offs in 2025, partially offset by less favorable modeled economic assumptions and the effect of growth in the loan portfolio. Our allowance for credit losses as a percentage of gross LHFI at December 31, 2025 and 2024 was 1.48% and 1.56%, respectively.
The Company maintains an ACL for credit losses on unfunded commercial lending commitments and letters of credit to consider the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to consider the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability on the consolidated balance sheets within other liabilities, while the corresponding provision for these credit losses is recorded as a component of provision for credit losses. The reserve for unfunded loan commitments was $986 thousand as of both December 31, 2025 and 2024.
Noninterest Income
Noninterest income for the year ended December 31, 2025 was $10.3 million, an increase of $3.0 million or 41.5%, compared to $7.3 million for the year ended December 31, 2024. The increase reflected a $1.7 million increase in other noninterest income, a $1.0 million increase in service charges on deposit accounts and a $1.0 million increase in mortgage banking income, partially offset by a $0.8 million decrease in gain on sale of loans.
The following table sets forth the various components of our noninterest income for the periods indicated:
	For the Years Ended December 31,		Change
(dollars in thousands)	2025	2024	$	%
Noninterest Income:
Service charges on deposit accounts	$2,141	$1,142	$999	87.48%
Mortgage banking activity	2,750	1,775	975	54.93
BOLI income	901	782	119	15.22
Gain on sale of loans	1,564	2,369	(805)	(33.98)
Other noninterest income	2,983	1,238	1,745	140.95
Total noninterest income	$10,339	$7,306	$3,033	41.51%
Service charges on deposit accounts increased by $999 thousand to $2.1 million for the year ended December 31, 2025 compared to $1.1 million for the year ended December 31, 2024. These service charges are mostly comprised of ACH processing fees and wire fees with the increase driven primarily by the increase in overall ACH processing volume.
Mortgage banking related income increased by $975 thousand to approximately $2.8 million for the year ended December 31, 2025 compared to approximately $1.8 million for the year ended December 31, 2024. This increase was primarily due to higher secondary market mortgage production which is comprised primarily of activity related to the sale of consumer mortgage loans as well as loan origination fees such as closing charges, document review fees, application fees, other loan origination fees, and loan processing fees.

BOLI income increased by $119 thousand to $901 thousand for the year ended December 31, 2025 compared to $782 thousand for the year ended December 31, 2024. This increase was primarily attributable to the $4.4 million of cash value of bank owned life insurance that was acquired as part of the Georgia Primary merger.
Net gain on sale of loans was $1.6 million for the year ended December 31, 2025, compared to $2.4 million for the same period ended 2024. This decrease was a result of a loss of approximately $808 thousand that was recognized in 2025 as a result of the Bank selling a small manufactured home loan portfolio.
Other noninterest income increased by $1.7 million to approximately $3.0 million for the year ended December 31, 2025 compared to $1.2 million for the year ended December 31, 2024. This increase was driven by a recognition of $1.0 million of death benefits under a BOLI policy in 2025.
Noninterest Expense
Noninterest expense for the year ended December 31, 2025 was $78.4 million compared to $59.4 million for the year ended December 31, 2024, an increase of approximately $19.0 million, or 31.9%. The increase was primarily attributable to an $8.1 million increase in salaries and employee benefits expense, $6.7 million of merger and conversion related expenses and a $1.7 million increase in communications, data processing and equipment expense. Noninterest expense growth during 2025 reflected both the inclusion of operating expenses associated with the acquired Georgia Primary franchise and organic investments in personnel, technology and business development activities. Salaries and employee benefits increased in part due to employees added through the acquisition, while other expense categories reflected growth initiatives and increased business activity within legacy operations.
The following table sets forth the major components of our noninterest expense for the years ended December 31, 2025 and 2024:
	For the Years Ended December 31,		Change
(dollars in thousands)	2025	2024	$	%
Noninterest expense:
Salaries and employee benefits	$45,922	$37,779	$8,143	21.55%
Occupancy and equipment	8,496	8,572	(76)	(0.89)
FDIC insurance and regulatory assessment	2,255	1,881	374	19.88
Other professional services	3,207	2,882	325	11.28
Communications, data processing and equipment	6,121	4,402	1,719	39.05
Merger and conversion related expenses	6,732	—	6,732	N/A
Other noninterest expense	5,624	3,868	1,756	45.40
Total noninterest expense	$78,357	$59,384	$18,973	31.95%
Salaries and employee benefits expense for the year ended December 31, 2025 was $45.9 million compared to $37.8 million for the year ended December 31, 2024, an increase of $8.1 million, or 21.6%. This increase was attributable to the Georgia Primary merger increasing our overall headcount while hiring new employees with skills and experience necessary to support our strategic goals and annual salary adjustments. The number of full-time equivalent employees was 229 for the year ended December 31, 2025 compared to 189 for the year ended December 31, 2024.
Occupancy and equipment expense for the year ended December 31, 2025 was $8.5 million compared to $8.6 million for the year ended December 31, 2024, a decrease of $76 thousand, or 0.9%. This minor decrease was a result of stable rental costs, property taxes and depreciation, and upkeep related to the properties.
FDIC insurance and regulatory assessment expense for the year ended December 31, 2025 was $2.3 million compared to $1.9 million for the year ended December 31, 2024, an increase of $374 thousand, or 19.9%. This increase was primarily attributable to increases in capital and changes in asset mix and asset growth rates from 2024 to 2025.
Other professional services expense for the year ended December 31, 2025 was $3.2 million compared to $2.9 million for the year ended December 31, 2024, an increase of $325 thousand, or 11.3%. This increase was primarily in general corporate legal fees and outside professional services. Included in other professional services expense for the years ended December 31, 2025 and 2024 were directors’ fees of approximately $600 thousand in each fiscal year.

Communications, data processing and equipment expense for the year ended December 31, 2025 was $6.1 million compared to $4.4 million for the year ended December 31, 2024, an increase of $1.7 million, or 39.1%. This increase was primarily attributable to higher marketing and advertising expense during the period and higher data processing expense associated with the Company’s growth.
Merger and conversion related expenses of $6.7 million was incurred during the year ended December 31, 2025 in connection with the merger with Georgia Primary. See “Business — Recent Acquisitions” for more information. There was not a comparable or equivalent expense for the year ended December 31, 2024.
Other expenses for the year ended December 31, 2025 were $5.6 million compared to $3.9 million for the year ended December 31, 2024, an increase of $1.8 million, or 45.4%. This increase was primarily attributable to the Georgia Primary merger which included the recognition of $514 thousand from core deposit intangible amortization.
Income Tax Expense
Income tax expense for the years ended December 31, 2025 and 2024 was $7.8 million and $2.8 million, respectively. Effective tax rates were 26.0% and 25.1% for the years ended December 31, 2025 and 2024, respectively, due to strategic transactions we undertook in 2025. We had a net deferred tax asset of $8.2 million and $7.3 million at December 31, 2025 and 2024, respectively.
Impact of Georgia Primary Acquisition
The completion of the Georgia Primary acquisition on March 1, 2025 impacted our results of operations and financial condition for the year ended December 31, 2025. At acquisition, Georgia Primary contributed approximately $254.8 million of loans held for investment, $301.4 million of deposits, and $341.1 million of total assets. As a result, certain changes in net interest income, noninterest income, noninterest expense, loans and deposits reflected in the comparisons above were attributable to acquired balances and operations associated with Georgia Primary, while the remainder reflected organic growth generated by our legacy operations. Where practicable, we have quantified the impact of the Georgia Primary acquisition separately from organic growth. Noninterest expenses increased period-over-period, reflecting a combination of one-time merger and conversion related expenses recognized primarily during the year ended December 31, 2025. We believe the underlying organic growth trends identified and discussed above are reasonably expected to continue, however no assurance can be given that these trends will continue and actual results may be adversely affected by the factors described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Financial Condition
The following table summarizes selected components of our balance sheet as of June 30, 2026 and 2025 as well as December 31, 2025 and 2024.
	As of June 30,		As of December 31,
(dollars in thousands)	2026	2025	2025	2024
Total assets	$3,262,344	$2,598,616	$2,702,332	$2,263,623
Loans held for sale	$500,560	$518,239	$505,360	$498,227
Total loans, net of allowance for credit losses	$2,060,905	$1,701,281	$1,699,360	$1,291,693
Total investments	$127,343	$104,418	$94,483	$105,307
Total deposits	$2,838,622	$2,071,890	$2,359,685	$1,828,625
Total subordinated notes	$75,405	$63,798	$63,999	$54,671
Total equity	$278,659	$188,182	$204,914	$155,528
The following discussion of our financial condition compares as of June 30, 2026 with December 31, 2025 and compares the year ended December 31, 2025 with the year ended December 31, 2024.
Total Assets
Total assets increased $560.0 million, or 20.7%, to $3.3 billion at June 30, 2026 compared to $2.7 billion at December 31, 2025. The increase in total assets was primarily attributable to the completed acquisition of Tandem as of June 1, 2026. Loans held for sale (“LHFS”) decreased to $500.6 million at June 30, 2026 from $505.4 million at December 31, 2025 as a result of slightly lower warehouse volume and loan settlements received at end of period.

Total assets increased $438.7 million, or 19.4%, to $2.7 billion at December 31, 2025 compared to $2.3 billion at December 31, 2024. The increase in total assets was primarily attributable to the Georgia Primary acquisition and organic growth in LHFI. LHFS increased to $505.4 million at December 31, 2025 from $498.2 million at December 31, 2024 as a result of greater mortgage warehouse lending activity.
Loans
Loans represent the largest portion of our earning assets, substantially greater than the securities portfolio or any other category of our assets. Average loans were 87.5% and 87.0% of average earning assets as of June 30, 2026 and December 31, 2025, respectively. Total gross loans inclusive of LHFS was $2.6 billion at June 30, 2026, representing an increase of $360.1 million or 16.1% as compared to December 31, 2025. The increase in total gross loans was attributable to the Tandem transaction that resulted in loans acquired of $240.1 million along with organic loan growth, excluding the Tandem transaction, of $120.1 million.
Average loans were 87.0% and 85.7% of average earning assets for the years ended December 31, 2025 and 2024, respectively. Total gross loans inclusive of LHFS increased $419.8 million, or 23.2%, to $2.2 billion at December 31, 2025 from $1.8 billion at December 31, 2024. Of this increase, approximately $254.8 million was attributable to loans acquired in the Georgia Primary acquisition, with the remaining increase attributable to organic loan growth within the Company's legacy operations. Organic growth was driven principally by continued expansion of commercial real estate, commercial and financial, and mortgage warehouse lending activities. Management believes there are continued growth opportunities within these lending categories; provided, however, future growth rates will depend on market conditions, competitive dynamics and borrower demand.
LHFS are comprised of loans acquired through mortgage warehouse lending activities and origination of mortgage loans. We act as a warehouse lender by purchasing loans originated by third-party mortgage originators and selling these loans to other third-party investors. We also originate mortgage loans with customers and sell these loans to third-party investors. At June 30, 2026, LHFS were $500.6 million compared to $505.4 million at December 31, 2025 and $498.2 million at December 31, 2024.
Gross LHFI increased $364.9 million, or 21.1%, to $2.1 billion as of June 30, 2026 compared to $1.7 billion as of December 31, 2025. The increase in gross LHFI was attributable to the Tandem transaction, which resulted in loans acquired of $240.1 million, along with organic loan growth, of $124.8 million. Gross LHFI year-over-year grew to approximately $1.7 billion as of December 31, 2025 compared to $1.3 billion at December 31, 2024. Growth was driven by successful customer acquisition efforts from our commercial bankers, which contributed to increased originations of commercial and retail loans during 2025 as compared to 2024.
Commercial and Consumer Lending
The Company engages in a full complement of lending activities, including CRE loans, construction loans, Commercial and Financial loans, and consumer purpose loans. As of June 30, 2026 and as of December 31, 2025, real estate secured loans represented 75.4% and 72.8% of gross LHFI, respectively, with the remaining balance consisting primarily of commercial and financial and consumer loans.
The following table presents the balance and associated percentage of each major category in our loan portfolio as of the dates presented:
			As of December 31,
	As of June 30, 2026		2025		2024
(dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Construction and land development	$269,655	12.87%	$236,851	13.69%	$152,455	11.57%
Single-family residential	348,327	16.62	276,719	15.99	236,759	17.98
Commercial	892,007	42.57	679,103	39.25	483,735	36.73
Multifamily	70,412	3.36	66,341	3.83	56,291	4.27
Total real estate loans	$1,580,401	75.42%	$1,259,014	72.77%	$929,240	70.55%
Commercial and financial	460,268	21.96	428,006	24.74	353,203	26.82
Consumer	54,844	2.62	43,223	2.50	34,676	2.63
Allowance for credit losses	(28,955)	(1.39)%	(25,574)	(1.48)%	(20,600)	(1.56)%
Total loans, net of allowance for credit losses on loans and leases(1)	$2,060,905		$1,699,360		$1,291,693

(1)
Includes deferred (fees) costs and unamortized (discounts) premiums, net of $(5.7), $(5.3) and $(4.8) million at June 30, 2026, December 31, 2025 and December 31, 2024, respectively.

Construction and land development loans are primarily comprised of loans for the purpose of constructing or rehabilitating commercial developments, such as multi-family, industrial and self-storage properties. This category also includes loans to consumers to construct custom homes for owner occupancy, as well as loans to developers to build subdivisions to be held as rental properties. These loans are influenced by the supply and demand for commercial real estate in the markets served by the Company. Changes in market conditions may affect collateral values and borrowers’ ability to repay outstanding loans. Land and land development loans do not represent a significant portion of this category.
Single-family residential real estate loans, including home equity lines of credit, are comprised of loans secured by senior or junior liens on single-family residences. These loans are typically structured to involve a lesser degree of risk than other loan classes due to relative stability of collateral values compared to other collateral types, as well as expected priority of debt payments on a borrower’s primary residence. These loans are susceptible to weakening general economic conditions, increases in unemployment rates and declining real estate values.
Other commercial real estate loans include loans to finance income-producing commercial and multi-family properties. Loans in this category include neighborhood retail centers, single retail stores, medical and professional offices, industrial warehouses and distribution centers, apartments, and student housing facilities. The underwriting of these loans takes into consideration the occupancy, rental rates, and local market demand, as well as the financial health of the borrower and experience of the sponsor. The primary risk associated with loans secured by income-producing property is the inability of that property to produce adequate cash flow to service the debt which is the primary source of repayment for these types of loans. Loans secured by commercial real estate generally involve a greater degree of risk compared to loans secured by single-family residences due to more volatile collateral values and performance due to changes in economic and market conditions. While also in this category, loans secured by farmland represent an insignificant portion.
Multi-family residential loans are primarily secured by multi-family properties, such as apartments and condominium buildings. These loans also may be affected by increases in unemployment rates and deteriorating market values of real estate. At June 30, 2026, December 31, 2025 and December 31, 2024, this loan class is not considered a significant concentration within the Company’s portfolio.
Commercial and financial loans include loans and lines of credit to finance business operations, agricultural purposes, equipment and other non-real estate purchases for operating companies and including certain U.S. Small Business Administration loans. This loan category carries an inherent risk of not being able to closely monitor the condition of the collateral, which often consists of inventory, accounts receivable and other non-real estate assets, leading to volatility in the collateral’s value. Equipment and inventory obsolescence can also pose a risk to these loans as well. Declines in general economic conditions and other events can cause cash flows to fall to levels insufficient to service debt. As a result, personal guarantees from the business owners are generally required for these loans and are often subject to more frequent monitoring requirements.
Consumer loans are comprised of loans and lines of credit to individuals for personal, family or household use. At June 30, 2026, December 31, 2025 and December 31, 2024, this loan class is not considered a significant concentration within the Company’s portfolio and consists of many smaller dollar loans.
The Company maintains a board-approved lending policy that incorporates concentration limits for managing the loan portfolio, including commercial real estate, construction and other loan types. This policy, together with the individual concentration limits established for each loan category, is reviewed and approved by our board of directors on at least an annual basis, and all loan types are currently within their established limits. We use underwriting guidelines to assess the borrowers’ historical cash flow to determine debt service, and we further stress test the debt service under higher interest rate scenarios. Financial and performance covenants are used in commercial lending agreements to allow us to react to a borrower’s deteriorating financial condition, should that occur.

The following tables present the maturity distribution of our loans as of June 30, 2026, December 31, 2025 and December 31, 2024. The tables show the distribution of such loans between those loans with predetermined (fixed) interest rates and those with variable (floating) interest rates:
	As of June 30, 2026
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Fifteen Years		Due after Fifteen Years
(dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Real Estate Loans
Construction and land development	$15,892	$146,952	$15,471	$77,005	$8,669	$3,811	$152	$1,703	$269,655
Single-family residential	10,551	4,352	29,312	3,241	10,092	8,013	95,939	186,827	348,327
Commercial	81,738	158,962	300,211	246,206	51,469	26,337	7,977	14,967	887,867
Farmland	3,139	—	—	226	775	—	—	—	4,140
Multifamily	8,732	16,964	9,706	20,260	13,090	1,660	—	—	70,412
Total real estate loans	$120,052	$327,230	$354,700	$346,938	$84,095	$39,821	$104,068	$203,497	$1,580,401
Commercial and Consumer Loans
Commercial and financial	$26,025	$130,380	$31,641	$234,829	$14,039	$21,326	$1,934	$94	$460,268
Consumer	11,122	29,870	2,025	11,827	—	—	—	—	54,844
Total commercial and consumer loans	$37,147	$160,250	$33,666	$246,656	$14,039	$21,326	$1,934	$94	$515,112
Gross loans held for investment	$157,199	$487,480	$388,366	$593,594	$98,134	$61,147	$106,002	$203,591	$2,095,513
	As of December 31, 2025
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Fifteen Years		Due after Fifteen Years
(dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Real Estate Loans
Construction and land development	$4,331	$128,199	$14,287	$86,177	$722	$3,135	$—	$—	$236,851
Single-family residential	6,005	3,571	16,960	749	6,101	8,145	133,270	101,918	276,719
Commercial	107,668	77,734	213,580	241,970	26,543	6,518	—	752	674,765
Farmland	—	—	4,039	299	—	—	—	—	4,338
Multifamily	4,549	16,883	31,714	11,979	1,216	—	—	—	66,341
Total real estate loans	$122,553	$226,387	$280,580	$341,174	$34,582	$17,798	$133,270	$102,670	$1,259,014
Commercial and Consumer Loans
Commercial and financial	$11,989	$111,501	$26,469	$260,223	$5,609	$10,103	$2,112	$—	$428,006
Consumer	10,451	20,115	2,673	9,984	—	—	—	—	43,223
Total commercial and consumer loans	$22,440	$131,616	$29,142	$270,207	$5,609	$10,103	$2,112	$—	$471,229
Gross loans held for investment	$144,993	$358,003	$309,722	$611,381	$40,191	$27,901	$135,382	$102,670	$1,730,243

	As of December 31, 2024
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Fifteen Years		Due after Fifteen Years
(dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Real Estate Loans
Construction and land development	$387	$100,397	$6,914	$44,757	$—	$—	$—	$—	$152,455
Single-family residential	451	837	3,754	—	17,224	—	150,679	63,814	236,759
Commercial	19,454	75,861	196,689	171,976	10,978	4,853	—	—	479,811
Farmland	—	—	3,450	474	—	—	—	—	3,924
Multifamily	2,163	—	22,978	19,950	11,200	—	—	—	56,291
Total real estate loans	$22,455	$177,095	$233,785	$237,157	$39,402	$4,853	$150,679	$63,814	$929,240
Commercial and Consumer Loans
Commercial and financial	$89	$107,685	$26,434	$214,740	$2,030	$67	$2,158	$—	$353,203
Consumer	2,577	19,351	426	4,717	7,605	—	—	—	34,676
Total commercial and consumer loans	$2,666	$127,036	$26,859	$219,457	$9,635	$67	$2,158	$—	$387,879
Gross loans held for investment	$25,121	$304,131	$260,645	$456,614	$49,037	$4,920	$152,837	$63,814	$1,317,119
Mortgage Warehouse Lending
Our mortgage warehouse lending provides short-term funding primarily to independent, non-bank mortgage loan originators and smaller financial institutions to fund residential mortgage loan originations prior to their sale into the secondary market, generating both fee income and interest income while maintaining short-duration balance sheet exposure. Substantially all mortgage loans acquired through this program have a secondary market takeout commitment in place at the time of origination, and such loans typically remain on our balance sheet for less than 30 days before being sold to the designated investor. Loans acquired through this program, together with loans originated and held for sale through our retail and correspondent mortgage channels, are reported as LHFS, which totaled $500.6 million at June 30, 2026 compared to $505.4 million at December 31, 2025 compared to $498.2 million at December 31, 2024. The decrease in LHFS from December 31, 2025 to June 30, 2026 was primarily due to large loan settlements received prior to period end. The increase in LHFS from December 31, 2024 to December 31, 2025 reflects continued growth in the number of approved client originators and their utilization of our purchase facilities. Because loans held in the program are classified as LHFS rather than LHFI, they are not included in our allowance for credit losses on loans, and any credit losses associated with the program would instead be recognized directly through noninterest expense or as a reduction of the carrying value of the affected loans in the period identified.
Our mortgage warehouse consists primarily of loans that are eligible for sale to government-sponsored enterprises or government agencies, which we believe reduces the credit and market risk associated with the program because the ultimate purchaser of each loan is typically identified prior to purchase. We monitor the composition of the portfolio between conventional, government-insured, and jumbo or non-agency collateral because loans that are not agency-eligible generally carry a longer expected holding period and a smaller universe of eligible purchasers, which can increase our exposure to changes in the market value of the underlying collateral during the warehousing period. The mix between purchase-money and refinance loans within the portfolio tends to fluctuate with the interest rate environment, as origination volumes for our client originators, and correspondingly our warehouse lending balances, generally increase when mortgage rates decline and refinance activity picks up, and decrease when rates rise, consistent with broader trends observed across the mortgage warehouse lending sector.
	Six Months Ended June 30,		Increase (decrease)
(dollars in thousands except for originators’ data)	2026	2025	Amount	Percent
Approved client originators at period end	61	64	(3)	(4.69)%
Client originators with loans outstanding at period end	47	50	(3)	(6.00)%
Aggregate purchase facility capacity	$1,142,000	$1,135,500	$6,500	0.57%
Average outstanding warehouse balance	$438,000	$355,000	$83,000	23.38%
Period-end outstanding warehouse balance (included in LHFS)	$486,000	$490,000	$(4,000)	(0.82)%

	Year Ended December 31,		Increase (decrease)
(dollars in thousands except for originators’ data)	2025	2024	Amount	Percent
Approved client originators at period end	62	67	(5)	(7.46)%
Client originators with loans outstanding at period end	49	43	6	13.90%
Aggregate purchase facility capacity	$1,189,000	$1,175,000	$14,000	1.19%
Average outstanding warehouse balance	$400,000	$283,000	$117,000	41.34%
Period-end outstanding warehouse balance (included in LHFS)	$484,000	$466,000	$18,000	3.86%
Our mortgage warehouse lending experienced strong growth during 2025 and has continued to perform well through the first half of 2026, driven by higher utilization among existing clients despite a modest reduction in the number of approved client originators. Approved client originators totaled 62 at December 31, 2025, a decrease of five client originators, or 7.5%, compared to 67 client originators at December 31, 2024. As of June 30, 2026, approved client originators totaled 61, representing a decrease of 1 client originator, or 1.6%, compared to December 31, 2025. The reduction in client originator count during 2025 was an intentional effort to exit certain client originators and expand market share with client originators that successfully navigated the changing housing finance market. The number of client originators with loans outstanding increased to 49 at December 31, 2025 from 43 at December 31, 2024, reflecting a 13.9% increase in active relationships and indicating stronger engagement and production levels among the client base. As of June 30, 2026, the number of client originators with loans outstanding was 47 as compared to 50 as of June 30, 2025, reflecting a 6.00% decrease in active relationships.
Aggregate uncommitted purchase facility capacity increased modestly to approximately $1.19 billion at December 31, 2025 from $1.18 billion at December 31, 2024, an increase of $14.0 million, or 1.2%. As of June 30, 2026, aggregate uncommitted purchase facility capacity was $1.14 billion, a decrease of $47 million, or 3.95%, compared to December 31, 2025. Average outstandings reached $400.0 million during 2025, compared to $283.0 million in 2024, representing an increase of approximately $117.0 million, or 41.3%. For the six months ended June 30, 2026, average outstandings were $438.0 million as compared to $355.0 million for the six months ended June 30, 2025, representing an increase of approximately $83.0 million, or 23.4%. This increase is primarily a result of stronger mortgage origination activity among clients and an increase in captured market share.
Overall, 2025 was characterized by stronger production volume, improved client utilization, and meaningful growth in average balances, while maintaining stable facility capacity and risk parameters. Through the first half of 2026, production volume remained robust while average balances outstandings are outpacing the same period in 2025. The increase in active clients and utilization levels reflects our efforts to go deeper into existing relationships with successful, well-managed mortgage originators.
The period-end balance of our mortgage warehouse loans is a function of both the number of active client originators and the volume of loans each originator closes and delivers to us for purchase prior to sale into the secondary market, and as a result can vary meaningfully within a given reporting period based on origination seasonality and the interest rate environment. We believe average and peak balances are more meaningful indicators of the ongoing utilization of our warehouse purchase capacity than the period-end balance alone, because the short average holding period of less than 30 days means the period-end balance principally reflects late-period purchase activity rather than the full scale of originations funded during the period. Growth in aggregate purchase facility capacity and in the number of approved client originators has been, and we expect will continue to be, a closely managed aspect of our mortgage warehouse lending business, consistent with our broader strategy of diversifying the Bank’s earning assets. We also monitor our warehouse lending activity relative to our overall balance sheet growth strategy and liquidity position, as further discussed under “Liquidity Management and Capital Adequacy” below, because increases in warehouse purchase volume increases our funding needs on a short-term basis.
Unlike our commercial and retail loan portfolios, credit risk in our mortgage warehouse lending program arises primarily from our reliance on the client originator and the ultimate secondary market purchaser to perform, rather than from the creditworthiness of the underlying mortgage borrower alone, because our expected source of repayment for each warehoused loan is the sale proceeds received from the designated investor rather than payments made by the mortgagor. Concentration risk within the program is accordingly measured principally by reference to the number of active client originators and the extent to which our aggregate outstanding balance is concentrated among our largest relationships, rather than by geographic or property-type concentration as is customary for our held-for-investment real estate portfolios. Since the Recapitalization, we have not recorded any material charge-offs within the mortgage warehouse lending program, consistent with the short average holding period of funded loans, the existence of a secondary market takeout commitment at the time of purchase and our practice of taking physical possession of the underlying notes and allonges, which aligns with the low loss experience generally reported by other financial institutions operating similar mortgage warehouse or mortgage purchase programs. For the same reason, borrower-level delinquency and past-due metrics are not a meaningful indicator of credit risk in this program, and we do not track them in the manner customary for our held-for-investment portfolios. Instead, we monitor the aging of loans held in the program, that is, loans that remain outstanding beyond their expected sale or settlement date. The volume of such aged loans fluctuates from period to period in the ordinary course, and these loans are generally resolved through curtailment or repurchase by the applicable client originator, or completion of the sale to an investor, before any loss is realized. Our historical charge-off and loss experience is not necessarily indicative of future results, and there can be no assurance that we will not incur charge-offs or other losses within the program in future periods.
We manage the risks associated with our mortgage warehouse lending program through a combination of client eligibility screening, collateral-level controls, and ongoing portfolio monitoring. Before approving a mortgage originator as a client under the program, we perform due diligence on the prospective client’s financial condition, licensing status, quality control practices, and secondary market relationships, and we establish an individual purchase limit for each approved client based on that diligence. Once a client is approved, each loan submitted for purchase is reviewed for compliance with our eligibility criteria, including confirmation that a secondary market purchase commitment is in place, before funds are advanced. We monitor the aging of loans held in the program on an ongoing basis and follow up promptly with the client originator and, where applicable, the designated investor with respect to any loan that remains outstanding beyond its expected sale date, in order to identify and resolve potential collateral or documentation issues before they result in a loss. We also periodically reassess each client’s purchase limit and continued eligibility to participate in the program based on updated financial information, loan performance, and market conditions.
Internally Assigned Grades on LHFI
The Company utilizes an internal loan classification system for the Commercial portfolio that is updated to perpetually grade loans according to certain credit quality indicators. These credit quality indicators include, but are not limited to, recent credit performance, delinquency, liquidity, cash flows, debt coverage ratios, collateral type and LTC/LTV ratios. The Company determines its risk rating classification of the Retail lending portfolio based on nonaccrual and delinquency status in accordance with the Uniform Retail Credit Classification guidance and industry norms. For more information, see Note 4 to the consolidated financial statements.
The Company utilizes an internal risk grading matrix to assign a risk grade to each of its loans. Loans are graded on a scale of 1 to 9. These risk grades are evaluated on an ongoing basis. A description of the general characteristics of the nine risk grades is as follows:
•
Pass (Risk Ratings 1 – 5).   Loans rated Pass include those that are adequately collateralized performing loans which management believe do not have conditions that have occurred or may occur that would result in the loan being downgraded into an inferior category. The Pass category also includes loans rated as “watch,” which include those that management believes have conditions that have occurred, or may occur, which could result in the loan being downgraded to an inferior category.

•
Special Mention (Risk Rating 6).   A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan, or in the company’s credit position at some future date. Loans graded special mention may require resolution of specific corporate or financial related events before the associated risk can be adequately evaluated.

•
Substandard (Risk Rating 7).   A substandard loan is inadequately protected by the net worth and cash flow capacity of the borrower or of the collateral pledged. Loans so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•
Doubtful (Risk Rating 8).   Loans classified as doubtful are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable based on existing facts, values, and conditions. The possibility of loss is high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified as value is impaired. A full or partial reserve is warranted. Because of the high probability of loss, nonaccrual accounting treatment is required.

•
Loss (Risk Rating 9).   Loans classified as loss are considered uncollectible and continuance as an acceptable asset is not warranted. This classification does not mean that the credit has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this asset even though partial recovery may be affected in the future. These loans are considered classified. Because of the high probability of loss, nonaccrual accounting treatment is required. Losses are to be recorded in the period an obligation becomes uncollectable.
The following table presents the loan portfolio’s amortized cost by class of financing receivable and internal risk grade. There were no loans risk graded doubtful or loss at June 30, 2026, December 31, 2025 and December 31, 2024.
	As of June 30, 2026
(dollars in thousands)	Pass	Special mention	Substandard	Total
Loans:
Construction and land development	$269,655	$—	$—	$269,655
Single-family residential	344,439	323	3,565	348,327
Commercial real estate	871,732	19,641	634	892,007
Multifamily	70,412	—	—	70,412
Commercial and financial	432,611	6,736	20,921	460,268
Consumer	54,844	—	—	54,844
Total	$2,043,693	$26,700	$25,120	$2,095,513
	As of December 31, 2025
(dollars in thousands)	Pass	Special mention	Substandard	Total
Loans:
Construction and land development	$236,523	$—	$328	$236,851
Single-family residential	272,841	175	3,703	276,719
Commercial real estate	670,376	8,055	672	679,103
Multifamily	66,341	—	—	66,341
Commercial and financial	403,864	4,792	19,350	428,006
Consumer	43,223	—	—	43,223
Total	$1,693,168	$13,022	$24,053	$1,730,243
	As of December 31, 2024
(dollars in thousands)	Pass	Special mention	Substandard	Total
Loans:
Construction and land development	$152,068	$—	$387	$152,455
Single-family residential	235,700	272	787	236,759
Commercial real estate	471,536	11,098	1,101	483,735
Multifamily	56,291	—	—	56,291
Commercial and financial	340,533	8,010	4,660	353,203
Consumer	33,781	172	723	34,676
Total	$1,289,909	$19,552	$7,658	$1,317,119
Pass rated loans were approximately 97.5% of total LHFI at June 30, 2026 and 97.9% of total LHFI at December 31, 2025 and 2024. Special mention rated loans were 1.27% of total LHFI at June 30, 2026, 0.75% of total LHFI at December 31, 2025 and 1.48% of total LHFI at December 31, 2024. Substandard loans were 1.20% of total LHFI at June 30, 2026, 1.39% of total LHFI at December 31, 2025 and 0.58% at December 31, 2024. Total special mention and substandard loans increased $14.8 million during the six months ended June 30, 2026 specifically due to one commercial and financial relationship totaling $12.7 million that migrated from watch to special mention in the second quarter. The primary cause of the increase in total special mention and substandard loans from December 31, 2024 to December 31, 2025 was due to the acquisition of Georgia Primary, inclusive of SBA loans in which the government guaranteed portion is reflected in the totals above, negative credit migration of certain commercial and financial loans, offset by positive credit migration of certain commercial real estate loans.
Nonperforming Loans
Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Loans are placed on nonaccrual status when it becomes probable that interest is not fully collectable or generally when the loan becomes 90 days past due. Once loans are placed on nonaccrual status, previously accrued but unpaid interest is reversed from interest income, and the accrual of interest income is suspended. Future payments received are applied to the principal balance of the loan. If and when borrowers demonstrate the sustained ability to repay such loans in accordance with the loan’s contractual terms, the loan may be returned to accrual status. Loans which are substandard, including loans which are placed on non-accrual status, are reviewed for collectability of principal. Principal amounts deemed uncollectible are charged off against the allowance for credit losses on loans, unless such loans are in the process of modification, collection through repossession, or foreclosure.
Real estate acquired through foreclosure or by deed in lieu of foreclosure is classified as other real estate owned (“OREO”). Upon acquisition, OREO is initially recorded at fair value less estimated costs to sell, which establishes a new cost basis. Fair value is based on independent appraisals. Any excess of the loan’s amortized cost basis over the fair value of the property less estimated costs to sell is charged against the allowance for credit losses.
Subsequent to acquisition, OREO is carried at the lower of its cost basis or fair value less estimated costs to sell. Subsequent adjustments to the value of OREO and costs of holding and maintaining the properties are expensed as incurred. Costs of improvements are capitalized. Gains and losses on disposition are recognized in earnings when control of the property transfers to the buyer, which generally occurs upon execution of the deed.
Nonperforming loans consist of loans on nonaccrual status and loans 90 days or more past due that continue to accrue interest. Nonperforming assets consist of nonperforming loans plus OREO and other repossessed assets, if any. As of June 30, 2026, December 31, 2025 and 2024, we did not have any OREO.
The following table sets forth the allocation of our nonperforming loans among our different asset categories as of the dates presented:
	As of June 30, 2026	As of December 31,
(dollars in thousands)		2025	2024
Nonaccrual loans(1)	$17,268	$14,674	$7,343
Past due loans 90 days and still accruing	39	—	149
Total nonperforming loans	$17,307	$14,674	$7,492
Nonperforming loans to gross LHFI	0.83%	0.85%	0.57%
Nonperforming assets to total assets	0.53%	0.54%	0.33%
Allowance for credit losses to total LHFI	1.39%	1.48%	1.56%

(1)
Nonaccrual loans include balances of approximately $5.0 million, $2.6 million, and $0 that are covered by government guarantees for June 30, 2026, December 31, 2025 and December 31, 2024, respectively.

Nonperforming loans were $17.3 million, $14.7 million and $7.5 million at June 30, 2026, December 31, 2025 and December 31, 2024, respectively. The increase in nonperforming loans from December 31, 2025 to June 30, 2026 was primarily due to $5.7 million in net new additions to non-accrual status during the six-month period ended June 30, 2026, partially offset by $1.0 million in net charge-offs, $440 thousand of pay downs related to SBA payments on the government guaranteed portion of SBA loans, and approximately $1.70 million split between pay offs, principal pay downs, and upgrades to special mention. The increase in nonperforming loans from December 31, 2024 to December 31, 2025 was primarily due to the acquisition of Georgia Primary, which included SBA 7(a) loans in which the Bank includes the SBA guaranteed portion, if repurchased by the Bank in the secondary market, in its reporting of nonperforming loans, and loans identified as purchased credit deteriorated (“PCD”). The Bank also experienced negative credit migration of certain commercial and financial loans during the year ended December 31, 2025. All loans identified as PCD have specific reserves in an amount we believe is sufficient to cover potential losses.

The following table sets forth the major classifications of nonaccrual loans for the periods presented:
	As of June 30, 2026	As of December 31,
(dollars in thousands)		2025	2024
Construction and land development	$—	$328	$387
Single-family residential	3,338	2,359	558
Commercial real estate	539	577	1,073
Commercial and financial	13,391	11,410	4,660
Consumer	—	—	665
Total nonaccrual loans	$17,268	$14,674	$7,343
Allowance for Credit Losses on Loans
The ACL on loans is a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL represents management’s best estimate of credit losses expected over the life of the loan, adjusted for expected contractual payments and the impact of prepayment expectations. ACL is not required for LHFS and is only recorded for LHFI.
The Company estimates the ACL on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. In the event that collection of principal becomes uncertain, the Company has policies in place to reverse accrued interest in a timely manner. It is the Company’s policy to write off uncollectible interest receivable of LHFI when it is considered uncollectible, which is generally when an asset is placed on nonaccrual and individually analyzed under the ACL.
Expected credit losses are reflected in the ACL through a charge to provision for credit losses. When the Company deems all or a portion of a loan to be uncollectible the appropriate amount is written off and the ACL is reduced by the same amount. Loans are charged off against the ACL when management believes the collection of the principal is unlikely. Subsequent recoveries of previously charged off amounts, if any, are credited to the ACL when received. See Note 1 of our consolidated financial statements as of December 31, 2025, included elsewhere in this prospectus, for additional information regarding ACL policy.
The allowance for credit losses on loans was $29.0 million as of June 30, 2026 compared to $25.6 million at December 31, 2025. The increase was primarily related to the Tandem acquisition and the related allowance associated with acquired loans.
The allowance for credit losses on loans was $25.6 million at December 31, 2025 compared to $20.6 million at December 31, 2024, an increase of $5.0 million, or 24.1% primarily attributed to the loan portfolio acquired via the merger with Georgia Primary Bank, certain reserves associated with loans identified as PCD, and loan growth within the Bank’s LHFI portfolio.
The following table provides an analysis of the ACL on loans and net charge-offs for the periods presented:
	As of June 30, 2026	As of and for the Year Ended December 31,
(dollars in thousands)		2025	2024
Allowance for credit losses on loans at end of period(1)	$28,955	$25,574	$20,600
Loans balances:
Total loans held for investment, end of period	$2,089,860	$1,724,934	$1,312,293
Average loans held for investment	$1,802,428	$1,653,685	$1,227,569
Net charge-offs to average LHFI	0.05%	0.06%	0.43%
Allowance for credit losses on loans to total LHFI(1)	1.39%	1.48%	1.56%
Nonaccrual loans as a percentage of end of period loans	0.83%	0.85%	0.56%
Allowance for credit losses on loans to nonaccrual loans at end of period(1)	167.68%	174.28%	280.54%
Allowance for credit losses on loans to total nonperforming loans at end of period(1)	167.31%	174.28%	274.96%

(1)
Excludes allowance for credit losses for unfunded loans commitments.

At June 30, 2026, the ACL on loans totaled $29.0 million, or 1.12% of loans and 1.39% of LHFI, compared to $25.6 million, or 1.15% of loans and 1.48% of LHFI, at December 31, 2025. The decrease in the ACL on loans as a percentage of loans as of June 30, 2026 compared to December 31, 2025 was primarily attributed to our portfolio mix from new production along with the Tandem acquisition.
At December 31, 2025, the ACL on loans totaled $25.6 million, or 1.15% of loans and 1.48% of LHFI, compared to $20.6 million, or 1.14% of loans and 1.56% of LHFI, at December 31, 2024. The decrease in the ACL on loans as a percentage of loans held for investment compared to December 31, 2024, was primarily attributed to overall growth in the Bank’s commercial loan portfolio, partially offset by an increase in specific reserves associated with nonperforming loans.
For the six months ended June 30, 2026, our net charge-off ratio as a percentage of average loans, as annualized, was 0.10%. For the year ended December 31, 2025, our net charge-off ratio as a percentage of average LHFI loans was 0.06%, compared to 0.43% for the year ended December 31, 2024.
As of June 30, 2026, our ratio of nonperforming assets to total assets was 0.53%, compared to 0.54% as of December 31, 2025. As of December 31, 2025, our ratio of nonperforming assets to total assets was 0.54%, compared to 0.33% as of December 31, 2024. The increase in 2025 was largely due to nonperforming loans acquired through the acquisition of Georgia Primary, which were classified as PCD, and an increase in nonaccrual loans.
The following table allocates the allowance for credit losses on loans by loan category for the periods presented:
	As of June 30, 2026		As of December 31,
			2025		2024
(dollars in thousands)	Amount	% of Allowance	Amount	% of Allowance	Amount	% of Allowance
Real Estate Loans:
Construction and land development	$4,200	14.51%	$4,496	17.58%	$2,817	13.67%
Single-family residential	8,313	28.71	7,048	27.56	6,854	33.27
Commercial	5,248	18.12	4,453	17.41	4,014	19.49
Multifamily	396	1.37	514	2.01	698	3.39
Total real estate loans	$18,157	62.71%	$16,511	64.56%	$14,383	69.82%
Commercial and Consumer Loans:
Commercial and financial	$10,565	36.49%	$8,607	33.66%	$5,456	26.49%
Consumer	233	0.80	456	1.78	761	3.69
Total commercial and consumer loans	$10,798	37.29%	$9,063	35.44%	$6,217	30.18%
Total allowance for credit losses on loans	$28,955	100.0%	$25,574	100.0%	$20,600	100.00%
Allowance for Credit Losses for Unfunded Commitments
The Company records an ACL for unfunded loan commitments, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for credit losses in the Company’s Consolidated Statements of Operations. The ACL for unfunded commitment exposures is estimated by loan segment at each balance sheet date under the CECL model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur and assigning expected funding rates to each portfolio category. The ACL for unfunded commitments is included in “other liabilities” on the Company’s Consolidated Balance Sheets.
The ACL for unfunded commitments was $2.1 million at June 30, 2026 and $986 thousand at both December 31, 2025 and December 31, 2024. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to consider the probability of a drawdown on the commitment based on periodic updates to the estimated funding rate on loans.
It is management’s policy to maintain the ACL at a level adequate for risks inherent in the loan portfolio. The FDIC and GDBF also review the ACL as an integral part of their examination process. Based on information currently available, management believes that our ACL is adequate. However, the loan portfolio can be adversely affected if economic conditions or the real estate values in our market areas were to weaken. The effect of such events, although uncertain at this time, could result in an increase in the level of nonperforming loans and increased loan losses, which could adversely affect our future growth and profitability. No assurance of the ultimate level of credit losses can be given with any certainty.

Net Charge-offs
The following table summarizes net charge-offs to average loans for each of the periods presented:
	Six Months Ended June 30, 2026			Year Ended December 31, 2025			Year Ended December 31, 2024
(dollars in thousands)	Average Loans	Net Charge- offs (Recoveries)	Annualized Net Charge- offs to Average Loans	Average Loans	Net Charge- offs (Recoveries)	Net Charge- offs to Average Loans	Average Loans	Net Charge- offs (Recoveries)	Net Charge- offs to Average Loans
Real Estate Loans:
Construction and land development	$234,281	(7)	0.01%	$194,260	$59	0.03%	$162,190	$—	0.00%
Single-family residential	287,794	—	0.00%	255,876	97	0.04%	197,692	—	0.00%
Commercial	745,080	—	0.00%	637,737	—	0.00%	438,620	(6)	0.00%
Multifamily	66,588	—	0.00%	55,476	—	0.00%	40,224	—	0.00%
Commercial and Consumer Loans:
Commercial and financial	$417,257	1,008	0.49%	$465,370	$744	0.16%	$354,313	$5,191	1.47%
Consumer	51,428	(24)	(0.09)%	44,966	11	0.02%	35,530	39	0.11%
Total net charge-offs	$1,802,428	977	0.10%	$1,653,685	$911	0.06%	$1,228,569	$5,224	0.43%
Net charge-offs were $977 thousand, $911 thousand and $5.2 million for the periods ending June 30, 2026, December 31, 2025 and December 31, 2024, respectively. Charge-offs for 2024 were higher due to the sale of a $7.5 million commercial and financial loan classified as a shared national credit (“SNC”) in which the Bank held a 6.82% interest in the facility. At the time of the sale, the loan had gone materially past due and was placed on non-accrual. The underlying borrower was no longer able to perform on its obligations, and the loan was sold by the bank syndicate to a third-party in lieu of a winddown via bankruptcy. The Company carried a specific reserve related to the loan which was fully charged-off at the time of the loan sale. The Bank has exited substantially all of its SNC exposure.
Investment Portfolio
The securities portfolio is a significant component of our interest earning assets. The portfolio serves the following purposes: (i) to optimize the Bank’s income consistent with the investment portfolio’s liquidity and risk objectives; (ii) to balance market and credit risks of other assets and the Bank’s liability structure; (iii) to profitably deploy funds which are not needed to fulfill loan demand, deposit redemptions or other liquidity purposes; and (iv) provide collateral which the Bank is required to pledge against public funds.
We classify our securities as either available-for-sale or held-to-maturity at the time of purchase. Investment securities not classified as either held-to-maturity or trading are classified as available-for-sale. Debt securities classified as held-to-maturity are carried at amortized cost, excluding accrued interest, when management has the positive intent and ability to hold them to maturity. Debt securities classified as available-for-sale are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of AOCI in the Consolidated Statements of Comprehensive Income. Monthly adjustments are made to reflect changes in the fair value of our available-for-sale securities.
Securities available-for-sale consist primarily of U.S. Treasuries, municipal obligations, mortgage-backed securities and corporate debt securities. No issuer of the available-for-sale securities comprised more than 10% of our shareholders’ equity as of June 30, 2026, December 31, 2025 and December 31, 2024, except FHLMC, FNMA, Ginnie Mae, and U.S. Treasury securities within those periods. Securities held-to-maturity consist primarily of residential mortgage-backed securities, collateralized mortgage obligations and state and political subdivisions.

The following table summarizes the fair value of the available-for-sale securities portfolio as of the dates presented:
	As of June 30, 2026			As of December 31,
				2025			2024
(dollars in thousands)	Amortized Cost	Fair Value	Unrealized Gain (Loss)	Amortized Cost	Fair Value	Unrealized Gain (Loss)	Amortized Cost	Fair Value	Unrealized Gain (Loss)
U.S. Treasuries	$4,953	$4,952	$(1)	$21,863	$21,912	$49	$38,511	$38,564	$53
U.S. government sponsored agencies	2,984	2,978	(6)	2,978	2,994	16	12,801	12,809	8
Mortgage-backed securities	69,392	65,892	(3,500)	28,740	25,930	(2,810)	21,429	17,420	(4,009)
Corporate debt securities	1,263	1,265	2	1,000	960	(40)	1,000	915	(85)
Total available for sale securities	$78,592	$75,087	$(3,505)	$54,581	$51,796	$(2,785)	$73,741	$69,708	$(4,033)
The following table summarizes the fair value of the held-to-maturity securities portfolio as of the dates presented:
	As of June 30, 2026			As of December 31,
				2025			2024
(dollars in thousands)	Amortized Cost	Fair Value	Unrealized Gain (Loss)	Amortized Cost	Fair Value	Unrealized Gain (Loss)	Amortized Cost	Fair Value	Unrealized Gain (Loss)
Residential mortgage-backed securities	$14,846	$14,635	$(211)	$670	$652	$(18)	$4,539	$4,474	$(65)
Collateralized mortgage obligations	23,537	23,322	(215)	28,488	28,747	259	18,559	18,328	(231)
State and political subdivisions	10,977	10,706	(271)	10,944	10,729	(215)	3,642	3,370	(272)
Total held-to-maturity securities	$34,514	$48,663	$(697)	$40,102	$40,128	$26	$26,740	$26,172	$(568)
Certain available-for-sale securities have fair values less than amortized cost and, therefore, contain unrealized losses. At June 30, 2026, we evaluated available-for-sale securities which had an unrealized loss to determine whether the decline in the fair value below the amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors. Any impairment that is not credit related is recognized in other comprehensive income, net of applicable taxes. Credit-related impairment is recognized as an ACL on the balance sheet, limited to the amount by which the amortized cost basis exceeds the fair value with a charge to earnings. Based on an evaluation of available information, including security type, counterparty credit quality, past events, current conditions, and reasonable and supportable forecasts that are relevant to collectability of cash flows, we do not expect to incur credit losses on any security available-for-sale. We do not intend to sell these securities, and it is not more likely than not that we will be required to sell them before recovery of the amortized cost basis, which may be at maturity.
We measure expected credit losses on debt securities classified as held-to-maturity on a collective basis for securities that share similar risk characteristics. Expected credit losses are estimated over the contractual term of each security, adjusted for expected prepayments, and are measured for the entire held-to-maturity portfolio rather than only those securities whose fair value is less than amortized cost. The measurement is not limited by a security's fair value. In estimating expected credit losses, we consider security type and structure, issuer credit quality, historical credit loss experience, current conditions and reasonable and supportable forecasts relevant to the collectibility of contractual cash flows. For additional information, see Note 1 in our consolidated financial statements for the year ended December 31, 2025, included in this prospectus. The allowance is presented as a reduction of the amortized cost basis of the securities, and increases and decreases in the allowance are recognized in earnings through the provision for credit losses. Based on this evaluation, we determined expected credit losses on our held-to-maturity securities were zero, and no allowance for credit losses was recorded or reserve was needed on held-to-maturity securities at any date presented. Unrealized losses on held-to-maturity securities are not recognized in our consolidated financial statements.
The following table sets forth certain information regarding contractual maturities and the weighted average yields of our investment securities as of June 30, 2026, December 31, 2025 and December 31, 2024. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, considering the expected life of each security. The weighted average yield for each maturity range was computed using the amortized cost of each security within the applicable maturity range. The yield on non-taxable investments was not adjusted for tax equivalency.

The following tables summarize the amortized cost and weighted average yield of the available-for-sale securities as of the dates presented:
	As of June 30, 2026
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Ten Years		Due after Ten Years
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. Treasuries	$4,953	3.97%	$—	—%	$—	—%	$—	—%
U.S. government sponsored agencies	—	—	2,984	4.03	—	—	—	—
Mortgage-backed securities	—	—	972	1.29	6,493	4.34	61,927	3.99
Corporate debt securities	—	—	1,263	5.89	—	—	—	—
Total available-for-sale securities	$4,953	3.97%	$5,219	3.97%	$6,493	4.34%	$61,927	3.99%
	As of December 31, 2025
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Ten Years		Due after Ten Years
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. Treasuries	$21,863	4.60%	$—	—%	$—	—%	$—	—%
U.S. government sponsored agencies	—	—	2,978	4.00	—	—	—	—
Mortgage-backed securities	—	—	1,067	1.30	1,859	4.30	25,815	2.80
Corporate debt securities	—	—	—	—	1,000	5.40	—	—
Total available-for-sale securities	$21,863	4.60%	$4,046	3.30%	$2,859	4.70%	$25,815	2.80%
	As of December 31, 2024
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Ten Years		Due after Ten Years
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. Treasuries	$16,903	3.90%	$21,608	4.60%	$—	—%	$—	—%
U.S. government sponsored agencies	9,834	5.00	2,967	4.00	—	—	—	—
Mortgage-backed securities	—	—	1,117	1.30	—	—	20,311	1.70
Corporate debt securities	—	—	—	—	1,000	5.40	—	—
Total available-for-sale securities	$26,737	4.30%	$25,692	4.40%	$1,000	5.40%	$20,311	1.70%
The following tables summarize the amortized cost and weighted average yield of the held-to-maturity securities as of the dates presented:
	As of June 30, 2026
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Ten Years		Due after Ten Years
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Residential mortgage-backed securities	$—	0.00%	$7,241	4.42%	$7,345	4.38%	$260	3.79%
Collateralized mortgage obligations	—	0.00	15,374	4.71	4,137	4.42	4,026	4.65
State and political subdivisions	—	0.00	484	4.22	3,220	4.64	7,273	3.94
Total held-to-maturity securities	$—	0.00%	$23,099	4.61%	$14,702	4.44%	$11,559	4.18%

	As of December 31, 2025
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Ten Years		Due after Ten Years
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Residential mortgage-backed securities	$—	0.00%	$—	0.00%	$404	4.74%	$266	3.78%
Collateralized mortgage obligations	—	0.00	21,746	4.74	2,693	4.39	4,049	4.67
State and political subdivisions	—	0.00	481	4.22	3,195	4.64	7,268	3.93
Total held-to-maturity securities	$—	0.00%	$22,227	4.69%	$6,292	4.57%	$11,583	4.19%
	As of December 31, 2024
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Ten Years		Due after Ten Years
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Residential mortgage-backed securities	$—	0.00%	$2,628	4.49%	$1,633	4.74%	$278	3.78%
Collateralized mortgage obligations	—	0.00	14,259	4.94	1,949	4.57	2,351	4.91
State and political subdivisions	—	0.00	—	0.00	—	0.00	3,642	3.56
Total held-to-maturity securities	$—	0.00%	$16,887	4.87%	$3,582	4.65%	$6,271	4.08%
The unrealized losses on securities are attributed to interest rate changes rather than the marketability of the securities or the issuer’s ability to honor redemption of the obligations, as the securities with losses are all obligations of or guaranteed by agencies sponsored by the U.S. government. We have adequate liquidity with the ability and intent to hold these securities to maturity resulting in full recovery of the indicated impairment. The unrealized losses on our investment securities are attributable to changes in interest rates, market spreads and market conditions subsequent to purchase, rather than credit deterioration. We have adequate liquidity with the ability and intent to hold these securities to maturity resulting in full recovery of the indicated impairment Accordingly, no allowance for credit losses on our investment securities was recorded.
Liabilities
Total liabilities as of June 30, 2026 were $3.0 billion and were $2.5 billion and $2.1 billion as of December 31, 2025 and 2024, respectively. Total liabilities increased $486.3 million, or 19.5%, between June 30, 2026 and December 31, 2025, and increased $389.3 million, or 18.5%, between December 31, 2025 and 2024. The increase from December 31, 2025 to June 30, 2026 was primarily driven by the Tandem acquisition with $290.7 million of total liabilities assumed on June 1, 2026, along with growth in deposits during the period of $225.0 million, excluding Tandem. These increases were partially offset by a decrease in FHLB borrowings of $23.0 million that were paid off subsequent to completion of transaction. The increase from December 31, 2024 to December 31, 2025 was primarily driven by a $531.1 million increase in deposits and partially offset by a decrease of $150.0 million in FHLB borrowings during that same period.
Deposits
Deposits represent 95.1% and 94.5% of our total liabilities as of June 30, 2026 and December 31, 2025, respectively, and are the primary source of funds for business operations. We obtain deposits primarily through our treasury services group and branch locations with our bankers targeting new deposit relationships beyond our physical footprint. A variety of deposit products are offered to our clients, including demand deposit accounts, interest-bearing products, savings accounts, and certificates of deposit. We have focused our efforts on gathering noninterest demand deposit accounts through continued outreach to our existing and new loan customers, customer referrals as a result of the quality service we provide and deploying capital to capture strategic opportunities. We take a holistic approach to customer service by deliberately seeking extensive integration of our product offerings with new loan customers and target new deposit relationships with competitive rates on interest bearing accounts. Our bankers are focused on ensuring that we win the entire relationship, including operating accounts, so that we can preserve our attractive mix of deposits.
Total deposits increased $478.9 million, or 20.3%, to $2.8 billion at June 30, 2026 compared to $2.4 billion at December 31, 2025. As of June 30, 2026, 23.5% of total deposits were comprised of noninterest-bearing deposit accounts and 76.5% of interest-bearing deposit accounts compared to 26.2% and 73.8% as of December 31, 2025, respectively. Total deposits increased

$531.1 million, or 29.0%, to $2.4 billion at December 31, 2025 compared to $1.8 billion at December 31, 2024. As of December 31, 2025, 26.2% of total deposits were comprised of noninterest-bearing deposit accounts and 73.8% of interest-bearing deposit accounts compared to 21.5% and 78.5% as of December 31, 2024, respectively. Deposit growth reflected the continued expansion of our branch network. Approximately $301.4 million of the increase at December 31, 2025 was attributable to deposits assumed in the Georgia Primary acquisition, while the remaining increase reflected organic deposit growth arising from new and expanded customer relationships, treasury management initiatives, and leveraging its branch network. Management believes these organic deposit gathering efforts remain an important component of its growth strategy.
At June 30, 2026, we had total brokered deposits of $131.3 million, or 4.6% of total deposits. At December 31, 2025, we had total brokered deposits of $202.7 million, or 8.6% of total deposits, compared to $253.6 million, or 13.9% of total deposits, at December 31, 2024. We use brokered deposits, subject to certain limitations and requirements, as a source of funding to support our asset growth and augment the deposits generated from our commercial and private banking relationships, treasury services group and branch locations. Our level of brokered deposits varies from time to time depending on competitive interest rate conditions and other factors and tends to increase as a percentage of total deposits when brokered deposits are less costly than issuing internet certificates of deposit or borrowing from the FHLB.
At June 30, 2026, our uninsured deposits were $1.3 billion, or 44.1% of total deposits. At December 31, 2025, our uninsured deposits were $1.1 billion, or 46.2% of total deposits, compared to $800.4 million, or 43.8% of total deposits, at December 31, 2024.
The following table summarizes our average deposit balances and weighted average rates as of the dates presented:
	As of June 30, 2026		As of December 31,
			2025		2024
(dollars in thousands)	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Noninterest-bearing demand deposits	$582,641	—%	$491,343	—%	$254,638	—%
Interest-bearing demand deposits	302,298	1.65	270,719	1.94	179,804	1.82
Money market deposits and savings deposits	701,855	2.88	632,313	3.13	544,009	3.72
Certificates of deposits	682,796	3.92	674,663	4.29	551,863	4.99
Total interest-bearing deposits	$1,686,949	3.08%	$1,577,695	3.42%	$1,275,676	4.00%
Total deposits	$2,269,590	2.29%	$2,069,038	2.61%	$1,530,314	3.33%
The following tables set forth the maturity of time deposits as of June 30, 2026, December 31, 2025 and December 31, 2024:
	As of June 30, 2026 Maturity Within:
(dollars in thousands)	Three Months	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Time deposits (less than $250,000)	$60,055	$56,179	$108,918	$85,088	$310,240
Time deposits ($250,000 or more)	84,795	64,713	84,403	14,490	248,401
Brokered CDs	33,005	28,546	8,716	61,044	131,311
Total time deposits	$177,855	$149,438	$202,037	$160,622	$689,952
	As of December 31, 2025 Maturity Within:
(dollars in thousands)	Three Months	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Time deposits (less than $250,000)	$51,351	$50,669	$94,785	$82,811	$279,616
Time deposits ($250,000 or more)	49,566	40,857	83,704	13,249	187,376
Brokered CDs	98,309	19,174	31,980	53,237	202,700
Total time deposits	$199,226	$110,700	$210,469	$149,297	$669,692

	As of December 31, 2024 Maturity Within:
(dollars in thousands)	Three Months	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Time deposits (less than $250,000)	$22,793	$35,035	$58,371	$71,408	$187,607
Time deposits ($250,000 or more)	22,163	28,205	65,882	13,352	129,602
Brokered CDs	110,149	3,778	50,188	89,523	253,638
Total time deposits	$155,105	$67,018	$174,441	$174,283	$570,847
Contractual Obligations
The following tables contain supplemental information regarding our total contractual obligations at June 30, 2026, December 31, 2025 and December 31, 2024:
	Payments Due at June 30, 2026
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Deposits without a stated maturity	$2,148,670	$—	$—	$—	$2,148,670
Time deposits	529,329	159,263	1,360	—	689.952
Other borrowings	—	—	63,472	19,150	82,622
Operating lease liabilities	4,220	8,603	8,978	27,778	49,579
Total contractual obligations	$2,682,219	$167,866	$73,810	$46,928	$2,970,824
	Payments Due at December 31, 2025
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Deposits without a stated maturity	$1,689,993	$—	$—	$—	$1,689,993
Time deposits	520,394	140,836	8,462	—	669,692
Other borrowings	—	—	—	71,216	71,216
Operating lease liabilities	4,193	8,542	8,899	29,684	51,318
Total contractual obligations	$2,214,580	$149,378	$17,361	$100,900	$2,482,219
	Payments Due at December 31, 2024
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Deposits without a stated maturity	$1,257,778	$—	$—	$—	$1,257,778
Time deposits	396,564	140,982	33,301	—	570,847
Other borrowings	150,000	—	—	61,888	211,888
Operating lease liabilities	4,106	8,427	8,710	34,181	55,424
Total contractual obligations	$1,808,448	$149,409	$42,011	$96,069	$2,095,937
We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.
FHLB Advances
From time to time, the Company utilizes FHLB advances as a supplementary funding source to finance our operations. These FHLB advances are collateralized by securities owned by the Company and held in safekeeping by the FHLB, FHLB stock owned by the Company, and certain qualifying loans secured by real estate, including residential mortgage loans, home equity lines of credit and commercial real estate loans.
At June 30, 2026 and December 31, 2025, the Company had no outstanding borrowings with the FHLB. At December 31, 2024, the Company had $150.0 million of adjustable-rate credit advances outstanding with an interest rate of 4.57%. The outstanding advances at December 31, 2024, matured and were repaid during 2025. The advances from the FHLB are collateralized by a blanket lien on all eligible first mortgage loans and other specific loans in addition to FHLB stock. Loans totaling approximately $1.8 billion, $1.5 billion and $1.3 billion were pledged as collateral to the FHLB at June 30, 2026, December 31, 2025 and December 31, 2024, respectively, with lendable collateral value of $324.6 million, $210.5 million and $181.6 million for the same periods.
At June 30, 2026 and December 31, 2025, no securities were pledged as additional collateral to the FHLB. At December 31, 2024, there were securities with a fair value of $88.8 million and lendable collateral value of $84.7 million were pledged as additional collateral.
Revolving Credit Line
On June 10, 2025, we entered into a Loan and Security Agreement with ServisFirst Bank, an Alabama banking corporation, as lender (“ServisFirst”). The loan agreement provides for a senior secured revolving line of credit in a maximum principal amount of up to $10.0 million (the “Revolving Loan”), which the Company may borrow, repay, and reborrow from time to time prior to maturity. Our obligation to repay the Revolving Loan and accrued interest is evidenced by a revolving promissory note in the principal amount of $10.0 million. Proceeds of the Loan are permitted to be used for growth capital and general corporate purposes. As of June 30, 2026, we had no outstanding borrowings under the Revolving Loan, with $10.0 million of borrowing capacity available under the commitment.
Advances under the Revolving Loan bear interest at a per annum rate equal to the greater of (i) the prime rate minus 0.25%, or (ii) a floor of 5.00%, adjusting concurrently with changes in the prime rate. Interest is calculated on a 360-day-year basis and is payable quarterly in arrears. Following a payment default, amounts more than 10 days past due are subject to a late fee of 3.00% of the overdue installment (subject to a $20 minimum), and the outstanding principal balance after maturity or acceleration bears interest at the otherwise applicable rate plus 2.00% per annum. We also pay an annual non-use fee of 0.20% on the average unused portion of the commitment, unless no default exists and the average outstanding balance is at least $4 million during the applicable period.
The Revolving Loan matures on June 10, 2027, or such earlier date as the maturity may be accelerated following an event of default, and all outstanding principal and accrued interest are due in full at maturity absent renewal or extension by mutual written agreement. The Revolving Loan is secured by a first-priority pledge of 100% of the issued and outstanding capital stock of the Bank pursuant to a related pledge agreement, together with all proceeds and replacements thereof, and we have authorized the filing of financing statements to perfect ServisFirst’s security interest. The terms of the Revolving Loan do not include a guaranty from any third party or subordination arrangement in favor of other creditors, however the agreement restricts the Bank from incurring subordinated debt or non-traditional funding without ServisFirst’s consent. Customary affirmative and negative covenants are applicable to the Company and the Bank under the terms of the Revolving Loan, including requirements that the Bank maintain “well-capitalized” regulatory status, a Tier 1 leverage ratio above 7.0%, a non-performing assets ratio below 25%, and a return on assets ratio above 0.60%, subject to specified cure periods. Additional covenants restrict changes of control, mergers, dispositions of collateral, additional indebtedness above specified thresholds, guaranties of third-party obligations, and dividends during a default, and require the Company to maintain an interest reserve of at least $1.4 million with ServisFirst throughout the term.
Other Borrowings
Subordinated Debt
The Company had approximately $75.4 million of subordinated debt, net of debt costs, as of June 30, 2026, $64.0 million as of December 31, 2025 and approximately $54.7 million as of December 31, 2024.
In March 2025, as the result of our acquisition with Georgia Primary, we assumed $10.0 million in fixed-to-floating rate subordinated notes due 2031 ($750 thousand of which was owned by Tandem and cancelled following our acquisition of Tandem). A discount of $1.0 million was recorded as part of the acquisition for a fair value of $9.0 million on these subordinated notes. At June 30, 2026 and December 31, 2025 the remaining discount on the subordinated notes was $778 thousand and $919 thousand, respectively. The subordinated notes are scheduled to mature on October 6, 2031, and through October 6, 2026, bear a fixed rate of interest of 3.75% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Beginning October 6, 2026, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to the then-current three-month SOFR plus 2.88%, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year up to the maturity date or redemption. Beginning October 6, 2026, we may, at our option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.
In June 2026, as the result of our acquisition with Tandem, we assumed $12.0 million in fixed-to-floating rate subordinated notes due 2035. At June 30, 2026 the remaining discount on the subordinated notes was $66 thousand. The subordinated notes are scheduled to mature on July 30, 2035, and through July 30, 2030, bear a fixed rate of interest of 8.00% per annum, payable semi-annually in arrears on January 30 and July 30 of each year. Beginning July 30, 2030, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to the then-current three-month SOFR plus 4.43%, payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year up to the maturity date or redemption. Beginning July 30, 2030, we may, at our option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.
In August 2026, we completed the offering and sale of $55.0 million in aggregate principal amount of our 6.75% fixed-to-floating rate subordinated notes due 2036. The subordinated notes are scheduled to mature on September 1, 2036, and through September 1, 2031, bear a fixed rate of interest of 6.75% per annum, payable semi-annually in arrears on March 1 and September 1 of each year. Beginning September 1, 2031, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to the then-current three-month SOFR plus 2.71%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year up to the maturity date or redemption. Beginning September 1, 2031, we may, at our option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. The debt issuance costs of $1.1 million were netted with proceeds and are being amortized over the term until the redemption date of the notes. On September 15, 2026, we used the proceeds from the sale of the subordinated notes to redeem our 4.125% fixed-to-floating rate subordinated notes due 2031 issued in May 2021.
Junior Subordinated Debentures
On April 15, 2005, we issued, through a wholly owned Delaware statutory trust, Georgia Banking Statutory Trust I (the “Trust”), $7.0 million of preferred beneficial interests in our unsecured junior subordinated debentures (trust preferred securities) that qualify as Tier I capital under Federal Reserve guidelines within certain limitations. We own all the common securities of the Trust. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $7.2 million of our junior subordinated debentures, which carry a floating rate of interest equal to the three-month SOFR plus 26 basis points tenor spread plus a 2.00% credit spread. At June 30, 2026, this rate was 5.93% and at December 31, 2025 and 2024, this rate was 5.98% and 6.62%, respectively. The proceeds received by us from the sale of the junior subordinated debentures were used to strengthen our capital position and to accommodate current and future growth. The debentures and related accrued interest represent the sole assets of the Trust.
Our trust preferred securities accrue and pay quarterly distributions at an interest rate equal to the three-month SOFR plus 26 basis points plus a 2.00% spread per annum of the stated liquidation value of $1,000 per capital security. We entered contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust. The trust preferred securities are mandatorily redeemable upon maturity of the debentures on April 15, 2035, or upon earlier redemption of the debentures as provided in the indenture. We have the right to redeem the debentures purchased by the Trust in whole or in part. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount and any accrued but unpaid interest. The Trust document provides the Company, upon notification to the trustee, may elect to defer quarterly interest payments for a period as established in the Trust.
Shareholders’ Equity
Shareholders’ equity totaled $278.7 million at June 30, 2026, $204.9 million at December 31, 2025 and $155.5 million at December 31, 2024. The increase in shareholders’ equity for the six months ended June 30, 2026 was primarily attributable to the capital raise that was completed in June 2026 resulting in net proceeds of $36.6 million along with the issuance of our common stock in connection with the closing of the Tandem merger during the same month. The increase in shareholders’ equity between years ended 2025 and 2024 was primarily attributable to additional paid-in capital resulting from the Georgia Primary acquisition and net income recognized during 2025, partially offset by other changes in shareholders’ equity, as applicable.
Off-Balance Sheet Arrangements
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These transactions include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if we deem necessary, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.
Standby letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Collateral held for commitments to extend credit and letters of credit varies but may include cash, accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.
The following table summarizes the Company’s off-balance-sheet financial instruments as of the dates presented:
	June 30, 2026	December 31,
(dollars in thousands)		2025	2024
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$481,518	$388,867	$373,504
Letters of credit	5,558	5,533	4,748
Total	$487,076	$394,400	$378,252
Liquidity Management and Capital Adequacy
Liquidity
Liquidity refers to the measure of our ability to meet cash flow requirements of our depositors and borrowers, while at the same time meeting our current and future operational, capital, and strategic cash flow needs, all at a reasonable cost. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities in order to meet the return on investment objectives of our shareholders. In managing our cash flows, management regularly confronts situations that can give rise to increased liquidity risk. These include funding mismatches, market constraints in accessing sources of funds and the ability to convert assets into cash. Changes in economic conditions or exposure to credit, market, operational, legal and reputational risks also could affect our Bank’s liquidity risk profile and are considered in the assessment of liquidity management. The Company is a corporation separate and apart from our Bank and, therefore, must provide for its own liquidity, including liquidity required to meet its debt service requirements on any notes and junior subordinated debentures. The Company’s main source of cash flow is dividends declared and paid to it by our Bank.
There are statutory and regulatory limitations that affect the ability of our Bank to pay dividends to the Company. See the Sections entitled “Supervision and Regulation” and “Dividend Policy” elsewhere in this prospectus for more information. We believe that these limitations will not impact our ability to meet our ongoing short-term cash obligations. We continually monitor our liquidity position to ensure that our assets and liabilities are managed in a manner to meet all reasonably foreseeable short-term, long-term and strategic liquidity demands. Management has established a comprehensive management process for identifying, measuring, monitoring and controlling liquidity risk.
The Asset/Liability Management Committee (the “ALCO”) of our Board is the primary group responsible for monitoring the Bank’s liquidity position. We have identified various liquidity metrics and ratios, including the volatile funds ratio, non-core funding dependency ratio and loan-to-deposit ratio that the ALCO uses to monitor the Bank’s liquidity position. Further, the ALCO is also responsible for reviewing and monitoring the stress testing of the Bank’s overall liquidity under multiple liquidity stress scenarios. As of June 30, 2026, the Bank was in compliance with all internal policies and guidelines.
Because of its critical importance to the viability of our Bank, liquidity risk management is fully integrated into our risk management processes. Critical elements of our liquidity risk management include: effective corporate governance consisting of oversight by our Board and active involvement by management; appropriate strategies, policies, procedures and limits used to manage and mitigate liquidity risk; comprehensive liquidity risk measurement and monitoring systems including stress tests that are commensurate with the complexity of our business activities; active management of intraday liquidity and collateral; an appropriately diverse mix of existing and potential future funding sources; adequate levels of highly liquid marketable securities free of legal, regulatory, or operational impediments, that can be used to meet liquidity needs in stressful situations; comprehensive contingency funding plans that sufficiently address potential adverse liquidity events and emergency cash flow requirements; and internal controls and internal audit processes sufficient to determine the adequacy of our Bank’s liquidity risk management process.
The Company considers the maintenance of adequate liquidity to be an important part of managing risk. Consistent with our balance sheet strategy, we have intentionally kept our liquidity primarily in cash and interest-bearing deposits rather than investing heavily in investment securities, which typically includes significant unrealized gains or losses.
Our liquidity position is supported by management of our liquid assets and access to alternative sources of funds. Our liquid assets include cash, interest-bearing deposits in correspondent banks, federal funds sold, and fair value of unpledged investment securities. Other available sources of liquidity include wholesale deposits, and additional borrowings from correspondent banks, FHLB advances, and the Federal Reserve discount window. Our short-term and long-term liquidity requirements are primarily met through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment portfolios, and new customer deposits. Other alternative sources of funds will supplement these primary sources to the extent necessary to meet additional liquidity requirements on either a short-term or long-term basis.
Capital Requirements
We, by virtue of being a bank holding company with more than $3.0 billion in total consolidated assets, and the Bank are subject to various regulatory capital requirements administered by the federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. See the section entitled “Supervision and Regulation” for additional information regarding the regulatory capital requirements applicable to us.
Quantitative measures established by regulation to ensure capital adequacy require us and the Bank to maintain minimum ratios. These include a CET1 risk-based capital ratio, a Tier 1 risk-based capital ratio, which includes CET1 and additional Tier 1 capital, and a total risk-based capital ratio, which includes Tier 1 and Tier 2 capital. CET1 is primarily comprised of the sum of common stock instruments and related surplus net of treasury stock plus retained earnings less certain adjustments and deductions, including with respect to goodwill, intangible assets, mortgage servicing assets, and deferred tax assets subject to temporary timing differences. Additional Tier 1 capital is primarily comprised of noncumulative perpetual preferred stock. Tier 2 capital consists of instruments disqualified from Tier 1 capital, including qualifying subordinated debt and a limited amount of loan loss reserves up to a maximum of 1.25% of risk-weighted assets, subject to certain eligibility criteria. The capital rules also define the risk-weights assigned to assets and off-balance sheet items to determine the risk-weighted asset components of the risk-based capital rules, including, for example, certain “high volatility” commercial real estate, past due assets, structured securities, and equity holdings.
We and the Bank are also required to maintain capital at a minimum level based on total assets, which is known as the Tier 1 leverage ratio. The leverage capital ratio is the ratio of Tier 1 capital to quarterly average assets net of goodwill, certain other intangible assets, and certain required deduction items require us and the Bank to maintain: (i) a minimum leverage ratio of Tier 1 capital to average total assets, after certain adjustments, of 4.0%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of 6.0%, (iii) a minimum ratio of total capital to risk-weighted assets of 8.0% and, (iv) a minimum ratio of CET1 to risk-weighted assets of 4.5%.
In addition, the capital rules require a capital conservation buffer of 2.5% above each of the minimum risk-based capital ratio requirements (CET1, Tier 1, and total capital), comprised of CET1, which is designed to absorb losses during periods of economic stress. These buffer requirements must be met for a bank or bank holding company to be able to pay dividends, engage in share buybacks, or make discretionary bonus payments to executive management without restriction.
The federal banking agencies have broad powers with which to require companies to take prompt corrective action to resolve problems of insured depository institutions that do not meet minimum capital requirements. The law establishes five capital categories for this purpose: (i) well-capitalized; (ii) adequately capitalized; (iii) undercapitalized; (iv) significantly undercapitalized; and (v) critically undercapitalized.
To be well-capitalized, we and the Bank must maintain at least the following capital ratios: (i) 6.5% CET1 to risk-weighted assets; (ii) 8.0% Tier 1 capital to risk-weighted assets; (iii) 10.0% Total capital to risk-weighted assets; and (iv) 5.0% Tier 1 leverage ratio.
The table below summarizes the capital requirements applicable to us and the Bank in order to be considered “well-capitalized” from a regulatory perspective, as well as our and the Bank’s capital ratios as of June 30, 2026, December 31, 2025 and December 31, 2024.
	Ratio at June 30, 2026	Ratio at December 31,		Regulatory Capital Ratio Requirements	Regulatory Capital Ratio Requirements including Capital Conservation Buffer	Minimum Requirements for “Well Capitalized” Depository Institution
		2025	2024
Georgia Banking Company, Inc. (Bank Holding Company)
Total capital (to risk-weighted assets)	14.32%	13.61%	13.76%	8.00%	10.50%	10.00%
Tier 1 capital (to risk-weighted assets)	10.58%	9.39%	9.41%	6.00%	8.50%	8.00%
CET1 capital (to risk-weighted assets)	10.29%	9.06%	9.00%	4.50%	7.00%	6.50%
Tier 1 leverage	9.43%	7.64%	7.76%	4.00%	4.00%	5.00%
Georgia Banking Company (Bank Subsidiary)
Total capital (to risk-weighted assets)	13.05%	12.74%	11.19%	8.00%	10.50%	10.00%
Tier 1 capital (to risk-weighted assets)	11.83%	11.52%	9.98%	6.00%	8.50%	8.00%
CET1 capital (to risk-weighted assets)	11.83%	11.52%	9.98%	4.50%	7.00%	6.50%
Tier 1 leverage	10.78%	9.37%	8.22%	4.00%	4.00%	5.00%
We and the Bank exceeded all regulatory capital requirements and were considered to be “well-capitalized” as of the dates reflected per the table above. There have been no conditions or events since June 30, 2026 that management believes would change this classification.
Impact of Inflation and Changing Prices
Our consolidated financial statements and related notes have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services.
Quantitative and Qualitative Disclosures about Market and Interest Rate Risks
Market Risk
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. The Company’s market risk is composed primarily of interest rate risk inherent in the normal course of lending and deposit-taking activities. We are also exposed to market risk in our investing activities.
Interest Rate Risk Management
Net interest income is our most significant component of earnings and we consider interest rate risk to be our most significant market risk. Our net interest income results from the difference between the yields we earn on our interest-earning assets, primarily loans and investments, and the rates that we pay on our interest-bearing liabilities, primarily deposits and borrowings. When interest rates change, the yields we earn on our interest-earning assets and the rates we pay on our interest-bearing liabilities do not necessarily move in tandem with each other because of the differences in their maturities and repricing characteristics and which can negatively impact net interest income.
Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but such changes could also affect the average duration of our loan portfolio, investment securities and other interest-earning assets.
Our goal is to structure our asset/liability composition to maximize net interest income while managing interest rate risk so as to minimize the adverse impact of changes in interest rates on net interest income and capital in either a rising or declining interest rate environment. Profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may impact our earnings adversely because the interest rates of the underlying assets and liabilities do not change at the same speed, to the same extent or on the same basis.
Derivatives and Hedging Activities
We utilize interest rate swap and option agreements as part of our asset liability management strategy to help manage our interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties but is rather determined by reference to the notional amount and the other terms of the individual interest rate swap agreements. We posted collateral of $2.0 million and $62 thousand in the normal course of business related to these contracts as of December 31, 2025 and December 31, 2024, respectively. There was no collateral posted as of June 30, 2026.
In a cash flow hedge, the entire change in the fair value of the interest rate swap or the gain/loss on an interest rate option included in the assessment of hedge effectiveness is initially recorded in other comprehensive income (“OCI”) and subsequently reclassified from OCI to current period earnings in the same period that the hedged item affects earnings. Interest rate hedges with notional amounts totaling $250.0 million, $150.0 million and $100.0 million as of June 30, 2026, December 31, 2025 and December 31, 2024, respectively, were designated as cash flow hedges of certain loans receivable and interest rate contracts and were determined to be effective during all periods presented. We expect the hedges to remain effective during the remaining terms of the hedges. The effect of cash flow hedge accounting on other comprehensive income for the six months ended June 30, 2026 and for years ended December 31, 2025 and 2024 were unrealized losses of $1.1 million, $143 thousand and $367 thousand, respectively.
Interest expense recorded on the cash flow hedges totaled $69 thousand for the six months ended June 30, 2026 and $706 thousand and $819 thousand for the years ended December 31, 2025 and 2024, respectively. Interest expense recorded on the cash flow hedges is reported as a component of interest income on loans. At June 30, 2026, the net unrealized holding gains recorded in AOCI that are expected to be reclassified into earnings within the next 12 months totaled $227 thousand. At December 31, 2025, the net unrealized holding gains recorded in AOCI that are expected to be reclassified into earnings within the next 12 months totaled $184 thousand. Fair value hedges interest rate swaps with notional amounts totaled $76.3 million, $79.2 million and $122.2 million at June 30, 2026, December 31, 2025 and December 31, 2024, respectively. The swaps are designated as fair value hedges of certain time deposits and are considered effective during all periods presented. We expect the hedges to remain effective during the remaining terms of the swaps. Interest expense recorded on these swap transactions totaled $84 thousand for the six months ended June 30, 2026 and $217 thousand and $594 thousand for the years ended December 31, 2025 and 2024, respectively. Interest expense recorded on these swap transactions is reported as a component of interest expense on deposits.
Sensitivity Analysis
One of the tools management uses to estimate and manage the sensitivity of net interest income to changes in interest rates is an asset/liability simulation model. Resulting estimates are based upon multiple assumptions for each scenario, including loan and deposit re-pricing characteristics and the rate of prepayments. The ALCO periodically reviews the assumptions for reasonableness based on historical data and future expectations; however, actual net interest income may differ from model results. The primary objective of the simulation model is to measure the potential change in net interest income over time using multiple interest rate scenarios. The base scenario assumes rates remain flat and is the scenario to which all others are compared, in order to measure the change in net interest revenue. Policy limits are based on immediate rate shock scenarios which are compared to the base scenario. Other scenarios analyzed may include ramped rate shocks, delayed rate shocks, yield curve steepening or flattening, or other variations in rate movements. While the primary policy scenarios focus on a 12-month time frame, longer time horizons are also modeled.
Our policy is based on the 12-month impact on net interest income of interest rate shocks. Our shock scenario assumes rates immediately change the full amount at the scenario onset. The following table presents our interest sensitivity position at the dates indicated.
	Net Interest Income Sensitivity
	12 Month Projection
(Shock in basis points)	-200	-100	+100	+200
June 30, 2026	(11.46)%	(5.65)%	4.68%	9.05%
December 31, 2025	(14.82)%	(7.35)%	6.66%	13.35%
December 31, 2024	(11.14)%	(5.88)%	4.86%	9.40%
December 31, 2023	(13.38)%	(7.12)%	6.14%	12.29%
The Company’s model indicates that it was asset-sensitive at June 30, 2026, as modeled increases in interest rates resulted in increases in projected net interest income and modeled decreases in interest rates resulted in decreases in projected net interest income. With the current interest rate yield curve, modeling of net interest income in changing rate environments presents particular challenges. A flat or inverted interest rate yield curve is an unfavorable interest rate environment for many financial institutions, including the Bank, as short-term interest rates generally drive our deposit pricing and longer-term interest rates generally drive loan pricing. When these rates converge or invert, the profit spread we realize between loan yields and deposit rates narrows, which pressures our NIM.
Economic Value of Equity
We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the yield curve increases or decreases instantaneously, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.
The following table sets forth the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the yield curve at the dates indicated.
	Economic Value of Equity Sensitivity
(Shock in basis points)	-200	-100	+100	+200
June 30, 2026	(8.41)%	(3.45)%	0.81%	0.01%
December 31, 2025	(14.43)%	(6.15)%	3.33%	5.03%
December 31, 2024	(10.41)%	(4.21)%	1.54%	1.36%
December 31, 2023	(9.83)%	(4.21)%	2.64%	3.99%
As previously noted, these assumptions are inherently uncertain, and actual results may differ from simulated results. The future path of interest rates remains uncertain and will depend in part on inflation, labor-market conditions and other economic data considered by the Federal Reserve. Further changes to interest rates and monetary policy are dependent upon the Federal Reserve’s assessment of economic data as it becomes available. We would expect net interest income to decline somewhat in a decreasing interest rate environment and to increase in an increasing interest rate environment, as our model reflects that interest-earning assets reprice faster than interest-bearing deposits which is attributable to assumed deposit betas and repricing lags as there is continued strong market competition for core deposits.
Adoption of Recent Accounting Pronouncements
Recently issued accounting pronouncements and their effects are discussed in Note 1 to our consolidated financial statements for the years ended December 31, 2025 and 2024 included elsewhere in this prospectus.
In November 2025, the FASB issued ASU 2025-08, Financial Instruments — Credit Losses (Subtopic 326-20): Purchased Loans (“ASU 2025-08”). The update expands the gross-up approach to most purchased loans, eliminating the recognition of a day-one credit loss expense for acquisitions. ASU 2025-08 introduces a new category of acquired loans and requires an allowance for expected credit losses to be recorded at acquisition as an adjustment to the amortized cost basis rather than through provision expense. Effective January 1, 2026, the Company adopted ASU 2025-08 on a prospective basis. For loans purchased in connection with the Company’s acquisition of Tandem effective June 1, 2026, the Company recorded an initial allowance for credit losses as an adjustment to the amortized cost basis, consistent with the new standard. See Note 2 to our consolidated financial statements for the six months ended June 30, 2026 and 2025 included elsewhere in this prospectus.

BUSINESS
The Company
Georgia Banking Company, Inc. is a bank holding company headquartered in Atlanta, Georgia. Through our bank subsidiary, Georgia Banking Company, we provide a broad suite of commercial banking, community banking, private banking, commercial real estate banking, mortgage warehouse lending and treasury services to businesses, professionals, entrepreneurs and consumers concentrated in the Atlanta MSA. As of June 30, 2026, the Company had approximately $3.3 billion in total assets and operated a diversified mix of lending, deposit and fee-generating businesses through 10 full-service banking offices and three loan production offices, all of which are in the Atlanta MSA.
We believe our success is largely driven by a differentiated relationship banking model that combines local decision-making authority, senior-level responsiveness, personal relationships and exceptional service with the products, expertise, technology and lending capacity associated with larger institutions. This model allows us to serve the complex financial needs of small and middle-market businesses while maintaining the service culture and accessibility that define community banking. We serve businesses, professionals, entrepreneurs, and families throughout the Atlanta MSA via a platform designed for disciplined growth, relationship depth and long-term shareholder value creation.
Our current strategy was established following a transformative recapitalization completed in 2021, led by the Company’s Chief Executive Officer, Bartow Morgan, Jr., and supported by a mix of local and institutional investors. Mr. Morgan previously served as Chief Executive Officer and a director of Brand Group Holdings and BrandBank from 2001 until its sale in 2018 and led BrandBank’s growth from a local community bank into one of the largest privately held banks headquartered in the Atlanta MSA.
Mr. Morgan and a number of other like-minded investors identified an opportunity in the Atlanta MSA for a locally headquartered bank with between $2 billion and $10 billion in total assets due to a large number of mergers and acquisitions involving banks in this asset class between 2015 and 2018. Following the Recapitalization, we began a comprehensive strategic transformation of the franchise. Since that time, we have evolved from a specialty-oriented institution with approximately $650 million in assets into what we believe is a premier community banking franchise in Georgia with approximately $3.3 billion in assets as of June 30, 2026.
Since the Recapitalization, we have expanded our market presence, strengthened our operating platform, increased core funding and diversified our balance sheet. Notable progress includes:
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Recruiting experienced bankers across diverse business lines with an attractive rewards and recognition program;

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Investing in technology and infrastructure;

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Revamping branding and marketing strategy;

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Expanding into attractive Atlanta MSA sub-markets and broadening our product capabilities with seven new branch locations opened since 2021;

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Growing assets from approximately $650 million in 2021 to approximately $3.3 billion as of June 30, 2026, including approximately $2.6 billion in loans;

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Growing deposits from approximately $525 million in 2021 to approximately $2.8 billion as of June 30, 2026;

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Completing and integrating two strategic whole-bank acquisitions;

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Establishing robust service standards; and

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Being recognized by The Atlanta Journal-Constitution as a Top Workplace for three consecutive years and as a Top Workplace by Axios Atlanta for one year (based on employee surveys administered by a third-party research firm).

Key Strengths
We are focused on becoming the premier relationship-oriented commercial bank serving small and middle-market businesses throughout the Atlanta MSA. We believe this focus has helped us rapidly grow and diversify while maintaining strong credit quality and capital, which has positioned us to generate consistent, high-quality earnings. We believe the breadth of our product capabilities allows us to compete for complex commercial relationships that small community banks cannot fully serve, while our high-quality, relationship-based service allows us to take share from larger regional and national institutions. Our key strengths include:

Locally headquartered in one of the nation’s most attractive banking markets.   We believe the Atlanta MSA is one of the country’s most dynamic metropolitan markets, supported by population growth, business formation, corporate investment, entrepreneurial activity and a diversified regional economy. At the same time, consolidation across the banking industry has reduced the number of locally headquartered institutions with the scale, talent and product breadth needed to serve growing companies. From the second quarter of 2009 through the second quarter of 2025, the Atlanta MSA deposit market (excluding the top five deposit holders) increased by approximately $34.3 billion. We believe this creates a compelling opportunity for the Company with its headquarters in and focus on the Atlanta MSA.
Proven ability to recruit and retain top banking talent.   A cornerstone of our strategy has been attracting experienced bankers who want a client-focused platform supported by local decision-making and an entrepreneurial culture. Many of the Company’s senior leaders held previous leadership roles with high performing banks operating within the Atlanta MSA. These leaders and our relationship managers have extensive experience serving Atlanta businesses and long-standing customer relationships. We believe continued consolidation and restructuring within the banking industry create opportunities to recruit talented bankers throughout our market.
Scalable platform for future growth.   Over the past five years, we have invested meaningfully in personnel, technology, treasury services infrastructure, digital banking capabilities and operational support functions. We believe these investments have helped us create a scalable platform capable of supporting future growth while generating operating leverage and enhancing profitability, enabling us to serve customers for the long-term as they grow and their financial needs become more complex.
Strong credit culture and risk management.   Strong credit quality is a core component of our culture. We believe our credit performance reflects a disciplined underwriting philosophy, experienced lenders, relationship-based client selection and consistent risk oversight. Our relationship-centric approach provides deeper insight into customer operations, which we believe helps us assess risk and manage portfolio performance throughout economic cycles.
Our Strategy
We believe our key strengths position us for continued growth and drive long-term shareholder value creation. To capitalize on these key strengths, we leverage the following strategies:
Differentiated relationship banking model.   We have built a culture centered on long-term client relationships, local decision-making, and direct access to experienced bankers and senior leaders. Our bankers and credit officers operate with meaningful local authority, allowing us to make timely decisions and deliver customized solutions based on each client’s needs. We believe this model is especially valuable to small and middle-market businesses that need sophisticated banking solutions but still want responsive service and relationship continuity. We believe this approach distinguishes us from larger competitors and supports stronger client retention, referral activity, and relationship depth.
Diversified lines of business.   Our platform includes commercial banking, community banking, private banking, commercial real estate banking, mortgage warehouse, treasury services and retail mortgage. These complementary businesses provide multiple sources of loan growth, deposit generation, fee income, and customer acquisition while supporting deeper relationships across the franchise. We plan to grow these lines of business and opportunistically add others to drive future balance sheet growth and profitability.
Balanced and disciplined growth strategy.   Our growth initiatives combine organic expansion with selective strategic acquisitions. Organically, we seek to deepen existing client relationships, expand commercial banking teams, grow focused business lines and penetrate attractive Atlanta sub-markets. We plan to complement this organic growth through selective acquisitions of institutions that share our relationship-oriented culture. We intend to continue to employ a disciplined approach to acquisitions, seeking to partner only with institutions that offer attractive market share, low-cost deposit funding and complementary capabilities.
Our Market Opportunity
Why Atlanta
We focus our banking operations on the Atlanta MSA, which we believe represents one of the most attractive banking markets in the United States and provides a compelling foundation for our long-term growth strategy. The Atlanta MSA is home to more than 6.4 million residents, making it the sixth-largest metropolitan area in the country, and the region added approximately 64,400 residents between 2024 and 2025. On a percentage basis, the region’s population grew by approximately 0.96% over the 12 months ended June 30, 2025, outpacing the national growth rate of approximately 0.52%, and metropolitan

Atlanta has added nearly 400,000 residents since 2020. We believe the region’s sustained population growth reflects its economic vitality, relative affordability and quality of life, and we expect these attributes to continue to generate demand for banking services we offer.
The Atlanta MSA’s growth is supported by a diversified economy that includes financial services, technology, payments, healthcare, logistics, professional services, consumer products, manufacturing, and real estate. The Atlanta MSA generates gross domestic product of approximately $385.0 billion, which ranks among the largest metropolitan economies in the United States, and the region hosts one of the nation’s largest concentrations of Fortune 500 company headquarters. We believe this breadth of industry reduces the region’s exposure to any single sector and supports a deep and resilient base of commercial banking customers. The Atlanta MSA also exhibits favorable household economics relative to state and national benchmarks, with a projected 2026 median household income of approximately $95,900, compared to a Georgia median of approximately $83,400 and a national median of approximately $86,700, and projected population growth of approximately 4.2% from 2026 to 2031, compared to a national average of approximately 2.6%. We believe these demographic strengths, including the size of the market as measured by population and number of operating businesses and its historical and projected growth, provide meaningful opportunities for us to aggregate clients and grow our balance sheet.
The Atlanta MSA provides a compelling foundation for our long-term growth strategy because of the following:
Robust business formation and middle-market opportunity.   The Atlanta MSA has consistently ranked among the nation’s leading markets for new business formation, entrepreneurial activity, and corporate relocations. Small and middle-market businesses represent the core engine of the regional economy and remain our primary target customer segment. We believe these businesses increasingly seek banking partners capable of delivering sophisticated products and services while maintaining direct access to experienced relationship managers and local decision-makers. Our strategy is designed to serve this segment by combining lending capacity, treasury management capabilities, banking expertise, and personalized service.
Market consolidation creates opportunity.   The Atlanta banking market has undergone significant consolidation over the last decade. According to FDIC market share data, approximately 81 FDIC-insured financial institutions operate within the Atlanta region, while mergers and acquisitions have reduced the number of locally headquartered community banks with sufficient scale to serve growing businesses. As consolidation has accelerated, many businesses have experienced reduced access to local decision-makers and relationship continuity.
Unique competitive positioning.   Following the completion of the Tandem Bank acquisition, we had approximately $3.3 billion in assets and approximately $2.8 billion in deposits at June 30, 2026. The combined franchise represents the third-largest deposit market share among banks headquartered in the Atlanta MSA. Our scale allows us to compete effectively for larger commercial banking relationships while maintaining the entrepreneurial culture, local decision-making authority, and relationship-based service model that distinguish community banking. We believe this combination creates a differentiated value proposition for clients and shareholders.
Long runway for market share growth.   Despite our growth, we believe we remain in the early stages of our market opportunity. As of June 30, 2026, we represented approximately 1.13% of total deposits in the Atlanta market, compared to approximately 0.26% in 2021, reflecting meaningful market share gains over a relatively short period.
The region also benefits from the presence of Hartsfield-Jackson Atlanta International Airport, which supports business activity, transportation connectivity, and continued investment across the Southeast. We believe Atlanta’s role as a transportation and logistics hub reinforces its status as a magnet for corporate operations and small-business formation, which in turn drives demand for commercial credit, treasury management, and depository services. Although we compete in this market against community banks as well as regional and national financial institutions of substantially greater size and resources, we believe the scale and dynamism of the Atlanta MSA leave meaningful room for a locally led relationship banking franchise to gain market share over time.
Consolidation in Our Market
The Atlanta MSA banking landscape has been reshaped over the past decade by sustained industry consolidation that has materially reduced the number of locally headquartered banks with between $2.0 billion and $10.0 billion in total assets. The number of banks headquartered in Georgia declined from 364 in 2000 to 139 in 2025, a decrease of approximately 61.8%, and we believe this contraction has been especially pronounced among locally headquartered institutions comparable to the Company operating in the Atlanta MSA. We believe these institutions have disappeared not because the market is small or shrinking, but because scale, rising compliance costs and merger-and-acquisition activity remain powerful consolidating forces.

A series of transactions since 2015 illustrates this trend, as almost all of the banks headquartered in the Atlanta MSA between $2.0 billion to $10.0 billion in assets have been acquired, combined or repositioned under out of market ownership. Notable examples include the acquisition of Community & Southern Holdings, Inc. by Bank of the Ozarks, Inc. in 2016; the acquisition of Hamilton State Bancshares, Inc. by Ameris Bancorp in 2018; the acquisition of Brand Group Holdings, Inc. (parent of BrandBank) by Renasant Corporation in 2018; the acquisition of State Bank Financial Corporation by Cadence Bancorporation in 2019; the acquisition of Fidelity Southern Corporation by Ameris Bancorp in 2019; the acquisition of Atlantic Capital Bancshares, Inc. by SouthState Corporation in 2022; the acquisition of Heritage Southeast Bancorporation, Inc. by The First Bancshares, Inc. in 2023; and the acquisition of Piedmont Bancorp, Inc. by United Bankshares, Inc. in 2025.
On June 30, 2015, before significant consolidation, locally headquartered banks with total assets between $2.0 billion and $10.0 billion held approximately $11.9 billion, or 8.15%, of the $146.1 billion total deposits in the Atlanta MSA. As of June 30, 2025, the most recent data available from the FDIC Summary of Deposits, the Atlanta MSA deposit market totaled approximately $239.8 billion, of which approximately $187.9 billion, or roughly 78.4%, was held by banking organizations with more than $10.0 billion in total assets. By contrast, the identified segment of locally relevant banks with $2.0 billion to $10.0 billion in total assets held only approximately $6.5 billion, or 2.71%, of deposits in the market.
Customer Displacement and Addressable Market
We believe the consolidation in the Atlanta MSA banking market has displaced an identifiable segment of customers who previously relied on banks headquartered in the Atlanta MSA with $2.0 billion to $10.0 billion in assets and who are now underserved by both large national institutions and small community banks. This displaced segment consists principally of small-to-mid-size businesses, professionals and professional-service firms and real estate developers and investors that value local decision-making, relationship continuity, and senior-level responsiveness, but that also require larger balance-sheet capacity, treasury management services, and specialized credit capabilities. We believe that when a locally headquartered bank is acquired by a larger, out-of-market institution, credit decisions, pricing authority, and relationship management frequently migrate away from the local market, disrupting the continuity that these customers value.
While they offer broad product sets, we believe large national and super-regional banks often are unable to replicate the local knowledge, speed and relationship-oriented banking partnership Atlanta businesses seek. At the same time, we believe the small community banks in the Atlanta MSA frequently lack the balance-sheet scale, product breadth and treasury and payments capabilities required to serve larger and more complex middle-market relationships. This dynamic, in our view, has left a widening gap in the market between the largest institutions and the smallest, precisely in the segment historically occupied by locally headquartered banks with $2.0 billion to $10.0 billion in total assets. Consistent with our own experience and that of comparable institutions in our market, we also believe we have benefited, and may continue to benefit, from market dislocation caused by these mergers and acquisitions, as customers choose to move their banking relationships in the aftermath of a sale, and as experienced bankers choose to join, or have relocated to, institutions like ours.
We believe these factors present a significant market opportunity to serve this segment of the Atlanta MSA. This is further compounded with the rapid growth of the Atlanta MSA resulting in a wide breadth of the market that is not being adequately served. To frame the scale of this opportunity, the Atlanta MSA represented approximately $239.8 billion of deposits at June 30, 2025, yet the identified $2.0 billion to $10.0 billion local-bank segment accounted for only approximately $6.5 billion, or approximately 2.71%, of that total. There are only seven institutions with an Atlanta MSA presence in the $2.0 billion to $10.0 billion asset range, of which only three are headquartered in the Atlanta MSA and within the narrower $3.0 billion to $5.0 billion band only two locally owned institutions operate — one of which is us. We believe this scarcity, measured against the depth of the overall deposit market, indicates that the addressable opportunity for a locally led, mid-size platform is substantial and materially larger than our current share. We are in the early stages of capturing this opportunity.
Recent Acquisitions
On March 1, 2025, we completed the acquisition of Georgia Primary, the parent company of Georgia Primary Bank, in a transaction valued at approximately $27.1 million, with consideration consisting of approximately 18% cash and 82% common stock. The merger expanded the Company’s presence within key Atlanta MSA sub-markets by adding two full-service branch locations in Fulton and Forsyth Counties, while contributing additional scale, deposits, and commercial banking relationships. The merger added approximately $341.1 million in total assets, $254.8 million in loans, and $301.4 million in deposits. We believe the merger represented a pivotal moment for us, allowing us to capitalize on our existing infrastructure while rapidly engaging with a merged customer base.

On June 1, 2026, we completed the acquisition of Tandem, the parent company of Tandem Bank, in a transaction valued at approximately $35.5 million, with consideration consisting of approximately 30.4% cash and 69.6% common stock. The merger expanded the Company’s footprint across the Atlanta MSA by adding a full-service branch in DeKalb County and three loan production offices in Cherokee, DeKalb and Gwinnett Counties. At the completion of the acquisition, based on preliminary fair value adjustments, the merger added approximately $321.3 million in total assets, $240.1 million in loans, and $254.0 million in deposits. We believe the combination strengthens our ability to serve clients throughout metro Atlanta while enhancing future growth opportunities.
Recent Developments
On June 17, 2026, we completed a $77.7 million private placement of our common stock led by Fortress Investment Group at a price of $30.00 per share. The transaction attracted broad participation from institutional investors. We intend to use the net proceeds from primary shares sold in the June 2026 Private Placement — one half of the total proceeds — to support organic growth, strengthen our capital position, and enhance our strategic flexibility to pursue future growth opportunities. We did not receive any proceeds from the sale of shares by selling shareholders.
On August 12, 2026, we completed a $1.22 million private placement of common stock at a price of $30.00 per share to individual accredited investors. We issued 40,683 shares of our common stock. We intend to use the net proceeds from the sale of the primary shares sold in the August 2026 Private Placement to support organic growth, strengthen our capital position, and enhance our strategic flexibility to pursue future growth opportunities.
On August 21, 2026, we completed the offering and sale of $55.0 million in aggregate principal amount of our 6.75% fixed-to-floating rate subordinated notes due 2036. The subordinated notes in the 2036 Notes Offering were structured to comply with requirements for Tier 2 capital treatment. The subordinated notes in the 2036 Notes Offering have a fixed rate period for five years and a floating rate for the remaining five years. We used the net proceeds from the sale of the subordinated notes in the 2036 Notes Offering to redeem the 4.125% fixed-to-floating rate subordinated notes due 2031 issued in May 2021; a notice of redemption was delivered to the holders of such existing subordinated notes on August 14, 2026, pursuant to which the notes were redeemed on September 15, 2026.
Our Growth and Strategic Development
Our growth and strategic development have been guided by a three-phase initial strategic plan we established at the time of the Recapitalization. This plan was intended to build a relationship-focused community banking franchise in the Atlanta market that could fill a gap left in the market where larger community banks were sold to regional banks, limiting banking options for small to medium-sized businesses. Our management team has pursued this plan in a disciplined manner, with an emphasis on building out critical infrastructure to support our lines of business, prudent loan and deposit growth and long-term franchise value. The management team has executed each phase in a disciplined and deliberate manner.
Phase 1 — Post-Acquisition Foundation
The first phase of our initial strategic plan focused on establishing the institutional infrastructure necessary to support a growing community bank. During this phase, we assembled a senior management team with significant banking experience at super community and regional banks in the Atlanta MSA, implemented corporate governance practices appropriate for a publicly registered institution, and deployed excess liquidity and new capital to support our various lines of business, with a focus on commercial and financial (“C&F”) and commercial real estate (“CRE”) loan growth. We also made investments in credit administration, compliance, BSA/AML/CFT, and our overall risk management infrastructure and took steps to reduce our historical reliance on wholesale funding sources, with the objective of establishing a more stable and diversified core-funded deposit franchise.
Phase 2 — Deliberate Market Expansion
The second phase centered on expanding our geographic presence within the Atlanta MSA through deliberate site selection in attractive submarkets. The retail branch network was intentionally designed to reestablish a banking presence in the markets that our bankers had worked in before, including markets of banks previously led by our executive management. We also developed treasury services capabilities that compare to products and services offered by larger, regional banks to deepen relationships with commercial clients and cultivate core funding channels designed to support balance sheet growth while managing deposit costs. During this phase, we also diversified our sources of revenue through the establishment of the payments team within our treasury services group, the launch of a retail mortgage origination channel and the continued development of our private banking and mortgage warehouse lending businesses.
Phase 3 — Ongoing Growth and Franchise Enhancement
The third and ongoing phase of our initial strategic plan is focused on initiatives that we believe can further enhance long-term franchise value and returns to shareholders. Key priorities include improving operating leverage through increased scale, gaining market share through organic growth and evaluating opportunistic acquisitions, team lift-outs and other strategic initiatives that are consistent with our relationship-banking model and financial objectives. The acquisitions of Georgia Primary Bank and Tandem Bank are consistent with this strategy, and each transaction has extended our presence in complementary Atlanta submarkets.
Additional Detail Regarding Our Lines of Business
Commercial Banking
Our commercial banking group serves small and middle-market businesses throughout metro Atlanta through customized lending, deposit and treasury services. Our experienced bankers focus on establishing long-term relationships with business owners and management teams through a comprehensive understanding of the Company’s operations and business needs. This allows our bankers to provide commercial and financial lending solutions tailored to the specific needs of our commercial banking customers, which we believe is a key differentiator within our market. We offer various commercial loans, including term loans, owner-occupied real estate financing and working capital lines of credit. We enhance these commercial loan product offerings with a suite of treasury management products that enhance the working capital efficiency of our commercial customers. We believe our local market knowledge, focus on understanding the business and operational needs of our customers, and responsive decision-making differentiate us in a highly competitive banking market. This group:
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Drives loan growth;

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Generates core funded operating deposits; and

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Expands small business and middle-market relationships.

Commercial Banking serves as the foundation of our relationship-driven model and provides opportunities to deepen customer engagement across treasury services, private banking, and other services.
Community Banking
Our community banking group provides relationship-based financial services to consumers, professionals, and small businesses through our branch network and community-focused banking teams. Offerings include consumer and business deposit accounts, retail mortgage lending, personal banking services, and financial solutions designed to support customers through every stage of their financial journey. Our bankers are empowered to deliver local expertise and personalized service while leveraging the resources of a growing banking franchise. This group:
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Generates stable core deposits;

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Expands small business and household relationships; and

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Builds long-term customer loyalty.

Our community banking group provides a stable funding foundation and may serve as an entry point for customer relationships that can expand into broader banking services over time, depending on customer needs, market conditions, and our ability to retain and deepen those relationships.
Private Banking
Our private banking group provides customized banking and lending solutions for business owners, executives, professionals, and high-net-worth individuals. Services include deposit products, tailored credit solutions, and concierge-style relationship management designed to simplify complex financial needs. Our private banking group works closely with other business lines to deliver coordinated financial solutions and deepen client relationships. This group:
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Attracts affluent customers;

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Deepens relationships with business owners and executives; and

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Expands core-funded deposit gathering opportunities.

Our private banking group enhances our relationship banking strategy by serving influential clients whose personal banking needs often align with commercial and business relationships throughout the franchise.
Commercial Real Estate
Our commercial real estate banking group provides financing solutions for income-producing properties and commercial development projects throughout the Atlanta market. The team partners with experienced developers, investors, and business owners across multiple asset classes, including retail, industrial, office, multifamily, hospitality and mixed-use properties. Commercial real estate banking has been a significant contributor to our growth through both meaningful loan and deposit relationships and reflects our long-standing expertise in one of the nation’s most dynamic real estate markets. This group:
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Capitalizes on Atlanta market growth;

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Generates attractive loan yields; and

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Leverages asset class experience and expertise.

Atlanta remains one of the nation’s most attractive real estate markets, and our commercial real estate banking team enables us to participate in this growth through a disciplined approach to commercial real estate lending and focus on consistent long-standing customer relationships.
Mortgage Warehouse
Our mortgage warehouse lending group provides short-term funding facilities to independent mortgage banking originators across the United States. These facilities enable mortgage originators to fund residential mortgage loans to their customers who are acquiring or refinancing a home. We provide this funding under mortgage loan repurchase agreements, pursuant to which we purchase whole loan residential mortgages from the originator and take delivery of and maintain control over the related note and collateral documents which are endorsed to us. Each loan we purchase is generally supported by a purchase commitment from a takeout investor that we have approved in advance, and the originator is obligated to cause each loan to be sold to that approved takeout investor, or if the loan is not so sold, to repurchase the loan, in each case within a short period. This group generates fee income and interest income while maintaining short duration exposure, as the purchased loans typically remain on our balance sheet for less than 30 days before being sold to investors. We believe this business provides a lower-duration, self-liquidating source of interest and fee income, supported by our originator approval and monitoring process, the takeout-investor commitments underlying the loans, and our control of the loan collateral. Led by an experienced management team, this line of business is an important source of earning assets and fee income for us. As of June 30, 2026, we have provided mortgage warehouse financing for more than 28 years and have funded an aggregate of more than $95 billion of residential mortgage loans through multiple interest-rate and housing cycles, without incurring material credit losses in this business. This group:
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Diversifies earnings through different interest and fee income via short term assets;

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Provides national reach; and

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Offers a source of liquidity.

Mortgage warehouse lending represents a business line that differentiates us from many community bank peers while contributing meaningful scale and revenue diversification.
Treasury Services
Our treasury services solutions group provides cash management, payment processing, merchant acquiring, liquidity management services, fraud prevention, and digital banking solutions primarily to commercial, business banking, private banking, payroll services, payments and other operating-company customers. An integrated component of this group is our payments team, which delivers payroll processing, payment processing, merchant acquiring, receivables and payables automation, high-volume ACH services, and related treasury management solutions to customers with complex payment and money movement needs. We maintain relationships with payment networks (including Visa, Mastercard, and the ACH network operators), third party payment processors that provide transaction routing, authorization, and settlement infrastructure, and independent sales organizations that serve as distribution channels for our merchant-acquiring services. We are subject to the operating rules and compliance requirements of each payment network with which we maintain membership or sponsorship. We offer a relationship-driven model built around integrated service, subject-matter expertise, and consistent execution across sales, operations, credit, risk, and compliance. We believe this cross-functional approach differentiates us from our competitors by delivering the speed, coordination, and risk discipline required for mission-critical money movement and core treasury banking relationships. The payments team and our treasury services solutions group as a whole:
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Generate low cost, core-funded deposits;

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Create noninterest income through fees associated with treasury management, payment processing, payroll-related services, merchant acquiring, and other transaction-based services, the results of which may fluctuate due to customer transaction volumes; and

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Support customer retention, deepen commercial banking relationships and diversify funding sources.

Treasury services are an important strategic driver of operating deposits and client engagement, helping transform banking relationships into primary operating relationships.
Retail Mortgage
Our retail mortgage group services individuals seeking financing for housing including retail mortgages and HELOCs. This group:
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Diversifies earnings;

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Expands household relationships; and

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Builds long-term customer loyalty.

Retail mortgage represents a business line that may serve as an entry point for customer relationships that can expand into broader banking services over time, depending on customer needs, market conditions, and our ability to retain and deepen those relationships.
Competition
The banking and financial services industry in the Atlanta MSA is highly competitive. We compete for loans, deposits, and other financial services with a broad range of financial institutions, including large national banks, super-regional banks, community banks, credit unions, mortgage banking companies, fintech companies, and non-bank financial institutions. Many of our competitors are larger than us, have significantly more resources, greater brand recognition and more extensive and established branch networks or geographic footprints than we do, and may be able to attract customers more effectively than we can. As a result of their scale, many of these competitors can be more aggressive than we can on loan and deposit pricing and may better afford and make broader use of media advertising, support services and technology than we do. Further, many of our non-bank competitors in the fintech space have fewer regulatory constraints and may have lower cost structures compared to us. To offset these competitive disadvantages, we concentrate marketing efforts in the local markets we service within the Atlanta MSA with local advertisements and personal contacts. We depend on our reputation as having greater personal service, consistency, flexibility and the ability to make credit and other business decisions quickly.
We believe we compete effectively by offering clients a focused relationship-based banking experience characterized by responsive, local decision-making authority, accessibility to senior-level banking personnel, and a comprehensive suite of financial products designed to meet the needs of our customers including small and medium-sized businesses. Our competitive positioning is premised on delivering the product breadth and technological capabilities associated with larger institutions while providing the personalized service, community ties, and flexibility that clients seek from a community bank. Management believes this “big-bank products without big-bank bureaucracy” approach, combined with our deep relationships within the Atlanta business community, represents a meaningful and sustainable competitive differentiator.
Human Capital
To facilitate talent attraction and retention, we strive to create an inclusive, safe and healthy workplace with opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits and health and welfare programs. We are committed to fostering a workplace culture that attracts, develops, and retains high-performing individuals who share our client-centered values and commitment to excellence.

Employee Profile
We employ a team of experienced banking professionals across our branch network, lines of business, and corporate functions. As of June 30, 2026, we had 275 full-time employees and no part-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.
We have been named a Top Workplace based on employee feedback gathered and analyzed by Energage for four consecutive years. The recognition includes honors from the Atlanta Journal-Constitution Top Workplaces program for three years and Axios Atlanta Top Workplaces for one year. Management believes this recognition reflects our investment in our people and the strength of our organizational culture, both of which are integral to our long-term competitive positioning and growth strategy.
Compensation and Benefits
We provide a competitive compensation and benefits program to help meet the needs of our employees. In addition to salaries, these programs include annual bonus opportunities, a 401(k) plan with an employer matching contribution, healthcare and insurance benefits, tax-advantaged health spending accounts, paid time off, parental and family leave and a team member assistance program.
Learning and Development
We invest in the growth and development of our employees by providing a multi-dimensional approach to learning that empowers, intellectually grows, and professionally develops our colleagues. In particular, we facilitate the educational and professional development of our employees through providing internal programming, including a leadership development academy and a self-directed learning platform. We also provide support to attend conferences and obtain licenses and certifications while employed by us.
Properties
Our principal executive offices are located at 1776 Peachtree Street NW, Suite 300, Atlanta, Georgia 30309. We currently operate 10 full-service branch locations and three loan production offices throughout the Atlanta MSA.
At December 31, 2025 our premises and equipment, net of accumulated depreciation, totaled $18.6 million. Our operating lease right-of-use assets totaled $36.6 million at December 31, 2025, with a weighted average remaining lease term of approximately 12.8 years. We lease our headquarters and substantially all of our branch locations under operating leases with varying remaining terms. The following table sets forth information regarding our full-service banking offices as of the date of this prospectus.
Address	Year First Opened	Approximate Square Footage	Owned or Leased
3880 Roswell Rd NE Atlanta, GA 30342	2007	10,248	Owned
2356 Main Street Tucker, GA 30084	2019	7,800	Leased
5225 Windward Parkway Alpharetta, GA 30004	2022	7,024	Leased
1776 Peachtree Street NW, Suite 150 Atlanta, GA 30309	2021	6,348	Leased
1624 North Expressway Griffin, GA 30223	2006	5,660	Owned
6080 Bethelview Rd Cumming, GA 30040	2021	5,416	Owned
690 Collins Hill Road Lawrenceville, GA 30046	2021	4,743	Leased
2827 Peachtree Road NE, Suite 100 Atlanta, GA 30305	2023	4,500	Leased
4895 Lower Roswell Rd. Marietta, GA 30068	2022	3,625	Leased
6340 Sugarloaf Pkwy, Suite 100 Duluth, GA 30097	2021	2,500	Leased

The following table sets forth information regarding non-branch business offices, which includes our executive, operations and support offices as well as our loan production offices as of the date of this prospectus. These locations are not deposit taking offices.
Address	Year First Opened	Approximate Square Footage	Owned or Leased
1776 Peachtree Street NW, Suite 300 Atlanta, GA 30309	2021	34,156	Leased
2827 Peachtree Road NE, Suite 400 Atlanta, GA 30305	2023	27,850	Leased
6340 Sugarloaf Pkwy, Suites 105, 110, 120 & 150 Duluth, GA 30097	2021	14,518	Leased
120 N. Candler Street, Suites 10, 11 & 12 Decatur, GA 30030	2021	360	Leased
107 Technology Pkwy, Suite 413 Peachtree Corners, GA 30092	2020	240	Leased
61 Linton Street, Suite 2400 Woodstock, GA 30188	2020	110	Leased
We believe that our properties are maintained in good operating condition, with acceptable insurance coverage and are suitable and adequate for our operational needs. We do not believe that any individual property is material to our business on a standalone basis or the loss of any single facility would have a material adverse effect on our operations.
Legal Proceedings
We are involved from time to time in various legal proceedings and claims that arise in the normal course of business. Management does not believe that any judgment or settlement resulting from pending or threatened litigation would have a material adverse effect on our consolidated financial position, results of operations, or cash flows. As of the date of this filing, there are no legal proceedings pending or, to the knowledge of management, threatened against us that management believes would be material to our financial condition or results of operations.
Corporate Information
We were incorporated in 1998 as a Georgia corporation. Our principal executive offices are located at 1776 Peachtree Street NW, Suite 300, Atlanta, GA 30309 and our telephone number at that address is (866) 711-4530. Our website address is www.georgiabanking.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

SUPERVISION AND REGULATION
General
We are extensively regulated under federal and state law. The Company is subject to supervision and regulation by the Federal Reserve and the GDBF, and the Bank, as a Georgia state-chartered bank that is not a member of the Federal Reserve System, is regulated, supervised, and regularly examined by the FDIC, as its primary federal banking regulator, and by the GDBF, as its chartering authority. The Bank’s deposits are insured by the DIF up to applicable limits. Rules issued by the CFPB also apply to the Bank; however, because the Bank has less than $10 billion in total assets, the FDIC, rather than the CFPB, supervises and enforces the Bank’s compliance with those consumer financial protection rules.
The following is a brief summary that does not purport to be a complete description of all regulations that affect us or all aspects of those regulations. This discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions described below and is not intended to be an exhaustive description of the statutes or regulations applicable to the Company’s and the Bank’s business. In addition, proposals to change the laws and regulations governing the banking industry are frequently raised at both the state and federal levels. The likelihood and timing of any changes in these laws and regulations, and the impact such changes may have on us and the Bank, are difficult to predict. Further, bank regulatory agencies may issue enforcement actions, policy statements, interpretive letters and similar written guidance applicable to us or the Bank. Changes in applicable laws, regulations or regulatory guidance, or their interpretation by regulatory agencies or courts may have a material adverse effect on our and the Bank’s business, operations, and earnings. Supervision and regulation of banks, their holding companies and affiliates is intended primarily for the protection of depositors and customers, the DIF, and the U.S. banking and financial system rather than holders of our capital stock.
Regulation of the Company
We are registered as a bank holding company with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As such, we are subject to comprehensive supervision and regulation by the Federal Reserve and are subject to its regulatory reporting requirements. We have not elected to be treated as a “financial holding company” under the BHC Act. As of June 30, 2026, after giving effect to our June 1, 2026 acquisition of Tandem, our total consolidated assets exceeded $3.0 billion. As a result, we are not eligible for the Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement and are subject to the Federal Reserve’s consolidated regulatory capital requirements at the holding-company level. Federal law subjects bank holding companies, such as the Company, to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. Violations of laws and regulations, or other unsafe and unsound practices, may result in regulatory agencies imposing fines or penalties, cease and desist orders, or taking other enforcement actions. Under certain circumstances, these agencies may enforce these remedies directly against officers, directors, employees and other parties participating in the affairs of a bank or bank holding company.
Activity Limitations
Bank holding companies are generally restricted to engaging in the business of banking, managing or controlling banks and certain other activities determined by the Federal Reserve to be closely related to banking. In addition, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any nonbanking activity or terminate its ownership or control of any nonbank subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company. We conduct our business primarily through the Bank and, because we have not elected financial holding company status, our activities are limited to banking and activities that the Federal Reserve has determined to be closely related to banking.
Source of Strength Obligations
A bank holding company is required to act as a source of financial and managerial strength to its subsidiary bank and to maintain resources adequate to support its bank. The term “source of strength” means the ability of a company, such as us, that directly or indirectly owns or controls an insured depository institution, such as the Bank, to provide financial assistance to such insured depository institution in the event of financial distress. The appropriate federal banking agency for the depository institution (in the case of the Bank, this agency is the FDIC) may require reports from us to assess our ability to serve as a source of strength and to enforce compliance with the source of strength requirements by requiring us to provide financial assistance to the Bank in the event of financial distress. If we were to enter bankruptcy or become subject to the orderly liquidation process established by the Dodd-Frank Act, any commitment by us to a federal bank regulatory agency to maintain the capital of the Bank would be assumed by the bankruptcy trustee or the FDIC, as appropriate, and entitled to a priority of payment.
Acquisitions
The BHC Act permits acquisitions of banks by bank holding companies, such that we and any other bank holding company, whether located in Georgia or elsewhere, may acquire a bank located in any other state, subject to certain deposit-percentage, age of bank charter requirements, and other restrictions. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting securities of any additional bank or bank holding company, (ii) taking any action that causes an additional bank or bank holding company to become a subsidiary of the bank holding company, or (iii) merging or consolidating with any other bank holding company. The Federal Reserve may not approve any such transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider: (1) the financial and managerial resources of the companies involved, including pro forma capital ratios; (2) the risk to the stability of the United States banking or financial system; (3) the convenience and needs of the communities to be served, including performance under the Community Reinvestment Act (“CRA”), further described below; and (4) the effectiveness of the companies in combatting money laundering.
In addition to the Federal Reserve approvals described above, any merger or acquisition involving the Bank requires the prior approval of the FDIC under the Bank Merger Act of 1960 and of the GDBF under the Georgia Financial Institutions Code. We have grown in part through acquisitions, including our March 1, 2025 merger with Georgia Primary and our June 1, 2026 merger with Tandem, each of which was subject to these regulatory approval requirements.
Change in Control
Federal law restricts the amount of voting securities of a bank holding company or a bank that a person may acquire without the prior approval of banking regulators. Under the Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company, such as the Company, and the FDIC before acquiring control of the Bank. Upon receipt of such notice, the bank regulatory agencies may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a person or group acquires the power to vote 10% or more of our outstanding common stock. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of the Company may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Investors should be aware of these requirements when acquiring shares of our stock.
In addition to the Federal Reserve approvals described above applicable to the Company, any change in control involving the Bank requires the prior approval of the FDIC under the Change in Bank Control Act and of the GDBF under the Georgia Financial Institutions Code.
Incentive Compensation
The Dodd-Frank Act required the banking agencies and the SEC to establish joint rules or guidelines for financial institutions with more than $1.0 billion in assets, such as us and the Bank, which prohibit incentive compensation arrangements that the agencies determine to encourage inappropriate risks by the institution. The federal banking agencies issued proposed rules in 2011 and previously issued guidance on sound incentive compensation policies. In 2016, the federal banking agencies also proposed rules that would, depending upon the assets of the institution, directly regulate incentive compensation arrangements and would require enhanced oversight and recordkeeping. As of June 30, 2026, these rules have not been implemented, although the SEC did adopt final rules implementing the clawback provisions of the Dodd-Frank Act in 2022. In connection with the listing of our common stock on Nasdaq, we have adopted a clawback policy providing for the recovery of erroneously awarded incentive-based compensation from our executive officers, consistent with applicable law and Nasdaq listing standards. We and the Bank have undertaken efforts to ensure that our incentive compensation plans do not encourage inappropriate risks, consistent with three key principles — that incentive compensation arrangements should appropriately balance risk and financial rewards, be compatible with effective controls and risk management, and be supported by strong corporate governance.

Shareholder Say-On-Pay Votes
The Dodd-Frank Act requires public companies to take shareholders’ votes on proposals addressing compensation (known as say-on-pay), the frequency of a say-on-pay vote, and the golden parachutes available to executives in connection with change-in-control transactions. Public companies must give shareholders the opportunity to vote on the compensation at least every three years and the opportunity to vote on frequency at least every six years, indicating whether the say-on-pay vote should be held annually, biennially, or triennially. The say-on-pay, the say-on-parachute and the say-on-frequency votes are explicitly nonbinding and cannot override a decision of our Board. However, as an emerging growth company, we are not currently required to hold advisory votes on executive compensation, the frequency of such votes, or golden-parachute compensation, and we intend to rely on that exemption for as long as we qualify as an emerging growth company.
Other Regulatory Matters
We and our subsidiaries are subject to oversight by the SEC, the Financial Industry Regulatory Authority (“FINRA”), the PCAOB, The Nasdaq Stock Market LLC (the “Nasdaq Stock Market”) and various state securities regulators. We and our subsidiaries have from time to time received requests for information from regulatory authorities in various states, including state attorneys general, securities regulators and other regulatory authorities, concerning our business practices. Such requests are considered incidental to the normal conduct of business.
Capital Requirements
The Company and the Bank are each required under federal law to maintain certain minimum capital levels based on ratios of capital to total assets and capital to risk-weighted assets. The required capital ratios are minimums, and the federal banking agencies may determine that a banking organization, based on its size, complexity or risk profile, must maintain a higher level of capital in order to operate in a safe and sound manner. Risks such as concentration of credit risks and the risk arising from non-traditional activities, as well as the institution’s exposure to a decline in the economic value of its capital due to changes in interest rates, and an institution’s ability to manage those risks are important factors that are to be taken into account in assessing an institution’s overall capital adequacy. The following is a brief description of the relevant provisions of these capital rules and their potential impact on our capital levels.
The Company and the Bank are subject to the following risk-based capital ratios: a common equity Tier 1 (“CET1”) risk-based capital ratio, a Tier 1 risk-based capital ratio, which includes CET1 and additional Tier 1 capital, and a total risk-based capital ratio, which includes Tier 1 and Tier 2 capital. CET1 is primarily comprised of the sum of common stock instruments and related surplus net of treasury stock, plus retained earnings, and certain qualifying minority interests, less certain adjustments and deductions, including with respect to goodwill, intangible assets, mortgage servicing assets and deferred tax assets subject to temporary timing differences. Additional Tier 1 capital is primarily comprised of noncumulative perpetual preferred stock, Tier 1 minority interests and grandfathered trust preferred securities. Tier 2 capital consists of instruments disqualified from Tier 1 capital, including qualifying subordinated debt, other preferred stock and certain hybrid capital instruments, and a limited amount of loan loss reserves up to a maximum of 1.25% of risk-weighted assets, subject to certain eligibility criteria. The capital rules also define the risk-weights assigned to assets and off-balance sheet items to determine the risk-weighted asset components of the risk-based capital rules, including, for example, certain “high volatility” commercial real estate, past due assets, structured securities and equity holdings.
The leverage capital ratio, which serves as a minimum capital standard, is the ratio of Tier 1 capital to quarterly average total consolidated assets net of goodwill, certain other intangible assets, and certain required deduction items. The required minimum leverage ratio for all banks is 4%.
Federal banking agencies adopted a community bank leverage ratio (“CBLR”) framework that permits a qualifying depository institution or its holding company with total consolidated assets of less than $10 billion and a leverage ratio of greater than 9% to elect to satisfy its regulatory capital requirements by maintaining a leverage ratio of greater than 9%, in lieu of the generally applicable risk-based and leverage capital requirements. A qualifying institution that elects to use the CBLR framework and maintains a leverage ratio of greater than 9% is considered to have satisfied the well-capitalized ratio requirements under the prompt corrective action framework. The Bank has not opted into the CBLR framework.
In addition, the capital rules require a capital conservation buffer of 2.5%, constituted of CET1, above each of the minimum risk-based capital ratio requirements (CET1, Tier 1, and total risk-based capital), which is designed to absorb losses during periods of economic stress. These buffer requirements must be met for a bank or bank holding company to be able to pay dividends, engage in share buybacks or make discretionary bonus payments to executive management without restriction.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), among other things, requires the federal bank regulatory agencies to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five regulatory capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized.
To be well-capitalized, the Bank must maintain at least the following capital ratios:
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6.5% CET1 to risk-weighted assets;

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8.0% Tier 1 capital to risk-weighted assets;

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10.0% Total capital to risk-weighted assets; and

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5.0% leverage ratio.

The Federal Reserve has not yet revised the well-capitalized standard for bank holding companies to reflect the higher capital requirements imposed under the current capital rules. If the Federal Reserve were to apply the same or a similar well-capitalized standard to bank holding companies as that applicable to the Bank, the Company’s capital ratios as of June 30, 2026 and December 31, 2025 would exceed such revised well-capitalized standard. Also, the Federal Reserve may require bank holding companies, including the Company, to maintain capital ratios substantially in excess of mandated minimum levels, depending upon general economic conditions and a bank holding company’s particular condition, risk profile and growth plans.
Failure to be well-capitalized or to meet minimum capital requirements could result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have an adverse material effect on our operations or financial condition. For example, only a well-capitalized depository institution may accept brokered deposits without prior regulatory approval. Failure to be well-capitalized or to meet minimum capital requirements could also result in restrictions on the Bank’s ability to pay dividends or otherwise distribute capital or to receive regulatory approval of applications or other restrictions on its growth.
As of June 30, 2026 and December 31, 2025 and 2024, the Company’s and the Bank’s regulatory capital ratios were above the applicable well-capitalized standards and met the capital conservation buffer.
The Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Economic Growth Act”) scaled back certain requirements of the Dodd-Frank Act and provided other regulatory relief. Among the provisions of the Economic Growth Act was a requirement that the Federal Reserve raise the asset threshold for those bank holding companies subject to the Federal Reserve’s Small Bank Holding Company Policy Statement to $3.0 billion. As a result, as of the effective date of that change, the Company was no longer required to comply with the risk-based capital rules applicable to the Bank as described above. However, as of June 30, 2026, the Company’s assets exceeded $3.0 billion for the first time, such that the Company now is subject to consolidated risk-based capital requirements.
Payment of Dividends
We are a legal entity separate and distinct from the Bank and our other subsidiaries. Our primary source of cash, other than securities offerings, is dividends from the Bank. Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends that we may pay.
The primary sources of funds for our payment of dividends to our shareholders are cash on hand and dividends from the Bank. Various federal and state statutory provisions and regulations limit the amount of dividends that the Bank and our non-bank subsidiaries may pay. The Bank is a Georgia bank. Under the regulations of the GDBF, a Georgia bank must have approval of the GDBF to pay cash dividends if, at the time of such payment:
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the ratio of Tier 1 capital to average total assets is less than 6 percent;

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the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50 percent of its net after-tax profits before dividends for the previous calendar year; or

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its total adversely classified assets in its most recent regulatory examination exceeded 80 percent of its Tier 1 capital plus its allowance for loan and lease losses.

The Georgia Financial Institutions Code contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings without the approval of the GDBF. As a result of the foregoing restrictions, the Bank may be required to seek approval from the GDBF to pay dividends.
In addition, we and the Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal bank regulatory authority may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The FDIC and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The FDIC and the Federal Reserve have each indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings. Prior approval by the FDIC is required if the total of all dividends declared by a bank in any calendar year exceeds the bank’s profits for that year combined with its retained net profits for the preceding two calendar years.
Under a Federal Reserve policy, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position, and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:
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its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

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its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

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it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Regulation of the Bank
The Bank is subject to comprehensive supervision and regulation by the FDIC and is subject to its regulatory reporting requirements. The Bank also is subject to certain Federal Reserve regulations. In addition, as discussed in more detail below, the Bank, by virtue of offering consumer financial products and services, may be subject to regulation and potential supervision by the CFPB. Authority to supervise and examine the Bank for compliance with federal consumer laws remains largely with the FDIC. However, the CFPB may participate in examinations on a “sampling basis” and may refer potential enforcement actions against such institutions to their primary regulators. The CFPB also may participate in examinations of our other direct or indirect subsidiaries that offer consumer financial products or services. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB, and state attorneys general are permitted to enforce certain federal consumer financial protection rules adopted by the CFPB.
The GDBF has extensive enforcement authority over the Bank to correct unsafe or unsound practices and violations of law or regulation. Such authority includes the issuance of cease and desist orders, assessment of civil money penalties and removal of officers and directors. The Commissioner of the GDBF has the authority to appoint a receiver or liquidator of any state-chartered bank under specified circumstances, including where (i) the bank is conducting its business in an unauthorized or unsafe manner, (ii) the bank has suspended payment of its obligations, or (iii) the bank cannot with safety and expediency continue to do business. The Bank is required to file periodic reports with and is subject to periodic examination by the GDBF and FDIC. Federal and state regulations generally require periodic on-site examinations for all depository institutions. The Bank is required to pay an annual assessment to the GDBF to fund the agency’s operations.
Broadly, regulations applicable to the Bank include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; the disclosure of the costs and terms of such credit; requirements to maintain reserves against deposits and loans; limitations on the types of investment that may be made by the Bank; and requirements governing risk management practices. The Bank is permitted under federal law to branch on a de novo basis across state lines where the laws of that state would permit a bank chartered by that state to open a de novo branch.

Transactions with Affiliates and Insiders
The Bank is subject to restrictions on extensions of credit and certain other transactions between the Bank and the Company or any nonbank affiliate. Sections 23A and 23B of the Federal Reserve Act of 1913, as amended (the “Federal Reserve Act”), govern transactions between an insured depository institution and its affiliates, which includes the Company. The Federal Reserve has adopted Regulation W, which implements and interprets Sections 23A and 23B, in part by codifying prior Federal Reserve interpretations.
An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. A subsidiary of a bank that is not also a depository institution or a “financial subsidiary” under federal law is not treated as an affiliate of the bank for the purposes of Sections 23A and 23B; however, the Federal Reserve has the discretion to treat subsidiaries of a bank as affiliates on a case-by-case basis. Section 23A limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the bank’s capital stock and surplus. There is an aggregate limit of 20% of the bank’s capital stock and surplus for such transactions with all affiliates. The term “covered transaction” includes, among other things, the making of a loan to an affiliate, a purchase of assets from an affiliate, the issuance of a guarantee on behalf of an affiliate and the acceptance of securities of an affiliate as collateral for a loan. All such transactions are required to be on terms and conditions that are consistent with safe and sound banking practices and no transaction may involve the acquisition of any “low quality asset” from an affiliate unless certain conditions are satisfied. Certain covered transactions, such as loans to or guarantees on behalf of an affiliate, must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending upon the type of collateral. In addition, Section 23B requires that any covered transaction (and specified other transactions) between a bank and an affiliate must be on terms and conditions that are substantially the same, or at least as favorable, to the bank, as those that would be provided to a non-affiliate.
A bank’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an “insider”) and certain entities affiliated with any such person (an insider’s “related interest”) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve’s Regulation O. The aggregate amount of a bank’s loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to the Bank. Aggregate loans by a bank to its insiders and insiders’ related interests may not exceed 15% of the bank’s unimpaired capital and unimpaired surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, such as education loans and certain residential mortgages, a bank’s loans to its executive officers may not exceed the greater of $25,000 or 2.5% of the bank’s unimpaired capital and unimpaired surplus, but in no event more than $100,000. Regulation O also requires that any loan to an insider or a related interest of an insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if the loan, when aggregated with any existing loans to that insider or the insider’s related interests, would exceed the higher of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not involve more than a normal risk of repayment. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.
Reserves
Federal Reserve rules require depository institutions, such as the Bank, to maintain reserves against their transaction accounts, primarily interest bearing and non-interest bearing checking accounts. Although these reserve requirement ratios are currently reduced to zero percent, these reserve requirements are subject to annual adjustment by the Federal Reserve.
FDIC Insurance Assessments and Depositor Preference
The Bank’s deposits are insured by the FDIC’s DIF up to the limits under applicable law, which currently are set at $250,000 per depositor, per insured bank, for each account ownership category. The Bank is subject to FDIC assessments for its deposit insurance. The FDIC uses a risk-based assessment system that imposes insurance premiums as determined by multiplying an insured bank’s assessment base by its assessment rate.
A bank’s deposit insurance assessment base is generally equal to its total assets minus its average tangible equity during the assessment period. For a depository institution that has been insured for more than five years and that has total consolidated assets of less than $10 billion, such as the Bank, the FDIC determines the assessment rate within a range of base assessment rates based on the bank’s CAMELS composite rating, taking into account other factors and adjustments. The CAMELS rating system is a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity and sensitivity to market and interest rate risk. The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of the Bank. The Bank’s total FDIC insurance assessments during 2025 and 2024 were $2.3 million and $1.9 million respectively. We cannot predict what deposit insurance assessment rates will be in the future.
Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by a bank’s federal regulatory agency. In addition, the Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution, including those of the parent bank holding company.
Standards for Safety and Soundness
The Federal Deposit Insurance Act requires the federal bank regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (1) internal controls; (2) information systems and audit systems; (3) loan documentation; (4) credit underwriting; (5) interest rate risk exposure; and (6) asset quality. In general, the guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired and require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. Federal banking agencies issued the Interagency Guidance on Third-Party Relationships: Risk Management, which replaced their prior separate guidance regarding risks banks may face from third-party relationships (e.g., relationships under which the third-party provides services to the bank). This guidance generally requires the Bank to perform adequate due diligence on the third-party, appropriately document the relationship, and perform adequate oversight and auditing, in order to limit the risks to the Bank.
Prompt Corrective Regulatory Action
Federal law requires that federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.
As described above, the Bank has not elected to follow the CBLR, so the generally applicable prompt corrective action requirements remain applicable to the Bank. Under prompt corrective action requirements, insured depository institutions are required to meet the following in order to qualify as “well capitalized:” (1) a CET1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10%; and (4) a Tier 1 leverage ratio of 5%. The Bank was classified as well capitalized at June 30, 2026.
State nonmember banks, such as the Bank, that have insufficient capital are subject to certain mandatory and discretionary supervisory measures. For example, a bank that is “undercapitalized” (i.e., fails to comply with any regulatory capital requirement) is subject to growth, capital distribution (including dividend) and other limitations, and is required to submit a capital restoration plan; a holding company that controls such a bank is required to guarantee that the bank complies with the restoration plan. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” A “significantly undercapitalized” bank is subject to additional restrictions. State nonmember banks deemed by the FDIC to be “critically undercapitalized” also may not make any payment of principal or interest on certain subordinated debt, extend credit for a highly leveraged transaction, or enter into any material transactions outside the ordinary course of business after 60 days of obtaining such status, and are subject to the appointment of a receiver or conservator within 270 days after obtaining such status.
Anti-Money Laundering
A continued focus of governmental policy relating to financial institutions in recent years has been combating money laundering and terrorist financing. The USA PATRIOT Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions such as broker-dealers, investment advisors and insurance companies, and strengthened the ability of the U.S. Government to help prevent, detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA PATRIOT Act require that regulated financial institutions, including insured depository institutions such as the Bank: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. Failure of a financial institution to comply with the USA PATRIOT Act’s requirements could have serious legal and reputational consequences for the institution. The Bank has augmented its systems and procedures to meet the requirements of these regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by law.
FinCEN has adopted rules that require financial institutions to obtain beneficial ownership information with respect to legal entities with which such institutions conduct business, subject to certain exclusions and exemptions. Bank regulators are focusing their examinations on anti-money laundering compliance, and we continue to monitor and augment, where necessary, our anti-money laundering compliance programs.
Banking regulators will consider compliance with the Act’s money laundering provisions in acting upon acquisition and merger proposals. Bank regulators routinely examine institutions for compliance with these obligations and have been active in imposing cease and desist and other regulatory orders and money penalty sanctions against institutions found to be violating these obligations. Sanctions for violations of the Act can be imposed in an amount equal to twice the sum involved in the violating transaction, up to $1.0 million. On January 1, 2021, Congress passed federal legislation that made sweeping changes to federal anti-money laundering laws, subject to pending implementation by regulatory rulemaking. In 2024, U.S. federal regulators proposed amendments to modernize Anti-Money Laundering (AML) and Countering the Financing of Terrorism (CFT) program requirements. Aligned with the Anti-Money Laundering Act of 2020, the rules mandate a risk-based approach requiring institutions to identify, evaluate, and document risks based on business activities and national priorities.
Economic Sanctions
The Office of Foreign Assets Control (“OFAC”) is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and acts of Congress. OFAC publishes, and routinely updates, lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, including the Specially Designated Nationals and Blocked Persons List. If we find a name on any transaction, account or wire transfer that is on an OFAC list, we must undertake certain specified activities, which could include blocking or freezing the account or transaction requested, and we must notify the appropriate authorities.
Concentrations in Lending
State commercial banks have authority to originate and purchase any type of loan, including commercial, commercial real estate, residential mortgages or consumer loans. Aggregate loans by a state commercial bank to any single borrower or group of related borrowers are generally limited to 15% of the Bank’s unimpaired capital, but may be increased to 25% of the Bank’s unimpaired capital if the loan is fully secured.
The federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens or interests in real estate or made for the purpose of financing permanent improvements to real estate. Under these regulations, all insured depository institutions, such as the Bank, must adopt and maintain written policies establishing appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including LTV limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the federal bank regulators’ Interagency Guidelines for Real Estate Lending Policies that have been adopted.
Federal bank regulatory agencies released the Interagency Guidance on Concentrations in Commercial Real Estate Lending; Sound Risk Management Practices (the “CRE Guidance”) and advised financial institutions of the risks posed by CRE lending concentrations. The CRE Guidance requires that appropriate processes be in place to identify, monitor and control risks associated with real estate lending concentrations. Higher allowances for credit losses and capital levels may also be required. The CRE Guidance is triggered when CRE loan concentrations exceed either:
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Total reported loans for construction, land development, and other land of 100% or more of a bank’s total risk based capital; or

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Total reported loans secured by multifamily and nonfarm nonresidential properties and loans for construction, land development, and other land of 300% or more of a bank’s total risk based capital.

The CRE Guidance also applies when a bank has a sharp increase in CRE loans or has significant concentrations of CRE secured by a particular property type. We have consistently had exposures to loans secured by CRE due to the nature of our markets and the loan needs of both retail and commercial customers. Commercial real estate lending is a significant part of our business. As of June 30, 2026, our total commercial real estate loans were approximately 289.7% of the Bank’s total risk-based capital, and our construction, land and land development loans were approximately 81.2% of the Bank’s total risk-based capital. Because of the significance of commercial real estate to our loan portfolio, we maintain enhanced risk-management practices, including Board-approved concentration limits by asset class, monthly portfolio monitoring, semi-annual stress testing of our commercial real estate portfolio, annual portfolio reviews, and disciplined underwriting focused on project cash flow, including a stress testing of underwritten cash flow, valuation, minimum equity requirements and sponsor strength. We believe our long-term experience in CRE lending, underwriting policies, internal controls and other policies currently in place, as well as our loan and credit monitoring and administration procedures, are generally appropriate to managing our concentrations as required under the CRE Guidance.
Community Reinvestment Act
The Bank is subject to the provisions of the CRA, which imposes a continuing and affirmative obligation, consistent with their safe and sound operation, to help meet the credit needs of entire communities where the bank accepts deposits, including low- and moderate-income neighborhoods. The FDIC’s assessment of the Bank’s CRA record is made available to the public. Further, a less than satisfactory CRA rating will slow, if not preclude, expansion of banking activities. Following the enactment of the GLB, a bank that enters into a covered written agreement in connection with the CRA must make that agreement available to the public and file annual reports concerning the agreement with its primary federal banking regulator. Federal CRA regulations require, among other things, that evidence of discrimination against applicants on a prohibited basis, and illegal or abusive lending practices be considered in the CRA evaluation. Rather than being evaluated under the large-bank performance tests otherwise applicable under the CRA, the Bank has elected to be evaluated under a strategic plan (the “CRA Strategic Plan”) that it developed with community input and that has been approved by the FDIC. The CRA Strategic Plan establishes measurable goals for helping to meet the credit needs of the Bank’s assessment area, including low- and moderate-income neighborhoods, through lending, qualified investments, and community development services. The Bank received a rating of “Satisfactory” in its most recent CRA performance evaluation, dated October 30, 2023, and that rating remains in effect until the Bank’s next CRA examination. The Bank’s current CRA Strategic Plan has a term beginning January 1, 2026 through December 31, 2028 and was approved by the FDIC on February 18, 2026, with an effective date of January 1, 2026.
Privacy and Data Security
The GLB generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Under an exception added by the Fixing America’s Surface Transportation Act of 2015, a financial institution that provides nonpublic personal information to nonaffiliated third parties only in accordance with the exceptions under the GLB for which no opt-out is required, and that has not changed its privacy policies and practices since its most recent disclosure to consumers, is not required to deliver an annual privacy notice. The Bank qualifies for this exception and therefore does not deliver annual privacy notices to its customers. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the GLB. The GLB also directed federal regulators, including the FDIC, to prescribe standards for the security of consumer information. The Bank is subject to such standards, as well as standards for notifying customers in the event of a security breach. Under federal law, the Bank must disclose its privacy policy to consumers, permit customers to opt out of having nonpublic customer information disclosed to third parties in certain circumstances, and allow customers to opt out of receiving marketing solicitations based on information about the customer received from another subsidiary. States may adopt more extensive privacy protections. We are similarly required to have an information security program to safeguard the confidentiality and security of customer information and to ensure proper disposal. Customers must be notified when unauthorized disclosure involves sensitive customer information that may be misused.
Consumer Regulation
Activities of the Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations include, among numerous other things, provisions that:

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limit the interest and other charges collected or contracted for by the Bank, including new rules respecting the terms of credit cards and of debit card overdrafts;

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govern the Bank’s disclosures of credit terms to consumer borrowers;

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require the Bank to provide information to enable the public and public officials to determine whether it is fulfilling its obligation to help meet the housing needs of the community it serves;

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prohibit the Bank from discriminating on the basis of race, creed or other prohibited factors when it makes decisions to extend credit;

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govern the manner in which the Bank may collect consumer debts; and

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prohibit unfair, deceptive or abusive acts or practices in the provision of consumer financial products and services.

While consumer lending is not currently a significant focus of our business, we are subject to numerous laws and regulations intended to protect consumers, in addition to those discussed above, when lending or offering deposit products to consumers. These laws include, among others: the Truth in Lending Act, Truth in Savings Act, Electronic Funds Transfer Act, Expedited Funds Availability Act, Equal Credit Opportunity Act, Fair and Accurate Credit Transactions Act, Fair Housing Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, the GLB, Home Mortgage Disclosure Act, Right to Financial Privacy Act, Real Estate Settlement Procedures Act, laws regarding unfair and deceptive acts and practices and usury laws. Additionally, the Dodd-Frank Act created the CFPB, which has authority to issue regulations prohibiting unfair, deceptive or abusive acts or practices.
Mortgage Regulation
The CFPB has issued rules to implement requirements of the Dodd-Frank Act pertaining to mortgage loan origination (including with respect to loan originator compensation and loan originator qualifications) as well as integrated mortgage disclosure rules. In addition, the CFPB has issued rules that require servicers to comply with new standards and practices with regard to: error correction; information disclosure; force-placement of insurance; information management policies and procedures; requiring information about mortgage loss mitigation options be provided to delinquent borrowers; providing delinquent borrowers access to servicer personnel with continuity of contact about the borrower’s mortgage loan account; and evaluating borrowers’ applications for available loss mitigation options. These rules also address initial rate adjustment notices for adjustable-rate mortgages, periodic statements for residential mortgage loans, and prompt crediting of mortgage payments and response to requests for payoff amounts.
S.A.F.E. Act
Regulations issued under the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “S.A.F.E. Act”) require residential mortgage loan originators who are employees of institutions regulated by the foregoing agencies to meet the registration requirements of the S.A.F.E. Act. The S.A.F.E. Act requires residential mortgage loan originators who are employees of regulated financial institutions to register with the Nationwide Mortgage Licensing System and Registry, a database created by the Conference of State Bank Supervisors and the American Association of Residential Mortgage Regulators to support the licensing of mortgage loan originators by the states. The S.A.F.E. Act generally prohibits employees of regulated financial institutions from originating residential mortgage loans unless they obtain and annually maintain registration as a registered mortgage loan originator.
The Bank conducts all its mortgage origination and warehouse finance activities directly from the Bank itself, and is exempt from most state, but not all, licensing requirements by virtue of being a state-chartered bank.
Homeowner Association Super Priority Liens May Take Priority Over the Mortgage Liens
In some states it is possible that the first lien of the mortgages may be extinguished by super priority liens of homeowner associations (“HOA”), potentially resulting in a loss of the mortgage loan’s outstanding principal balance. In at least 20 states, and the District of Columbia, HOA or condominium association assessment liens can take priority over first lien mortgages under certain circumstances. The number of these so called “super lien” states has increased in the past few decades and may increase further. Rulings by several highest state courts have held that the “super lien statute” provides the HOA or condominium association with a true lien priority rather than a payment priority from the proceeds of the sale, creating the ability to extinguish the senior mortgage and greatly increasing the risk of losses on mortgage loans secured by homes whose owners fail to pay HOA or condominium fees.

The laws of these “super lien” states that provide for HOA super liens vary in terms of (a) the duration of the priority period (with many at six months and some with no limitations); (b) the assessments secured by the HOA lien (charges can include not only unpaid HOA assessments, but also late charges, collection costs, attorneys’ fees, foreclosure costs, fines, and interest); (c) whether the HOA must give lenders with liens encumbering the mortgaged property notice of the homeowner’s failure to pay the assessment; and (d) the statute of limitations on HOA foreclosure rights.
Predatory Lending Laws/High Cost Loans
Various federal, state and local laws have been enacted to discourage predatory lending practices. The federal Home Ownership and Equity Protection Act of 1994 (“HOEPA”), amends the Truth in Lending Act of 1968 (“TILA”) to prohibit inclusion of certain provisions in mortgage loans that have mortgage rates or origination costs in excess of prescribed levels, and require that borrowers be given certain disclosures prior to the origination of mortgage loans. Some states have enacted, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA.
In addition, under federal law and the anti-predatory lending laws of some states, the origination of certain mortgage loans (including loans that are not classified as “high cost” loans under applicable law) must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a mortgage loan does not meet the test even if the related originator reasonably believed that the test was satisfied.
Failure to comply with these laws, to the extent applicable to any of the mortgage loans, could subject the originator and its assignees to monetary penalties and could result in the voiding or rescission of the affected mortgage loans. Lawsuits have been brought in various states making claims against assignees of high-cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market, including some securitization trusts.
“Know Before You Owe” TRID Disclosures
All of our mortgage loans are subject to the CFPB’s Know Before You Owe; TILA-RESPA Integrated Disclosure Rule (the “TRID Rule”), which became effective for mortgage loans whose applications were received on or after October 3, 2015. The purpose of the TRID Rule was to reconcile overlapping disclosure obligations under TILA and Real Estate Settlement Procedures Act of 1974 (“RESPA”) and to provide for integrated closing disclosure and loan estimate forms that would satisfy those requirements under both TILA and RESPA.
Regular instances of potential non-compliance with the TRID Rule have been reported in the marketplace since it became effective. Certain TILA-based disclosure provisions of the TRID Rule carry assignee liability. Violations of TILA-based disclosure provisions of the TRID Rule are limited in individual actions to actual damages, statutory damages for certain violations of not more than $4,000 per mortgage loan plus attorney’s fees and court costs, and can potentially result in liability for assignees where the violation is apparent on the face of the disclosure and the assignment was voluntary. While the statute of limitations under TILA is generally one year from the date of origination for most TRID Rule violations, mortgagors may raise a violation of the TRID Rule as a matter of defense by recoupment or set-off to an action to collect the debt beyond the one-year period, if permitted by state law. Further, for certain mortgage loans, while not changed by TRID Rule requirements, TILA’s right of rescission may be extended to three years from consummation if there are errors in certain “material disclosures” such as the required disclosures of finance charges and payment schedule, which are contained within the TRID Rule closing disclosure.
Debt Repayment
TILA provides that subsequent purchasers of mortgage loans originated in violation of certain requirements specified in TILA that require lenders to consider consumers’ “ability to repay” before extending them credit may have liability for such violations. The CFPB issued implementing regulations, which became effective January 10, 2014 for mortgage loans for which the application from the related mortgagor was taken on or after January 10, 2014, specifying the standards for a “qualified mortgage” that would have the benefit of a safe harbor from such liability if certain requirements are satisfied, or a rebuttable presumption of compliance with respect to such liability if certain requirements are satisfied and the annual percentage rate of the loan exceeds certain thresholds. The regulations apply to mortgage loans made for a personal, family, or household purpose secured by a one-to-four unit dwelling for which the application from the related mortgagor was taken on or after January 10, 2014.
Non-Discrimination Policies
The Bank is also subject to, among other things, the provisions of the ECOA and the Fair Housing Act (the “FHA”), both of which prohibit discrimination based on race or color, religion, national origin, sex, and familial status in any aspect of a consumer or commercial credit or residential real estate transaction. The Department of Justice (the “DOJ”), and the federal bank regulatory agencies have issued an Interagency Policy Statement on Discrimination in Lending that provides guidance to financial institutions in determining whether discrimination exists, how the agencies will respond to lending discrimination, and what steps lenders might take to prevent discriminatory lending practices. The DOJ has increased its efforts to prosecute what it regards as violations of the ECOA and FHA.
Cybersecurity
Federal banking regulators regularly issue new guidance and standards, and update existing guidance and standards regarding cybersecurity intended to enhance cyber risk management among financial institutions. Financial institutions are expected to comply with such guidance and standards and to accordingly develop appropriate security controls and risk management processes. If we fail to observe such regulatory guidance or standards, we could be subject to various regulatory sanctions, including financial penalties. The SEC has adopted a rule that requires disclosure of material cybersecurity incidents, as well as cybersecurity risk management, strategy and governance. Under this rule, which will apply to us following the completion of this offering, banking organizations that are SEC registrants must generally disclose information about a material cybersecurity incident within four business days of determining it is material with periodic updates as to the status of the incident in subsequent filings as necessary.
Federal banking agencies additionally require banking organizations to notify their primary banking regulator within 36 hours of determining that a “computer-security incident” has materially disrupted or degraded, or is reasonably likely to materially disrupt or degrade, the banking organization’s ability to carry out banking operations or deliver banking products and services to a material portion of its customer base, its businesses and operations that would result in material loss, or its operations that would impact the stability of the United States.
State regulators have also been increasingly active in implementing privacy and cybersecurity standards and regulations. Recently, several states have adopted regulations requiring certain financial institutions to implement cybersecurity programs and many states, including Georgia, have also recently implemented or modified their data breach notification, information security and data privacy requirements. We expect this trend of state-level activity in those areas to continue and are continually monitoring developments in the states in which our customers are located.
Risks and exposures related to cybersecurity attacks, including litigation and enforcement risks, are expected to be elevated for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.
Emerging Growth Company Status and Smaller Reporting Company Status
We are an emerging growth company under the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to public companies. These exemptions include, but are not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we will also not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors audit our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company.
We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of this offering; (ii) the first fiscal year after our annual gross revenues are $1.235 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700.0 million at the end of the second quarter of that fiscal year. We expect to lose our status as an emerging growth company at the end of the fifth year after the expected completion date of this offering.
We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. Smaller reporting companies may take advantage of many of the same exemptions from disclosure requirements as emerging growth companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain a smaller reporting company until the end of the fiscal year in which (i) we have a public common equity float of more than $250 million, or (ii) we have annual revenues for the most recently completed fiscal year of more than $100.0 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.
Sarbanes-Oxley Act
The Sarbanes-Oxley Act is intended to improve corporate responsibility, to provide enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations. Following the completion of this offering, our management will be required to assess and report on the effectiveness of our internal control over financial reporting under Section 404(a) of the Sarbanes-Oxley Act beginning with our second annual report filed with the SEC.
Evolving Legislation and Regulatory Action
New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations.

MANAGEMENT
The following table sets forth certain information regarding our executive officers as of the date of this prospectus.
Name	Position(s) with the Company	Age
Bartow Morgan, Jr.	Chief Executive Officer	53
J. Craig Addison	Chief Human Resources Officer	60
David F. Black	Chief Commercial Officer	51
Charles M. DeWitt, III	Chief Financial Officer	60
Richard Fairey	President & Chief Operating Officer	58
Ryan D. Nemec	Chief Accounting Officer	39
Wesley Reagan	Chief Risk Officer & Chief Credit Officer	45
Margaret H. Whieldon	Chief Experience Officer	63
The following is a brief description of the background and experience of each of our executive officers. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or with any of our directors. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an executive officer.
Bartow Morgan, Jr. has served as our Chief Executive Officer and a member of our Board since February 2021. Mr. Morgan has more than 30 years of banking experience and has led community banking organizations through periods of significant growth, capital formation, strategic acquisitions, and operational transformation. From September 2018 to February 2021, Mr. Morgan served as an executive and board member of Renasant Bank, a subsidiary of Renasant Corporation (NYSE: RNST). Prior to joining Renasant, he served as Chief Executive Officer and a director of BrandBank from 2001 until its merger with Renasant in 2018 and as Chief Executive Officer and a director of Brand Group Holdings, Inc. from 2003 to 2018. During his tenure, BrandBank grew from a local community bank into one of the largest privately held banks headquartered in Georgia, increasing assets to more than $2 billion while broadening its commercial banking capabilities and expanding its presence throughout the Atlanta metropolitan market. Following his departure from Renasant, Mr. Morgan led the recapitalization and acquisition of Georgia Banking Company, raising approximately $180 million of investor capital to establish a new commercial and private banking franchise focused on serving the Atlanta market. Under his leadership, the Company has pursued a disciplined growth strategy that combines organic expansion, strategic acquisitions, and prudent capital management to build a scalable banking platform positioned for long-term growth. Mr. Morgan has extensive experience in capital formation, investor relations, and merger integration and has successfully led multiple transformational transactions throughout his career. Mr. Morgan was recognized by the Atlanta Business Chronicle as a Most Admired CEO in 2025 and for multiple years has been named to Georgia Trend’s list of most influential leaders in Georgia. He currently serves as a founding trustee of the Board of Trustees of Georgia Gwinnett College and as a trustee of Hampden-Sydney College. Mr. Morgan holds a Bachelor of Arts degree in Economics from Hampden-Sydney College.
J. Craig Addison has served as Chief Human Resources Officer of Georgia Banking Company and the Bank since July 2021. Mr. Addison brings more than 30 years of banking and financial services experience, having held senior leadership roles with Bank of America, Wells Fargo, Wells Fargo Securities, Wells Fargo Advisors, and SunTrust. Throughout his career, he has led human capital, organizational design, talent management, and strategic planning initiatives in banking, wealth management, and investment banking organizations. Mr. Addison also served in the United States Army Reserve as a Legal Specialist, including service during Operation Desert Storm. He holds a Bachelor of Science in Marketing from the University of South Carolina.
David F. Black has served as the Bank’s Chief Commercial Officer since February 2024. Previously, Mr. Black served as the Bank’s Chief Risk Officer and Chief Credit Officer from February 2021 through February 2024. In his role as Chief Commercial Officer, he oversees loan production for our commercial real estate, home builder finance, mortgage warehouse, commercial and financial, private banking, and community banking lines of business. He has been in the banking industry for over 25 years and was previously the Chief Risk Officer at Cadence Bank, and the Chief Credit Officer at State Bank & Trust Company. Additionally, he has held positions at First Horizon Bank, Wachovia Bank, and SunTrust Bank, including several senior leadership roles across credit, finance, risk, mergers & acquisitions, and corporate strategy. Mr. Black holds a BBA and MBA from the Terry College of Business at the University of Georgia.
Charles M. DeWitt, III has served as Chief Financial Officer of Georgia Banking Company and the Bank since July 2026. He was the Chairman, President and Chief Executive Officer of Tandem Bank and Tandem Bancorp since their formation in 2019 and 2023, respectively. Previously, he was the Chief Executive Officer of Resurgens Bank and Resurgens Bancorp, which opened in 2008 and merged with Charter Financial Corp in 2017. Mr. DeWitt has experience in many aspects of commercial banking including retail, commercial lending, capital markets and investment banking, including SunTrust Robinson Humphrey. He received his Bachelor of Science from the University of Tennessee, Knoxville and is a graduate of the Graduate School of Banking at Louisiana State University.
Richard Fairey has served as President and Chief Operating Officer of Georgia Banking Company and the Bank since 2021. Mr. Fairey brings more than 35 years of banking experience and has held senior executive leadership positions with Wells Fargo, Regions Bank, Renasant Bank, and BrandBank, where he previously served as President and Chief Operating Officer. During his tenure at BrandBank, he helped lead the organization’s growth from approximately $1 billion to $2.5 billion in assets through a combination of strategic business development, expanded customer relationships, operational execution, and disciplined growth initiatives. At Georgia Banking Company, Mr. Fairey is responsible for the execution of the Company’s operating strategy and oversees information technology, deposit and loan operations, treasury services, and other critical infrastructure supporting the Company’s growth. He plays a key role in advancing the Company’s strategic initiatives, including operational integration, scalability, process improvement, and the development of capabilities necessary to support continued organic growth and acquisition activity. Mr. Fairey holds a Bachelor of Business Administration degree from Georgia State University and a Master of Business Administration degree from the Georgia Institute of Technology.
Ryan D. Nemec has served as Senior Vice President and Chief Accounting Officer of Georgia Banking Company and the Bank since September 2026. Prior to joining the Company, Mr. Nemec served as Senior Vice President and Director of Corporate Finance of Veritex Community Bank (“Veritex”) from June 2025 to September 2026 and served as Senior Vice President and Chief Accounting Officer of Veritex from September 2020 to June 2025, where Mr. Nemec was responsible for corporate accounting, financial reporting, corporate governance, investor relations and the certification of financial data contained in periodic reports filed with the SEC and regulatory agencies. Earlier at Veritex, Mr. Nemec served as Director of Financial Reporting from September 2017 to September 2020, managing the preparation and accuracy of the institution’s SEC and regulatory filings. Before joining Veritex, Mr. Nemec spent approximately six years at Ernst & Young LLP in the firm’s Financial Services Office in Dallas, Texas, where he rose to the position of Audit Manager. In that capacity, he provided audit and advisory services to banking and financial services clients across the financial services industry. Mr. Nemec is a Certified Public Accountant and holds a Bachelor of Business Administration in Accounting and Masters in Finance from Texas A&M University.
Wesley Reagan has served as the Bank’s Chief Risk Officer and Chief Credit Officer since February 2024. Prior to this role, from July 2021 to February 2024, Mr. Reagan served as Director of Credit Risk for the Bank where he instituted various credit and risk processes and procedures as the Bank established its various lines of business. Mr. Reagan has over 20 years of commercial banking and investment management experience. Prior to joining the Bank, Mr. Reagan was a Managing Director, Underwriting at White Oak Commercial Capital (“White Oak”) where he focused on structuring and underwriting lender finance transactions. Prior to White Oak, Mr. Reagan held multiple senior leadership roles at State Bank and Trust Company including Regional Credit Officer, Investment Portfolio Manager, and Director of Wholesale Lending. He began his career in commercial banking with BrandBank. Mr. Reagan is a CFA® charterholder and earned both his BBA and MBA from the Terry College of Business at the University of Georgia.
Margaret H. Whieldon has served as the Bank’s Chief Experience Officer since May 2025. In this capacity, she is responsible for overseeing the Bank’s customer and employee experience strategy, including marketing, brand management, learning and development, service excellence, and culture initiatives that support the Bank’s strategic objectives and long-term growth. From May 2021 to May 2025, Ms. Whieldon served as Senior Vice President and Director of Marketing at the Bank, where she led the development and execution of the Bank’s marketing, communications, public relations, and community engagement strategies. She played a significant role in advancing the Bank’s strategic growth initiatives, including supporting market expansion, acquisition integration efforts, brand development, investor communications, and enterprise-wide initiatives designed to strengthen organizational performance and franchise value. Prior to joining the Bank, Ms. Whieldon held senior marketing leadership positions with community banking organizations and has more than 25 years of experience in financial services marketing, communications, customer experience, and strategic growth initiatives. Ms. Whieldon earned a Bachelor of Science degree in Business Administration and Marketing from Tennessee Technological University.

BOARD OF DIRECTORS
Our Board currently consists of nine members. The following table sets forth certain information regarding our current directors. Sarah R. Borders, James F. Deutsch, Craig Heiser, Bartow Morgan, Jr. and R. Lee Tucker, Jr., serve as the Bank’s board of directors with Ms. Borders as the chairperson of the Bank.
Name	Position(s) with the Company	Age	Director Since	Audit Committee	ALCO	Compensation Committee	Nominating & Corporate Governance Committee	Risk Committee
Sarah R. Borders	Chairperson	64	2021			Member	Chair
Arthur F. Anton	Director	69	2021	Chair	Chair
James F. Deutsch	Director	71	2021			Member
Henchy R. Enden	Director	54	2026	Member	Member
Ryan Glover	Director	56	2021					Member
Craig Heiser	Director	54	2026				Member	Member
Bartow Morgan, Jr.	CEO and Director	53	2021
Mark Scheinfeld	Director	71	2025	Member	Member
R. Lee Tucker, Jr.	Director	54	2021			Chair	Member	Chair
The following is a brief discussion of the business and banking background and experience of our directors. The director biographies also contain information regarding the person’s experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director except as disclosed below.
Sarah R. Borders has served as a member of our Board since February 2021 and was appointed Chairperson in July 2026. Since October 2023, Ms. Borders has served as Executive Vice President and General Counsel for Novare Group, a Sunbelt focused multi-family real estate development company. Prior to her time at Novare, until December 2022, Ms. Borders was a partner of King & Spalding LLP where she practiced in the Finance and Restructuring and Real Estate practice groups with a focus on financial institutions. Ms. Borders has extensive experience representing both creditors and debtors in some of the nation’s largest workouts, restructurings and bankruptcy cases as well as sophisticated real estate financing transactions. Ms. Borders is a fellow in the American College of Bankruptcy, has been recognized as one of Georgia’s “Legal Elite” for several years and Chambers USA selected her as a star individual, its highest rating, in her practice area. Ms. Borders served on the BrandBank board of directors prior to its merger with Renasant in 2018. Ms. Borders graduated from Louisiana State University and the University of Virginia School of Law. We believe Ms. Borders is qualified to serve as the chairperson of our Board because of her legal expertise, experience representing companies and financial institutions, and her extensive experience in commercial real estate.
Arthur F. Anton has served as a member of our Board since February 2021. Mr. Anton worked at Swagelok Company, a manufacturer of fluid system solutions, from 1998 to 2019. He served in various roles over the years including Chief Executive Officer from 2002 to 2019, with the last four serving as Chairman. Prior to joining Swagelok, Mr. Anton was a Partner at Ernst & Young, where he led the Midwest financial services practice. He currently serves on the boards of the Rock & Roll Hall of Fame, Diebold Nixdorf, Inc., SunCoke Energy, Inc. (NYSE: SXC), Union Home Mortgage and Great Lakes Cheese. Mr. Anton earned his B.S. in Economics and Accounting from City University of New York and his MBA from Case Western Reserve University. We believe Mr. Anton is qualified to serve as a member of our Board because of his extensive board experience across industries, his executive management experience, and his expertise in accounting within the financial service industry.
James F. Deutsch has served as a member of our Board since February 2021. Mr. Deutsch joined Patriot Financial Partners (“Patriot”) in 2012, a private equity firm, where he currently serves as a Senior Partner, and has over 40 years of experience in banking. Prior to joining Patriot, Mr. Deutsch served as the President and CEO of Team Capital Bank, a private institution headquartered in Bethlehem, Pennsylvania. He was also one of the founding members of Team Capital. Prior to Team Capital, Mr. Deutsch spent 25 years managing various lending groups including community bank lending, regional lending and national lending programs at Commerce Bancorp, Inc., Brown Brothers Harriman and Summit Bancorp. Mr. Deutsch has served on the board of directors of more than 10 banks over the last 15 years. He currently serves on the boards of Avidbank Holdings, Inc. and Midland States Bancorp, Inc. Mr. Deutsch has also served on the boards of many civic and professional organizations during his career including serving as the Chair of The State Theatre, Valley Youth House, The Bethlehem YMCA and the Hugh

Moore Historical Parks and Museums. He formerly served on the board of the Minsi Trails Boy Scout Council. Mr. Deutsch received his B.S. degree in Finance and his MBA from Lehigh University. We believe Mr. Deutsch is qualified to serve as a member of our Board due to his experience as a Chief Executive Officer of a bank, and his extensive experience as a board member in the banking and the financial services industry.
Henchy R. Enden has served as a member of our Board since June 2026. Ms. Enden was appointed to our Board pursuant to that certain Investor Rights Agreement, dated as of June 17, 2026, by and between the Bank and CF GBC Investors LP. Since January 2024, Ms. Enden has served as a Managing Director at Fortress Investment Group (“Fortress”), an investment firm based in New York. Prior to joining Fortress, Ms. Enden was a portfolio manager and equity analyst for MFP Investors LLC, an investment management company based in New York, beginning in 2004. Ms. Enden has served as a director of FirstSun Capital Bancorp (Nasdaq: FSUN) since April 2026. She previously served as a director of First Foundation Inc. from 2024 until it merged with and into FirstSun. She also previously served as a director of Avidbank Holdings, Inc. (Nasdaq: AVBH) from August 2022 to January 2024, Dynasty Financial Partners from November 2021 to January 2024, Atlantic Capital Bancshares Inc. from June 2015 until its March 2022 purchase by SouthState Bank (NYSE: SSB), and First Security Bank, from 2013 until its 2015 purchase by Atlantic Capital. In addition, Ms. Enden previously served as a director of Bridgeview Bancorp, a bank in Chicago, Illinois, from July 2015 until its May 2019 acquisition by First Midwest Bancorp. Ms. Enden also served as a director of West Coast Bancorp, a bank in Lake Oswego, Oregon, from January 2012 until its April 2013 acquisition by Columbia Banking System, Inc. (Nasdaq: COLB). Ms. Enden graduated from Touro College with a BS degree in Finance and Economics and from Columbia Business School with an MBA. We believe Ms. Enden is qualified to serve as a member of our Board because of her extensive experience serving as a director on boards within the banking industry and her experience as an investor in financial institutions.
Ryan Glover has served as a member of our Board since April 2021. Mr. Glover has more than 20 years of experience delivering products focused on the African American community. Mr. Glover is a seasoned Entertainment Industry veteran and started Bounce TV in 2011. Bounce was the first African American Nationwide Broadcast Network. Mr. Glover also founded Noontime Records, a label responsible for more than a dozen Billboard No. 1 hits and is a co-founder of Greenwood, a mobile banking platform inspired by the early 1900’s Greenwood District. Mr. Glover graduated from Howard University. We believe Mr. Glover is qualified to serve as a member of our Board because of his experience as an entrepreneur of multiple successful companies, his business acumen and mobile banking experience.
Craig Heiser has served as a member of our Board since June 2026. Mr. Heiser is President of Cardinal Gates, Inc., a manufacturer and distributor of child and pet safety products, which he acquired in 2004. Under his leadership, Cardinal has become a recognized industry brand, earning two industry awards for new product development. He was named a 2024 Georgia VFW Veteran Employer of the Year and served on the Board of the Juvenile Products Manufacturers Association. Mr. Heiser is also the owner and operator of Scitex Supply, a distributor of cleanroom supplies serving industrial customers throughout the United States. Prior to acquiring Cardinal, Mr. Heiser spent his early career in banking with SunTrust Bank and Wachovia Bank. He was involved with the organization of Tandem Bank, which was acquired by the Bank in June 2026, and served on its Board of Directors from 2019 to 2026, including service on board committees and acting as Chair of the Directors Loan Committee. He is a former member of the Entrepreneurs’ Organization Atlanta. Mr. Heiser holds a BA from the University of the South (Sewanee) and an MBA from Wake Forest University. We believe Mr. Heiser is qualified to serve as a member of our Board because of his prior bank board experience, including chairing the Directors Loan Committee at Tandem, and his business background and experience as President of Cardinal Gates, Inc.
Bartow Morgan, Jr. has served as a member of our Board since February 2021. See Mr. Morgan’s business experience in the Management section. We believe Mr. Morgan is qualified to serve as a member of our Board because of his experience as a Chief Executive Officer of multiple banks, his leadership of the Bank, and his experience in the financial services industry.
Mark Scheinfeld has served as a member of our Board since February 2025. Mr. Scheinfeld is a licensed attorney and owns his private practice, Mark A. Scheinfeld, LLC, which he started in October 1998. Mr. Scheinfeld is also a real estate investor, builder, and developer. He is the president and owner of both SCC Construction, Inc., which he founded in 1976, and SCC Atlanta Inc., which he founded in 1984. Mr. Scheinfeld is a partner and Chief Executive Officer in the DSO Right Smile Center, LLC and serves on the Georgia Board of Dentistry. Mr. Scheinfeld serves as a director of Interactive College of Technology. Mr. Scheinfeld served on the Georgia Commission on the Holocaust for 19 years. Mr. Scheinfeld served on the board of directors of Georgia Primary Bank prior to its merger with the Bank in 2025. He received a BA from Emory University, an MBA from Georgia State University and a J.D. from John Marshall Law School. We believe Mr. Scheinfeld is qualified to serve as a member of our Board because of his legal background, his business experience as an entrepreneur and his community leadership.

R. Lee Tucker, Jr. has served as a member of our Board since February 2021. Mr. Tucker is one of the founding partners of Mahaffey Pickens Tucker, LLP, a business law firm with operations throughout the State of Georgia and the southeastern United States, which was founded in 2006. He maintains a broad-based legal practice and acts as “general counsel” for many of his clients. Mr. Tucker serves fiduciary roles with numerous civic organizations in the northern Atlanta metropolitan area. Mr. Tucker served on the BrandBank board prior to its merger with Renasant in 2018. He received his J.D., cum laude, from the Georgia State University College of Law where he was a member of the Georgia State University Law Review and earned a B.A. in History from the University of Georgia. We believe Mr. Tucker is qualified to serve as a member of our Board due to his corporate legal expertise, his prior experience as a bank board member, and his community leadership.
Director Selection Process
Our Board seeks director candidates who uphold the highest standards, are committed to our values and are strong independent stewards of the long-term interests of shareholders. Our Nominating and Corporate Governance Committee (the “NCGC”) considers Board composition on an ongoing basis, with a focus on establishing a board of directors with the skills and experience required to effectively oversee the Company’s present and future operations and strategy. The NCGC and our Board seek a diverse group of directors with experience in banking and other aspects of business that are relevant to our businesses and operations.
The NCGC also oversees the director nomination process. In considering whether to nominate a director for election, the NCGC considers, among other things:
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Whether the director possesses personal and professional integrity, sound judgment, forthrightness and has sufficient time and energy to devote to the affairs of the Company;

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Whether the director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust;

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The extent of the director’s business and financial acumen and experience, especially in the financial services and products areas;

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Whether the director assists in achieving a mix of Board members that represents a diversity of background and experience;

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Whether the director would be considered a “financial expert” or “financially literate” as defined in applicable law;

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Whether the director, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member, including business contacts, reputation, visibility, community involvement, regulatory experience, and independence;

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Whether the director is free from conflicts of interest with the Company; and

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Any factors related to the ability and willingness of a new director to serve, or an existing director to continue his/her service.

In addition to the foregoing director selection process, certain of our investors have contractual rights to designate individuals to serve on our Board. Pursuant to the terms of investor rights agreements entered into in connection with the Recapitalization, each of Patriot and Bartow Morgan, Jr. has the right to designate one representative to serve on each of our and the Bank’s board of directors, and one observer to attend meetings of each such board. These designation rights remain in effect for so long as Patriot or Mr. Morgan, as applicable, together with their respective affiliates, beneficially own at least 50.0% of the shares of common stock acquired by such investor in the Recapitalization or at least 4.9% of our outstanding common stock. Pursuant to the terms of an investor rights agreement entered into in connection with the June 2026 Private Placement with Fortress, Fortress has the right to designate one representative to serve on our Board for so long as Fortress and its affiliates beneficially own at least 50.0% of the shares of common stock acquired by Fortress in the June 2026 Private Placement or at least 4.9% of our outstanding common stock. We have agreed to recommend that our shareholders elect each board designee of Patriot, Mr. Morgan and Fortress to our Board. James F. Deutsch currently serves on our Board as Patriot’s designee, and Henchy R. Enden currently serves on our Board as Fortress’s designee. Mr. Morgan serves as our Chief Executive Officer and as a member of our Board. For additional information regarding the investor rights agreements, see “Description of Capital Stock — Transactions with Certain Investors — Board Representation and Information Rights.”
Director Independence
Under the rules of Nasdaq Stock Market, independent directors must comprise a majority of our Board within a specified period of time after our common stock is listed. The rules of Nasdaq Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our Board has evaluated the independence of its members based upon the rules of Nasdaq Stock Market and the SEC. Applying these standards, our Board has determined that all of our directors other than our Chief Executive Officer, Mr. Morgan, are independent directors, as defined under the applicable rules.
Committees of our Board
We conduct business through meetings of our Board and its committees. Our Board has established standing committees, including ALCO, Audit Committee, Compensation Committee, NCGC and Risk Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.
Asset/Liability Management Committee
The primary function of ALCO is to assess and manage the interest rate risk, and make recommendations to management and our Board regarding the appropriate balance and pricing of assets and liabilities (both coupon and maturity) to increase or decrease the level of risk (and reward) in the current tactical and strategic business framework in light of current and prospective economic conditions, competitive pressures, internal resources, and the regulatory/governmental environment. Among other things ALCO:
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monitors and quantifies our interest rate risk, both on and off-balance sheet;

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recommends changes in our tactical and strategic plans to increase interest rate risk in support of increased earnings; to decrease interest rate risk in support of protecting earnings; or to maintain current levels of risk;

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reviews, considers, and recommends changes in certain products, services, organization structure, policies, and procedures consistent with its mission and other responsibilities;

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anticipates changes in the Bank’s environments that will affect our and the Bank’s risk position, including by the use of modeling tools subject to model validation; and

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annually reviews the ALCO charter and the committee’s performance.

ALCO is composed solely of members who satisfy the applicable independence requirements of the SEC and Nasdaq Stock Market.
Audit Committee
The primary function of the Audit Committee is to oversee our and the Bank’s accounting and financial reporting processes and the audit of our and the Bank’s financial statements. Among other things, the Audit Committee:
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has sole power to appoint, evaluate, oversee, determine the compensation of, and if necessary, terminate our independent registered public accounting firm;

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reviews and approves the scope of the annual audit, audit fees and financial statements;

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reviews and discusses at least four times annually the adequacy and effectiveness of internal control over financial reporting and disclosure controls and procedures;

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oversees the internal audit function and corporate policies with respect to financial information;

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reviews and discusses with management and the independent accountants significant accounting and financial reporting issues and their impact on the financial statements;

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oversees investigations into complaints concerning financial matters, if any;

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reviews related party transactions as required;

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monitors our code of ethics and business conduct to investigate any alleged breach or violation of the code, and to enforce provisions of the code; and

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annually reviews the Audit Committee charter and the committee’s performance.

The Audit Committee works closely with management as well as our independent registered public accounting firm and third-party internal audit firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.
The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and Nasdaq Stock Market for Audit Committees and our Board has determined that Arthur F. Anton qualifies as an “audit committee financial expert” under applicable SEC rules.
Compensation Committee
The Compensation Committee is responsible for discharging our Board’s responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:
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review and approve annually the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

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with the assistance of the Chief Executive Officer, review and approve the individual elements of total compensation for the other executive officers and other members of the executive management team;

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periodically evaluate and oversee the administration of our and the Bank’s short-term and long-term incentive compensation plans, including stock incentive plans and other incentive pay plans, and as appropriate amend or recommend to the board of directors amendments to those plans;

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review and oversee compensation and benefit plans;

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review and approve the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for the Chief Executive Officer, other senior executive officers and other members of the executive management team;

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periodically review the forms and amounts of director compensation, including cash fees and equity-based compensation, and make recommendations to the board of directors concerning director compensation and determine the amount in advance of the annual meeting of the shareholders; and

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annually reviews the Compensation Committee charter and the committee’s performance.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and Nasdaq Stock Market.
Nominating and Corporate Governance Committee
The NCGC is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the NCGC is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board concerning governance matters. Among other things, the NCGC:
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identifies qualified individuals to be directors consistent with the criteria approved by our Board and recommending director nominees to the full Board;

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periodically reviews the size and composition of our Board and its committees, including independence and qualification criteria;

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periodically reviews and assesses our and the Bank’s organizational documents and recommends any changes to our Board as necessary;

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reviews and makes recommendations to our Board regarding any material communications to our shareholders relating to matters overseen by the NCGC;

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develops and recommends to our Board for approval an officer succession plan, periodically reviews the plan, develops and evaluates potential candidates for executive positions, and recommends to our Board any changes to, and candidates for succession under, the plan;

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annually reviews and assesses the adequacy of our corporate governance guidelines and other corporate governance policies and, if appropriate, recommends changes to our Board; and

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annually reviews the NCGC’s charter and the committee’s performance.

The NCGC is composed solely of members who satisfy the applicable independence requirements of the SEC and Nasdaq Stock Market.
Risk Committee
The Risk Committee is responsible for assisting our Board and the Bank’s board of directors in fulfilling their respective oversight responsibilities relating to risk management practices, including the risk management framework, and maintaining free and open communication between the directors, the risk management and governance functions, and management. Among other things, the Risk Committee:
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oversees management’s credit governance committee activities, including review of applicable loan policies and procedures regarding credit approval authority, establishment of credit concentration limits, credit administration, credit and lending strategies, and the quality and performance of the Bank’s credit portfolio;

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reviews and recommends to the Bank board of directors for approval key policies establishing risk management governance and procedures, risk control infrastructure for the Bank’s operation, and, where appropriate, provide feedback to management on the proposed structure and content of such policies;

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oversees and reviews various aspects of operational risk, including risks related to line of business operations, information technology and systems, data management and information security, and third-party and vendor-management risk;

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oversees and reviews various aspects of compliance-related risk, including risks related to the Bank’s adherence to applicable regulations;

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reviews with the Chief Risk Officer and counsel any legal matters or risks;

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reviews the status and adequacy of management action plans related to examination reports issued by any regulatory agency examinations, if applicable, and other significant regulatory or governmental correspondence or actions; and

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annually reviews the Risk Committee charter and the committee’s performance.

The Risk Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and Nasdaq Stock Market.
Board Oversight of Risk Management
Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.
The Risk Committee reviews, and assesses the effectiveness of, our enterprise risk management program, which is designed to assist our Board, management, and our business lines in identifying and monitoring major risks to mitigate potential losses or adverse impacts to the Company’s position. Our Risk Committee also reviews the strategies, policies, procedures, reports, models and systems established by management to identify, assess, measure, and manage the major risks facing us. The audit committee is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting) and, through its oversight of our internal audit function, assessing the overall effectiveness of our risk management framework.
The Compensation Committee has primary responsibility for risks and exposures associated with our human resources, compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, our Compensation Committee reviews and approves all human resources and talent-related components of our risk metrics. Further, the Compensation Committee, in conjunction with our Chief Human Resources Officer and other members of our senior management as appropriate, is responsible for overseeing whether our incentive compensation arrangements are consistent with our compensation philosophy and applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The nominating and corporate governance committee oversees risks associated with the independence of our Board and potential conflicts of interest.
Our senior management is responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.
The role of our Board in our risk oversight is consistent with our leadership structure, with our senior management having responsibility for identifying, assessing, measuring and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systematic and effective approach for identifying, managing and mitigating risks throughout our operations.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been one of our officers or employees. None of our executive officers currently serve, or in the past year has served, as a member of the Compensation Committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Indemnification and Insurance
We maintain a directors’ and officers’ liability policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. Our Articles of Incorporation and Bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. See the section entitled “Description of Capital Stock —  Indemnification of Directors and Officers.”
Code of Conduct and Ethics
We have a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our principal corporate website at www.georgiabanking.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus; we have included this website address solely as an inactive textual reference. In addition, we intend to post on our website all disclosures that are required by law or the rules of Nasdaq Stock Market concerning any amendments to, or waivers from, any provision of the code.

EXECUTIVE AND DIRECTOR COMPENSATION
As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.”
Our named executive officers (“NEOs”), which consist of our principal executive officer and the Company’s two other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2025, are:
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Bartow Morgan, Jr., Chief Executive Officer;

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Richard Fairey, President and Chief Operating Officer; and

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David Black, Chief Commercial Officer.

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal year ended December 31, 2025:
Name and Principal Position	Salary	Bonus	Stock Awards(1)	All Other Compensation(3)	Total Compensation
Bartow Morgan, Jr. (Chief Executive Officer)	$500,000	$650,000	$500,000	$16,825	$1,666,825
Richard Fairey (President/Chief Operating Officer)	$375,000	$1,300,000(2)	$150,000	$27,287	$1,852,287
David Black (Chief Commercial Officer)	$375,000	$350,000	$225,000	$11,945	$961,945

(1)
The amounts reported here do not reflect the actual economic value realized by each named executive officer. In accordance with SEC rules, the Stock Awards column reflects the grant date fair value of restricted stock unit (“RSU”) awards, calculated in accordance with ASC 718. For additional information, see Note 14 in our consolidated financial statements included in this prospectus. The assumptions used in calculating the grant date fair value of the RSUs reported in this table are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation.”

(2)
Mr. Fairey’s bonus includes $500,000 granted under our non-equity incentive plan and an $800,000 one-time bonus.

(3)
All Other Compensation for 2025 includes the following:

Name	Health and Welfare Reimbursement	401(k) Matching Contributions	Additional Reimbursement
Bartow Morgan, Jr.	$2,836	$13,989	$—
Richard Fairey	$—	$13,992	$13,295
David Black	$—	$11,945	$—
Narrative Disclosure to Summary Compensation Table
Base Salaries.   Base salary represents the fixed portion of each NEO’s compensation and is intended to provide compensation for expected day-to-day performance. Our NEOs received aggregate salaries for 2025 in the amounts reported above in the Summary Compensation Table.
Non-Equity Incentive Plan; Bonuses.   Our NEOs are eligible to receive an annual bonus. Our annual incentive plan for executive officers is designed to align compensation with the achievement of financial, strategic, and risk management objectives. For 2025, 65% of incentive opportunities were tied to financial performance and credit quality measures, while 35% were tied to the achievement of business-specific strategic objectives. Awards are based on Board-approved performance goals and are intended to reinforce sustainable growth, profitability, prudent risk management, and long-term shareholder value creation.
RSUs.   In 2025, the Company granted RSUs to the NEOs, which vest equally over four years subject to the NEO’s continued service on such date, as follows: Mr. Morgan 21,730; Mr. Fairey 6,519; and Mr. Black 9,778. The Company granted the RSUs to advance its long-term financial success by attracting, retaining, and rewarding individuals who contribute meaningfully to that success, and to better align their interests with those of shareholders. In January 2026, the Company granted RSUs to Mr. Morgan 21,739; Mr. Fairey 6,087; and Mr. Black 9,783. RSU awards were granted under, and pursuant to the terms and conditions of, the Company’s 2021 Stock Incentive Plan prior to its amendment and restatement.
401(k) Plan.   The Company maintains a defined contribution plan under which eligible employees may elect to defer a portion of their compensation and receive certain employer contributions (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of the Bank. Eligible employees are immediately enrolled into the 401(k) Plan.
Under the 401(k) Plan, a participant may elect to defer, on a pretax basis, a portion of their eligible compensation. In addition to salary deferral contributions, the Bank makes a discretionary matching contribution. For the most recent plan year, the matching contribution was equal to 100% of employee deferrals up to 3% of eligible compensation and 50% of employee deferrals on the next 2% of eligible compensation (up to 5% of eligible compensation in the aggregate). A participant is immediately 100% vested in his or her salary deferral contributions. A participant’s vested percentage in the Bank’s matching contributions is determined under a four-year graded vesting schedule, beginning at 25% after year one and increasing 25% per year, reaching 100% after four years of service. Participants become vested in employer profit sharing contributions pursuant to the same four-year graded vesting schedule.
Health and Welfare Benefits.   Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible employees, including medical, dental, vision, disability and basic group life insurance coverage.
Perquisites.   We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
Amended and Restated 2021 Stock Incentive Plan
On July 28, 2026, our Board approved the Amended and Restated Georgia Banking Company, Inc. 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”), which amends and restates the Georgia Banking Company, Inc. 2021 Stock Incentive Plan, effective as of April 27, 2021. The 2021 Stock Incentive Plan is intended to promote the success, and enhance the value of the Company by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The 2021 Stock Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operations is largely dependent. The 2021 Stock Incentive Plan is administered by the Compensation Committee. The following is a summary of the material terms of the 2021 Stock Incentive Plan:
Permissible Awards.   The 2021 Stock Incentive Plan authorizes the granting of awards in any of the following forms:
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options to purchase shares of our common stock, which may be designated under the tax code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);

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stock appreciation rights, or SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our common stock on the date of exercise over the base price of the award;

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restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

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restricted stock units, or RSUs, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting criteria;

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deferred stock units, or DSUs, which represent the right granted to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a future time as determined by the Compensation Committee, or as determined by the recipient within guidelines established by the Compensation Committee in the case of voluntary deferral elections;

•
performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2021 Stock Incentive Plan may be granted in the form of a performance award);

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other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants; and

•
cash-based awards, including annual bonuses.

Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.
Authorized Shares.   Subject to adjustment as provided in the 2021 Stock Incentive Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2021 Stock Incentive Plan is 1,125,000 shares, all of which may be granted as incentive stock options. In the event of a nonreciprocal transaction between us and our shareholders that causes the per share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2021 Stock Incentive Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the 2021 Stock Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.
Limit on Compensation Payable to Non-Employee Directors.   With respect to any one calendar year, the aggregate compensation that may be granted to any non-employee director, including all meeting fees, cash retainers and retainers granted in the form of awards, may not exceed $500,000. For purposes of such limit, the value of awards will be determined based on the aggregate grant date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).
Limitations on Transfer; Beneficiaries.   No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a domestic relations order that would satisfy section 414(p)(1)(A) of the Code if such section applied to an award under the 2021 Stock Incentive Plan; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value). A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.
Acceleration of Vesting upon Death or Disability.   Except as otherwise provided in the award certificate or any special 2021 Stock Incentive Plan document governing an award, upon the termination of a participant’s service by reason of death or disability: (i) all of such participant’s outstanding options and stock appreciation rights will become fully exercisable; (ii) the time-based vesting restrictions on outstanding awards will lapse; and (iii) the payout opportunities attainable under all of that participant’s outstanding performance-based awards will be deemed to have been fully earned as of the date of termination as follows: (i) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the “target” level, and (ii) if the date of termination occurs during the second half of the applicable performance period, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and (iii) in either such case, the awards will payout on a pro-rata basis, based on the length of time within the performance period that has elapsed prior to date of termination.
Discretionary Acceleration.   Our Compensation Committee may, in its discretion, accelerate the vesting and/or payment of any awards for any reason. Our Compensation Committee may discriminate among participants or among awards in exercising such discretion.
Certain Transactions.   Upon the occurrence or in anticipation of certain corporate events or extraordinary transactions, the Compensation Committee may also make discretionary adjustments to awards, including settling awards for cash, providing that awards will become fully vested and exercisable, providing for awards to be assumed or substituted, or modifying performance targets or periods for awards.
Termination and Amendment.   The 2021 Stock Incentive Plan will terminate on April 27, 2031, the tenth anniversary of the date our shareholders approved the 2021 Stock Incentive Plan. Our Board or Compensation Committee may, at any time and from time to time, terminate or amend the 2021 Stock Incentive Plan, but if an amendment to the 2021 Stock Incentive Plan would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the 2021 Stock

Incentive Plan may adversely affect any award previously granted under the 2021 Stock Incentive Plan without the written consent of the participant. Without the prior approval of our shareholders, and except as otherwise permitted by the anti-dilution provisions of the 2021 Stock Incentive Plan, the 2021 Stock Incentive Plan may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.
Our Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our shareholders or otherwise permitted by the anti-dilution provisions of the 2021 Stock Incentive Plan, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of our common stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.
Prohibition on Repricing.   As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our shareholders. The exchange of an “underwater” option or stock appreciation right (i.e., an option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareholders.
Certain Federal Income Tax Effects.   The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2021 Stock Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed and may vary from locality to locality.
Nonstatutory Stock Options.   There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the 2021 Stock Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options.   There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
SARs.   A participant receiving a SAR under the 2021 Stock Incentive Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises a SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time.
Restricted Stock.   Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of our common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the tax code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Restricted or Deferred Stock Units.   A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of our common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction.
Georgia Banking Company, Inc. 2017 Long-Term Incentive Plan
On March 1, 2025, in connection with the merger with Georgia Primary, the Company adopted the Georgia Banking Company, Inc. 2017 Long-Term Incentive Plan (the “2017 Long-Term Incentive Plan”), which was formerly known as the Primary Bancshares, Corporation 2017 Long-Term Incentive Plan. The 2017 Long-Term Incentive Plan has not been approved by the Company’s shareholders.
The 2017 Long-Term Incentive Plan reserves 139,326 shares of our common stock for issuance. In connection with the merger, outstanding options to purchase shares of Georgia Primary common stock that were granted under the 2017 Long-Term Incentive Plan were converted into options to purchase shares of our common stock using an exchange ratio of 0.5870 and became fully vested and exercisable at the effective time of the merger.
The 2017 Long-Term Incentive Plan permits the grant of new equity incentives to eligible service providers, including our officers, employees, directors and consultants. No Incentive Stock Options may be granted under the 2017 Long-Term Incentive Plan unless and until our shareholders approve the 2017 Long-Term Incentive Plan. The 2017 Long-Term Incentive Plan is administered by the Compensation Committee.
Deferred Compensation Plan
We began offering a non-qualified deferred compensation plan during 2021 for certain officers and members of our Board (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides for the pre-tax deferral of compensation, fees, and other specified benefits and permits each employee participant to elect to defer a portion of their base salary, bonus, or commission and permits each director participant to elect to defer all or a portion of their director’s fees.
Further, the Deferred Compensation Plan allows for a discretionary Company match to any deferred bonus allocated to a fund that tracks the performance of our common stock. Deferred bonuses vest ratably over five years while our match cliff vests on the fifth anniversary of the grant date. Our NEOs are not eligible to receive a match from us on their deferrals.
All transactions tied to stock between us and the Deferred Compensation Plan were initially at a stock price obtained from an independent valuation, which may include valuations prepared in connection with merger or acquisition transactions. Our Board could have also elected to make a discretionary contribution to any or all participants. At December 31, 2025 and 2024, assets related to the Deferred Compensation Plan totaled $4.4 million and $3.2 million, respectively, and are included in accrued interest and other assets on the consolidated balance sheets. At December 31, 2025 and 2024, liabilities related to the Deferred Compensation Plan totaled $11.4 million and $8.2 million, respectively, and are included in accrued interest and other liabilities on the consolidated balance sheets. During 2025 and 2024, revenues of $1.2 million and $1.1 million, respectively, were recognized and included in other noninterest income in the consolidated statements of income along with expenses $3.3 million and $2.8 million, respectively, that were included in salaries and employee benefits in the consolidated statements of income.
The Deferred Compensation Plan was amended and restated by the Compensation Committee on September 30, 2026.
Employment Agreements
The Company and the Bank are parties to an amended and restated employment agreement with Bartow Morgan, Jr., Chief Executive Officer of the Company and the Bank. The amended and restated employment agreement has an initial three-year term and renews automatically for successive one-year periods thereafter, unless written notice of non-renewal is provided by either party no less than 90 days prior to the end of the then-current term. The agreement provides Mr. Morgan a base salary, currently $500,000, which may be increased at the discretion of our Board during the term of the amended and restated employment agreement but may not be decreased. In addition to base salary, Mr. Morgan is eligible to participate in the annual cash incentive plan, with a minimum target Annual Bonus opportunity of no less than 50% of his Annual Base Salary, and the equity award plan (both of which are described above). Mr. Morgan is also eligible to participate in all health and welfare benefit plans, practices, policies and programs available to similarly situated senior executives of the Company, including treatment provided under the executive health program. Mr. Morgan is further eligible to maintain life insurance arrangements providing death benefits and/or premium payment assistance benefits to the same extent applicable to similarly situated senior executives of the Company. All reasonable travel and other business expenses incurred by Mr. Morgan in the performance of his duties are reimbursed by the Bank in accordance with its reimbursement policy, as amended from time to time. In addition, the Bank will reimburse Mr. Morgan for educational expenses related to his professional development and for membership in professional and civic organizations, subject in each instance to advance approval by the Bank’s board of directors for amounts in excess of $1,000.
We are not a party to any other executive employment agreements but are a party to certain change in control agreements with our other named executive officers. See the section “— Potential Payments Upon Termination of Employment or Change in Control” below.
Outstanding Equity Awards at 2025 Fiscal Year End
The following table shows stock awards outstanding for each of our named executive officers as of December 31, 2025:
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested(#)(2)	Market value of shares or units of stock that have not vested ($)(3)
Bartow Morgan Jr.	3/1/2022	—	—	—	—	5,781	173,430
	3/1/2024	—	—	—	—	16,305	489,150
	3/1/2025	—	—	—	—	21,730	651,900
Richard Fairey	3/1/2025	—	—	—	—	6,519	195,570
David Black	12/8/2021	—	—	—	—	1,588	47,640
	3/31/2022	7,528	—	21.62	3/31/2032	2,601	78,030
	5/15/2023	—	—	—	—	4,891	146,730
	3/1/2024	—	—	—	—	7,338	220,140
	3/1/2025	—	—	—	—	9,778	293,340

(1)
The options fully vest on the third anniversary of the grant date.

(2)
The restricted shares vest in four equal annual installments starting on the grant date.

(3)
Market value is calculated on the basis of $30.00 per share, which was based on the most recent comprehensive valuation of the Company in 2026.

Potential Payments Upon Termination of Employment or Change in Control
Mr. Morgan is entitled to certain payments and benefits upon the termination of his employment or a Change in Control (as defined in the amended and restated employment agreement) of the Company pursuant to his amended and restated employment agreement. If Mr. Morgan’s employment is terminated by the Company without Cause (as defined in the amended and restated employment agreement) or by Mr. Morgan for Good Reason (as defined in the amended and restated employment agreement), he is entitled to receive: (i) a cash severance payment equal to the greater of his Annual Base Salary for the remainder of the then-current term or one times his Annual Base Salary, payable in monthly installments; (ii) a lump sum equal to his average annual bonus for the three preceding calendar years; (iii) a prorated Annual Bonus for the year of termination based on actual performance; and (iv) accelerated vesting of outstanding unvested equity awards that would have vested through the greater of the remainder of the term or 12 months following termination, with performance-based awards converted to service-based awards at target. If, during the period beginning six months prior to and ending 12 months after a Change in Control, Mr. Morgan is terminated without Cause or resigns for Good Reason, he is entitled to receive, in addition to the foregoing severance, a lump sum equal to three times his Annual Base Salary and three times his average annual bonus (in each case less amounts already payable as severance), and full accelerated vesting of all outstanding unvested equity awards. In addition, upon the occurrence of a Change in Control, regardless of whether Mr. Morgan’s employment is terminated, the Company is obligated to provide Mr. Morgan with additional benefits, equity compensation, and/or accelerated vesting in an aggregate amount equal to $2.6 million, payable in a lump sum within 60 days following the Change in Control. If any payments to Mr. Morgan would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, his payments will be reduced to the extent such reduction produces a better after-tax result for Mr. Morgan. All severance payments are conditioned upon Mr. Morgan’s execution of a release and non-disparagement agreement.

Pursuant to the terms of their respective amended and restated change in control agreements, Mr. Morgan, Mr. Fairey, and Mr. Black are each entitled to severance and other benefits upon termination of employment in certain circumstances, as described below. The terms “cause,” “good reason,” “incapacity,” and “change in control” referred to below are defined in each NEO’s amended and restated change in control agreement.
If, upon or within 12 months immediately after a change in control (or within six months prior to a change in control), a NEO’s employment is terminated (i) by us without cause (other than on account of death or incapacity), or (ii) by the NEO for good reason, the NEO will be entitled to receive the following severance payments and benefits, payable in a lump sum within 60 days following the later of the date of termination or change in control:
Mr. Morgan
•
An amount equal to three times the NEO’s annual base salary at the highest rate in effect during the 12-month period immediately preceding termination;

•
An amount equal to three times the NEO’s average annual bonus for the three calendar-year period immediately preceding termination, annualized for any partial year; and

•
Full accelerated vesting of all outstanding unvested equity-based awards that would have vested based solely on continued employment (with performance-based awards converted to service-based awards at target).

Mr. Fairey and Mr. Black
•
An amount equal to two times the NEO’s annual base salary at the highest rate in effect during the 12-month period immediately preceding termination;

•
An amount equal to two times the NEO’s average annual bonus for the three calendar-year period immediately preceding termination, annualized for any partial year; and

•
Full accelerated vesting of all outstanding unvested equity-based awards that would have vested based solely on continued employment (with performance-based awards converted to service-based awards at target).

Our obligation to provide the severance payments and benefits above is contingent upon the NEO’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with any restrictive covenants.
Each amended and restated change in control agreement provides that in the event any payment to an NEO would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, payments will be reduced to the extent such reduction produces a better after-tax result for the NEO.
Clawback Policy
We have adopted a compensation policy that is compliant with Nasdaq listing rules as required by the Dodd-Frank Act.
Equity Award Grant Practices
We anticipate granting restricted stock and other equity-based awards and we will establish a policy regarding how our Board determines when to grant such awards and how our Board or Compensation Committee will take material non-public information into account when determining the timing and terms of such awards.
Director Compensation
Each of our non-employee directors is entitled to receive an annual cash retainer of $45,000 for service on the Board, payable in accordance with our standard payment practices. The Chairperson of the Board, in recognition of the additional responsibilities associated with serving in that role, receives compensation at an additional annual amount of $30,000 above the standard director retainer, resulting in total annual cash compensation of $75,000 for their service as Chairperson of the Board. The annual retainer compensates directors for their service on the Board and does not include additional amounts for service on committees, except as may be separately determined by the Board from time to time.
The following table sets forth information regarding compensation paid, earned or awarded to each non-employee director during the year ended December 31, 2025 for service as a member of our Board and committees thereof, as well as for service on the Bank’s board of directors. As our Chief Executive Officer, Mr. Morgan does not receive any additional compensation for service on our Board or the Bank’s board of directors. Henchy R. Enden and Craig Heiser did not receive any compensation in the year ended December 31, 2025 as each joined our Board in 2026.
Name	Fees earned or paid in cash	Total
Arthur F. Anton	$45,000	$45,000
H. Ross Arnold, III(1)	$45,000	$45,000
Sarah R. Borders	$45,000	$45,000
Michael W. Clarke(1)	$45,000	$45,000
James F. Deutsch(2)	$—	$—
David Fisher(1)	$45,000	$45,000
J. Littleton Glover, Jr.(1)	$45,000	$45,000
Ryan Glover	$45,000	$45,000
James R. Lientz, Jr.(1)	$75,000	$75,000
R. Elliott Miller(1)	$45,000	$45,000
Sunny K. Park(1)	$45,000	$45,000
H. Boyd Pettit, III(1)(3)	$37,350	$37,350
Mark Scheinfeld(3)	$37,350	$37,350
R. Lee Tucker, Jr.	$45,000	$45,000

(1)
This director retired from, and ceased to serve as a member of, the Board as of July 28, 2026. As such they are included in this Director Compensation table but may not be mentioned elsewhere in this prospectus.

(2)
Mr. Deutsch serves as Patriot’s board representative pursuant to Patriot’s investor rights agreement with the Company. The annual cash retainer for Mr. Deutsch’s service on the Board for fiscal year ended December 31, 2025 was paid to Patriot.

(3)
Mr. Pettit and Mr. Scheinfeld joined the Board on March 1, 2025 in connection with the closing of the Georgia Primary merger. Because these directors served for only a portion of the fiscal year ended December 31, 2025, their annual cash retainer was prorated to reflect their period of service on the Board.

For any director who serves for less than a full fiscal year, the annual cash retainer is prorated. The prorated fee is calculated by multiplying the applicable annual retainer rate by a fraction of the number of days a director serves on the Board over the number of days in a fiscal year. Proration is determined solely by reference to the director’s period of service and is not adjusted by reference to the number of Board or committee meetings held or attended during the relevant period.
We also offer reimbursements to our directors for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of our Board and its committees. Amounts reimbursed for such expenses are not considered compensation for purposes of the director fees described above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described in “Executive and Director Compensation” above, the following is a description of transactions since January 1, 2023, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them (each a “related party”), had or will have a direct or indirect material interest.
Private Placements
The following related parties purchased shares of our common stock in a private placement that took place as of April 28, 2023 at a price of $23.00 per share (the “April 2023 Private Placement”). The following table summarizes these purchases by these related parties:
Shareholder	Total Purchase Price
Commerce Street Financial Partners II, L.P.(1)	$12,499,994
Patriot Financial Partners III, LP(2)	$2,392,000
Bartow Morgan, Jr.(3)	$2,192,728
R. Lee Tucker, Jr.(4)	$500,020
AllianceBernstein LP(5)	$230,000
Arthur F. Anton(6)	$200,008
J. Littleton Glover, Jr.(7)	$200,008
Sunny K. Park(8)	$170,200
Sarah R. Borders(9)	$161,000
David Fisher(10)	$120,014
David F. Black(11)	$80,017
Richard Fairey	$75,003
Michael W. Clarke(12)	$57,500
James R. Lientz, Jr.(13)	$46,000
H. Ross Arnold III(14)	$34,500
R. Elliott Miller(15)	$23,000
J. Craig Addison(16)	$20,010

(1)
Commerce Street Financial Partners II, L.P. (“Commerce Street”) is a beneficial holder of more than five percent of the Company.

(2)
Patriot Financial Partners III, LP is a beneficial holder of more than five percent of the Company.

(3)
Mr. Morgan serves on the board of directors of the Company and the Bank and serves as the Chief Executive Officer of the Company and the Bank.

(4)
Mr. Tucker purchased the shares through TMP GBC Investment, LLC. Mr. Tucker serves on the board of directors of the Company and the Bank.

(5)
AllianceBernstein LP, through its subsidiary AB Financial Services Opportunities Master Fund LP (“AB Financial”), is a beneficial holder of more than five percent of the Company. AllianceBernstein LP purchased the shares through Scalloplight + Co, the bank nominee for AB Financial.

(6)
Mr. Anton serves on the board of directors of the Company.

(7)
Includes shares purchased by J. Littleton Glover, Jr.’s son, Littleton Glover III. J. Littleton Glover, Jr. served on the board of directors of the Company and the Bank until July 28, 2026.

(8)
Mr. Park served on the board of directors of the Company until July 28, 2026.

(9)
Ms. Borders purchased the shares through JSRB Funding, LLC. Ms. Borders serves as Chair for the board of directors of the Company and the Bank.

(10)
Mr. Fisher purchased the shares through Knoll Capital I, LLC. Mr. Fisher served on the board of directors of the Company until July 28, 2026.

(11)
Mr. Black purchased the shares through Community National Bank FBO David F. Black IRA. Mr. Black serves as the Chief Commercial Officer of the Bank.

(12)
Mr. Clarke served on the board of directors of the Company until July 28, 2026.

(13)
Mr. Lientz served as Chair of the board of directors of the Company and the Bank until July 28, 2026.

(14)
Mr. Arnold served on the board of directors of the Company until July 28, 2026.

(15)
Mr. Miller served on the board of directors of the Company and the Bank until July 28, 2026.

(16)
Mr. Addison serves as the Chief Human Resources Officer of the Company and the Bank.

The following related parties purchased shares of our common stock in the June 2026 Private Placement. The following table summarizes these purchases by the related party:
Shareholder	Total Purchase Price
AllianceBernstein LP(1)	$18,000,000

(1)
AllianceBernstein LP, through its subsidiary AB Financial Services Opportunities Master Fund LP, is a beneficial holder of more than five percent of the Company.

The following related parties purchased shares of our common stock in the August 2026 Private Placement. The following table summarizes these purchases by these related parties:
Shareholder	Total Purchase Price
Ryan Glover(1)	$400,020
Sunny K. Park(2)	$250,020
H. Ross Arnold III(3)	$200,010
James R. Lientz, Jr.(4)	$100,020

(1)
Mr. Glover purchased these shares through GBCFP1, LLC. Mr. Glover serves on the board of directors of the Company.

(2)
Mr. Park served on the board of directors of the Company until July 28, 2026.

(3)
Mr. Arnold served on the board of directors of the Company until July 28, 2026.

(4)
Mr. Lientz served as Chair of the board of directors of the Company and the Bank until July 28, 2026.

Leasing
In December 2021, the Bank entered into two lease agreements for a branch and sales office involving a property located at 2827 Peachtree Road NE, Atlanta, Georgia (the “Garden Hills Property”), in which Bartow Morgan, Jr., our Chief Executive Officer and a director of the Company and the Bank, who, together with certain of Mr. Morgan’s immediate family members, holds an interest, and J. Littleton Glover, Jr., a director of the Company and the Bank at the time of the transaction, who holds a separate interest. Mr. Morgan and certain of Mr. Morgan’s immediate family members hold 9.3% interest in the Garden Hills Property through a corresponding ownership interest in Brand Properties, LLC. Mr. Glover, a director of the Company and the Bank at the time of the transaction, holds a 13.96% interest in the Garden Hills Property by virtue of his role as President and Chief Executive Officer of Batson-Cook Development Company.
The first lease agreement (the “Garden Hills Office Lease”) covers approximately 27,850 rentable square feet for use as general office space, with an initial term of 20 years and commenced on or about August 4, 2023. The aggregate base rent payments under the Garden Hills Office Lease are approximately $25.7 million over the initial term. The second lease (the “Garden Hills Retail Lease”) covers approximately 4,500 rentable square feet on the ground floor level of the building for use as a branch banking facility, with an initial term of 20 years, also commencing on or about August 4, 2023. The aggregate base rent payments under the Garden Hills Retail Lease are approximately $7.5 million over the initial term. The combined aggregate base rent payments under both leases total approximately $34.2 million over the initial 20-year term. The aggregate amount of all periodic payments or installments remaining as of December 31, 2025 is approximately $31.1 million. Further, the approximate dollar value of the interest of Mr. Morgan and Mr. Glover in the transaction, measured by the pro rata share of rental payments over the lease term, is approximately $2.9 million and $4.4 million, respectively. Neither lease contains any renewal options or early termination provisions available to the Bank.
This transaction was reviewed and approved by our Board in accordance with our applicable policies and procedures relating to related-party transactions. Further, two independent consultants were engaged by management to carry out the market comparison analysis to affirm the leasing arrangements, including the rental rates, were fair and reasonable in comparison to similar arrangements that could have been made with unaffiliated third parties. Directors with a personal interest in the transaction were recused from the Board’s deliberations and vote.
Legal Services
R. Lee Tucker, Jr., a director of the Company and the Bank, is a founding partner of Mahaffey Pickens Tucker, LLP (“MPT”), a law firm that provides commercial legal services to the Company and the Bank in connection with certain loan transactions. Mr. Tucker holds a 19.1% ownership interest in MPT by virtue of his position as a named partner of the firm. During the fiscal years ended December 31, 2025, 2024 and 2023, MPT provided legal services to the Company for loan closings in which borrowers paid total fees of approximately $194,000, $244,000 and $160,000, respectively. Of those amounts, the Company paid MPT approximately $2,300, $0 and $15,800, respectively, for such legal services. During the six months ended June 30, 2026, MPT provided legal services to the Company for loan closings in which borrowers paid total fees of approximately $91,200, of which the Company paid MPT approximately $1,800. This arrangement was reviewed and approved by our Board in accordance with our applicable policies and procedures relating to related party transactions, and Mr. Tucker was recused from the Board’s deliberations and vote.
Banking Relationships and Related Party Transactions
The Sarbanes-Oxley Act generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines. Loans to individual employees, directors and executive officers must also comply with the Bank’s statutory lending limits and regulatory requirements regarding lending limits and collateral. All extensions of credit to the related parties must be reviewed and approved by the Bank’s board of directors, and directors with a personal interest in any loan application are excluded from the consideration of such loan application. At September 30, 2026, all of the loans to the Bank’s directors and executive officers were made in compliance with our Regulation O policies and procedures, in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other features unfavorable to the Bank. These loans were performing according to their original terms at September 30, 2026, and were made in compliance with federal banking regulations.
At September 30, 2026, the aggregate amount of extensions of credit to our directors, executive officers, principal shareholders and their associates was $2.5 million, or approximately 0.91% of our total equity. At September 30, 2026, total unfunded commitments to these related parties were $451 thousand.
Other Transactions
Our Bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances, to the fullest extent permitted by law. See section entitled “Description of Capital Stock — Indemnification of Directors and Officers.” Our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, section 18(k) of the Federal Deposit Insurance Act of 1950, as amended, and implementing regulations of the FDIC.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers or for persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We are party to registration rights agreements with investor rights agreements, and provide information rights to Bartow Morgan, Jr., our Chief Executive Officer and director of the Bank and the Company, Patriot and Fortress, which each holds more than 5% of our capital stock. See “Description of Capital Stock — Transactions with Certain Investors” for a description of the registration rights, the investor rights, the board rights, and information rights held by these related parties. We have also granted a board observer right to Commerce Street, which holds more than 5% of our capital stock.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company with related parties are subject to a formal written policy, as well as certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.
In addition, we have adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and Nasdaq Stock Market’s exchange rules. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. In determining whether to approve a related party transaction, our Board will consider, among other factors, as it deems appropriate, the related party’s interest in the related party transaction, the approximate dollar value of the amount involved in the related party transaction, the approximate dollar value of the amount of the related party’s interests in the related party transaction without regard to the amount of any profit or loss, whether the related party transaction was undertaken in the ordinary course of business, whether the related party transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to the Company of, the related party transaction, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies, and any other information regarding the related party transaction or the related party in the context of the proposed related party transaction that would be material to investors in the light of the circumstances of the particular related party transaction.

PRINCIPAL AND REGISTERED SHAREHOLDERS
The following table sets forth information about the beneficial ownership of our common stock as of September 30, 2026 and as adjusted to reflect the completion of the offering, for:
•
Each person known to us to be the beneficial owner of more than 5% of our common stock;

•
Each of our directors;

•
Each of our named executive officers;

•
All directors and executive officers as a group; and

•
Each other Registered Shareholder not already included.

The Registered Shareholders include affiliates of the Company and certain other shareholders with “restricted securities” (as defined in Rule 144 under the Securities Act) because of their status as affiliates pursuant to Rule 144 or because they acquired their common stock in a private placement within the prior 12 months. The Registered Shareholders may, or may not, elect to sell their common stock in transactions on Nasdaq at prevailing market prices. As such, the Company will have no input if and when any Registered Shareholder may, or may not, elect to sell their common stock or the prices at which any such sales may occur. See “Plan of Distribution”.
Information concerning the Registered Shareholders may change from time to time and any information changed will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Shareholders may sell all, some, or none of the common stock covered by this prospectus, we cannot determine the number of shares of common stock that will be sold by the Registered Shareholders, or the amount or percentage of shares of common stock that will be held by the Registered Shareholders upon consummation of any particular sale. In addition, the Registered Shareholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.
Certain of the Registered Shareholders are parties to registration rights agreements entered into in connection with the Recapitalization and our June 2026 Private Placement. The filing of the registration statement of which this prospectus forms a part satisfies our obligations under those agreements to file a registration statement covering the resale of shares held by such qualified holders prior to the filing deadline of February 17, 2027. Following the effectiveness of the registration statement, which this prospectus forms a part, the registration rights pursuant to the registration rights agreement will be extinguished. See “Description of Capital Stock” for more information on the registration rights agreements.
Other than as described above and in the “Description of Capital Stock,” we are not party to any other agreement, plan, or arrangement with any Registered Shareholder or broker-dealer with respect to the timing, coordination, or execution of sales of common stock by the Registered Shareholders in connection with this listing. We have engaged Performance Trust Capital Partners, LLC (“Performance Trust”) as our financial advisor with respect to certain other matters relating to our listing. See “Plan of Distribution.”
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days of September 30, 2026. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to equity awards that are exercisable within 60 days of September 30, 2026 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our common stock shown as beneficially owned by the beneficial owner.
The percentage of voting power is based on 10,340,809 shares of common stock outstanding as of September 30, 2026.
The Registered Shareholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Shareholders.

Shares of non-voting common stock offered by the Registered Shareholders will automatically convert into voting common stock, which we refer to in this prospectus as common stock, upon transfer. See “Description of Capital Stock” for additional information regarding the automatic conversion.
Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Georgia Banking Company, Inc. 1776 Peachtree Street NW, Suite 300, Atlanta, GA 30309.
	Shares Beneficially Owned as of September 30, 2026		Shares to be Registered in the Offering
Name and Address of Beneficial Owner	Number of Shares	Percentage of Voting Power
Named Executive Officers and Directors:
Sarah R. Borders(1)	61,276	*	53,260
Arthur F. Anton(2)	31,826	*	31,826
James F. Deutsch(3)	1,642,278	14.43%(4)	1,642,278
Henchy R. Enden	—	—	—
Ryan Glover(5)	15,647	*	15,647
Craig Heiser(6)	25,920	*	25,920
Bartow Morgan, Jr.(7)	780,802	7.41%	737,667
Mark Scheinfeld(8)	116,779	1.13%	115,654
R. Lee Tucker, Jr.(9)	78,495	*	68,000
Richard Fairey(10)	54,871	*	54,871
David Black(11)	55,769	*	52,741
All directors and executive officers as a group (15 persons total)(12)	2,966,080	26.48%	2,894,317
5% Shareholders and Registered Shareholders:
Patriot Financial Partners III, LP(13)	1,642,278	14.43%	1,642,278
Fortress Investment Group LLC(14)	833,334	4.85%(15)	833,334
AllianceBernstein LP(16)	656,260	6.35%	656,260
Commerce Street Financial Partners II, L.P.(17)	543,478	5.26%	543,478
Angel Oak Capital Advisors, LLC(18)	50,000	*	50,000
Banc Funds Company LLC(19)	200,000	1.93%	200,000
Black Maple Capital Management LP(20)	10,000	*	10,000
Choral Financial Fund, LP(21)	25,000	*	25,000
Cutler Capital Management, LLC(22)	25,000	*	25,000
Down Range Capital Management, LLC(23)	5,000	*	5,000
EJF Capital LP(24)	120,000	1.16%	120,000
Ledyard Capital, LLC(25)	10,000	*	10,000
Maltese Capital Management, LLC(26)	461,294	4.46%	461,294
The Manufacturer’s Life Insurance Company(27)	175,000	1.69%	175,000
Siena Capital Partners GP, LLC(28)	75,000	*	75,000
All Other Registered Shareholders:
J. Bradford Smith(29)	708,414	6.75%	708,414
James R. Lientz, Jr.	16,334	*	16,334
Michael W. Clarke(30)	2,500	*	2,500
David Fisher(31)	14,470	*	14,470
H. Ross Arnold III	115,886	1.12%	115,886
J. Littleton Glover, Jr.	8,974	*	8,974
Sunny K. Park	24,986	*	24,986
H. Boyd Pettit III(32)	65,267	*	65,267
Myron E. Bullock and Theresa S. Bullock(33)	16,667	*	16,667
Muhammed N. Memon	5,000	*	5,000
Keenan OBrien, LLC(34)	6,667	*	6,667
Jonathan Cundiff and Julie Cundiff(35)	1,500	*	1,500
Lauren N. Nelson	334	*	334
Jennifer P. Bridwell and Thomas W. Bridwell II(36)	3,334	*	3,334

*
Indicates beneficial ownership is less than 1%.

(1)
Shares beneficially owned include 53,260 shares of common stock held by JSRB Funding, LLC. The address of JSRB Funding, LLC is 315 Valley Road, NW, Atlanta, Georgia 30305. Includes 8,016 shares of common stock underlying fully vested deferred stock units credited to Ms. Borders’ account in the Company Stock Unit Fund under the Deferred Compensation Plan. These units will be settled solely in shares of our common stock, on a one-for-one basis, as soon as administratively practicable (and in any event within 90 days) after Ms. Borders separates from service on our Board. Ms. Borders has no voting or investment power over the underlying shares until they are delivered.

(2)
Shares beneficially owned include 23,130 shares of common stock held by Arthur F. Anton JWROS: Anoz M. Anton.

(3)
Shares beneficially owned include 1,491,800 shares of common stock held by Patriot Financial Partners III, LP, previously defined as Patriot, along with warrants to purchase 150,478 shares of non-voting common stock. Patriot’s voting and dispositive power is held by James F. Deutsch, who serves as a Partner of Patriot. Mr. Deutsch disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Patriot is 100 Matsonford Rd, Four Radnor Corporate Center, Suite 210, Radnor, Pennsylvania 19087.

(4)
In accordance with the rules of the SEC in determining beneficial ownership, the percentage ownership reflected does not include the warrants to purchase 150,478 shares of non-voting common stock held by Patriot.

(5)
Shares beneficially owned are held by Special Project X, LLC and GBCFP1, LLC. The address of Special Project X, LLC is 4060 Glen Devon Dr., Atlanta, Georgia 30327. The address of GBCFP1, LLC is 2870 Peachtree Rd. #413, Atlanta, Georgia 30305.

(6)
Shares beneficially owned include warrants to purchase 9,360 shares of common stock and 9,600 shares of common stock held by Community National Bank Cust Craig S. Heiser IRA.

(7)
Shares beneficially owned include warrants to purchase 150,478 shares of common stock and 34,070 shares held by Community National Bank FBO Bartow Morgan. 543,314 shares are pledged to secure a personal line of credit. Includes 43,135 shares of common stock underlying vested deferred stock units credited to Mr. Morgan’s account in the Company Stock Unit Fund under the Deferred Compensation Plan. Under the Deferred Compensation Plan, these units will be settled solely in shares of our common stock, as soon as administratively practicable (and in any event within 90 days) following Mr. Morgan’s separation from service. These shares are included in the table because they could be acquired within 60 days of September 30, 2026 if a separation from service occurred. Mr. Morgan does not have voting or investment power over the underlying shares until they are delivered.

(8)
Shares beneficially owned include options to purchase 5,283 shares of common stock. Includes 1,125 shares of common stock underlying fully vested deferred stock units credited to Mr. Scheinfeld’s account in the Company Stock Unit Fund under the Deferred Compensation Plan. These units will be settled solely in shares of our common stock, on a one-for-one basis, as soon as administratively practicable (and in any event within 90 days) after Mr. Scheinfeld separates from service on our Board. Mr. Scheinfeld has no voting or investment power over the underlying shares until they are delivered.

(9)
Shares beneficially owned include 68,000 shares of common stock held by TMP GBC Investment, LLC. The address of TMP GBC Investment, LLC is 1550 North Brown, Suite 125, Lawrenceville, Georgia 30043. Includes 10,495 shares of common stock underlying fully vested deferred stock units credited to Mr. Tucker’s account in the Company Stock Unit Fund under the Deferred Compensation Plan. These units will be settled solely in shares of our common stock, on a one-for-one basis, as soon as administratively practicable (and in any event within 90 days) after Mr. Tucker separates from service on our Board. Mr. Tucker has no voting or investment power over the underlying shares until they are delivered.

(10)
Shares are pledged to secure a personal line of credit.

(11)
Shares beneficially owned include options to purchase 7,528 shares of common stock and 15,044 shares of common stock held by Community National Bank FBO David F. Black IRA. Includes 3,028 shares of common stock underlying vested deferred stock units credited to Mr. Black’s account in the Company Stock Unit Fund under the Deferred Compensation Plan. Under the Deferred Compensation Plan, these units will be settled solely in shares of our common stock, as soon as administratively practicable (and in any event within 90 days) following Mr. Black’s separation from service. These shares are included in the table because they could be acquired within 60 days of September 30, 2026 if a separation from service occurred. Mr. Black does not have voting or investment power over the underlying shares until they are delivered.

(12)
Includes 5,964 shares of common stock underlying vested deferred stock units credited to certain executive officers’ accounts in the Company Stock Unit Fund under the Deferred Compensation Plan. Under the Deferred Compensation Plan, these units will be settled solely in shares of our common stock, as soon as administratively practicable (and in any event within 90 days) following the executive officer’s separation from service, as applicable. These shares are included in the table because they could be acquired within 60 days of September 30, 2026 if a separation from service occurred. The executive officers do not have voting or investment power over the underlying shares until they are delivered.

(13)
Shares beneficially owned include warrants to purchase 150,478 shares of non-voting common stock. Patriot’s voting and dispositive power is held by James F. Deutsch, who serves as a Partner of Patriot. Mr. Deutsch serves as a member of the board of directors of the Company and the Bank. Mr. Deutsch disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Patriot is 100 Matsonford Rd, Four Radnor Corporate Center, Suite 210, Radnor, Pennsylvania 19087.

(14)
Shares beneficially owned include 501,993 shares of common stock and 331,341 shares of non-voting common stock held by CF GBC Investors LP, a Delaware limited partnership (“CF GBC”). CF GBC’s voting and dispositive power is held by CF GBC GP LLC, a Delaware limited liability company (“CF GBC GP”), CF GBC’s general partner. CF GBC GP’s voting and dispositive power is held by FIG LLC, a Delaware limited liability company (“FIG”), CF GBC GP’s sole member. Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), is the owner of all of the issued and outstanding interests of FIG. FIG Blue LLC, a Delaware limited liability company (“FIG Blue”), is the general partner of FOE I. FIG Blue is wholly owned by Fortress Investment Group LLC, a Delaware limited liability company (“Fortress Investment Group”). FINCO I Intermediate Holdco LLC, a Delaware limited liability company (“FINCO I IH”), is the sole member of Fortress Investment Group. FINCO I LLC, a Delaware limited liability company (“FINCO I LLC”), is the sole member of FINCO I IH. FIG Parent, LLC, a Delaware limited liability company (“FIG Parent”), is the sole member of FINCO I LLC. Foundation Holdco LP, a Delaware limited partnership (“Foundation Holdco”), is the sole member of FIG Parent. FIG Buyer GP, LLC, a Delaware limited liability company (“FIG Buyer”), is the general partner of Foundation Holdco. As the Co-Chief Investment Officers, each of Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares of common stock and non-voting common stock held by CF GBC, but each of them disclaims beneficial ownership thereof. The address of each of the entities and persons named in this footnote is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(15)
In determining beneficial ownership in accordance with the rules of the SEC, the percentage ownership reflected does not include the 331,341 shares of non-voting common stock held by Fortress.

(16)
Shares beneficially owned include 646,260 shares of common stock held by AB Financial and 10,000 shares of common stock held by Scalloplight + Co, the bank nominee for AB Financial. AB Financial’s voting and dispositive power is held by AllianceBernstein LP (“AllianceBernstein”), ABFinancial’s investment adviser. The voting and dispositive power of AllianceBernstein is held by Michael Howard, who serves as Senior Vice President and Portfolio Manager of AllianceBernstein. Mr. Howard disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the fund. The address of AllianceBernstein LP is 66 Hudson Blvd E, New York, New York 10001.

(17)
The voting and dispositive power of Commerce Street Financial Partners II, L.P., previously defined as Commerce Street, is held by Carla J. Brooks, who serves as Senior Managing Director of Commerce Street. Ms. Brooks disclaims beneficial ownership of such shares of common stock, except to the extent of her pecuniary interest in the fund. The address of Commerce Street Financial Partners II, L.P. is 1445 Ross Avenue, Suite 2700, Dallas, Texas 75202.

(18)
Shares beneficially owned include 50,000 shares of common stock held by Angel Oak Financial Strategies Income Term Trust (“Angel Oak Financial”). Angel Oak Financial’s voting and dispositive power is held by Angel Oak Capital Advisors, LLC (“Angel Oak Capital”), Angel Oak Financial’s investment advisor. Angel Oak Capital’s voting and dispositive power is held by Sreeniwas Prabhu, who serves as the Managing Partner and Group Chief Investment Officer of Angel Oak Capital. Mr. Prabhu disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Angel Oak Capital is 980 Hammond Dr., Suite 200, Atlanta, Georgia 30328.

(19)
Shares beneficially owned include 200,000 shares of common stock held by Banc Fund X L.P. (“Banc Fund X”). Banc Fund X’s voting and dispositive power is held by MidBan X L.P. (“MidBan”), Banc Fund X’s General Partner. MidBan’s voting and dispositive power is held by Banc Funds Company LLC (“Banc Funds Company”), MidBan’s General Partner. Banc Funds Company’s voting and dispositive power is held by Charles J. Moore, who serves as a member of Banc Funds Company. Mr. Moore disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Banc Funds Company is 150 S. Wacker Drive, Suite 2725, Chicago, Illinois 60606.

(20)
Shares beneficially owned include 10,000 shares of common stock held by Black Maple Capital Partners LP (“Black Maple Partners”). Black Maple Partners’ voting and dispositive power is held by Black Maple Capital Management LP (“Black Maple LP”), Black Maple Partners’ Investment Manager. Black Maple LP’s voting and dispositive power is held by Robert Barnard, who serves as the Chief Executive Officer and Chief Investment Officer of Black Maple LP. Mr. Barnard disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Black Maple Capital Management LP is 833 E Michigan St, Suite 750, Milwaukee, Wisconsin 53202.

(21)
Choral Financial Fund, LP’s (“Choral Financial”) voting and dispositive power is held by Choral Capital, LLC (“Choral, LLC”), Choral Financial’s General Partner. Choral, LLC’s voting and dispositive power is held by Bradley Jay Ness, who serves as the sole Managing Member and Principal Officer of Choral, LLC. Mr. Ness disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Choral Financial and Choral, LLC is 1201 Wilson Boulevard, 9th Floor, Arlington, Virginia 22209.

(22)
Shares beneficially owned include 25,000 shares of common stock held by Cutler Financial Fund, LP (“Cutler Financial”). Cutler Financial’s voting and dispositive power is held by Cutler Capital Management, LLC (“Cutler Capital”), Cutler’s General Partner. Cutler Capital’s voting and dispositive power is held by Geoffrey K. Dancey, who serves as the President and Chief Operating Officer of Cutler Capital. Mr. Dancey disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Cutler Capital Management, LLC is 306 Main Street, Worcester, Massachusetts 01608.

(23)
Shares beneficially owned include 5,000 shares of common stock held by Down Range Capital Opportunity Fund, LP (“Down Range Opportunity”). Down Range Opportunity’s voting and dispositive power is held by Down Range Capital Management, LLC (“Down Range Management”), Down Range Opportunity’s General Partner. Down Range Management’s voting and dispositive power is held by Bradley Rinschler, who serves as the Managing Partner of Down Range Opportunity. Mr. Rinschler disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Down Range Management is 92 Brinleigh Dr., East Stroudsburg, Pennsylvania 18301.

(24)
Shares beneficially owned include 120,000 shares of common stock held by EJF Financial Services Fund LP (“FSF”). FSF’s voting and dispositive voting power is held by EJF Financial Services GP, LLC (“FSG”), FSF’s General Partner. FSG’s voting and dispositive power is held by EJF Capital LP (“EJF”), FSG’s Sole Member. EJF’s voting and dispositive power is held by Emanuel J. Friedman and Neal J. Wilson, who each serve as Co-Chief Executive Officers of EJF. Mr. Friedman and Mr. Wilson disclaim beneficial ownership of such shares of common stock, except to the extent of their individual pecuniary interest in the funds. The address of EJF is 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201.

(25)
Shares beneficially owned include 10,000 shares of common stock held by Ledyard Future of Financials Fund LP (“Ledyard Future”). Ledyard Future’s voting and dispositive power is held by Ledyard Capital, LLC (“Ledyard Capital”), Ledyard Future’s Investment Advisor. Ledyard Capital’s voting and dispositive power is held by Russell Parker Echlov, who serves as the Ledyard Capital’s General Partner. Mr. Echlov disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the funds. The address of Ledyard Capital is 200 S. Wacker Dr., Suite 2650, Chicago, Illinois 60606.

(26)
Shares beneficially owned include 18,348 shares of common stock held by Malta Hedge Fund, L.P. (“Malta Hedge Fund”), 111,695 shares of common stock held by Malta Hedge Fund II, L.P. (“Malta Hedge Fund II”), 108,903 shares of common stock held by Malta Opportunity Fund LP (“Malta Opportunity Fund”), 20,348 shares of common stock held by Malta Offshore, Ltd. (“Malta Offshore”) and 202,000 shares of common stock held by MCM SPV VIII, LLC (“MCM”, together with Malta Hedge Fund, Malta Hedge Fund II, Malta Opportunity Fund, and Malta Offshore, the “Malta Entities”). The Malta Entities’ voting and dispositive power is held by Maltese Capital Management, LLC (“Maltese Capital”). Maltese Capital’s voting and dispositive power is held by Terry Maltese, who serves as the Managing Member of Maltese Capital. Mr. Maltese disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest in the Malta Entities. The address of Maltese Capital is 150 East 52nd Street, Suite 23001, New York, New York 10022.

(27)
Shares beneficially owned include 175,000 shares of common stock held by John Hancock Financial Opportunity Fund (“JH”). JH’s voting and dispositive power is held by Manulife Investment Management LLC (“MIMUS”), JH’s subadvisor, subject to oversight by John Hancock Investment Management LLC, JH’s advisor. MIMUS is an indirect wholly-owned subsidiary of Manulife Financial Corporation (“MFC”), which is a Canadian-based publicly-held company that is listed on the Toronto Stock Exchange, New York Stock Exchange, Hong Kong Stock Exchange, and the Philippine Stock Exchange. The Manufacturer’s Life Insurance Company (which is also a subsidiary of MFC) files a Form 13F for all impacted MFC subsidiaries. The address of MIMUS is 197 Clarendon St., Boston, Massachusetts 02116.

(28)
Shares beneficially owned include 75,000 shares of common stock held by Siena Capital Partners I, LP (“Siena I”). Siena I’s voting and dispositive power is held by Siena Capital Partners GP, LLC (“Siena Capital”), Siena I’s General Partner. Siena Capital’s voting and dispositive power is held by Daniel Kanter, David Abraham, Gregory Dingens, Christian Appleby, who serve as the President, Executive Vice President, Executive Vice President, and a Member of Siena Capital, respectively. Mr. Kanter, Mr. Abraham, Mr. Dingens, and Mr. Appleby each disclaim beneficial ownership of such shares of common stock, except to the extent of their respective pecuniary interest in the funds. The address of Siena Capital Partners GP LLC is 909 Davis Street, Suite 500, Evanston, Illinois 60201.
(29)
Shares beneficially owned include warrants to purchase 90,287 shares of common stock, warrants to purchase 60,191 shares of common stock and 223,174 shares of common stock held by TPA Wingshooter Investors, LLC. The address of TPA Wingshooter Investors, LLC is 1776 Peachtree Street NW, Suite 100, Atlanta, Georgia 30309.

(30)
Shares beneficially owned are held by Michael W. Clarke Trust dated 4/26/2005.

(31)
Shares beneficially owned are held by Knoll Capital I LLC. The address of Knoll Capital I LLC is 1005 Mount Vernon Hwy, Atlanta, Georgia 30327.

(32)
Shares beneficially owned include 5,870 shares of common stock held by RJ Trust Co New Hampshire Cust H. Boyd Pettit III Sep IRA.

(33)
Myron E. Bullock and Theresa S. Bullock are joint tenants with right of survivorship and share voting and investment power over all such shares, and each may be deemed to beneficially own all such shares. Accordingly, the same shares are reported as beneficially owned by each of Myron E. Bullock and Theresa S. Bullock.

(34)
The address of Keenan OBrien, LLC is 1776 Peachtree St NW Ste 100, Atlanta, GA, 30309.

(35)
Jonathan Cundiff and Julie Cundiff are joint tenants with right of survivorship and share voting and investment power over all such shares, and each may be deemed to beneficially own all such shares. Accordingly, the same shares are reported as beneficially owned by each of Jonathan Cundiff and Julie Cundiff.

(36)
Jennifer P. Bridwell and Thomas W. Bridwell II are joint tenants with right of survivorship and share voting and investment power over all such shares, and each may be deemed to beneficially own all such shares. Accordingly, the same shares are reported as beneficially owned by each of Jennifer P. Bridwell and Thomas W. Bridwell II.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our capital stock. The following description of our capital stock does not purport to be complete so you should refer to our Articles of Incorporation and Bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of the information contained in this section.
General
Our authorized capital stock consists of 60,000,000 shares, of which 40,000,000 shares are voting common stock, $0.01 par value per share (which we refer to in this prospectus as common stock), 10,000,000 shares are non-voting common stock, $0.01 par value and 10,000,000 shares are preferred stock, $0.01 par value (“preferred stock”). As of September 30, 2026, 10,340,809 shares of our common stock were outstanding, 331,341 shares of our non-voting common stock were outstanding, and no shares of preferred stock were designated or outstanding.
At September 30, 2026, there were 146,463 outstanding stock options at a weighted average price of $18.55 per share (all of which options are exercisable), 529,722 shares of our common stock, par value $0.01 issuable upon the exercise of outstanding stock warrants at a weighted average price of $21.50 per share (all of which warrants are exercisable), 124,232 shares of our common stock issuable upon the future vesting of 124,232 restricted stock units outstanding and 176,777 shares of our common stock issuable under our Deferred Compensation Plan.
All of our outstanding shares of our common stock and non-voting common stock are fully paid and nonassessable.
Capital Stock
Common Stock
Voting Rights.   Holders of our common stock are entitled to one vote per share on all matters requiring shareholder action, including the election of directors. Our Bylaws provide that a majority of the shares entitled to vote at a shareholders’ meeting, represented in person or by proxy, constitute a quorum. If a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceeds the votes cast opposing the action, unless otherwise specified by law or our Articles of Incorporation and except for the election of directors, which will be determined by a plurality vote. There are no cumulative voting rights.
Liquidation Rights.   In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock or any other classes of shares having prior rights as to dividends, if any, then outstanding.
Dividends.   Holders of our common stock may receive dividends when, as and if declared by our Board out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock or other classes of shares may be entitled. Our future dividend policy will be subject to the discretion of our Board and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. Our ability to pay dividends is subject to statutory and regulatory limitations applicable to us and our Bank. Please see “Dividend Policy” and “Supervision and Regulation — Regulation of the Company — Payment of Dividends” for a description of certain limitations and restrictions on the payment of dividends applicable to us.
Non-Voting Common Stock
No Voting Rights.   Holders of our non-voting common stock do not have any voting rights, except as may otherwise from time to time be required by law.
Ranking.   Shares of our non-voting common stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:
•
pari passu with the common stock; and

•
subordinate and junior in right of payment and to all of our other securities which, by their respective terms, are senior to the non-voting common stock or common stock.

Dividends.   Our non-voting common stock ranks pari passu with our common stock with respect to payment of dividends and distribution. Holders of our non-voting common stock are entitled to receive dividends and distributions in the same per share amount as paid on the common stock. No dividends or distributions will be paid to common stock or any other class or series of capital stock ranking pari passu with the common stock (with respect to dividends or distributions) unless an identical dividend or distribution is paid, at the same time, to the non-voting common stock in an amount per share of non-voting common stock equal to the product of, (1) the per share dividend or distribution declared and paid in respect of each share of common stock and (2) the number of shares of common stock into which such share of non-voting common stock is then convertible.
No Redemption Rights.   The shares of our non-voting common stock are not redeemable at our option or the holders of non-voting common stock at any time.
Conversion Rights.   Subject to the restrictions and requirements provided in our Articles of Incorporation, a holder of non-voting common stock is permitted to convert shares of non-voting common stock into shares of common stock at any time or from time to time, provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of our common stock (or of any class of securities issued by us). Each share of non-voting common stock is convertible into one share of common stock upon certain events. First, non-voting common stock held by the initial holder, or by any transferee or assignee, may convert upon any issuance of common stock by the Company, including, without limitation, any issuance of common stock in respect of equity-based compensation granted to directors or employees, or upon any other event that has a dilutive effect on such holder’s ownership of common stock, each a “triggering event.” However, no such conversion may result in the holder, together with its affiliates, owning or controlling a greater percentage of the Company’s common stock, or of any class of voting securities issued by us, than the holder and its affiliates owned or controlled immediately prior to the applicable triggering event. Second, non-voting common stock may convert in connection with a “permissible transfer,” as defined in our Articles of Incorporation, including, among other events, a transfer to us, a widespread public distribution of our common stock or a transfer made as part of a transaction approved by the Federal Reserve.
In any such conversion, each share of non-voting common stock will convert into one share of common stock, subject to adjustment as provided in our Articles of Incorporation. Additionally, each share of non-voting common stock will automatically convert into one share of common stock, without any further action on the part of any holder, subject to adjustment as provided in our Articles, on the date a holder of non-voting common stock transfers any shares of non-voting common stock to a non-affiliate of the holder. Shares of non-voting common stock offered by the Registered Shareholders, if any, will automatically convert into common stock upon transfer.
Preemptive Rights.   The holders of shares of the non-voting common stock have no preemptive rights under our Articles of Incorporation with respect to any shares of our capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.
Protective Provisions.   As long as there are any shares of non-voting common stock issued and outstanding, we will not, (i) alter or change the rights, preferences, privileges or restrictions for the benefit of the holders of non-voting common stock, or (ii) increase or decrease the authorized number of shares of non-voting common stock.
If we repurchase shares of common stock, we must offer to repurchase shares of non-voting common stock pro rata based upon the then-applicable conversion ratio of non-voting common stock to common stock.
In the event of a capital reorganization of the common stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in our Articles of Incorporation) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of our properties and assets to any other person or corporation, we must make provision for the holders of non-voting common stock to receive, upon conversion of the non-voting common stock, the number of shares of stock or other securities or property, or of the successor company resulting from such transaction, that such holders would be entitled to receive upon conversion of their non-voting common stock to common stock in connection with such transaction. Notwithstanding any other provision in our Articles of Incorporation, if a conversion of non-voting common stock is to be made in connection with such transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property or in any dissolution or liquidation, the conversion of any shares of non-voting common stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

Preferred Stock
Our Articles of Incorporation authorize the issuance of up to 10 million shares of preferred stock. The shares of preferred stock may be divided into and issued in one or more series, with such relative rights, preferences, and limitations as determined by our Board in its discretion. Our Board is authorized to establish one or more series of preferred stock and to cause shares of preferred stock to be issued from time to time. At present, we have no shares of preferred stock outstanding.
For each series of preferred stock it establishes, our Board has the authority to prescribe the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of our common stock and could adversely affect holders of our common stock by delaying or preventing a change in control, making removal of our present management more difficult, or imposing restrictions upon the payment of dividends and other distributions to the holders of our common stock.
Warrants
Common Stock Warrants
As of September 30, 2026, we had outstanding warrants to purchase 300,956 shares of our common stock, with an exercise price of $21.62 per share (the “Recapitalization Warrants”). The Recapitalization Warrants are exercisable, in whole or in part, at any time before their expiration on February 23, 2031. The Recapitalization Warrants may expire prior to such date if the Company’s primary federal or state regulator requires the holder to exercise or forfeit the Recapitalization Warrants due to the Company capital falling below minimum regulatory requirements. The Recapitalization Warrants include a cashless exercise feature allowing the holder to elect to receive upon exercise of the holder’s warrant (either in whole or in part) the net number of shares determined according to a formula set forth in such warrants. The exercise price and the number of shares of common stock issuable upon exercise of the Recapitalization Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, combinations, or similar events affecting the common stock.
Non-Voting Common Stock Warrant
As of September 30, 2026, we had an outstanding warrant to purchase 150,478 shares of our non-voting common stock, with an exercise price of $21.62 per share (the “Patriot Warrant”). The Patriot Warrant is exercisable, in whole or in part, at any time before its expiration on February 23, 2031. The Patriot Warrant may expire prior to such date if the Company’s primary federal or state regulator requires the holder to exercise or forfeit the Patriot Warrant due to the Company capital falling below minimum regulatory requirements. The Patriot Warrant includes a cashless exercise feature allowing the holder to elect to receive upon exercise of the holder’s warrant (either in whole or in part) the net number of shares determined according to a formula set forth in such warrants. The Patriot Warrant is exercisable only for non-voting securities of the Company while held by Patriot or any of its affiliates, and may only be exercised for voting securities of the Company following a transfer (i) in a widespread public distribution, (ii) to the Company, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any class of voting securities of the Company, or (iv) to a transferee that would control more than 50% of every class of voting securities of the Company without any transfer from the holder. The exercise price and the number of shares of non-voting common stock issuable upon exercise of the Patriot Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, combinations, or similar events affecting the non-voting common stock.
Rollover Warrants
As of September 30, 2026, we had outstanding warrants to purchase 78,288 shares of our common stock, with an exercise price of $20.83 per share (the “Rollover Warrants”). The Rollover Warrants were issued on June 1, 2026 in connection with the acquisition of Tandem in exchange for the cancellation of the holder’s outstanding warrant to purchase shares of Tandem common stock. The Rollover Warrants are immediately exercisable, in whole or in part, at any time before their expiration on the tenth anniversary of their original issue date of November 1, 2019. The Rollover Warrant may expire prior to such date if the Company’s primary federal or state regulator requires the holder to exercise or forfeit the Rollover Warrant due to the Company’s capital falling below minimum regulatory requirements. The exercise price and the number of shares of common stock issuable upon exercise of the Rollover Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, combinations, or similar events affecting the common stock.

Restrictions on Ownership of Our Shares
The ability of a third party to acquire our shares is also limited under applicable U.S. banking laws, and regulatory approval for the acquisition of our stock may be required under certain circumstances. The BHC Act requires any bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding voting securities. Any corporation or other company that becomes a holder of 25% or more of our outstanding voting securities, or otherwise is deemed to control us under the BHC Act, would be subject to regulation as a bank holding company under the BHC Act. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. See the section entitled “Supervision and Regulation — Regulation of the Company” for an additional description of these federal law restrictions on ownership of our stock.
Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals
Our Bylaws provide that shareholders must provide advance notice of any proposal or nomination for election as a director which a shareholder desires to bring before a meeting of shareholders. Such requirements are in addition to any requirements under SEC Rule 14a-8 for shareholder proposals sought to be included in our proxy materials.
Transactions with Certain Investors
Registration Rights
In connection with the Recapitalization and the June 2026 Private Placement, we entered into registration rights agreements with certain holders of our common stock (as amended, the “Registration Rights Agreements”). After February 17, 2027 (the “filing deadline”), certain shareholders who are parties to the Registration Rights Agreements that meet certain ownership requirements (the “Qualified Holders”) have the right to request that we file a registration statement with the SEC so that the Qualified Holders may resell their shares of common stock (the “registration rights”). We must use our commercially reasonable efforts to cause each registration statement to be declared effective by the SEC as soon as practicable prior to the filing deadline. The filing of the registration statement of which this prospectus is a part of satisfies the registration rights pursuant to the Registration Rights Agreements. These rights pursuant to the Registration Rights Agreements are extinguished for any shares registered in an effective registration statement, subject to certain customary conditions.
Piggyback Rights
If we file a registration statement for a primary or secondary offer of our securities (other than a registration statement related to equity compensation plans or mergers and acquisitions), the Registration Rights Agreements require us to give notice at least 10 business days prior to the anticipated registration statement filing date to holders of common stock who are parties to the Registration Rights Agreements, who may elect to have any of their securities that remain “registrable securities” included in a piggyback registration statement for resale. We must effect registration of all securities that any such holder requests to be included in the piggyback registration within 5 business days following the notice given by us. However, if the offering is underwritten, the number of shares to be sold by any such holders may be reduced upon recommendation of the managing underwriters. These rights pursuant to the Registration Rights Agreements will be extinguished for any shares registered in an effective registration statement, subject to certain customary conditions.
Underwritten Shelf Offering
Holders of common stock who are parties to the Registration Rights Agreements are also entitled to certain Form S-3 registration rights. At any time when we have an effective registration statement on Form S-3, any such holder can request that we register the offer and sale of their shares of our common stock on a registration statement on Form S-3, so long as the anticipated gross proceeds of such offering will exceed $2 million. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. These rights pursuant to the Registration Rights Agreements will be extinguished for any shares registered in an effective registration statement, subject to certain customary conditions.
Registration Expenses
In any of the foregoing registration statements, we will pay the fees and expenses of such registration statements, including all of our registration and filing fees, printing expenses, messenger, telephone and delivery expenses; fees and disbursements of our counsel; Securities Act liability insurance, if we so desire such insurance; fees and expenses of all other Persons retained by us in connection with the consummation of the transactions contemplated by the Registration Rights Agreement; and those expenses of the selling Qualified Holders actually and reasonably incurred, including without limitation, the reasonable fees of Qualified Holders Counsel up to $50 thousand. In addition, we shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by the Registration Rights Agreements (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the common stock on any securities exchange as required hereunder.
Board Representation and Information Rights
In connection with the Recapitalization, we entered into certain investor rights agreements with Patriot and Bartow Morgan, Jr. (the “2021 Investor Rights Agreements”). In connection with the June 2026 Private Placement, we entered into an investor rights agreement with Fortress (the “2026 Investor Rights Agreement” and, together with the 2021 Investor Rights Agreements, the “Investor Rights Agreements”).
Pursuant to the 2021 Investor Rights Agreements, each of Patriot and Bartow Morgan, Jr. (collectively, the “2021 Investors”) has the right to designate one representative to serve on each of our Board and the Bank’s board of directors, and one observer to attend meetings of each such board, for so long as such 2021 Investors and their affiliates beneficially own at least 50.0% of the shares of common stock acquired by such investor in the Recapitalization or at least 4.9% of our outstanding common stock. We have agreed to recommend that our shareholders elect each board designee of the 2021 Investors to such board of directors. In addition, certain shareholders who acquired shares in the Recapitalization or pursuant to the Investor Rights Agreements have the right to inspect our books and records and to receive certain information, including financial statements. These rights pursuant to the Investor Rights Agreements remain in effect for shares registered in an effective registration statement, subject to certain customary conditions.
Pursuant to the 2026 Investor Rights Agreement, Fortress has the right to designate one representative to serve on our Board for so long as Fortress and its affiliates beneficially own at least 50.0% of the shares of common stock acquired by Fortress in the June 2026 Private Placement or at least 4.9% of our outstanding common stock. We have agreed to recommend that our shareholders elect such board designee of Fortress to our Board.
Anti-Takeover Provisions
Provisions of our Articles of Incorporation and Bylaws, and the Georgia Business Corporation Code (“GBCC”) and federal banking regulations applicable to us, may be deemed to have anti-takeover effects and may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock. See the section entitled “Supervision and Regulation — Regulation of the Company” for a description of the federal banking regulations applicable to us that may be deemed to have anti-takeover effects.
Authorized but Unissued Shares
The corporate laws and regulations applicable to us will enable our Board to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common stock, non-voting common stock or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of our Board to issue authorized but unissued shares of our common stock, non-voting common stock or preferred stock at its sole discretion may enable our Board to sell shares to individuals or groups who our Board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our Board to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock, non-voting common stock or preferred stock for prices higher than prevailing market prices.
Preferred Stock
Our Articles of Incorporation contains provisions that will permit our Board to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Size and Vacancies
Pursuant to our Bylaws, our Board is authorized to have not less than five nor more than 25 directors, unless changed by resolution of our Board. Our Board will be able to increase the size of our Board between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.
No Cumulative Voting
Our Bylaws do not permit cumulative voting in the election of directors. The holders of a plurality of the shares of our common stock may elect the directors standing for election.
Special Meetings of Shareholders
Our Bylaws permit our Board, our Chief Executive Officer or the holders of shares of at least 15.0% of the votes entitled to be cast in an election of directors to be considered at such special meeting to call a special meeting of shareholders.
Advance Notice Procedures for Director Nominations and Shareholder Proposals
Our Bylaws includes an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of our Board. Although this procedure does not give our Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.
Amending our Bylaws
Our Board may amend our Bylaws, other than the bylaws regarding director compensation and the Board’s authority to fill vacancies. Any bylaws adopted by our Board may be altered, amended or repealed and new bylaws adopted, by the majority vote of all the shareholders entitled to vote thereon.
Approval of Merger
Under the GBCC, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a Georgia corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles of incorporation or bylaws of a Georgia corporation may, but are not required to, set a higher standard for approval of such transactions. Our Articles of Incorporation and Bylaws do not set higher limits.
Banking Laws
The BHC Act, and Change in Bank Control Act, and Financial Institutions Code of Georgia impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect control of bank holding companies or banks, as applicable. These laws could delay or prevent an acquisition.
Under the BHC Act, prior approval of the Federal Reserve would be required for any acquisition of control of the Company or the Bank by any other company. Control for purposes of the BHC Act would be based on, among other factors, a 25% voting securities test, on the ability of the company otherwise to control the election of a majority of our Board, and the power of the company to exercise a controlling influence over the management or policies of the Company or the Bank. Under control presumptions established by the Federal Reserve, a company may be presumed to exercise a controlling influence over a bank or bank holding company, even if a company owns less than 10% of any class of voting securities if other indicia of control are present. If a company acquires control of the Company of the Bank, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHC Act.
The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured, state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of voting securities or the power to direct the management or policies of the bank or the holding company. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under section 12 of the Exchange Act, or (b) the acquiring party would be the largest holder of a class of voting securities of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds. See the section entitled “Supervision and Regulation” for additional discussions of the BHC Act and Change in Bank Control Act.
Other Matters
Under our Articles of Incorporation and Bylaws, the holders of our common stock have no preemptive or other subscription rights (except as otherwise disclosed herein) and there are no redemption, sinking fund or conversion privileges applicable to our common stock.
Indemnification of Directors and Officers
Our Articles of Incorporation and Bylaws contain a provision providing that, to the fullest extent permitted by the GBCC, no person serving or who has served as a director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of any duty as a director. Further, our Bylaws provide indemnification rights to our directors and officers who become party to any suit or proceeding as a result of such person’s role with the Company; provided that, such person’s liability or expense is not the result of such person’s activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Company or not otherwise had reasonable cause to believe such conduct was unlawful. Our Bylaws also allow us to indemnify other employees and agents on the same terms. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors, officers, employees and agents for the defense of any action for which indemnification is required.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Listing
We have applied to list our common stock on Nasdaq under the symbol “GBC.” We believe that upon the completion of this offering, we will meet the standards for listing our common stock on Nasdaq. This offering is contingent on the approval of our listing application.
Transfer Agent
The transfer agent and registrar for our common stock is Broadridge Corporate Solutions, LLC.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, our common stock has not been traded on an established public trading market, and quotations for our common stock were not reported on any market. As a result, there has been no regular market for our common stock. As of September 30, 2026, there were 601 holders of record of our common stock.
We have applied to list our common stock for trading on Nasdaq under the symbol “GBC.” This offering is contingent on the approval of our listing application. However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See the section entitled “Plan of Distribution” for more information regarding the process of directly listing our common stock on Nasdaq.
Upon the sale of all of the registered shares, including shares subject to options and warrants and shares of non-voting stock convertible into common stock upon transfer, we will have 11,194,524 shares of common stock outstanding. This prospectus covers the resale of up to 7,074,016 shares of our common stock by the Registered Shareholders which includes shares of our common stock subject to warrants and options and shares of our non-voting common stock which automatically convert into common stock upon transfer. The shares held by the Registered Shareholders that are registered for resale under this prospectus will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of our issued and outstanding common stock that are not registered for resale under this prospectus are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As this is a direct listing without underwriters, there is no contractual lock-up period imposed by underwriters. However, our directors, named executive officers, and certain other shareholders may be subject to restrictions as to the number of shares of common stock each may dispose of in any given period under Rule 144 and applicable banking regulations. See “Risk Factors — Risks Related to Our Common Stock” and “Plan of Distribution.”
Rule 144
In general, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:
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1% of the number of shares of our common stock then outstanding, which will equal approximately 111,945 shares immediately after this offering; or

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the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.
Upon effectiveness of this offering, we will have 4,120,508 shares of common stock that are freely tradeable under Rule 144 or other applicable exemptions. Together with the 7,074,016 shares of common stock registered pursuant to the registration statement of which this prospectus is a part, we will have 11,194,524 freely tradable shares.
Rule 701
Rule 701 under the Securities Act generally applies to stock options and restricted common stock granted by an issuer to its employees, directors, officers, consultants or advisors in connection with a compensatory stock or option plan or other written agreement before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than our “affiliates,” as defined in Rule 144, without compliance with its current public information and minimum holding period requirement of Rule 144 and by “affiliates” under Rule 144 without compliance with its minimum holding period requirement.

Registration Statement on Form S-8
In connection with or as soon as practicable following the completion of this listing, we intend to file one or more registration statements with the SEC on Form S-8 to register approximately 1,184,070 shares of our common stock issuable under our equity incentive plans, including 573,899 remaining shares reserved for future issuance under our 2021 Stock Incentive Plan, 59,070 shares issuable upon exercise of stock options under our 2017 Long-Term Incentive Plan and 176,777 shares issuable under the Deferred Compensation Plan, as described further under “Executive and Director Compensation.” That registration statement will become effective upon filing and shares of common stock covered by such registration statement will be eligible for sale in the public market immediately after the effective date of such registration statement (unless held by affiliates).

SALE PRICE HISTORY OF OUR CAPITAL STOCK
We have applied to list our common stock on Nasdaq. Prior to the initial listing, no public market existed for our common stock. Our common stock has a limited history of trading in private transactions. In April 2023, we issued 1,184,021 shares of our common stock at a sale price of $23.00 per share in a private placement. In June 2026, we issued 963,473 shares of common stock as well as 331,341 shares of non-voting common stock and certain selling shareholders sold 1,294,814 shares of common stock, all at a sale price of $30.00 per share in private placements. In August 2026, we issued 40,683 shares of common stock at a sale price of $30.00 per share in a private placement.
While Performance Trust, as our designated financial advisor for the direct listing, is expected to consider this price in connection with setting the opening public price of our common stock, this information may have little or no relation to broader market demand for our common stock and thus the opening public price and subsequent public price of our common stock on Nasdaq. As a result, you should not place undue reliance on this historical private sale price as it may differ materially from the opening public price and subsequent public price of our common stock on Nasdaq. See “Risk Factors — Risks Related to Our Common Stock — The trading price of our common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that acquire our common stock in this offering and hold our common stock as a capital asset. This discussion does not purport to be a complete analysis of all potential tax effects of the purchase, ownership and disposition of our common stock by Non-U.S. Holders. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations at any time. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the United States Internal Revenue Service (the “IRS”) regarding the statements made and the conclusions reached in the discussion below. There can be no assurance the IRS or a court will agree with our position discussed below regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. We cannot assure you that a change in law will not significantly alter the tax considerations described in this discussion.
This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the alternative minimum tax and the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States or United States expatriated entities;

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persons who have elected to mark securities to market or who hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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brokers, dealers or traders in securities;

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corporations that accumulate earnings to avoid U.S. federal income tax, controlled foreign corporations, and passive foreign investment companies;

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foreign entities that are treated as stapled to a domestic entity pursuant to Code Section 269B;

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persons who have acquired our common stock in connection with the exercise of employee stock options or otherwise as compensation for services;

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tax-exempt organizations, pension plans, tax-qualified retirement plans, or governmental organizations;

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persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;

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a “qualified foreign pension fund” as defined in Code Section 897(l)(2), or an entity all of the interests of which are held by qualified foreign pension fund; and

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persons deemed to sell our common stock under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is for U.S. federal income tax purposes:
•
a non-resident alien individual;

•
a foreign corporation (or any other foreign entity treated as a corporation for U.S. federal income tax purposes);

•
an estate, the income of which is not subject to U.S. federal income taxation regardless of its source; or

•
trust that does not have in effect a valid election under the U.S. Treasury Regulations, to be treated as a United States person and (i) no court within the United States is able to exercise primary supervision over the trust’s administration, or (ii) no United States person has the authority to control all substantial decisions of that trust.

Distributions
As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock (other than certain pro rata distributions of our stock), such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any remaining excess will be treated thereafter as capital gain from the sale or exchange of the Non-U.S. Holder’s shares of common stock, which is subject to the tax treatment described below in the section entitled “— Sale or Other Taxable Disposition.”
Subject to the discussion below in the sections entitled “— Information Reporting and Backup Withholding” and “—FATCA Withholding” and the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive a reduced withholding rate under a treaty, a Non-U.S. Holder must furnish a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that holds our common stock through a financial institution or other agent will be required to provide appropriate documentation to the financial institution or other agent, which then will be required to provide certification to us or our paying agent either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced income tax treaty rate, may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, as provided by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates that also apply to United States persons (as defined by the Code). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— FATCA Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, as provided by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for our common stock (the “relevant period”) and the Non-U.S. Holder (i) disposes of our common stock during a calendar year when our common stock is no longer regularly traded on an established securities market or (ii) owned (directly, indirectly and constructively) more than 5% of our common stock at any time during the relevant period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner as if such holder were a resident of the United States. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder for the year, even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our United States real property interests as defined in the Code relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Each Non-U.S. Holder should consult its tax advisor regarding the possible consequences to them if we are, or were to become, a USRPHC.
Information Reporting and Backup Withholding
Payments of dividends on our common stock and the payment of the proceeds from the sale of our common stock effected at a U.S. office of a broker generally will not be subject to backup withholding and the payment of proceeds from the sale of our common stock effected at a U.S. office of a broker will generally not be subject to information reporting, provided the applicable withholding agent does not have actual knowledge or reason to know a Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E or other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury Regulations or otherwise establishes an exemption.
However, we are required to file information returns with the IRS in connection with any distribution on our common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides or was established or formed.
Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock by a Non-U.S. Holder that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if (i) the proceeds are transferred to an account maintained by the Non-U.S. Holder in the United States, (ii) the payment of proceeds or the confirmation of the sale is mailed to the Non-U.S. Holder at a U.S. address or (iii) the sale has some other specified connection with the United States as provided in the Treasury Regulations, unless, in each case, the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the Non-U.S. Holder otherwise establishes an exemption.
In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is (i) a United States person, (ii) a “controlled foreign corporation” for U.S. federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period or (iv) a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons,” as defined in the Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or (b) such foreign partnership is engaged in the conduct of a trade or business in the United States, in each case unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or an exemption is otherwise established. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Moreover, certain penalties may be imposed by the IRS on a Non-U.S. Holder who is required to furnish information but does not do so in the proper manner. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.
FATCA Withholding
Sections 1471 through 1474 of the Code and the Treasury Regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on dividends paid on our shares to, and (subject to the proposed Treasury Regulations discussed below) the gross proceeds derived from the sale or other disposition of our shares by, a foreign entity if the foreign entity is:
•
a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or

•
a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of dividends on our shares and to payments of gross proceeds from a sale or other disposition of our shares. Withholding agents may, however, rely on proposed U.S. Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker, and not us, will determine whether or not to implement gross proceeds FATCA withholding.
If a dividend payment is subject to withholding both under FATCA and the withholding tax rules discussed above in the section entitled “— Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. Holders of our common stock should consult their own tax advisors regarding these requirements and whether they may be relevant to their ownership and disposition of the shares.

PLAN OF DISTRIBUTION
This prospectus relates solely to the resale from time to time by the Registered Shareholders of up to 7,074,016 shares of our common stock, par value $0.01 per share. The shares covered by this prospectus consist of outstanding shares held by the Registered Shareholders and shares underlying warrants and options held by the Registered Shareholders, as set forth under “Principal and Registered Shareholders.”
The Registered Shareholders, and their pledgees, donees, transferees, assignees, or other successors in interest may sell their shares of common stock covered hereby pursuant to brokerage transactions on the Nasdaq Capital Market, which we refer to in this prospectus as Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the shares of common stock are listed for trading. We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of shares of common stock by the Registered Shareholders, except we have engaged a financial advisor with respect to certain other matters relating to the registration of shares of our common stock and listing of our common stock, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Shareholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Shareholders will sell any or all of the shares of common stock covered by this prospectus.
We will not receive any proceeds from the sale of shares of common stock by the Registered Shareholders. We will recognize costs related to this direct listing and our transition to a publicly traded company consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.
We engaged Performance Trust as our financial advisor to advise and assist us with respect to certain matters relating to our listing. Our engagement agreement provides for, among other things, that Performance Trust will assist us in our preparation of the registration statement of which this prospectus forms a part, our preparation of investor communications and presentations in connection with investor education, and being available to consult with The Nasdaq Stock Market LLC (the “Nasdaq Stock Market”), including on the day that our shares of common stock are initially listed on the Nasdaq. We have agreed to reimburse Performance Trust for all out-of-pocket expenses incurred by Performance Trust, which we anticipate will be approximately $150,000 (including fees and disbursements of counsel, and of other consultants and advisors retained by Performance Trust) in connection with the matters listed above. No fee will be due or payable by us to Performance Trust in connection with this offering. We have also agreed to indemnify Performance Trust and certain of their affiliates and controlling persons against certain liabilities including liabilities under the Securities Act and the Exchange Act, and to contribute to payments that Performance Trust may be required to make in respect of those liabilities. We selected Performance Trust based on its significant experience advising companies in connection with capital markets transactions, its familiarity with our Company as a result of its prior role as placement agent in the April 2023 Private Placement and the June 2026 Private Placement and its relationships within the institutional investor community.
On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq Stock Market will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative “Current Reference Price” on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq Stock Market on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Performance Trust, in its capacity as our financial advisor, will perform the functions under Nasdaq Rule 4120(c)(8) and must notify Nasdaq Stock Market that our shares are “ready to trade.” Once Performance Trust has notified Nasdaq Stock Market that our shares of common stock are ready to trade, Nasdaq Stock Market will confirm the Current Reference Price for our shares of common stock, in accordance with Nasdaq Stock Market’s exchange rules. As part of conducting such price validation test, Nasdaq Stock Market may consult with Performance Trust, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. If Performance Trust then approves proceeding at the Current Reference Price, the applicable orders that have been entered will then be executed at such price and regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq Stock Market conducting validation checks in accordance with Nasdaq Stock Market’s exchange rules.
Under Nasdaq Stock Market’s exchange rules, the Current Reference Price means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq Stock Market in consultation with Performance Trust in its capacity as our financial advisor. In the event that more than one price exists under (iii), Performance Trust will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. In determining the Current Reference Price, Nasdaq Stock Market’s cross algorithms will match orders that have been entered into and accepted by Nasdaq Stock Market’s system. This occurs with respect to a potential Current Reference Price when orders to buy shares of common stock at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of shares of common stock at an entered asking price that is less than or equal to such potential Current Reference Price.
Performance Trust, as the designated financial advisor under Nasdaq Rule 4120(c)(8), will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, Performance Trust will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Performance Trust does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), Performance Trust will request that Nasdaq Stock Market delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade. Further, in the highly unlikely event that Nasdaq Stock Market consults with Performance Trust as described in clause (iv) of the definition of Current Reference Price, Performance Trust would request that Nasdaq Stock Market delay the opening to ensure a single opening price within clauses (i), (ii) or (iii) of the definition of the Current Reference Price. Neither the Company nor Registered Shareholders will be involved in Nasdaq Stock Market’s price-setting mechanism, and will not coordinate or be in communication with Performance Trust including with respect to any decision by Performance Trust to delay or proceed with trading.
Similar to a Nasdaq-listed underwritten initial public offering, in connection with the listing of our shares of common stock, buyers and sellers who have subscribed will have access to Nasdaq Stock Market’s Order Imbalance Indicator (the “Net Order Imbalance Indicator”), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq Stock Market’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of shares of common stock that can be paired off the Current Reference Price, the number of shares of common stock that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.
However, because this is not an underwritten initial public offering, there will be no traditional “book building” process (i.e., an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level — the “book”). Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of our common stock to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of shares of our common stock may be more volatile than in an underwritten initial public offering and could, upon listing on Nasdaq, decline significantly and rapidly. See “Risk Factors — Risks Related to Our Common Stock.”
In addition, in order to list on Nasdaq, we are also required to have at least three registered and active market makers. Further, our financial advisors may assist interested Registered Shareholders with the establishment of brokerage accounts.
In addition to sales made pursuant to this prospectus, the shares of common stock covered by this prospectus may be sold by the Registered Shareholders in individually negotiated transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers.
A Registered Shareholder may from time to time transfer, distribute (including distributions in kind by registered shareholders that are investment funds), pledge, assign, or grant a security interest in some or all the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Registered Shareholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as Registered Shareholders under this prospectus. The Registered Shareholders also may transfer the shares in other circumstances, in which case the transferees, distributees, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

A Registered Shareholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent such a distribution involves a transfer of shares of non-voting common stock, such shares will automatically convert into shares of voting common stock, which we refer to in this prospectus as common stock, in accordance with their terms upon such transfer, provided the transferee is not restricted from holding common stock under applicable bank regulatory requirements. Certain shares of our common stock registered for resale pursuant to the registration statement of which this prospectus forms a part are issuable upon the exercise of warrants held by certain Registered Shareholders. The registration statement covers only the shares of common stock issuable upon exercise of such warrants and does not cover the warrants themselves or the resale or transfer of any other warrants that a Registered Shareholder may own.
If any of the Registered Shareholders utilize a broker-dealer in the sale of the shares of common stock being offered pursuant to this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Troutman Pepper Locke LLP, Atlanta, Georgia. Partners of Troutman Pepper Locke LLP hold an aggregate of 29,765 shares of our common stock.
EXPERTS
The consolidated financial statements of Georgia Banking Company, Inc. as of and for each of the two years ended December 31, 2025 and 2024 included in this prospectus have been so included in reliance on the report of Wipfli LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits or schedules filed therewith. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s internet website at www.sec.gov.
Following the effectiveness of this registration statement, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy and information statements and other information with the SEC. You will be able to inspect and copy these reports and proxy and information statements and other information at the addresses set forth above. We intend to furnish to our shareholders our annual reports containing our audited consolidated financial statements certified by an independent public accounting firm.
We also maintain an internet site at www.georgiabanking.com. Information on, or accessible through, our website is not part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2026 (unaudited) and December 31, 2025 (audited)
(dollars in thousands, except per share and share data)
	June 30, 2026	December 31, 2025
Assets
Cash and due from banks	$11,649	$7,026
Interest-bearing deposits with banks	393,825	235,704
Federal funds sold	27,853	37,643
Cash and cash equivalents	433,327	280,373
Debt securities available for sale (amortized cost of $78,592 and $54,581)	75,087	51,796
Debt securities held to maturity (fair value $48,663 and $40,128)	49,360	40,102
Other investments	2,896	2,585
Loans held for sale	500,560	505,360
Loans, net of unearned income	2,089,860	1,724,934
Allowance for credit losses	(28,955)	(25,574)
Loans, net	2,060,905	1,699,360
Premises and equipment, net	17,953	18,550
Operating lease right of use assets	36,808	36,578
Goodwill	9,732	4,809
Core deposit intangible	10,477	5,656
Cash value of bank owned life insurance	35,760	30,996
Accrued interest and other assets	29,479	26,167
Total assets	$3,262,344	$2,702,332
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$667,359	$617,388
Interest-bearing	2,171,263	1,742,297
Total deposits	2,838,622	2,359,685
Subordinated notes, net	75,405	63,999
Junior subordinated debentures	7,217	7,217
Operating lease liabilities	38,470	38,071
Accrued interest and other liabilities	23,971	28,446
Total liabilities	2,983,685	2,497,418
Commitments and contingencies – Note 15
Preferred stock, $.01 par value, 10,000,000 authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized; 10,277,894 and 8,444,343 shares of common stock and non-voting common stock issued and outstanding	103	84
Non-voting common stock, $.01 par value, 10,000,000 shares authorized; 331,341 shares of non-voting common stock issued and outstanding	3	—
Additional paid-in capital	214,318	152,302
Retained earnings	67,990	54,694
Accumulated other comprehensive loss	(3,755)	(2,166)
Total shareholders’ equity	278,659	204,914
Total liabilities and shareholders’ equity	$3,262,344	$2,702,332
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Six Months Ended June 30, 2026 and 2025 (unaudited)
(dollars in thousands, except per share and share data)
	2026	2025
Interest income:
Loans held for sale	$15,003	$14,389
Loans, including fees	63,712	56,094
Investment securities, taxable	2,019	1,844
Investment securities, tax free	228	174
Federal funds sold, deposits in banks and other investments	3,729	4,821
Total interest income	84,691	77,322
Interest expense:
Deposits	25,797	26,383
Federal Home Loan Bank advances	1,223	2,387
Other borrowed funds	1,748	1,693
Total interest expense	28,768	30,463
Net interest income	55,923	46,859
Provision for credit losses – loans	1,104	3,171
Provision for credit losses – unfunded commitments	1,104	—
Net interest income after provision for credit losses	53,715	43,688
Noninterest income:
Service charges and fees	1,419	1,005
Mortgage banking activity	2,360	1,025
Bank owned life insurance income	462	433
Gain on sale of loans	908	1,388
Other	1,288	2,357
Total noninterest income	6,437	6,208
Noninterest expenses:
Salaries and employee benefits	24,901	22,058
Occupancy	4,000	4,186
FDIC assessment and other regulatory charges	1,050	1,099
Professional fees	1,803	1,516
Communications, data processing and equipment	3,139	2,979
Merger and conversion expense	3,523	6,553
Other	3,764	2,409
Total other noninterest expense	42,180	40,800
Income before income tax expense	17,972	9,096
Income tax expense	4,676	2,365
Net income	$13,296	$6,731
Basic earnings per common share (common stock and non-voting common stock)	$1.51	$0.84
Diluted earnings per common share (common stock and non-voting common stock)	$1.45	$0.82
Weighted average common shares outstanding (common stock and non-voting common stock):
Basic	8,819,729	8,036,547
Diluted	9,155,163	8,243,927
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
Six Months Ended June 30, 2026 and 2025 (unaudited)
(dollars in thousands)
	2026	2025
Net income	$13,296	$6,731
Other comprehensive (loss) income, net of tax:
Net unrealized holding (losses) gains on available for sale securities, net of tax (benefit) expense of $(187) and $84	(533)	240
Net unrealized holding (losses) gains on cash flow hedges, net of tax (benefit) expense of $(371) and $61	(1,056)	173
Other comprehensive (loss) income, net of tax	(1,589)	413
Comprehensive income	$11,707	$7,144
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
Six Months Ended June 30, 2026 and 2025 (unaudited)
(dollars in thousands, except per share and share data)
	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2024	7,358,356	$74	$126,096	$32,614	$(3,256)	$155,528
Stock-based compensation expense	—	—	122	—	—	122
Restricted stock units	49,173	—	21	—	—	21
Stock issuances	63,045	—	1,449	—	—	1,449
Issuance of common stock – PBC acquisition	873,794	9	22,900	—	—	22,909
Issuance of common stock upon exercise of stock options	98,852	1	1,008	—	—	1,009
Net income	—	—	—	6,731	—	6,731
Change in accumulated other comprehensive loss, net of tax	—	—	—	—	413	413
Balance, June 30, 2025	8,443,220	$84	$151,596	$39,345	$(2,843)	$188,182
	Common Shares and Non-Voting Common Shares	Common Stock and Non-Voting Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2025	8,444,343	$84	$152,302	$54,694	$(2,166)	$204,914
Stock-based compensation expense	—	—	—	—	—	—
Restricted stock units	34,699	—	323	—	—	323
Stock issuances	1,310,539	14	36,598	—	—	36,612
Issuance of common stock – Tandem acquisition	802,407	8	24,955	—	—	24,963
Issuance of common stock upon exercise of stock options	17,247	—	140	—	—	140
Net income	—	—	—	13,296	—	13,296
Change in accumulated other comprehensive loss, net of tax	—	—	—	—	(1,589)	(1,589)
Balance, June 30, 2026	10,609,235	$106	$214,318	$67,990	$(3,755)	$278,659
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Six Months Ended June 30, 2026 and 2025 (unaudited)
(dollars in thousands)
	2026	2025
Cash flows from operating activities:
Net income	$13,296	6,731
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization and accretion	(1,803)	(568)
Provision for credit losses	2,208	3,171
Net (gain) on sale of loans held for sale	(908)	(1,388)
Stock-based compensation	323	143
Amortization of operating lease right of use assets	1,578	1,548
Bank owned life insurance income	(463)	(433)
Loans held for sale purchase/originated	(4,490,225)	(3,859,279)
Loans held for sale sold	4,495,933	3,840,655
Change in:
Accrued interest receivable and other assets	(2,996)	(3,797)
Accrued interest payable and other liabilities	(5,610)	4,068
Net cash from (used in) operating activities	11,333	(9,149)
Cash flows from investing activities:
Debt securities available for sale:
Proceeds from sales, maturities and paydowns	60,145	51,758
Purchases	(43,795)	-
Debt securities held to maturity:
Proceeds from sales, maturities and paydowns	823	943
Purchases	(9,954)	(4,524)
Purchases of other investments	(15,434)	(16,623)
Proceeds from sale of other investments	16,428	14,110
Proceeds from surrender of life insurance policy	516	1,106
Net change in loans	(124,109)	(158,758)
Purchases of premises and equipment	(122)	(547)
Proceeds from disposals of premises and equipment	365	56
Net cash acquired in business combination, net of cash paid	18,095	16,276
Net cash used in investing activities	(97,042)	(96,203)
Cash flows from financing activities:
Net change in deposits	224,911	(58,346)
Proceeds from FHLB advances	367,500	325,000
Repayments of FHLB advances	(390,500)	(283,000)
Issuance of common stock	36,752	2,458
Net cash from financing activities	238,663	(13,888)
Net change in cash and cash equivalents	$152,954	(119,240)
Cash and cash equivalents at beginning of period	280,373	267,814
Cash and cash equivalents at end of period	$433,327	148,574
Supplemental cash flow information:
Interest paid	$28,343	31,261
Income taxes	7,805	5,777
Supplemental noncash disclosures:
Business Combination:
Fair value of tangible assets acquired, net of cash acquired	$287,514	314,466
Goodwill and other intangible assets	10,095	10,979
Fair value of liabilities assumed	290,741	318,812
Common stock and equity-based awards issued	24,963	22,909
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(unaudited)
(1)
Summary of Significant Accounting Policies

Organization
Georgia Banking Company, Inc. and subsidiaries (the “Company” or “GBC”) is a bank holding company headquartered in Atlanta, Georgia, and whose primary business is presently conducted by Georgia Banking Company, its wholly owned banking subsidiary (the “Bank”). Through the Bank, the Company operates a full-service banking business and offers a broad range of retail and commercial banking services to its customers concentrated in metropolitan Atlanta, Georgia. The Bank also engages in mortgage banking activities through a mortgage warehouse facility. The Company and the Bank are subject to the regulations of certain federal and state agencies and are periodically examined by those regulatory agencies.
Basis of Presentation and Accounting Estimates
In preparing the condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near-term include fair value measurements, determination of the allowance for credit losses and acquisition accounting.
The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
The condensed consolidated financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position at June 30, 2026 and the results of its operations and its cash flows for the six months ended June 30, 2026 and 2025. The financial data and other information disclosed in these notes related to the six months ended June 30, 2026 and 2025 are also unaudited. The results for the six months ended June 30, 2026 are not necessarily indicative of results to be expected for the year ending December 31, 2026 or for any other subsequent interim period.
The accompanying condensed consolidated balance sheet at December 31, 2025 was derived from the audited annual financial statements; however, certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with GAAP have been omitted from the unaudited interim condensed consolidated financial statements. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes thereto for the years ended December 31, 2025 and 2024 included elsewhere in the registration statement.
The significant accounting policies and estimates used in the preparation of the accompanying condensed consolidated financial statements are described in the Company’s audited consolidated financial statements for the year ended December 31, 2025. Except for the adoption of the new accounting standard discussed below, there have been no material changes to the Company’s accounting policies during the six months ended June 30, 2026. Additionally, there were no other updates to the Company’s evaluation of recently issued accounting standards since the issuance of the Company’s audited consolidated financial statements for the year ended December 31, 2025.
Accounting Standard Adopted in 2026
In November 2025, the FASB issued ASU 2025-08, Financial Instruments — Credit Losses (Subtopic 326-20): Purchased Loans (“ASU 2025-08”). The update expands the gross-up approach to most purchased loans, eliminating the recognition of a day-one credit loss expense for acquisitions. ASU 2025-08 introduces a new category of acquired loans and requires an allowance for expected credit losses to be recorded at acquisition as an adjustment to the amortized cost basis rather than through provision expense. Effective January 1, 2026, the Company adopted ASU 2025-08 on a prospective basis. For loans purchased in connection with the Company’s acquisition of Tandem Bancorp Inc. effective June 1, 2026 (see Note 2), the Company recorded an initial allowance for credit losses as an adjustment to the amortized cost basis, consistent with the new standard.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(2)
Business Combinations

Primary Bancshares Corporation
Effective March 1, 2025, GBC completed its merger with Primary Bancshares Corporation (“PBC”), a bank holding company headquartered in Atlanta, GA, pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) dated October 9, 2024, at which time PBC merged with and into GBC, and Georgia Primary Bank, the wholly owned bank subsidiary of PBC, was merged with and into the Bank.
Under the terms of the Agreement, GBC agreed to acquire 100% of the common stock of PBC in a combined stock-and-cash transaction, whereby each PBC shareholder was given the right to elect to receive either $13.50 in cash or 0.5870 shares of the Company’s common stock in exchange for each share of PBC common stock. The transaction was valued at $27.1 million, such that 18.0% of PBC common stock was converted to cash and the remaining 82.0% of PBC common stock was converted to GBC common stock.
Also pursuant to the Agreement, as of the effective date of the merger, each option to purchase shares of PBC common stock (each a “PBC stock option”) that was outstanding immediately prior to the effective date of the merger, to the extent not vested, became fully vested and exercisable and was canceled in consideration for the right to receive, at the election of the holder (i) an option (“Rollover Option”) to purchase a number of shares of GBC common stock equal to the sum of the number of shares of PBC common stock subject to such options to acquire PBC common stock (“Seller Option”) times 0.5870, at an exercise price per share equal to the exercise price per share of the PBC common stock of such seller option divided by 0.5870; (ii) or a number of shares of GBC common stock equal to the sum of the number of shares of PBC common stock subject to such option times 0.5870 less the number of shares of GBC common stock equal to the aggregate exercise price for such options, assuming a value of $23.00 per share of GBC common stock.
A summary of the assets acquired and liabilities assumed in the PBC transaction, as of the acquisition date, including the purchase price allocation was as follows (in thousands):
Fair Value
Assets Acquired:
Cash and cash equivalents	$20,436
Debt securities available for sale	43,378
Other investments	662
Loans	254,821
Allowance for credit losses	(1,364)
Net loans	253,457
Premises and equipment	9,283
Core deposit intangible	6,170
Cash value of bank owned life insurance	4,436
Other assets	3,250
Total assets acquired	$341,072
Liabilities Assumed:
Deposits	$301,402
Federal Home Loan Bank advances	8,000
Subordinated notes	8,952
Other liabilities	458
Total liabilities assumed	318,812
Net assets acquired	$22,260

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(2)
Business Combinations (continued)

Fair Value
Purchase Price:
GBC common stock issued (in shares)	873,794
Value of GBC common stock and equity-based awards consideration	$22,909
Cash consideration paid	4,160
Total purchase price	$27,069
Goodwill	$4,809

The Company purchased loans through the acquisition of PBC for which there was, at the date of acquisition, more than insignificant deterioration of credit quality since origination (purchased credit deteriorated loans or “PCD” loans). The carrying amount of these loans at acquisition was as follows (in thousands):
March 1, 2025
Purchase price of PCD loans at acquisition	$5,264
Allowance for credit losses on PCD loans at acquisition	1,364
Par value of PCD acquired loans at acquisition	$6,628
In connection with the acquisition, GBC recorded goodwill of $4.8 million, none of which is expected to be deductible for tax purposes. The goodwill is primarily attributable to expected synergies, operational efficiencies, and other factors to arise from the transaction. Information regarding carrying amounts and amortization of core deposit and other intangible assets is provided in Note 8 Goodwill and Other Intangible Assets.
The following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed:
Cash and cash equivalents:   The carrying amount of these assets was a reasonable estimate of fair value based on the short-term nature of these assets.
Debt investment securities:   Fair values for debt investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair value estimates were based on observable inputs including quoted market prices for similar instruments, quoted market prices that were not in an active market or other inputs that were observable in the market. In the absence of observable inputs, fair value was estimated based on pricing models and/or discounted cash flow methodologies.
Loans:   Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term, amortization status and current discount rates. Loans were grouped together according to similar characteristics when applying various valuation techniques. The discount rates used for loans were based on current market rates for new originations of comparable loans and included adjustments for liquidity. The discount rate does not include a factor for credit losses as that has been included as a reduction to the estimated cash flows. Purchased loans that reflect a more-than-insignificant deterioration of credit from origination are considered PCD. For PCD loans, the initial estimate of expected credit losses is recognized in the ACL on the date of acquisition using the same methodology as other loans and held-for-investment.
Core deposit intangible (“CDI”):   GBC recorded a CDI of $6.2 million as of the acquisition date, which represents the low cost of funding acquired core deposits provided relative to the Company’s marginal cost of funds. The fair value was estimated based on a discounted cash flow methodology that considered expected customer attrition rates, net maintenance cost of the deposit base, alternative cost of funds, and the interest costs associated with customer deposits. The CDI is being amortized over 10 years based upon the period over which estimated economic benefits are estimated to be received.
Deposits:   The fair values used for the demand and savings deposits by definition equal the amount payable on demand at the acquisition date. The fair values for time deposits were estimated using a discounted cash flow calculation that applies interest rates currently being offered to the contractual interest rates on such time deposits.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(2)
Business Combinations (continued)

The following table presents certain unaudited pro forma information for the results of operations for the six months ended June 30, 2025, as if the PBC merger had occurred on January 1, 2025. This result combines the historical results of GBC’s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair valuation adjustments and other acquisition related activity, it is not indicative of what would have occurred had the acquisition taken place on the indicated date nor is it intended to represent or be indicative of future results of operations. In particular, no adjustments have been made to eliminate the amount of PBC’s provision for credit losses for 2025 that may not have been necessary had the acquired loans been recorded at fair value as of the beginning of 2025. Additionally, GBC expects to achieve operating cost savings and other business synergies as a result of the acquisition which are not reflected in the pro forma amounts.
(in thousands)	Six Months Ended June 30, 2026
Total revenue, net of interest expense	$54,647
Net income	12,789
Tandem Bancorp Inc.
Effective June 1, 2026, GBC completed its merger with Tandem Bancorp, Inc. (“Tandem”), a bank holding company headquartered in Tucker, Georgia, pursuant to the terms of the Agreement and Plan of Merger (the “Tandem Agreement”) dated February 26, 2026, at which time Tandem merged with and into GBC, and Tandem Bank, the wholly owned bank subsidiary of Tandem, was merged with and into the Bank.
Under the terms of the Tandem Agreement, GBC agreed to acquire 100% of the common stock of Tandem in a combined stock-and-cash transaction, whereby each Tandem shareholder was given the right to elect to receive either $14.40 in cash or 0.480 shares of the Company’s common stock in exchange for each share of Tandem common stock. The transaction was valued at $35.5 million, such that 30.4% of Tandem common stock was converted to cash and the remaining 69.6% of Tandem common stock was converted to GBC common stock.
Pursuant to the Tandem Agreement, as of the effective date of the merger, each option to purchase shares of Tandem common stock (each a “Tandem stock option”) that was outstanding immediately prior to the effective date of the merger, to the extent not vested, became fully vested and exercisable and was canceled in consideration for the right to receive, at the election of the holder (i) an option (“Rollover Option”) to purchase a number of shares of GBC common stock equal to the sum of the number of shares of Tandem common stock subject to such options to acquire Tandem common stock (“Seller Option”) times 0.480, at an exercise price per share equal to the exercise price per share of the Tandem common stock of such seller option divided by 0.480; (ii) or a number of shares of GBC common stock equal to the sum of the number of shares of Tandem common stock subject to such option times 0.480 less the number of shares of GBC common stock equal to the aggregate exercise price for such options, assuming a value of $30.00 per share of GBC common stock.
Also pursuant to the Tandem Agreement, as of the effective date of the merger, each warrant to acquire shares of Tandem common stock (each a “Tandem warrant”) that was outstanding immediately prior to the effective date of the merger be cancelled in consideration for the right to receive, at the election of the holder (i) an amount of cash (“Warrant Cancellation Payment”) without interest equal the number of shares of Tandem common stock subject to such warrant immediately prior to the effective time times any per share consideration over the exercise price of such warrant, (ii) a warrant (“Rollover Warrant”) to acquire a number of shares of GBC common stock equal to the sum of the number of shares of Tandem common stock subject to such warrant to acquire Tandem common stock (“Seller Warrant”) times 0.480, at an exercise price per share equal to the exercise price per share of the Tandem common stock of such seller warrant divided by 0.480; (iii) or a number of shares of GBC common stock equal to the sum of the number of shares of Tandem common stock subject to such warrant times 0.480 less the number of shares of GBC common stock equal to the aggregate exercise price for such warrant, assuming a value of $30.00 per share of GBC common stock.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(2)
Business Combinations (continued)

A summary of the fair value of assets acquired and liabilities assumed in the Tandem transaction, as of the acquisition date, including the purchase price allocation was as follows (in thousands):
Fair Value
Assets Acquired:
Cash and cash equivalents	$28,660
Debt securities available for sale	40,962
Other investments	1,305
Loans	240,056
Allowance for credit losses	(3,254)
Net loans	236,802
Premises and equipment	636
Core deposit intangible	5,172
Cash value of bank owned life insurance	4,817
Other assets	2,992
Total assets acquired	$321,346
Liabilities Assumed:
Deposits	$253,968
Federal Home Loan Bank advances	23,000
Subordinated notes	11,933
Other liabilities	1,840
Total liabilities assumed	290,741
Net assets acquired	$30,605
Purchase Price:
GBC common stock issued (in shares)	802,407
Value of GBC common stock and equity-based awards consideration	$24,963
Cash consideration paid	10,565
Total purchase price	$35,528
Goodwill	$4,923
The fair value of assets acquired and liabilities assumed reflected in the table above are preliminary and are the current assessment of such assets and liabilities. These amounts are subject to change following the complete and finalized accounting of the Tandem transaction.
The Company purchased loans through the acquisition of Tandem for which there was, at the date of acquisition, more than insignificant deterioration of credit quality since origination (PCD loans). The carrying amount of these loans at acquisition was as follows (in thousands):
June 1, 2026
Purchase price of PCD loans at acquisition	$830
Allowance for credit losses on PCD loans at acquisition	1,857
Par value of PCD acquired loans at acquisition	$2,687
In connection with the acquisition, GBC recorded preliminary goodwill of $4.9 million, none of which is expected to be deductible for tax purposes. The preliminary goodwill is primarily attributable to expected synergies, operational efficiencies,

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(2)
Business Combinations (continued)

and other factors to arise from the transaction. Information regarding carrying amounts and amortization of core deposit and other intangible assets is provided in Note 8 Goodwill and Other Intangible Assets.
The following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed:
Cash and cash equivalents:   The carrying amount of these assets was a reasonable estimate of fair value based on the short-term nature of these assets.
Debt investment securities:   Fair values for debt investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair value estimates were based on observable inputs including quoted market prices for similar instruments, quoted market prices that were not in an active market or other inputs that were observable in the market. In the absence of observable inputs, fair value was estimated based on pricing models and/or discounted cash flow methodologies.
Loans:   Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term, amortization status and current discount rates. Loans were grouped together according to similar characteristics when applying various valuation techniques. The discount rates used for loans were based on current market rates for new originations of comparable loans and included adjustments for liquidity. The discount rate does not include a factor for credit losses as that has been included as a reduction to the estimated cash flows. Purchased loans that reflect a more-than-insignificant deterioration of credit from origination are considered PCD. For PCD loans, the initial estimate of expected credit losses is recognized in the ACL on the date of acquisition using the same methodology as other loans and held-for-investment.
Core deposit intangible (“CDI”):   GBC recorded a CDI of $5.2 million as of the acquisition date, which represents the low cost of funding acquired core deposits provided relative to the Company’s marginal cost of funds. The fair value was estimated based on a discounted cash flow methodology that considered expected customer attrition rates, net maintenance cost of the deposit base, alternative cost of funds, and the interest costs associated with customer deposits. The CDI is being amortized over 10 years based upon the period over which estimated economic benefits are estimated to be received.
Deposits:   The fair values used for the demand and savings deposits by definition equal the amount payable on demand at the acquisition date. The fair values for time deposits were estimated using a discounted cash flow calculation that applies interest rates currently being offered to the contractual interest rates on such time deposits.
The following table presents certain unaudited pro forma information for the results of operations for the six months ended June 30, 2026 and 2025, as if the Tandem merger had occurred on January 1, 2025. These results combine the historical results of GBC’s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair valuation adjustments and other acquisition related activity, they are not indicative of what would have occurred had the acquisition taken place on the indicated date nor are they intended to represent or be indicative of future results of operations. In particular, no adjustments have been made to eliminate the amount of Tandem’s provision for credit losses for 2025 that may not have been necessary had the acquired loans been recorded at fair value as of the beginning of 2025. Additionally, GBC expects to achieve operating cost savings and other business synergies as a result of the acquisition which are not reflected in the pro forma amounts.
	Six Months Ended
(in thousands)	June 30, 2026	June 30, 2025
Total revenue, net of interest expense	$67,574	$60,060
Net income	16,423	13,830

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(3)
Debt Securities

The amortized cost, gross unrealized gains and losses, and fair value of debt securities available for sale at June 30, 2026 and December 31, 2025 are summarized as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2026:
U.S. Treasury securities	$4,953	$—	$(1)	$4,952
U.S. government sponsored agencies	2,984	—	(6)	2,978
Residential mortgage-backed securities	63,523	7	(3,333)	60,197
Collateralized mortgage obligations	5,869	—	(174)	5,695
Corporate debt securities	1,263	21	(19)	1,265
	$78,592	$28	$(3,533)	$75,087
December 31, 2025:
U.S. Treasury securities	$21,863	$49	$—	$21,912
U.S. government sponsored agencies	2,978	16	—	2,994
Residential mortgage-backed securities	27,673	135	(2,874)	24,934
Collateralized mortgage obligations	1,067	—	(71)	996
Corporate debt securities	1,000	—	(40)	960
	$54,581	$200	$(2,985)	$51,796
The amortized cost, gross unrealized gains and losses, and fair value of debt securities held to maturity at June 30, 2026 and December 31, 2025 are summarized as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2026:
Residential mortgage-backed securities	$14,846	$11	$(222)	$14,635
Collateralized mortgage obligations	23,537	22	(237)	23,322
State and political subdivisions	10,977	24	(295)	10,706
	$49,360	$57	$(754)	$48,663
December 31, 2025:
Residential mortgage-backed securities	$670	$—	$(18)	$652
Collateralized mortgage obligations	28,488	318	(59)	28,747
State and political subdivisions	10,944	81	(296)	10,729
	$40,102	$399	$(373)	$40,128

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(3)
Debt Securities (continued)

The following table presents the gross unrealized losses and estimated fair value by security category and length of time that individual debt securities available for sale have been in a continuous unrealized loss position at June 30, 2026 and December 31, 2025 (in thousands):
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
June 30, 2026:
U.S. Treasury securities	$4,952	$(1)	$—	$—	$4,952	$(1)
U.S. government sponsored agencies	2,978	(6)	—	—	2,978	(6)
Residential mortgage-backed securities	23,569	(334)	14,791	(2,999)	38,360	(3,333)
Collateralized mortgage obligations	4,789	(109)	906	(65)	5,695	(174)
Corporate debt securities	—	—	981	(19)	981	(19)
	$36,288	$(450)	$16,678	$(3,083)	$52,966	$(3,533)
December 31, 2025:
U.S. Treasury securities	$—	$—	$—	$—	$—	$—
U.S. government sponsored agencies	—	—	—	—	—	—
Residential mortgage-backed securities	—	—	15,533	(2,874)	15,533	(2,874)
Collateralized mortgage obligations	—	—	996	(71)	996	(71)
Corporate debt securities	—	—	960	(40)	960	(40)
	$—	$—	$17,489	$(2,985)	$17,489	$(2,985)
The following table presents the number and aggregate depreciation from the Company’s amortized cost basis of debt securities available for sale in a continuous loss position by security type at June 30, 2026:
	Number of Securities	Aggregate Depreciation
U.S. Treasury securities	1	0.0%
U.S. government sponsored agencies	1	0.2%
Residential mortgage-backed securities	20	8.0%
Collateralized mortgage obligations	2	3.0%
Corporate debt securities	1	1.9%
	25	6.3%
Management evaluates debt securities available for sale in unrealized loss positions on a quarterly basis to determine whether the decline in fair value below the amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors. The Company does not consider its debt securities available for sale with unrealized losses to be attributable to credit-related factors, as the unrealized losses in each category have occurred as a result of changes in noncredit-related factors such as changes in interest rates, market spreads and market conditions subsequent to purchase, not credit deterioration. Furthermore, the Company does not have the intent to sell any of these debt securities available for sale and believes that it is more likely than not that we will not have to sell any such securities before a recovery of cost. As of June 30, 2026 and December 31, 2025, no allowance for credit losses on debt securities available for sale was recognized.
Management evaluates debt securities held to maturity on a quarterly basis to determine whether an allowance for credit losses is necessary. In making this determination, management considers the facts and circumstances of the underlying securities. The mortgage-backed securities are all issued by U.S. government agencies and corporations, which are currently explicitly or

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(3)
Debt Securities (continued)

implicitly guaranteed by the U.S. government and have a long history of no credit losses. For the state and political subdivisions, management considers issuer bond ratings, historical loss rates by bond ratings, whether issuers continued to make timely principal and interest payments per the contractual terms of the securities, internal forecasts, and whether or not such securities provide insurance, other credit enhancements, or are pre-refunded by the issuers. Therefore, management determined no allowance for credit losses was necessary for the debt securities held to maturity at June 30, 2026 or December 31, 2025.
The amortized cost and fair value of debt securities available for sale June 30, 2026, by contractual maturity, are presented in the following table (in thousands):
	Amortized Cost	Fair Value
Less than 1 year	$4,953	$4,952
1 to 5 years	4,247	4,243
5 to 10 years	—	—
Mortgage-backed securities	69,392	65,892
	$78,592	$75,087
The amortized cost of debt securities held to maturity at June 30, 2026, by contractual maturity, are presented in the following table (in thousands):
	Amortized Cost	Fair Value
Less than 1 year	$—	$—
1 to 5 years	484	483
5 to 10 years	3,220	3,200
Over 10 Years	7,273	7,023
Mortgage-backed securities	38,383	37,957
	$49,360	$48,663
Maturities may differ from contractual maturities in mortgage-backed debt securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the above maturity summaries.
Debt securities with a carrying value of $21.9 million and $30.0 million at June 30, 2026 and December 31, 2025, respectively, serve as collateral to secure public deposits and for other purposes required or permitted by law.
As part of the PBC acquisition, effective March 1, 2025, securities were acquired and immediately sold with a fair value of $36.1 million. The fair value of the securities sold equaled the total proceeds of this transaction resulting in no net gain or loss.
Accrued interest receivable on securities was $496,000 and $493,000 at June 30, 2026 and December 31, 2025, respectively. Accrued interest is presented in accrued interest and other assets within the condensed consolidated balance sheets.
At June 30, 2026 and December 31, 2025, there were no holdings of debt securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(4)
Loans

Loans receivable at June 30, 2026 and December 31, 2025, are summarized as follows (in thousands):
	2026	2025
Real estate loans:
Construction and land development	$269,655	$236,851
Single-family residential	348,327	276,719
Commercial real estate	892,007	679,103
Multifamily	70,412	66,341
Total real estate loans	1,580,401	1,259,014
Commercial and financial	460,268	428,006
Consumer	54,844	43,223
Total gross loans	2,095,513	1,730,243
Less: unearned loan fees	5,653	5,309
Less: allowance for credit losses	28,955	25,574
Total loans, net	$2,060,905	$1,699,360
Accrued interest receivable on loans was $8.9 million and $8.2 million at June 30, 2026 and December 31, 2025, respectively. Accrued interest is presented in accrued interest and other assets within the condensed consolidated balance sheets.
The following table presents an aging analysis of past due loans, including nonaccrual loans, by loan type, at June 30, 2026 and December 31, 2025 (in thousands):
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 or More Days Past Due	Total Past Due	Total Current	Total Loans
June 30, 2026:
Construction and land development	$667	$—	$—	$667	$268,988	$269,655
Single-family residential	—	2,872	1,115	3,987	344,340	348,327
Commercial real estate	3,200	127	38	3,365	888,642	892,007
Multifamily	—	—	—	—	70,412	70,412
Commercial and financial	822	—	5,145	5,967	454,301	460,268
Consumer	540	417	39	996	53,848	54,844
Total	$5,229	$3,416	$6,337	$14,982	$2,080,531	$2,095,513
December 31, 2025:
Construction and land development	$—	$—	$328	$328	$236,523	$236,851
Single-family residential	1,330	124	300	1,754	274,965	276,719
Commercial real estate	147	—	429	576	678,527	679,103
Multifamily	—	—	—	—	66,341	66,341
Commercial and financial	720	3,815	3,447	7,982	420,024	428,006
Consumer	—	9	—	9	43,214	43,223
Total	$2,197	$3,948	$4,504	$10,649	$1,719,594	$1,730,243

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(4)
Loans (continued)

Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, and other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.
In some cases, the Company may grant more than one type of modification on a single loan to a borrower experiencing financial difficulty; for example, a term extension may be granted initially and, if the borrower continues to experience financial difficulty, a subsequent modification such as principal forgiveness may be granted. The Company had loan balances of $0.8 million that were experiencing both financial difficulty and also modified during the six months ended June 30, 2026. There were no loans that were both experiencing financial difficulty and modified during the six months ended June 30, 2025.
The following tables present the amortized cost basis of loans on nonaccrual status and loans past due 90 days or more and still accruing at June 30, 2026 and December 31, 2025 (in thousands):
June 30, 2026:	Nonaccrual	Nonaccrual Loans with no Allowance For Credit Losses	Loans Past Due 90 Days or More and Accruing
Construction and land development	$—	—	—
Single-family residential	3,338	1,470	—
Commercial real estate	539	502	—
Commercial and financial	13,391	1,065	—
Consumer	—	—	39
Total loans	$17,268	3,037	39
December 31, 2025:	Nonaccrual	Nonaccrual Loans with no Allowance For Credit Losses	Loans Past Due 90 Days or More and Accruing
Construction and land development	$328	328	—
Single-family residential	2,359	516	—
Commercial real estate	577	565	—
Commercial and financial	11,410	467	—
Consumer	—	—	—
Total loans	$14,674	1,876	—
Interest income recognized on nonaccrual loans during the six months ended June 30, 2026 and 2025 was not material.
Loans that no longer share similar risk characteristics with the collectively evaluated pools are estimated on an individual basis. A loan is considered collateral-dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. The following tables present collateral-dependent loans held for investment by loan type at June 30, 2026 and December 31, 2025 (in thousands):
June 30, 2026:	Balance	Allowance for Credit Losses
Construction and land development	$—	$—
Single-family residential	1,891	218
Commercial real estate	1,562	—
Commercial and financial	17,429	2,292
Total	$20,882	$2,510

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(4)
Loans (continued)

December 31, 2025:	Balance	Allowance for Credit Losses
Construction and land development	$328	$—
Single-family residential	1,827	—
Commercial real estate	660	—
Commercial and financial	15,112	1,715
Total	$17,927	$1,715
Loan Grades:
The Company utilizes an internal risk grading matrix to assign a risk grade to each of its loans. Loans are graded on a scale of 1 to 9. These risk grades are evaluated on an ongoing basis. A description of the general characteristics of the nine risk grades is as follows:
•
Pass.   Loans rated Pass include those that are adequately collateralized performing loans which management believe do not have conditions that have occurred or may occur that would result in the loan being downgraded into an inferior category. The Pass category also includes loans rated as Watch, which include those that management believes have conditions that have occurred, or may occur, which could result in the loan being downgraded to an inferior category.

•
Special Mention.   A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan, or in the Company’s credit position at some future date. Loans graded special mention may require resolution of specific lending events before the associated risk can be adequately evaluated.

•
Substandard.   A substandard loan is inadequately protected by the net worth and cash flow capacity of the borrower or of the collateral pledged. Loans so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•
Doubtful.   Loans classified as doubtful are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable based on existing facts, values, and conditions. The possibility of loss is high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified, as value is impaired. A full or partial reserve is warranted. Because of the high probability of loss, nonaccrual accounting treatment is required.

•
Loss.   Loans classified as loss are considered uncollectible and continuance as an acceptable asset is not warranted. This classification does not mean that the credit has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this asset even though partial recovery may be affected in the future. These loans are considered classified. Because of the high probability of loss, nonaccrual accounting treatment is required. Losses are to be recorded in the period an obligation becomes uncollectable.

The following tables present the loan portfolio’s amortized cost by class of financing receivable, risk grade and year of origination (in thousands). Generally, current period renewals of credit are underwritten again at the point of renewal and considered current period originations for purposes of the table below. The Company had an immaterial amount of revolving loans which converted to term loans and the amortized cost basis of those loans is included in the applicable origination year. There were no loans risk graded doubtful or loss at June 30, 2026 and December 31, 2025.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(4)
Loans (continued)

Term Loans by Origination Year As of June 30, 2026	2026	2025	2024	2023	2022	Prior	Revolving Loans Amortized Cost Basis	Total
Construction and land development
Risk Grade:
Pass	79,085	103,223	45,810	1,741	1,761	1,577	36,458	269,655
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total Construction and land development	79,085	103,223	45,810	1,741	1,761	1,577	36,458	269,655
2026 gross charge-offs	—	—	—	—	—	—	—	—
Single-family residential
Risk Grade:
Pass	51,267	56,870	81,732	28,578	34,848	73,567	17,577	344,439
Special Mention	—	—	—	44	220	59	—	323
Substandard	—	2,898	—	—	342	325	—	3,565
Doubtful	—	—	—	—	—	—	—	—
Total Single-family residential	51,267	59,768	81,732	28,622	35,410	73,951	17,577	348,327
Gross Charge-Offs	—	—	—	—	—	—	—	—
Commercial real estate
Risk Grade:
Pass	238,604	204,167	131,323	69,817	95,688	120,171	11,962	871,732
Special Mention	—	11,583	8,058	—	—	—	—	19,641
Substandard	—	375	—	—	—	259	—	634
Doubtful	—	—	—	—	—	—	—	—
Total Commercial real estate	238,604	216,125	139,381	69,817	95,688	120,430	11,962	892,007
Gross charge-offs	—	—	—	—	—	—	—	—
Multifamily
Risk Grade:
Pass	7,939	6,277	36,768	—	4,898	14,530	—	70,412
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total Multifamily	7,939	6,277	36,768	—	4,898	14,530	—	70,412
Gross charge-offs	—	—	—	—	—	—	—	—
Commercial and financial
Risk Grade:
Pass	44,848	112,023	28,980	23,787	22,216	11,213	189,544	432,611
Special Mention	620	3,760	78	—	—	228	2,050	6,736
Substandard	2,501	5,453	1,669	268	925	9,601	504	20,921
Doubtful	—	—	—	—	—	—	—	—
Total Commercial and financial	47,969	121,236	30,727	24,055	23,141	21,042	192,098	460,268

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(4)
Loans (continued)

Term Loans by Origination Year As of June 30, 2026	2026	2025	2024	2023	2022	Prior	Revolving Loans Amortized Cost Basis	Total
Gross charge-offs	—	912	—	—	—	96	—	1,008
Consumer
Risk Grade:
Pass	19,827	14,235	1,377	107	37	18,986	275	54,844
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total Consumer	19,827	14,235	1,377	107	37	18,986	275	54,844
Gross charge-offs	—	—	—	—	—	—	—	—
Term Loans by Origination Year As of December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total
Construction and land development
Risk Grade:
Pass	160,577	64,593	4,669	269	91	87	6,237	236,523
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	328	—	—	—	—	—	328
Doubtful	—	—	—	—	—	—	—	—
Total Construction and land development	160,577	64,921	4,669	269	91	87	6,237	236,851
Gross charge-offs	—	—	—	—	59	—	—	59
Single-family residential
Risk Grade:
Pass	52,712	83,281	29,243	33,681	67,126	4,715	2,083	272,841
Special Mention	—	—	29	88	58	—	—	175
Substandard	2,958	—	—	399	30	316	—	3,703
Doubtful	—	—	—	—	—	—	—	—
Total Single-family residential	55,670	83,281	29,272	34,168	67,214	5,031	2,083	276,719
Gross charge-offs	—	—	75	109	—	—	—	184
Commercial Real Estate
Risk Grade:
Pass	220,125	132,715	78,279	73,280	137,526	24,579	3,872	670,376
Special Mention	—	8,055	—	—	—	—	—	8,055
Substandard	417	—	—	—	—	255	—	672
Doubtful	—	—	—	—	—	—	—	—
Total Commercial Real Estate	220,542	140,770	78,279	73,280	137,526	24,834	3,872	679,103
Gross charge-offs	—	—	—	—	—	—	—	—

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(4)
Loans (continued)

Term Loans by Origination Year As of December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total
Multifamily
Risk Grade:
Pass	9,545	29,332	—	14,279	13,185	—	—	66,341
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total Multifamily	9,545	29,332	—	14,279	13,185	—	—	66,341
Gross charge-offs	—	—	—	—	—	—	—	—
Commercial and financial
Risk Grade:
Pass	123,805	34,517	23,596	23,667	10,760	1,775	185,744	403,864
Special Mention	4,276	—	181	—	—	335	—	4,792
Substandard	1,894	—	321	4,766	7,041	1,329	3,999	19,350
Doubtful	—	—	—	—	—	—	—	—
Total Commercial and financial	129,975	34,517	24,098	28,433	17,801	3,439	189,743	428,006
Gross charge-offs	—	—	—	—	762	—	—	762
Consumer
Risk Grade:
Pass	21,755	1,956	131	50	19,324	7	—	43,223
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total Consumer	21,755	1,956	131	50	19,324	7	—	43,223
Gross charge-offs	—	12	—	—	—	—	—	12

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(5)
Allowance for Credit Losses

Changes in the allowance for credit losses (“ACL”) for the six months ended June 30, 2026 and 2025 were as follows (in thousands):
June 30, 2026:	Construction and Land Development	Single- Family Residential	Commercial Real Estate	Multifamily	Commercial and Financial	Consumer	Total
Allowance for credit losses
Beginning balance	$4,496	$7,048	$4,453	$514	$8,607	$456	$25,574
Provision for credit losses	(558)	642	144	(123)	1,250	(251)	1,104
Initial ACL on seasoned loans	183	116	591	5	498	4	1,397
Initial ACL on PCD loans	73	507	60	—	1,217	—	1,857
Charge-offs	—	—	—	—	(1,008)	—	(1,008)
Recoveries	7	—	—	—	—	24	31
Ending balance	$4,200	$8,313	$5,248	$396	$10,565	$233	$28,955
June 30, 2025:	Construction and Land Development	Single- Family Residential	Commercial Real Estate	Multifamily	Commercial and Financial	Consumer	Total
Allowance for credit losses
Beginning balance	$2,817	$6,854	$4,014	$698	$5,456	$761	$20,600
Provision for credit losses	1,140	99	575	(279)	1,512	124	3,171
Initial ACL on PCD loans	—	135	7	—	1,221	—	1,363
Charge-offs	(59)	—	—	—	—	—	(59)
Recoveries	—	2	—	—	14	1	17
Ending balance	$3,898	$7,090	$4,596	$419	$8,203	$886	$25,092
The Company maintains an ACL for credit losses on unfunded commercial lending commitments and letters of credit to consider the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to consider the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability on the condensed consolidated balance sheets within other liabilities, while the corresponding provision for these credit losses is recorded as a component of provision for credit losses. The reserve for unfunded loan commitments was $2,090,000 and $986,000 as of June 30, 2026 and December 31, 2025, respectively.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(6)
Premises and Equipment

Premises and equipment are summarized as follows as of June 30, 2026 and December 31, 2025 (in thousands):
	2026	2025
Land	$4,320	$4,320
Buildings	6,204	6,204
Furniture, fixtures and equipment	8,657	8,390
Leasehold improvements	9,012	8,886
	28,193	27,800
Less: Accumulated depreciation	(10,240)	(9,250)
	$17,953	$18,550
Depreciation expense was $1.0 million and $1.1 million for the six months ended June 30, 2026 and 2025, respectively.
(7)
Leases

The Company leases space under non-cancelable operating leases for several of its banking offices.
Supplemental balance sheet information related to operating leases at June 30, 2026 and December 31, 2025 are as follows (in thousands):
	2026	2025
Operating lease right of use assets	$36,808	$36,578
Operating lease liabilities	$38,470	$38,071
Weighted average remaining lease term (years)	12.72	12.77
Weighted average discount rate	4.13%	4.03%
Operating lease expense was $2.2 million and $2.4 million for the six months ended June 30, 2026 and 2025, respectively. Sublease income offsetting operating lease expense was $269,000 and $69,000 for the six months ended June 30, 2026 and 2025, respectively. Variable rent expense and short-term lease expense were not material for the six months ended June 30, 2026 and 2025.
(8)
Goodwill and Other Intangible Assets

The carrying amount of goodwill and other intangible assets at June 30, 2026 and December 31, 2025 is summarized below (in thousands):
	2026	2025
Core deposit intangible	$11,342	$6,170
Less: accumulated amortization	(865)	(514)
Net core deposit intangible	10,477	5,656
Goodwill	9,732	4,809
Total goodwill and other intangible assets, net	$20,209	$10,465

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(9)
Deposits

Deposits at June 30, 2026 and December 31, 2025 were as follows (in thousands):
	2026	2025
Noninterest-bearing demand deposits	$667,359	$617,388
Interest-bearing demand deposits	402,874	344,982
Money market and savings deposits	1,078,437	727,623
Time deposits	689,952	669,692
	$2,838,622	$2,359,685
Time deposits that meet or exceed FDIC insurance limit of $250,000 at June 30, 2026 and December 31, 2025 were $294.2 million and $225.8 million, respectively. The Company had brokered deposits of $131.3 million and $202.7 million at June 30, 2026 and December 31, 2025, respectively. The brokered deposits had a weighted average interest rate of 4.02% and 4.05% at June 30, 2026 and December 31, 2025, respectively.
(10)
Federal Home Loan Bank (“FHLB”) Advances

At June 30, 2026 and December 31, 2025, the Company had no outstanding borrowings with the FHLB.
The advances from the FHLB are collateralized by a blanket lien on all eligible first mortgage loans and other specific loans in addition to FHLB stock.
Loans totaling approximately $1.8 billion and $1.5 billion were pledged as collateral to the FHLB at June 30, 2026 and December 31, 2025, respectively, with lendable collateral of $324.6 million and $210.5 million for the same periods.
At both June 30, 2026 and December 31, 2025, there were no securities pledged as additional lendable collateral with the FHLB.
(11)
Subordinated Notes

On May 7, 2021, the Company completed the offering and sale of $55.0 million in aggregate principal amount of its 4.125% fixed-to-floating rate subordinated notes due 2031. The subordinated notes are scheduled to mature on June 15, 2031, and through June 15, 2026, bear a fixed rate of interest of 4.125% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. Beginning June 15, 2026, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to the then-current three-month SOFR plus 3.40%, payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year up to the maturity date or redemption. Beginning June 15, 2026, the Company may, at its option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. The debt issuance costs of $1.2 million were netted with proceeds and are being amortized over the term until the redemption date of the notes. Approximately $82,000 and $123,000 of debt issuance costs were amortized during the six months ended June 30, 2026 and 2025, respectively, with approximately $0 and $82,000 of unamortized debt issuance costs remaining at June 30, 2026 and December 31, 2025, respectively.
In March 2025, as the result of the PBC acquisition, GBC assumed $10.0 million in fixed-to-floating rate subordinated notes due 2031. A discount of $1.0 million was recorded as part of the acquisition for a fair value of $9.0 million on the subordinated notes. At June 30, 2026 and December 31, 2025, the remaining discount on the subordinated notes was $778,000 and $919,000, respectively. The subordinated notes are scheduled to mature on October 6, 2031, and through October 6, 2026, bear a fixed rate of interest of 3.75% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Beginning October 6, 2026, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to the then-current three-month SOFR plus 2.88%, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year up to the maturity date or redemption. Beginning October 6, 2026, the Company may, at its option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(11)
Subordinated Notes (continued)

In June 2026, as the result of the Tandem acquisition, GBC assumed $12.0 million of subordinated notes maturing on July 30, 2035. A discount of $67 thousand was recorded as part of the acquisition for a fair value of $11.9 million on the subordinated notes. At June 30, 2026, the remaining discount on the subordinated notes was $66,000. Interest payments are due January 30 and July 30 of each year at a fixed interest rate of 8.0% through July 30, 2030, at which time the interest rate becomes variable and payable quarterly based on the three-month SOFR rate plus 443 basis points until July 30, 2035, when all principal and interest outstanding are due. The Company may not prepay these subordinated notes during the fixed interest rate period. Prepayments may be made at any time after the fixed interest rate period ends without penalty.
(12)
Junior Subordinated Debentures

On April 15, 2005, the Company issued, through a wholly owned Delaware statutory trust, Georgia Banking Statutory Trust I (the “Trust”), $7.0 million of preferred beneficial interests in the Company’s unsecured junior subordinated debentures (trust preferred securities) that qualify as Tier I capital under Federal Reserve Board guidelines within certain limitations. The Company owns all the common securities of the Trust. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $7.2 million of junior subordinated debentures of the Company, which carry a floating rate of interest equal to the 3-month SOFR plus 2.00%. This rate was 5.93% and 5.98% at June 30, 2026 and December 31, 2025. The proceeds received by the Company from the sale of the junior subordinated debentures were used to strengthen the capital position of the Company and to accommodate current and future growth. The debentures and related accrued interest represent the sole assets of the Trust.
The Company’s trust preferred securities accrue and pay quarterly distributions at an interest rate equal to the three-month SOFR plus 26 basis points tenor spread plus a 2.00% credit spread per annum of the stated liquidation value of $1,000 per capital security. The Company entered contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust.
The trust preferred securities are mandatorily redeemable upon maturity of the debentures on April 15, 2035, or upon earlier redemption of the debentures as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount and any accrued but unpaid interest. The Trust document provides the Company, upon notification to the trustee, may elect to defer quarterly interest payments for a period as established in the Trust.
(13)
Related Party Transactions

In the ordinary course of business, the Company has granted loans to certain executive officers, directors and their affiliates. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions and do not involve more than normal credit risk. Changes in related party loans at June 30, 2026 and December 31, 2025 are summarized as follows (in thousands):
	2026	2025
Balance at beginning of year	$1,839	$868
New loans and advances	7	508
Repayments	(320)	(349)
Effect of changes in composition of related parties	—	812
Balance at end of period	$1,526	$1,839
Deposits with related parties were $25.4 million and $21.1 million at June 30, 2026 and December 31, 2025, respectively.
In 2023, the Bank entered into a lease agreement for a branch and sales offices involving a property in which two related parties held ownership interests. The lease requires total payments of approximately $34.1 million over a 20-year lease term,

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(13)
Related Party Transactions (continued)

with remaining undiscounted lease payments of $30.4 million and $31.0 million at June 30, 2026 and December 31, 2025, respectively.
(14)
Employee Benefit and Stock Plans

Profit Sharing Plan
The Company has a contributory 401(k) profit sharing plan covering substantially all employees. The contributions to the plan are at the discretion of the Company’s Board of Directors. Contributions are equal to 100% of employee deferrals up to 3% and 50% of employee deferrals up to 5%. The Company recognized 401(k) expenses of approximately $548,000 and $456,000 for the six months ended June 30, 2026 and 2025, respectively.
Supplemental Executive Retirement Plan (“SERP”)
The SERP was created to provide additional benefits to retired executive officers whereby these benefits are currently being paid over a twelve-year period, applicable to each officer’s retirement date. A SERP liability is recorded which recognizes the remaining obligation of the Company to the former executives. For the six months ended June 30, 2026 and 2025, these postretirement benefit plan expenses were $20,000 and $23,000, respectively. The accrued SERP liability totaled $1.0 million and $1.1 million at June 30, 2026 and December 31, 2025, respectively and reported in accrued interest and other liabilities on the condensed consolidated balance sheets.
The Company has purchased and is the beneficiary of life insurance policies on certain key officers. The Company intends to use these policies to partially fund the supplemental executive retirement plan described herein. Income related to life insurance policies totaled approximately $460,000 and $433,000 for the six months ended June 30, 2026 and 2025, respectively. The carrying value of the policies recorded was approximately $35.8 million and $31.0 million at June 30, 2026 and December 31, 2025, respectively.
Stock Incentive Plan
During 2021, the Company implemented the “2021 Stock Incentive Plan” (the “Plan”) which allows for the grant of share-based awards to officers, directors and employees as approved. An aggregate of 625,000 shares has been reserved for issuance under the Plan. At June 30, 2026 and December 31, 2025, outstanding restricted shares granted under the Plan as compensation to certain employees were 128,349 and 121,170, respectively. The restriction period for the shares is one to four years from the date of grant which is based on service. Shares issued under the Plan are recorded at the fair value on the date of grant. The compensation expense is recognized on a straight-line basis over the related vesting period. Compensation expense was approximately $0.6 million and $0.8 million for the six months ended June 30, 2026 and June 30, 2025, respectively. During the six months ended June 30, 2026, 11,407 shares worth approximately $342,000 were surrendered for grantees to satisfy tax obligations related to the vesting of these grants during the period. During the six months ended June 30, 2025, 24,550 shares worth approximately $565,000 were surrendered for grantees to satisfy tax obligations related to the vesting of these grants during the period. Unrecognized compensation expense on grants totaled approximately $2.5 million and $1.9 million as of June 30, 2026 and December 31, 2025, respectively.
The following table summarizes the activity of the Company’s restricted stock awards.
	Shares	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2025	121,170	$22.40
Granted	53,285	$30.00
Vested	(34,699)	$24.12
Forfeited	(11,407)	$24.16
Outstanding, June 30, 2026	128,349	$25.81

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(14)
Employee Benefit and Stock Plans (continued)

The Company’s stock option activity is summarized below.
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding, December 31, 2025	98,844	$12.70	3.97
Granted	—	—
Exercise of stock options	(17,247)	8.09
Rollover options	87,246	20.95
Forfeited	—	—
Outstanding, June 30, 2026	168,843	$18.55	4.04
The fair value of each option granted was estimated on the date of grant using the Black-Scholes model. Compensation expense related to the options for the six months ended June 30, 2026 and 2025 was not material.
Options granted under the plan vest over a three-year period and have a five-year maximum term. Subject to any committee discretion to accelerate vesting of the options granted, the options shall vest and become exercisable as of each vesting date provided the grantee has not incurred a termination of service prior to such vesting date. There is no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the grantee’s continued employment or service with the Company. Upon expiration of the option, the option shall be cancelled and no longer exercisable.
Deferred Compensation Plan
The Company began offering a non-qualified deferred compensation plan during 2021 for certain officers and members of the Company’s Board of Directors. The deferred compensation plan provides for the pre-tax deferral of compensation, fees, and other specified benefits and permits each employee participant to elect to defer a portion of their base salary, bonus, or commission and permits each director participant to elect to defer all or a portion of their director’s fees.
Further, the deferred compensation plan allows for a discretionary Company match to any deferred bonus allocated to a fund that tracks the performance of the Company’s stock (the “Company Stock Fund”). Deferred bonuses vest ratably over five years while the Company’s match cliff vests on the fifth anniversary of the grant date. All transactions tied to stock between the Company and the deferred compensation plan are at a stock price obtained from an independent valuation. The Board of Directors may also elect to make a discretionary contribution to any or all participants. At June 30, 2026 and December 31, 2025, assets related to the deferred compensation plan totaled $5.0 million and $4.4 million, respectively, and are included in accrued interest and other assets on the condensed consolidated balance sheets. At June 30, 2026 and December 31, 2025, liabilities related to the deferred compensation plan totaled $13.2 million and $11.4 million, respectively, and are included in accrued interest and other liabilities on the condensed consolidated balance sheets. During the six months ended June 30, 2026 and 2025, revenues of $0.4 million and $0.5 million, respectively, were recognized and included in other noninterest income in the condensed consolidated statements of income along with expenses of $1.9 million and $1.9 million, respectively, that were included in salaries and employee benefits in the condensed consolidated statements of income.
(15)
Commitments and Contingencies

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk more than the amount recognized in the balance sheet. The notional contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The exposure to credit loss in the event of nonperformance by the counter party for commitments to extend credit and letters of credit written is represented by the contractual or notional amount of these instruments. The Company uses the same

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(15)
Commitments and Contingencies (continued)

credit policies in making commitments and conditional obligations as it uses for underwriting on-balance sheet instruments. In most cases, collateral or other security is required to support financial instruments with a credit risk.
The following table summarizes the contract amount of off-balance sheet instruments at June 30, 2026 and December 31, 2025 (in thousands):
	2026	2025
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$481,518	$388,867
Financial and performance letters of credit	5,558	5,533
	$487,076	$394,400
Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral.
Commercial letters of credit are issued to facilitate commerce and typically result in the commitment being drawn on when the underlying transaction is consummated between the customer and the third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate, certificates of deposit, and other acceptable collateral as security supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies.
As of June 30, 2026, the Bank maintained credit arrangements with various financial institutions to purchase federal funds up to $60 million. The Bank has completed eligibility requirements to participate in the Federal Reserve discount window borrowings program. At June 30, 2026 and December 31, 2025, the Company had $561.3 million and $555.1 million, respectively, in loans pledged at the Federal Reserve discount window and $471.1 million and $478.0 million, respectively, available for borrowing.
The Company is involved in various legal proceedings from time-to-time in the normal course of business. It is the opinion of management that any judgment or settlement resulting from pending or threatened litigation would not have a material adverse effect on the Company’s consolidated financial position or results of operations.
(16)
Earnings Per Share

Presented below are the calculations for basic and diluted earnings per common share for the six months ended June 30, 2026 and 2025 (in thousands, except per share and share data):
	2026	2025
Net income available to common shareholders	$13,296	$6,731
Weighted average number of common shares outstanding	8,819,729	8,036,547
Effect of dilutive common stock awards	335,434	207,380
Diluted weighted average common shares outstanding	9,155,163	8,243,927
Basic earnings per common share	$1.51	$0.84
Diluted earnings per common share	$1.45	$0.82

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(16)
Earnings Per Share (continued)

For the six months ended June 30, 2026 and 2025, the Company had no potentially anti-dilutive instruments outstanding that were not included in the above calculation.
(17)
Warrants

In connection with the recapitalization that occurred in 2021, four significant shareholders received warrants to acquire 507,729 shares of common stock and non-voting common stock at an exercise price of $21.62 per share. The warrants are exercisable for a term of ten years from the date of issuance. In connection with the Tandem acquisition, warrants to acquire 78,288 shares of common stock were assumed or replaced, with a weighted-average exercise price of $20.83 per share and a weighted-average remaining contractual term of 3.5 years. During the six months ended June 30, 2026, warrants to purchase 56,295 shares of non-voting common stock were exercised in connection with the June 2026 private placement. At June 30, 2026, warrants to acquire 529,722 shares of common stock and non-voting common stock were outstanding, with a weighted-average exercise price of $21.50 per share.
(18)
Derivatives and Hedging Activities

The Company utilizes interest rate swap and option agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties but is rather determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.
The Company had no collateral posted as of June 30, 2026 while having $2.0 million posted in the normal course of business related to these contracts as of December 31, 2025.
Cash Flow Hedges
In a cash flow hedge, the entire change in the fair value of the interest rate swap or the gain/loss on an interest rate option included in the assessment of hedge effectiveness is initially recorded in other comprehensive income (“OCI”) and subsequently reclassified from OCI to current period earnings in the same period that the hedged item affects earnings. Interest rate hedges with notional amounts totaling $250.0 million and $150.0 million as of June 30, 2026 and December 31, 2025, respectively, were designated as cash flow hedges of certain loans receivable and interest rate contracts and were determined to be effective during all periods presented. The Company expects the hedges to remain effective during the remaining terms of the hedges. The effect of cash flow hedge accounting on other comprehensive income for the six months ended June 30, 2026 and 2025 were unrealized losses of $1.1 million and unrealized gains of $0.2 million, respectively.
Interest expense recorded on the cash flow hedges totaled $69,000 and $341,000 for the six months ended June 30, 2026 and 2025, respectively, and is reported as a component of interest income on loans.
At June 30, 2026, the net unrealized holding loss recorded in accumulated other comprehensive income that are expected to be reclassified into earnings within the next 12 months totaled $227,000.
Fair Value Hedges
Interest rate swaps with notional amounts of $76.3 million and $79.2 million at June 30, 2026 and December 31, 2025, respectively, were designated as fair value hedges of certain time deposits and are considered effective during all periods presented. The Company expects the hedges to remain effective during the remaining terms of the swaps.
Interest expense recorded on these swap transactions totaled $84,000 and $135,000 for the six months ended June 30, 2026 and 2025, respectively, and is reported as a component of interest expense on deposits.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(18)
Derivatives and Hedging Activities (continued)

The Company presents derivative position gross on the condensed consolidated balance sheet. The following table reflects the derivatives recorded on the condensed consolidated balance sheet as of June 30, 2026 and December 31, 2025 (in thousands):
	2026		2025
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Derivatives designated as hedging instruments:
Interest rate hedges related to customer loans	$150,000	$439	$150,000	$1,001
Interest rate hedges related to customer deposits	17,000	146	79,150	761
Total included in other assets	$167,000	$585	$229,150	$1,762
	2026		2025
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other liabilities:
Derivatives designated as hedging instruments:	$100,000	$(610)	$—	$—
Interest rate hedges related to customer deposits	59,322	(108)	—	—
Total included in other liabilities	$159,322	$(718)	$—	$—
(19) Regulatory Matters
The Company, by virtue of being a bank holding company with more than $3.0 billion in total consolidated assets, and the Bank are subject to various regulatory capital requirements administered by the federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy rules and the regulatory framework for prompt corrective action, as revised by the Basel III Capital Rules effective January 1, 2015, the Company and Bank must meet specific capital thresholds that involve quantitative measures of capital, assets, and certain off-balance sheet items as calculated under regulatory rules. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures (as defined) established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital, Tier 1 capital, and common equity Tier 1 capital (“CET 1”) to risk-weighted assets, and of Tier 1 capital to average assets, the Tier 1 leverage ratio.
At June 30, 2026 and December 31, 2025, the Company and the Bank were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum guideline ratios as set forth in the table below. There are no conditions or events since June 30, 2026, that management believes have changed the Company’s or the Bank’s category.
The Company’s actual capital amounts and ratios are presented below (dollars in thousands):
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2026:
Total Capital to Risk-Weighted Assets	$364,873	14.32%	$203,803	8.00%	$254,754	10.00%
Tier 1 Capital to Risk-Weighted Assets	$269,422	10.58%	$152,852	6.00%	$203,803	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	$262,205	10.29%	$114,639	4.50%	$165,590	6.50%
Tier 1 Capital to Average Assets	$269,422	9.43%	$114,257	4.00%	$142,822	5.00%

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(19) Regulatory Matters (continued)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2025:
Total Capital to Risk-Weighted Assets	$295,392	13.61%	$173,647	8.00%	$217,059	10.00%
Tier 1 Capital to Risk-Weighted Assets	$203,832	9.39%	$130,235	6.00%	$173,647	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	$196,615	9.06%	$97,676	4.50%	$141,088	6.50%
Tier 1 Capital to Average Assets	$203,832	7.64%	$106,726	4.00%	$133,408	5.00%
The Bank’s actual capital amounts and ratios are presented below (dollars in thousands):
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2026:
Total Capital to Risk-Weighted Assets	$331,775	13.05%	$203,391	8.00%	$254,238	10.00%
Tier 1 Capital to Risk-Weighted Assets	$300,730	11.83%	$152,543	6.00%	$203,391	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	$300,730	11.83%	$114,407	4.50%	$165,255	6.50%
Tier 1 Capital to Average Assets	$300,730	10.78%	$111,587	4.00%	$139,484	5.00%
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2025:
Total Capital to Risk-Weighted Assets	$276,260	12.74%	$173,413	8.00%	$216,767	10.00%
Tier 1 Capital to Risk-Weighted Assets	$249,700	11.52%	$130,060	6.00%	$173,413	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	$249,700	11.52%	$97,545	4.50%	$140,898	6.50%
Tier 1 Capital to Average Assets	$249,700	9.37%	$106,983	4.00%	$133,729	5.00%

(20)
Fair Value Measurement and Disclosures

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820, Fair Value Measurements and Disclosures establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are utilized in the determination of fair value for instruments classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs for instruments classified within Level 3 of the hierarchy).
Fair Value Hierarchy
Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access at the measurement date.
Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(20)
Fair Value Measurement and Disclosures (continued)

Level 3 — Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The following methods and assumptions were used by the Company in estimating the fair value of its significant financial instruments and other accounts recorded or disclosed based on their fair value:
Securities
Securities available for sale are recorded at fair value on a recurring basis. Securities held to maturity are recorded at amortized cost. For securities available for sale, the fair value is determined by various valuation methodologies. Where quoted market prices are available in active markets, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include certain U.S. agency bonds, collateralized mortgage and debt obligations, and certain municipal securities. The Level 2 fair value pricing is provided by an independent third party and is based upon similar securities in an active market.
Loans
The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of collateral dependent loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. A loan is determined to be collateral dependent if the Company believes it is probable that all principal and interest amounts due according to the terms of the note will not be collected as scheduled. The fair value of collateral dependent loans is determined in accordance with GAAP and generally results in a specific reserve established through a charge to the provision for credit losses.
Losses on collateral dependent loans are charged to the allowance when management believes the collectability of a loan is confirmed. Management classifies all collateral dependent loans carried at fair value as Level 3, since their valuations are based on either discounted cash flows or on underlying collateral values, as determined by appraisals, which are based in part on observable inputs, but which are not themselves observable inputs.
Other Real Estate Owned (“OREO”)
The fair value of OREO is determined by using certified appraisals that assign value to the property at its highest and best uses by applying traditional valuation methods common to the industry. The Company does not hold any OREO for profit purposes, and all OREO is actively marketed for sale. In most cases, management has determined that additional valuation adjustments may be appropriate to reflect other market factors that may not be captured in the appraisal. Accordingly, appraisals as adjusted are not based on observable inputs, and management has determined that OREO should be classified as Level 3.
Derivatives
The fair value of derivatives is based on valuation models using observable market data as of the measurement date (Level 2). Our derivatives are traded in an over-the counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indicts to generate continuous yield or pricing curves, prepayment rates and volatility factors to value the position. Most market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services.
Brokered Time Deposits
Fair value for certain fixed-rate time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities of time deposits.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(20)
Fair Value Measurement and Disclosures (continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall are summarized below (in thousands).
June 30, 2026:	Level 1	Level 2	Level 3	Total
Securities available for sale:
U.S. Treasury securities	$4,952	$—	$—	$4,952
U.S. Government sponsored agencies	—	2,978	—	2,978
Residential mortgage-backed securities	—	60,197	—	60,197
Collateralized mortgage obligations	—	5,695	—	5,695
Corporate debt securities	—	1,265	—	1,265
Derivative asset	—	585	—	585
Brokered time deposits	—	85,699	—	85,699
Derivative liability	—	718	—	718
December 31, 2025:	Level 1	Level 2	Level 3	Total
Securities available for sale:
U.S. Treasury securities	$21,912	$—	$—	$21,912
U.S. Government sponsored agencies	—	2,994	—	2,994
Residential mortgage-backed securities	—	24,934	—	24,934
Collateralized mortgage obligations	—	996	—	996
Corporate debt securities	—	960	—	960
Derivative asset	—	1,762	—	1,762
Brokered time deposits	—	90,743	—	90,743
There were no transfers between Level 2 and Level 3 assets or liabilities during the six months ended June 30, 2026 and 2025.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The table below presents the Company’s assets and liabilities measured at fair value on a nonrecurring, aggregated by the level in the fair value hierarchy within which those measurements fall are summarized below (in thousands):
	Level 1	Level 2	Level 3	Total
June 30, 2026:
Collateral dependent loans	$—	$—	$18,372	$18,372
Total	$—	$—	$18,372	$18,372
December 31, 2025:
Collateral dependent loans	$—	$—	$16,212	$16,212
Total	$—	$—	$16,212	$16,212
For individually evaluated collateral dependent loans, the estimated fair value is based upon the present value of expected future cash flows discounted at the loan’s effective rate, the estimated fair value of the underlying collateral with consideration for estimated selling costs if satisfaction of the loan depends on the sale of the collateral, or the estimated liquidity of the note.
For the six months ended June 30, 2026 and 2025, there were no changes in the methods and significant assumptions used to estimate fair value.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(20)
Fair Value Measurement and Disclosures (continued)

The following table shows significant unobservable inputs used in the fair value measurement of Level 3 nonrecurring assets as of June 30, 2026 and December 31, 2025 (in thousands):
June 30, 2026
	Fair Value	Valuation Technique	Unobservable Inputs	Range of Discounts	Weighted Average Discount
Collateral dependent loans	$18,372	Third-party appraisals	Collateral discounts and discount rates	0% – 25%	15%
December 31, 2025
	Fair Value	Valuation Technique	Unobservable Inputs	Range of Discounts	Weighted Average Discount
Collateral dependent loans	$16,212	Third-party appraisals	Collateral discounts and discount rates	0% – 15%	5%
Financial Instruments
The carrying amounts and estimated fair values of the Company’s financial instruments at June 30, 2026 and December 31, 2025 that are not shown elsewhere in these condensed consolidated financial statements are presented below (in thousands):
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
June 30, 2026:
Financial Assets:
Cash and cash equivalents	$433,327	$433,327	$433,327	$—	$—
Debt securities held to maturity	49,360	48,663	—	48,663	—
Other investments	2,896	2,896	—	2,896	—
Loans held for sale	500,560	500,560	—	500,560	—
Loans	2,089,860	2,074,942	—	—	2,074,942
Accrued interest receivable	11,199	11,199	11,199	—	—
Financial Liabilities:
Deposits	$2,752,923	$2,757,838	$—	$—	$2,757,838
Borrowings	82,622	82,622	—	—	82,622
Accrued interest payable	3,296	3,296	3,296	—	—
December 31, 2025:
Financial Assets:
Cash and cash equivalents	$280,373	280,373	280,373	—	—
Debt securities held to maturity	40,102	40,128	—	40,128	—
Other investments	2,585	2,585	—	2,585	—
Loans held for sale	505,360	505,360	—	505,360	—
Loans	1,724,934	1,705,306	—	—	1,705,306
Accrued interest receivable	10,829	10,829	10,829	—	—
Financial Liabilities:
Deposits	$2,268,942	$2,270,868	$—	$—	$2,270,868
Borrowings	71,216	65,456	—	—	65,456
Accrued interest payable	2,741	2,741	2,741	—	—

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(20)
Fair Value Measurement and Disclosures (continued)

The carrying value of certain assets and liabilities such as cash and cash equivalents, accrued interest receivable, nonmaturing deposits, short-term borrowings, and accrued interest payable approximate their estimated fair value due to their immediate and shorter-term maturities. For those financial instruments not previously disclosed, the following is a description of the valuation methodologies used.
Other investments:   The carrying amount of FHLB stock is a reasonably accepted fair value estimate given the restricted nature. Fair value is the redeemable (carrying) value based on the redemption provisions of the instruments which is considered a Level 2 measurement. The Bank owned FHLB stock amounting to approximately $2.1 million and $1.8 million at June 30, 2026 and December 31, 2025, respectively
Deposits:   The fair value of deposits with no stated maturity (such as demand deposits, interest-bearing demand, money market accounts and savings accounts) is equal to the amount payable on demand at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the marketplace on time deposits of similar remaining maturities. Use of internal discounted cash flows provides a Level 3 fair value measurement.
Borrowings:   The fair values of the junior subordinated debentures and subordinated notes utilize a discounted cash flow analysis based on an estimate of current interest rates being offered by instruments with similar terms and credit quality. Since the market for these instruments is limited, the internal valuation represents a Level 3 measurement.
Limitations:   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates may not be realizable in an immediate settlement of the instrument. In some instances, there are no quoted, market prices for the Company’s various financial instruments, in which case fair value may be based on estimates using present value or other valuation techniques, or based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the financial instruments, or other factors. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Subsequent changes in assumptions could significantly affect the estimates.
(21) Segment Information
The Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures on January 1, 2025. The Company has determined that its current community bank operating model is structured whereby all banking locations serve a similar base of primarily commercial customers utilizing a company-wide offering of similar products and services managed through similar processes and technology platforms that are collectively reviewed by the Company’s Chief Executive Officer, who has been designated as the chief operating decision maker (“CODM”). The CODM regularly assesses performance of the aggregated single banking segment in determining how to allocate resources.
The banking segment derives revenue from customers by providing a broad array of loan and deposit products to businesses and consumers. Loan offerings include commercial and commercial real estate loans, as well as residential real estate and consumer loans. Deposit products include checking, savings, money market, and time deposits, as well as treasury management services, mobile banking, ATMs, and other deposit-related products and services.
The CODM assesses performance of the banking segment and decides how to allocate resources based on net income as reported in the Company’s condensed consolidated statements of income. All categories of interest expense, provision for credit losses, and noninterest expenses, as disclosed in the Company’s condensed consolidated statements of income, are considered significant to the banking segment. In addition, depreciation expense is disclosed within Note 6.
For the six months ended June 30, 2026 and 2025, there were no adjustments or reconciling items between the banking segment net income and the consolidated net income as presented in the condensed consolidated statements of income.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(unaudited)
(21) Segment Information (continued)
The measure of segment assets is based on total assets as reported on the condensed consolidated balance sheets. As of June 30, 2026 and December 31, 2025, there were no adjustments or reconciling items between the banking segment total assets and the total assets as presented on the condensed consolidated balance sheets.
(22)
Subsequent Events

On August 12, 2026, the Company completed a $1.22 million private placement of 40,683 shares of its common stock at a price of $30.00 per share (the “August 2026 Private Placement”). The Company intends to use the net proceeds from the shares sold in the August 2026 Private Placement to support organic growth, strengthen capital position, and enhance strategic flexibility to pursue future growth opportunities.
On August 21, 2026, the Company completed the offering and sale of $55.0 million in aggregate principal amount of 6.75% fixed-to-floating rate subordinated notes due September 1, 2036 (the “Notes”). The Notes were structured to comply with the requirements for Tier 2 capital treatment under bank regulatory capital guidelines; with a fixed rate period for five years and a floating rate for the remaining five years. The Company intends to use the net proceeds from the sale of the Notes to redeem existing subordinated debt.

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Georgia Banking Company, Inc. and Subsidiaries
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Georgia Banking Company, Inc. and Subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2021.
/s/ Wipfli LLP
Atlanta, Georgia
July 28, 2026

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2025 and 2024
(dollars in thousands, except per share and share data)
	2025	2024
Assets
Cash and due from banks	$7,026	8,005
Interest-bearing deposits with banks	235,704	166,777
Federal funds sold	37,643	93,032
Cash and cash equivalents	280,373	267,814
Debt securities available for sale (amortized cost of $54,581 and $73,741)	51,796	69,708
Debt securities held to maturity (fair value $40,128 and $26,172)	40,102	26,740
Other investments	2,585	8,859
Loans held for sale	505,360	498,227
Loans, net of unearned income	1,724,934	1,312,293
Allowance for credit losses	(25,574)	(20,600)
Loans, net	1,699,360	1,291,693
Premises and equipment, net	18,550	10,729
Operating lease right of use assets	36,578	39,678
Goodwill	4,809	—
Core deposit intangible	5,656	—
Cash value of bank owned life insurance	30,996	26,765
Accrued interest and other assets	26,167	23,410
Total assets	$2,702,332	2,263,623
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$617,388	393,720
Interest-bearing	1,742,297	1,434,905
Total deposits	2,359,685	1,828,625
Federal Home Loan Bank advances	—	150,000
Subordinated notes, net	63,999	54,671
Junior subordinated debentures	7,217	7,217
Operating lease liabilities	38,071	40,768
Accrued interest and other liabilities	28,446	26,814
Total liabilities	2,497,418	2,108,095
Commitments and contingencies – Note 15
Preferred stock, $.01 par value, 10,000,000 authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized; 8,444,343 and 7,358,356 shares issued and outstanding	84	74
Non-voting common stock, $.01 par value, 10,000,000 shares authorized; no shares of non-voting common stock issued and outstanding	—	—
Additional paid-in capital	152,302	126,096
Retained earnings	54,694	32,614
Accumulated other comprehensive loss	(2,166)	(3,256)
Total shareholders’ equity	204,914	155,528
Total liabilities and shareholders’ equity	$2,702,332	2,263,623
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Years Ended December 31, 2025 and 2024
(dollars in thousands)
	2025	2024
Interest income:
Loans held for sale	$31,880	26,024
Loans, including fees	119,743	92,049
Investment securities, taxable	3,749	3,375
Investment securities, tax free	401	130
Federal funds sold, deposits in banks and other investments	9,099	8,834
Total interest income	164,872	130,412
Interest expense:
Deposits	53,971	50,981
Federal Home Loan Bank advances	5,078	4,645
Other borrowed funds	3,445	3,102
Total interest expense	62,494	58,728
Net interest income	102,378	71,684
Provision for credit losses – loans	4,521	8,120
Provision for credit losses – unfunded commitments	—	201
Net interest income after provision for credit losses	97,857	63,363
Noninterest income:
Service charges and fees	2,141	1,142
Mortgage banking activity	2,750	1,775
Bank owned life insurance income	901	782
Gain on sale of loans	1,564	2,369
Other	2,983	1,238
Total noninterest income	10,339	7,306
Noninterest expenses:
Salaries and employee benefits	45,922	37,779
Occupancy	8,496	8,572
FDIC assessment and other regulatory charges	2,255	1,881
Professional fees	3,207	2,882
Communications, data processing and equipment	6,121	4,402
Merger and conversion expense	6,732	—
Other	5,624	3,868
Total other noninterest expense	78,357	59,384
Income before income tax expense	29,839	11,285
Income tax expense	7,759	2,829
Net income	$22,080	8,456
Basic earnings per common share	$2.68	$1.15
Diluted earnings per common share	$2.62	$1.12
Weighted average common shares outstanding:
Basic	8,238,252	7,334,994
Diluted	8,442,809	7,532,802
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2025 and 2024
(dollars in thousands)
	2025	2024
Net income	$22,080	$8,456
Other comprehensive income, net of tax:
Net unrealized holding gains on available for sale securities, net of tax expense of $325 and $27	923	78
Net unrealized holding gains on cash flow hedges, net of tax expense of $58 and $28	167	79
Other comprehensive income, net of tax	1,090	157
Comprehensive income	$23,170	$8,613
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2025 and 2024
(dollars in thousands, except per share and share data)
	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2023	7,307,687	$73	124,871	24,158	(3,413)	145,689
Stock-based compensation expense	—	—	1,014	—	—	1,014
Restricted stock units	50,669	1	211	—	—	212
Net income	—	—	—	8,456	—	8,456
Change in accumulated other comprehensive loss, net of tax	—	—	—	—	157	157
Balance, December 31, 2024	7,358,356	74	126,096	32,614	(3,256)	155,528
Stock-based compensation expense	—	—	688	—	—	688
Restricted stock units	50,296	—	161	—	—	161
Stock issuances	63,045	—	1,449	—	—	1,449
Issuance of common stock – PBC acquisition	873,794	9	22,900	—	—	22,909
Issuance of common stock upon exercise of stock options	98,852	1	1,008	—	—	1,009
Net income	—	—	—	22,080	—	22,080
Change in accumulated other comprehensive loss, net of tax	—	—	—	—	1,090	1,090
Balance, December 31, 2025	8,444,343	$84	152,302	54,694	(2,166)	204,914
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2025 and 2024
(dollars in thousands)
	2025	2024
Cash flows from operating activities:
Net income	$22,080	8,456
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization and accretion	(266)	(633)
Provision for credit losses	4,521	8,321
Deferred income tax benefit	(3,241)	(1,562)
Net (gain) on sale of loans held for sale	(1,564)	(2,369)
Stock-based compensation	849	1,225
Amortization of operating lease right of use assets	3,100	3,039
Bank owned life insurance income	(901)	(782)
Loans held for sale purchase/originated	(8,484,593)	(5,694,263)
Loans held for sale sold	8,479,024	5,411,437
Change in:
Accrued interest receivable and other assets	333	1,129
Accrued interest payable and other liabilities	4,405	8,015
Net cash from (used in) operating activities	23,747	(257,987)
Cash flows from investing activities:
Debt securities available for sale:
Proceeds from sales, maturities and paydowns	65,724	13,236
Purchases	(9,941)	(24,455)
Debt securities held to maturity:
Proceeds from sales, maturities and paydowns	2,544	488
Purchases	(8,304)	(8,102)
Purchases of other investments	(34,571)	(26,571)
Proceeds from sale of other investments	41,507	21,800
Proceeds from surrender of life insurance policy	1,106	—
Net change in loans	(158,731)	(214,793)
Purchases of premises and equipment	(970)	(220)
Proceeds from disposals of premises and equipment	56	—
Net cash acquired in business combination, net of cash paid	16,276	—
Net cash used in investing activities	(85,304)	(238,617)
Cash flows from financing activities:
Net change in deposits	229,658	392,425
Proceeds from FHLB advances	850,000	550,000
Repayments of FHLB advances	(1,008,000)	(450,000)
Issuance of common stock	2,458	1
Net cash from financing activities	74,116	492,426
Net change in cash and cash equivalents	$12,559	(4,178)
Cash and cash equivalents at beginning of year	267,814	271,992
Cash and cash equivalents at end of year	$280,373	267,814
Supplemental cash flow information:
Interest paid	$63,541	57,687
Income taxes	9,679	452
Supplemental noncash disclosures:
Business Combination:
Fair value of tangible assets acquired, net of cash acquired	$314,466	—
Goodwill and other intangible assets	10,979	—
Fair value of liabilities assumed	318,812	—
Common stock and equity-based awards issued	22,909	—
See accompanying notes to consolidated financial statements.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(1)
Summary of Significant Accounting Policies

Organization
Georgia Banking Company, Inc. and subsidiaries (the “Company” or “GBC”) is a bank holding company headquartered in Atlanta, Georgia, and whose primary business is presently conducted by Georgia Banking Company, its wholly owned banking subsidiary (the “Bank”). Through the Bank, the Company operates a full-service banking business and offers a broad range of retail and commercial banking services to its customers concentrated in metropolitan Atlanta, Georgia. The Bank also engages in mortgage banking activities through a mortgage warehouse facility. The Company and the Bank are subject to the regulations of certain federal and state agencies and are periodically examined by those regulatory agencies.
Basis of Presentation and Accounting Estimates
In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near-term include fair value measurements, determination of the allowance for credit losses and acquisition accounting.
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current period presentation without any impact on the reported amounts of net income or shareholders’ equity.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash items in process of collection, amounts due from banks, interest-bearing deposits with other financial institutions, and federal funds sold with maturities fewer than 90 days. The deposits held at other financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per institution. At times, these deposits may exceed the federally insured limit. As such, the Company periodically evaluates the credit worthiness of these institutions to ensure there are no significant risks of loss associated with any deposits held by these institutions. At December 31, 2025, the Company had not identified any significant risks of loss associated with deposits held at other financial institutions.
Debt Securities
Debt securities are classified based on the Company’s intention on the date of purchase. All debt securities classified as held to maturity are carried at amortized cost, excluding accrued interest, when management has the positive intent and ability to hold them to maturity. Debt securities classified as available for sale are carried at fair value, with any unrealized holding gains and losses reported in other comprehensive income (loss), net of the deferred income tax effects.
Interest income includes the amortization and accretion of purchase premiums and discounts. Premiums and discounts on debt securities are amortized using the interest method. Such amortization or accretion is included in interest income on investment securities. Realized gains and losses on the sale of debt investment securities are determined using the specific identification method and are included in noninterest income as investment securities gains (losses), net.
The following discussion provides a description of the methodology applied to calculate the Allowance for Credit Losses (“ACL”) using the Current Expected Credit Loss (“CECL”) model for the debt securities portfolios.
ACL — Debt Securities Held to Maturity: Management measures expected credit losses on debt securities held to maturity on a collective basis by major security type. Accrued interest receivable on debt securities held to maturity is excluded from the estimate of credit losses. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Management classifies the held to maturity portfolio into the following major security types: residential mortgage-backed, collateralized mortgage obligations, and state and political subdivisions. Nearly all the residential mortgage-backed securities and collateralized mortgage obligations securities held by the Company are issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

ACL — Debt Securities Available For Sale: For debt securities available for sale in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available for sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.
Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of a debt security available for sale is confirmed or when either of the criteria regarding intent or requirement to sell is met.
Accrued interest receivable on debt securities available for sale is excluded from the estimate of credit losses.
Other Investments
Other investments include Federal Home Loan Bank (“FHLB”) stock. These investments do not have readily determinable fair values due to restrictions placed on transferability and therefore are carried at cost. These investments are periodically evaluated for impairment based on ultimate recovery of par value or cost basis. Both cash and stock dividends are reported as income. The Bank owned FHLB stock amounting to approximately $1.8 million and $8.3 million at December 31, 2025 and 2024, respectively.
Loans Held for Sale
Mortgage warehouse facilities are provided to unaffiliated mortgage origination companies and are collateralized by one-to-four family residential loans. The originator closes new mortgage loans with the intent to sell these loans to third party investors for a profit. The Company provides funding to the mortgage companies for the period between the origination and their sale of the loan. Company policy requires that it separately validate each residential mortgage loan was underwritten consistent with the underwriting requirements of the final investor or market standards prior to advancing funds. The Company is repaid with the proceeds received from sale of the mortgage loan to the final investor.
The Company utilizes a Master Repurchase Agreement (“MRA”) to define the terms of the agreement between the mortgage lender and the Company. With the MRA, the Company can facilitate short-term funding to mortgage companies to originate mortgages and then repay the warehouse advances when the loans are sold.
Mortgage loans originated or purchased under a MRA and intended for sale in the secondary market are carried at cost, as determined by outstanding commitments from investors and the short holding period of these mortgage loans. Gains and losses from the sale of loans are determined using the specific identification method and are included in mortgage banking activity in the consolidated statements of income.
In addition to mortgage warehouse facilities, the Company holds revolving, open-ended loans secured by 1 – 4 family residential loans, commonly referred to as HELOCs and closed-end loans secured by junior liens on 1 – 4 family residential loans with the intent to sell in the secondary market. These loans are referred to as correspondent loans held for sale and are carried at the lower of amortized cost or fair value. Adjustments to reflect changes in the fair value of correspondent loans held for sale are classified as mortgage banking activity while realized gains and losses upon the ultimate sale of the loans held for sale are classified as gain on sale of loans in the consolidated statements of income. At December 31, 2025 and 2024, there were no adjustments recorded on loans held for sale as fair value was greater than the amortized cost. The Company has not elected the fair value option as of December 31, 2025 or 2024.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and any applicable allowance for credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method over the contractual lives of the loans without anticipating prepayments.
Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.
Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Most of the Company’s business activity is with customers located within the markets where it has banking operations. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy within its markets. As of December 31, 2025, approximately 73% of the Company’s loan portfolio is secured by real estate and is therefore susceptible to changes in real estate valuations.
Loans — Acquired: Loans purchased in acquisition transactions are acquired loans, and are recorded at their estimated fair value on the acquisition date.
Acquired loans that have evidence of more-than-insignificant deterioration in credit quality since origination are considered purchased credit deteriorated (“PCD”) loans. At acquisition, an estimate of expected credit losses is made for PCD loans. This initial allowance for credit losses is allocated to individual PCD loans and added to the purchase price or acquisition date fair value to establish the initial amortized cost basis of the PCD loans. Any difference between the unpaid principal balance of PCD loans and the amortized cost basis is considered to relate to noncredit factors, resulting in a discount or premium that is amortized to interest income. For acquired loans not deemed PCD loans at acquisition, the difference between the initial fair value mark and the unpaid principal balance is recognized in interest income over the estimated life of the loans. In addition, an initial allowance for expected credit losses is estimated and recorded as provision expense at the acquisition date. The subsequent measurement of expected credit losses for all acquired loans is the same as the subsequent measurement of expected credit losses for originated loans.
Allowance for Credit Losses
The following discussion provides a description of the methodology applied to calculate the Allowance for Credit Losses (“ACL”) under CECL.
The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the ACL when management believes the uncollectibility of a loan balance is confirmed. Accrued interest receivable on loans is excluded from the estimate of credit losses. For the majority of loans, the ACL is calculated using a cash flow-based methodology applied at the individual loan level. Expected credit losses are estimated over the contractual term of each loan, adjusted for expected prepayments and curtailments. The methodology incorporates reasonable and supportable forecasts over a one-year period, followed by a one-year straight-line reversion to long-term loss expectations. Expected losses are calculated based on forecasted loss rates and recovery assumptions and are aggregated to determine the ACL for collectively evaluated loans.
Management considers the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of financial assets as of the reporting date. Management will also use relevant forward-looking information and expectations drawn from reasonable and supportable forecasts when estimating the ACL. The information is obtained from internal and external sources relating to past events, current conditions, and reasonable and supportable forecasts. The loss rate

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

methodology is designed to estimate expected credit losses over the life of the loan for the entire portfolio utilizing reasonable and supportable economic forecasts. By segmenting the loan portfolio by call code, historical loss rates can be utilized from diversified peer group of banks under similar economic conditions to those in the economic forecast. The model takes into consideration observed historical loss rates from peer banks and combines this with third-party benchmark studies associated with prepayment speeds, curtailment rates and recovery rates to estimate historical losses on the portfolio. Qualitative factors, which require management judgment related to various sources of external and internal data, are incorporated into the overall allowance. Adjustments to modeled loss estimates may be made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in economic conditions, property values, or other relevant factors.
The ACL is measured on a collective basis when similar risk characteristics exist. The Bank has identified the following portfolio segments and calculates the ACL for each using a discounted cash flow methodology at the loan level based on a forecasted loss rate determined based on underlying assumptions that most closely align with the underlying loans current and expected conditions:
Construction and land development — Construction and land development loans include commercial construction, land acquisition and land development loans and single-family interim construction loans to small- and medium-sized businesses and individuals. These loans can carry the risk of cost overruns, changes in market demand for property, zoning and/or environmental issues and declines in real estate values.
Single-family residential — Residential loans include permanent mortgage financing and home equity lines of credit secured by first and second deeds on residential properties. These loans are susceptible to weakening general economic conditions, increases in unemployment rates and declining real estate values.
Commercial real estate — Commercial real estate loans include loans secured by owner-occupied commercial buildings for office, storage, retail, farmland, and warehouse space. They also include non-owner-occupied commercial buildings such as leased retail and office space. Commercial real estate loans may be larger in size and may involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on such loans are often dependent on successful operation or management of the properties.
Multifamily — The Company’s multi-family residential loans are primarily secured by multi-family properties, such as apartments and condominium buildings. These loans also may be affected by increases in unemployment rates and deteriorating market values of real estate.
Commercial and financial — Loans include borrowings for working capital, expansion, equipment finance and other business purposes along with certain U.S. Small Business Administration (“SBA”) loans. Risks to this loan category include the inability to monitor the condition of the collateral, which often consists of inventory, accounts receivable and other non-real estate assets. Equipment and inventory obsolescence can also pose a risk. Declines in general economic conditions and other events can cause cash flows to fall to levels insufficient to service debt.
Consumer — These loans include home improvement loans, direct automobile loans, boat, and recreational vehicle financing and other personal loans. Risks common to consumer direct loans include unemployment and changes in local economic conditions as well as the inability to monitor collateral consisting of personal property.
When management determines that foreclosure is probable or when the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.
ACL — Off-Balance Sheet Credit Exposures: Management estimates expected credit losses on commitments to extend credit over the contractual period during which the Bank is exposed to credit risk on the underlying commitments. The ACL on off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The ACL is calculated using a global funding rate calculated using a funding analysis incorporating various assumptions applicable to the commitments expected to fund.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

Premises and Equipment
Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method and charged to occupancy expense over the estimated useful lives of the assets. Costs of major additions, replacements or improvements are capitalized while expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed any gain or loss is reflected in earnings for the period. The estimated useful lives for buildings and improvements are fifteen to forty years; for furniture and equipment, the estimated useful life is three to ten years and for leasehold improvements, the estimated useful life is five to ten years.
Cash Value of Bank Owned Life Insurance
The Company has purchased life insurance policies on certain key executives and members of management. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value or return of premiums, depending on the contract, adjusted for other changes or other amounts due that are probable at settlement.
Goodwill and Other Intangible Assets
Goodwill arises from business combinations and is determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that an impairment test should be performed. Annually, the Company performs an annual impairment test. Intangible assets with finite useful lives are amortized over their estimated useful lives to their estimated residual values. Amortized intangibles must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable.
An impairment loss related to intangible assets with finite useful lives is recognized if the carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its fair value. After the impairment loss is recognized, the adjusted carrying amount of the intangible asset shall be its new accounting basis. Goodwill is the only intangible asset with an indefinite life on the Company’s balance sheet.
Other intangible assets consist of core deposit intangible assets arising from whole bank acquisitions and are amortized on a straight-line method over their estimated useful lives.
Other Real Estate Owned
Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less the estimated cost to sell at the date of foreclosure, which establishes a new cost basis. Other real estate owned includes all real property received in full or partial satisfaction of a loan. For properties acquired through foreclosure or deed in lieu, fair values are based on independent appraisals. Any write-down at the time of foreclosure is charged to the allowance for credit losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.
Leases
The Company records a right of use (“ROU”) asset and a related lease liability for eligible operating leases for which it is the lessee, which include leases for buildings and equipment. At lease commencement, the Company records the ROU asset and related lease liability based on the present value of lease payments over the lease term. Absent a readily determinable interest rate in the lease agreement, the Company’s incremental borrowing rate for secured borrowings was utilized as the discount rate used in the present value calculation. The incremental borrowing rate is based on the term of the lease. Payments related to these leases consist primarily of base rent and, in the case of building leases, additional operating costs associated with the leased property such as common area maintenance and utilities. In most cases these operating costs vary over the term of the lease, and therefore are classified as variable lease costs, which are recognized as incurred in the consolidated statement of income. In

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

addition, certain operating leases include costs such as property taxes and insurance, which are recognized as incurred in the consolidated statement of income.
Some of the Company’s operating leases contain renewal options of which the renewal option is at the Company’s sole discretion. The Company does not consider exercise of any lease renewal options reasonably certain. In addition, certain of the lease agreements contain early termination options. No renewal or early termination options have been included in calculation of the ROU assets or operating lease liabilities. At the commencement date, the Company also recognizes a ROU asset measured at (i) the initial measurement of the lease liability; (ii) any lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) any initial direct costs incurred by the lessee. The Company elected to include leases with an initial term of 12 months or less as short-term leases and as such are not recorded on the balance sheet. For these short-term leases, lease expense is recognized on a straight-line basis over the lease term. At December 31, 2025 and 2024, the Company had no leases classified as financing leases. The Company rents or subleases certain real estate to third parties. The Company’s sublease portfolio consists of operating leases of excess space in branch or corporate facilities.
Derivatives
As part of its overall interest rate risk management, the Company uses derivative instruments, which can include interest rate swaps, caps, and floors. GAAP requires all derivative instruments to be carried at fair value on the consolidated balance sheets. The accounting standard provides specific accounting provisions for derivative instruments that qualify for hedge accounting. To be eligible, the Company must specifically identify a derivative as a hedging instrument and identify the risk being hedged. The derivative instrument must be shown to meet specific requirements under this accounting standard.
The Company designates the derivative on the date the derivative contract is entered into as a hedge of (1) the fair value of a recognized asset or liability (a “fair-value” hedge) or (2) the variability of cash flows to be received generally in a forecasted transaction related to a recognized asset or liability (a “cash-flow” hedge). Changes in the fair value of a derivative that is highly effective as a fair-value hedge, and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk, are recorded in current-period earnings.
The changes in a derivative’s fair value that are included in the assessment of hedge effectiveness for a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).
The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value or cash-flow hedges to specific assets and liabilities on the consolidated balance sheets. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, as necessary, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. The Company discontinues hedge accounting prospectively when: (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is re-designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designation of the derivative as a hedge instrument is no longer appropriate.
When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, hedge accounting is discontinued prospectively and the derivative will continue to be carried on the balance sheet at its fair value with all changes in fair value being recorded in earnings but with no offsetting fair value adjustment being recorded on the hedged item. For a discontinued cash flow hedge the change in fair value is no longer recorded in other comprehensive income.
The Company uses interest rate swaps to hedge exposure to changes in the fair value of certain fixed rate debt obligations attributable to changes in the designated benchmark interest rate. These derivative instruments are designated as fair value hedges and cash flow hedges under ASC 815, Derivatives and Hedging.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

For qualifying hedging relationships, the Company applies the shortcut method of hedge accounting. Under the shortcut method, the Company asserts that the critical terms of the interest rate swap and the hedged debt are identical, such that the hedging relationship is assumed to have no ineffectiveness. As a result, changes in the fair value of the interest rate swap are recorded as an adjustment to the carrying amount of the hedged debt, with both amounts recognized in interest expense within the consolidated statements of income.
To qualify for the shortcut method, the Company determined at hedge inception that:
•
The notional amount of the swap matches the principal amount of the hedged debt;

•
The swap’s fair value is zero at inception;

•
The fixed and floating legs of the swap mirror the terms of the hedged debt, including repricing dates, index, maturity, and payment frequency; and

•
No terms exist that could invalidate an assumption of perfect offset (e.g., caps, floors, prepayment features, or non-standard amortization).

The Company evaluates the hedging relationship on an ongoing basis to confirm that the critical terms continue to match, and the shortcut method remains applicable. If the hedging relationship were to cease to qualify for the shortcut method, the Company would prospectively apply the long-haul method, which could result in the recognition of hedge ineffectiveness in earnings.
At December 31, 2025, the Company had outstanding interest rate swaps with an aggregate notional amount of $79.2 million designated under the shortcut method. The carrying amount of the hedged debt was increased (decreased) by $761 thousand as a result of fair value hedge accounting adjustments.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets have been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Income Taxes
Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income taxes during the period that includes the enactment date.
In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some or all the deferred tax asset will not be realized. In assessing the likelihood of the realization of deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable earnings and tax planning strategies. Deferred tax valuation allowance assessments require significant amounts of judgment. GAAP requires the more likely than not criteria (a likelihood of 50% or more) to be used; however, the likelihood is not possible to be expressed in purely mathematical terms. Highly subjective information about future events heavily factors into the conclusion as to whether the more likely than not criteria can be achieved.
The Company currently evaluates uncertainty in income tax positions. GAAP requires that a loss contingency reserve be accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

Share-Based Compensation
The Company accounts for its stock compensation plans using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company recognizes forfeitures as they occur.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available for sale investment securities and cash flow hedges, net of the deferred income tax effects.
Dividend Restrictions
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to the shareholders. These restrictions are based on the level of regulatory classified assets, the prior year’s net income, and the ratio of equity capital to total assets.
Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions as more fully disclosed in Note 21. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
Earnings per Share
Basic earnings per common share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share are calculated by dividing net income available to common shareholders by the weighted average number of common shares adjusted for the dilutive effect of outstanding common stock awards, if any. See Note 16 for additional information on earnings per common share.
Revenue Recognition
With the exception of gains/losses on the sale of OREO discussed below, revenue from contracts with customers (“ASC 606 Revenue”) is recorded in the service charges and fees category and the other income category in the Company’s consolidated statement of income as part of noninterest income.
Service charges and fees:   The deposit contract obligates the Company to serve as a custodian of the customer’s deposited funds and is generally terminable at will by either party. This contract permits the customer to access the funds on deposit and request additional services related to the deposit account.
Service charges on deposit accounts consist of account analysis fees (net fees earned on analyzed business and public checking accounts), monthly service charges, nonsufficient fund (“NSF”) charges, and other deposit account related charges. The Company’s performance obligation for account analysis fees and monthly service charges are generally satisfied, and the related revenue recognized, over the period in which the service is provided (typically monthly); while NSF charges and other deposit account-related charges are largely transactional based, and the related revenue is recognized at the time the service is provided.
Interchange and ATM fees represent a contract between the Company, as a card-issuing bank, and its customers, whereby the Company receives a transaction fee from the merchant’s bank whenever a customer uses a debit card to make a purchase. The performance obligation is completed, and the fees are recognized as the service is provided (i.e., when the customer uses a debit card).
Gains on the sale of OREO:   The net gains and losses on sales of OREO are recorded in credit resolution related expenses in the Company’s consolidated statement of income. The Company records a gain or loss from the sale of OREO when control

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain on sale is recorded upon the transfer of control of the property to the buyer. The Company does not provide financing for the sale of OREO unless these criteria are met, and the OREO can be derecognized.
Other noninterest income:   Other noninterest income includes several items, such as wire transfer income, check cashing fees, check printing fees, safe deposit box rental fees. These fees are generally recognized at the time the service is provided and/or the income is earned.
The Company accounts for business combinations under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The Company recognizes the full fair value of the assets acquired and liabilities assumed and immediately expenses transaction costs. If the amount of consideration exceeds the fair value of assets purchased less the fair value of liabilities assumed, goodwill is recorded. Alternatively, if the amount by which the fair value of assets purchased exceeds the fair value of liabilities assumed and consideration paid, a gain (“bargain purchase gain”) is recorded. Fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available. Results of operations of the acquired business are included in the statements of income from the effective date of the acquisition.
Reclassifications
Certain amounts in the 2024 financial statements have been reclassified to conform to the 2025 presentation. These reclassifications were not material and did not impact previously recorded shareholders’ equity or net income.
Accounting Standards Adopted in 2025
ASU No. 2023-09 — Income Taxes (Topic 740):   Improvements to Income Tax Disclosures (“ASU 2023‑09”). ASU 2023-09 provides for enhanced income tax disclosures by, among other things, requiring specific breakout of certain categories in the reconciliation of statutory income tax rate to effective rate, establishing a quantitative threshold for further breakout of reconciling items exceeding the threshold and not already required to be separately disclosed, requiring a qualitative description of the state and local jurisdictions making up the majority (greater than 50%) of the effect of state and local income taxes category, and provide further disaggregation of income taxes paid (net of refunds received) by jurisdiction. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company adopted this standard effective January 1, 2025 and adoption did not have a significant impact on the Company’s financial position or results of operations. Refer to Note 17 for additional information related to income taxes.
Accounting Standards Pending Adoption
ASU No. 2024-03 — Income Statement — Reporting Comprehensive Income (Topic 220):   Expense Disaggregation Disclosures (“ASU 2024-03”). ASU No. 2024-03 requires additional disclosure of certain expense captions presented on the face of the Company’s income statement. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, and should be applied either on a prospective or retrospective basis, with early adoption permitted. The Company is currently evaluating the effect that adoption of ASU 2024-03 will have on its disclosures.
ASU No. 2025-08, Financial Instruments — Credit Losses (Subtopic 326-20):   Purchased Loans (“ASU 2025-08”). ASU 2025-08 expands the gross-up approach to most purchased loans, eliminating the recognition of a day-one credit loss expense for these acquisitions. The standard is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The Company did not elect early adoption of this standard and is currently evaluating the effect that adoption of ASU 2025-08 will have on its disclosures.
ASU 2025-09, Derivatives and Hedging (Topic 815):   Hedge Accounting Improvements. ASU 2025-09 clarifies hedge accounting guidance and addresses issues arising from the global reference rate reform initiative. There are five issues addressed: 1) expanding risks permitted to be aggregated for cash flow hedges to include those having a similar risk exposure; 2) provide

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

cash flow accounting guidance on choose-your-rate debt instruments; 3) expand hedge accounting for forecasted purchases and sales of nonfinancial assets; 4) update guidance on net written options as hedging instruments; 5) refine foreign-currency-denominated debt instrument as hedging instrument and hedged item (dual hedge). This guidance is effective for annual periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendments in this update are to be applied on a prospective basis. The Company is currently evaluating the effect that adoption of ASU 2025-09 will have on its disclosures.
(2)
Business Combination

Effective March 1, 2025, GBC completed its merger with Primary Bancshares Corporation (“PBC”), a bank holding company headquartered in Atlanta, GA, pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) dated October 9, 2024, at which time PBC merged with and into GBC, and Georgia Primary Bank, the wholly owned bank subsidiary of PBC, was merged with and into the Bank.
Under the terms of the Agreement, GBC agreed to acquire 100% of the common stock of PBC in a combined stock-and-cash transaction, whereby each PBC shareholder was given the right to elect to receive either $13.50 in cash or 0.5870 shares of the Company’s common stock in exchange for each share of PBC common stock. The transaction was valued at $27.1 million, such that 18.0% of PBC common stock was converted to cash and the remaining 82.0% of PBC common stock was converted to GBC common stock.
Also pursuant to the Agreement, as of the effective date of the merger, each option to purchase shares of PBC common stock (each a “PBC stock option”) that was outstanding immediately prior to the effective date of the merger, to the extent not vested, became fully vested and exercisable and was canceled in consideration for the right to receive, at the election of the holder (i) an option (“Rollover Option”) to purchase a number of shares of GBC common stock equal to the sum of the number of shares of PBC common stock subject to such options to acquire PBC common stock (“Seller Option”) times 0.5870, at an exercise price per share equal to the exercise price per share of the PBC common stock of such seller option divided by 0.5870; (ii) or a number of shares of GBC common stock equal to the sum of the number of shares of PBC common stock subject to such option times 0.5870 less the number of shares of GBC common stock equal to the aggregate exercise price for such options, assuming a value of $23.00 per share of GBC common stock.
A summary of the assets acquired and liabilities assumed in the PBC transaction, as of the acquisition date, including the purchase price allocation was as follows (in thousands):
Fair Value
Assets Acquired:
Cash and cash equivalents	$20,436
Debt securities available for sale	43,378
Other investments	662
Loans	254,821
Allowance for credit losses	(1,364)
Net loans	253,457
Premises and equipment	9,283
Core deposit intangible	6,170
Cash value of bank owned life insurance	4,436
Other assets	3,250
Total assets acquired	$341,072
Liabilities Assumed:
Deposits	$301,402
Federal Home Loan Bank advances	8,000

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(2)
Business Combination (continued)

Fair Value
Subordinated notes	8,952
Other liabilities	458
Total liabilities assumed	318,812
Net assets acquired	$22,260
Purchase Price:
GBC common stock issued (in shares)	873,794
Value of GBC common stock and equity-based awards consideration	$22,909
Cash consideration paid	4,160
Total purchase price	$27,069
Goodwill	$4,809

The Company purchased loans through the acquisition of PBC for which there was, at the date of acquisition, more than insignificant deterioration of credit quality since origination (purchased credit deteriorated loans or “PCD” loans). The carrying amount of these loans at acquisition was as follows (in thousands):
March 1, 2025
Purchase price of PCD loans at acquisition	$5,264
Allowance for credit losses on PCD loans at acquisition	1,364
Par value of PCD acquired loans at acquisition	$6,628
In connection with the acquisition, GBC recorded preliminary goodwill of $4.8 million, none of which is expected to be deductible for tax purposes. The preliminary goodwill is primarily attributable to expected synergies, operational efficiencies, and other factors to arise from the transaction. Information regarding carrying amounts and amortization of core deposit and other intangible assets is provided in Note 8 Goodwill and Other Intangible Assets.
The following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed:
Cash and cash equivalents:   The carrying amount of these assets was a reasonable estimate of fair value based on the short-term nature of these assets.
Debt investment securities:   Fair values for debt investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair value estimates were based on observable inputs including quoted market prices for similar instruments, quoted market prices that were not in an active market or other inputs that were observable in the market. In the absence of observable inputs, fair value was estimated based on pricing models and/or discounted cash flow methodologies.
Loans:   Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term, amortization status and current discount rates. Loans were grouped together according to similar characteristics when applying various valuation techniques. The discount rates used for loans were based on current market rates for new originations of comparable loans and included adjustments for liquidity. The discount rate does not include a factor for credit losses as that has been included as a reduction to the estimated cash flows. Purchased loans that reflect a more-than-insignificant deterioration of credit from origination are considered PCD. For PCD loans, the initial estimate of expected credit losses is recognized in the ACL on the date of acquisition using the same methodology as other loans and held-for-investment.
Core deposit intangible (CDI):   GBC recorded a CDI of $6.2 million as of the acquisition date, which represents the low cost of funding acquired core deposits provided relative to the Company’s marginal cost of funds. The fair value was estimated based on a discounted cash flow methodology that considered expected customer attrition rates, net maintenance cost of the

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(2)
Business Combination (continued)

deposit base, alternative cost of funds, and the interest costs associated with customer deposits. The CDI is being amortized over 10 years based upon the period over which estimated economic benefits are estimated to be received.
Deposits:   The fair values used for the demand and savings deposits by definition equal the amount payable on demand at the acquisition date. The fair values for time deposits were estimated using a discounted cash flow calculation that applies interest rates currently being offered to the contractual interest rates on such time deposits.
The following table presents certain unaudited pro forma information for the results of operations for the years ended December 31, 2025 and 2024, as if the PBC merger had occurred on January 1, 2025 and 2024, respectively. These results combine the historical results of PBC into GBC’s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair valuation adjustments and other acquisition related activity, they are not indicative of what would have occurred had the acquisitions taken place on the indicated date nor are they intended to represent or be indicative of future results of operations. In particular, no adjustments have been made to eliminate the amount of PBC’s provision for credit losses for 2024 that may not have been necessary had the acquired loans been recorded at fair value as of the beginning of 2025 and 2024. Additionally, GBC expects to achieve operating cost savings and other business synergies as a result of the acquisition which are not reflected in the pro forma amounts.
(in thousands)	2025	2024
Total revenues, net of interest expense	$113,814	$93,191
Net income	$27,763	$10,273

(3)
Debt Securities

The amortized cost, gross unrealized gains and losses, and fair value of debt securities available for sale at December 31, 2025 and 2024 are summarized as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2025:
U.S. Treasury securities	$21,863	49	—	21,912
U.S. government sponsored agencies	2,978	16	—	2,994
Residential mortgage-backed securities	27,673	135	(2,874)	24,934
Collateralized mortgage obligations	1,067	—	(71)	996
Corporate debt securities	1,000	—	(40)	960
	$54,581	200	(2,985)	51,796
December 31, 2024:
U.S. Treasury securities	$38,511	94	(41)	38,564
U.S. government sponsored agencies	12,801	40	(32)	12,809
Residential mortgage-backed securities	20,312	—	(3,890)	16,422
Collateralized mortgage obligations	1,117	—	(119)	998
Corporate debt securities	1,000	—	(85)	915
	$73,741	134	(4,167)	69,708

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(3)
Debt Securities (continued)

The amortized cost, gross unrealized gains and losses, and fair value of debt securities held to maturity at December 31, 2025 and 2024 are summarized as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2025:
Residential mortgage-backed securities	$670	—	(18)	652
Collateralized mortgage obligations	28,488	318	(59)	28,747
State and political subdivisions	10,944	81	(296)	10,729
	$40,102	399	(373)	40,128
December 31, 2024:
Residential mortgage-backed securities	$4,539	15	(80)	4,474
Collateralized mortgage obligations	18,559	34	(265)	18,328
State and political subdivisions	3,642	—	(272)	3,370
	$26,740	49	(617)	26,172
The following table shows the gross unrealized losses and estimated fair value by security category and length of time that individual debt securities available for sale have been in a continuous unrealized loss position at December 31, 2025 and 2024 (in thousands):
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2025:
Residential mortgage-backed securities	$—	—	15,533	2,874	15,533	2,874
Collateralized mortgage obligations	—	—	996	71	996	71
Corporate debt securities	—	—	960	40	960	40
	$—	—	17,489	2,985	17,489	2,985
December 31, 2024:
U.S. Treasury securities	$14,645	30	6,969	11	21,614	41
U.S. government sponsored agencies	2,935	32	—	—	2,935	32
Residential mortgage-backed securities	—	—	16,422	3,890	16,422	3,890
Collateralized mortgage obligations	—	—	998	119	998	119
Corporate debt securities	—	—	915	85	915	85
	$17,580	62	25,304	4,105	42,884	4,167
The following table presents the number and aggregate depreciation from the Company’s amortized cost basis of debt securities available for sale in a continuous loss position by security type at December 31, 2025:
	Number of Securities	Aggregate Depreciation
Residential mortgage-backed securities	14	15.6%
Collateralized mortgage obligations	1	6.6%
Corporate debt securities	1	4.0%
	16	14.6%

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(3)
Debt Securities (continued)

Management evaluates debt securities available for sale in unrealized loss positions on a quarterly basis to determine whether the decline in fair value below the amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors. The Company does not consider its debt securities available for sale with unrealized losses to be attributable to credit-related factors, as the unrealized losses in each category have occurred as a result of changes in noncredit-related factors such as changes in interest rates, market spreads and market conditions subsequent to purchase, not credit deterioration. Furthermore, the Company does not have the intent to sell any of these debt securities available for sale and believes that it is more likely than not that we will not have to sell any such securities before a recovery of cost. As of December 31, 2025 and 2024, no allowance for credit losses on debt securities available for sale was recognized.
Management evaluates debt securities held to maturity on a quarterly basis to determine whether an allowance for credit losses is necessary. In making this determination, management considers the facts and circumstances of the underlying securities. The mortgage-backed securities are all issued by U.S. government agencies and corporations, which are currently explicitly or implicitly guaranteed by the U.S. government and have a long history of no credit losses. For the state and political subdivisions, management considers issuer bond ratings, historical loss rates by bond ratings, whether issuers continued to make timely principal and interest payments per the contractual terms of the securities, internal forecasts, and whether or not such securities provide insurance, other credit enhancements, or are pre-refunded by the issuers. Therefore, management determined no allowance for credit losses was necessary for the debt securities held to maturity at December 31, 2025 or 2024.
The amortized cost and fair value of debt securities available for sale December 31, 2025, by contractual maturity, are presented in the following table (in thousands):
	Amortized Cost	Fair Value
Less than 1 year	$21,863	21,912
1 to 5 years	2,978	2,994
5 to 10 years	1,000	960
Mortgage-backed securities	28,740	25,930
	$54,581	51,796
The amortized cost of debt securities held to maturity at December 31, 2025, by contractual maturity, are presented in the following table (in thousands):
	Amortized Cost	Fair Value
1 to 5 years	$481	491
5 to 10 years	3,194	3,264
Over 10 Years	7,269	6,974
Mortgage-backed securities	29,158	29,399
	$40,102	40,128
Maturities may differ from contractual maturities in mortgage-backed debt securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the above maturity summaries.
Debt securities with a carrying value of $30.0 million and $95.0 million at December 31, 2025 and 2024, respectively, serve as collateral to secure public deposits and for other purposes required or permitted by law.
As part of the PBC acquisition, effective March 1, 2025, securities were acquired and immediately sold with a fair value of $36.1 million. The fair value of the securities sold equaled the total proceeds of this transaction resulting in no net gain or loss. There were no securities sold during 2024.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(3)
Debt Securities (continued)

Accrued interest receivable on securities was $493,000 and $557,000 at December 31, 2025 and 2024, respectively. Accrued interest is presented in accrued interest and other assets within the Consolidated Balance Sheets.
At December 31, 2025 and 2024, there were no holdings of debt securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.
(4)
Loans

Loans receivable at December 31, 2025 and 2024, are summarized as follows (in thousands):
	2025	2024
Real estate loans:
Construction and land development	$236,851	152,455
Single-family residential	276,719	236,759
Commercial real estate	679,103	483,735
Multifamily	66,341	56,291
Total real estate loans	1,259,014	929,240
Commercial and financial	428,006	353,203
Consumer	43,223	34,676
Total gross loans	1,730,243	1,317,119
Less: unearned loan fees	5,309	4,826
Less: allowance for credit losses	25,574	20,600
Total loans, net	$1,699,360	1,291,693
Accrued interest receivable on loans was $8.2 million and $7.1 million at December 31, 2025 and 2024, respectively. Accrued interest is presented in accrued interest and other assets within the Consolidated Balance Sheets.
The following table presents an aging analysis of past due loans, including nonaccrual loans, by loan type, at December 31, 2025 and 2024 (in thousands):
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 or More Days Past Due	Total Past Due	Total Current	Total Loans
December 31, 2025:
Construction and land development	$—	—	328	328	236,523	236,851
Single-family residential	1,330	124	300	1,754	274,965	276,719
Commercial real estate	147	—	429	576	678,527	679,103
Multifamily	—	—	—	—	66,341	66,341
Commercial and financial	720	3,815	3,447	7,982	420,024	428,006
Consumer	—	9	—	9	43,214	43,223
Total	$2,197	3,948	4,504	10,649	1,719,594	1,730,243
December 31, 2024:
Construction and land development	$—	—	387	387	152,068	152,455
Single-family residential	811	40	511	1,362	235,397	236,759
Commercial real estate	—	—	—	—	483,735	483,735
Multifamily	—	—	—	—	56,291	56,291
Commercial and financial	—	—	—	—	353,203	353,203
Consumer	691	346	212	1,249	33,427	34,676
Total	$1,502	386	1,110	2,998	1,314,121	1,317,119

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(4)
Loans (continued)

Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, and other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.
In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principial forgiveness, may be granted. The Company had no loans that were experiencing both financial difficulty and also modified during the years ended December 31, 2025 and 2024.
The following tables present the amortized cost basis of loans on nonaccrual status and loans past due 90 days or more and still accruing at December 31, 2025 and 2024 (in thousands):
	Nonaccrual	Nonaccrual Loans with no ACL	Loans Past Due 90 Days or More and Accruing
December 31, 2025:
Construction and land development	$328	328	—
Single-family residential	2,359	516	—
Commercial real estate	577	565	—
Commercial and financial	11,410	467	—
Total loans	$14,674	1,876	—
	Nonaccrual	Nonaccrual Loans with no ACL	Loans Past Due 90 Days or More and Accruing
December 31, 2024:
Construction and land development	$387	387	—
Single-family residential	558	461	149
Commercial real estate	1,073	1,073	—
Commercial and financial	4,660	—	—
Consumer	665	129	—
Total loans	$7,343	2,050	149
Interest income recognized on nonaccrual loans during the years ended December 31, 2025 and 2024 was not material.
Loans that no longer share similar risk characteristics with the collectively evaluated pools are estimated on an individual basis. A loan is considered collateral-dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. The following tables present collateral-dependent loans held for investment by loan type at December 31, 2025 and 2024 (in thousands):
	Balance	Allowance for Credit Losses
December 31, 2025:
Construction and land development	$328	—
Single-family residential	1,827	—
Commercial real estate	660	—
Commercial and financial	15,112	1,715
Total	$17,927	1,715

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(4)
Loans (continued)

	Balance	Allowance for Credit Losses
December 31, 2024:
Single-family residential	$97	6
Commercial real estate	1,100	—
Consumer	576	17
Total	$1,773	23
Loan Grades:
The Company utilizes an internal risk grading matrix to assign a risk grade to each of its loans. Loans are graded on a scale of 1 to 9. These risk grades are evaluated on an ongoing basis. A description of the general characteristics of the nine risk grades is as follows:
•
Pass.   Loans rated Pass include those that are adequately collateralized performing loans which management believe do not have conditions that have occurred or may occur that would result in the loan being downgraded into an inferior category. The Pass category also includes loans rated as Watch, which include those that management believes have conditions that have occurred, or may occur, which could result in the loan being downgraded to an inferior category.

•
Special Mention.   A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan, or in the Company’s credit position at some future date. Loans graded special mention may require resolution of specific lending events before the associated risk can be adequately evaluated.

•
Substandard.   A substandard loan is inadequately protected by the net worth and cash flow capacity of the borrower or of the collateral pledged. Loans so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•
Doubtful.   Loans classified as doubtful are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable based on existing facts, values, and conditions. The possibility of loss is high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified as value is impaired. A full or partial reserve is warranted. Because of the high probability of loss, nonaccrual accounting treatment is required.

•
Loss.   Loans classified as loss are considered uncollectible and continuance as an acceptable asset is not warranted. This classification does not mean that the credit has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this asset even though partial recovery may be affected in the future. These loans are not considered classified. Because of the high probability of loss, nonaccrual accounting treatment is required. Losses are to be recorded in the period an obligation becomes uncollectable.

The following table presents the loan portfolio’s amortized cost by class of financing receivable, risk grade and year of origination (in thousands). Generally, current period renewals of credit are underwritten again at the point of renewal and considered current period originations for purposes of the table below. The Company had an immaterial amount of revolving loans which converted to term loans and the amortized cost basis of those loans is included in the applicable origination year. There were no loans risk graded doubtful or loss at December 31, 2025 and 2024.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(4)
Loans (continued)

Term Loans by Origination Year							Revolving Loans Amortized Cost Basis	Total
As of December 31, 2025	2025	2024	2023	2022	2021	Prior
Construction and land development
Risk Grade:
Pass	160,577	64,593	4,669	269	91	87	6,237	236,523
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	328	—	—	—	—	—	328
Doubtful	—	—	—	—	—	—	—	—
Total Construction and land development	160,577	64,921	4,669	269	91	87	6,237	236,851
Gross charge-offs	—	—	—	—	59	—	—	59
Single-family residential
Risk Grade:
Pass	52,712	83,281	29,243	33,681	67,126	4,715	2,083	272,841
Special Mention	—	—	29	88	58	—	—	175
Substandard	2,958	—	—	399	30	316	—	3,703
Doubtful	—	—	—	—	—	—	—	—
Total Single-family residential	55,670	83,281	29,272	34,168	67,214	5,031	2,083	276,719
Gross charge-offs	—	—	75	109	—	—	—	184
Commercial real estate
Risk Grade:
Pass	220,125	132,715	78,279	73,280	137,526	24,579	3,872	670,376
Special Mention	—	8,055	—	—	—	—	—	8,055
Substandard	417	—	—	—	—	255	—	672
Doubtful	—	—	—	—	—	—	—	—
Total Commercial real estate	220,542	140,770	78,279	73,280	137,526	24,834	3,872	679,103
Gross charge-offs	—	—	—	—	—	—	—	—
Multifamily
Risk Grade:
Pass	9,545	29,332	—	14,279	13,185	—	—	66,341
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total Multifamily	9,545	29,332	—	14,279	13,185	—	—	66,341

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(4)
Loans (continued)

Term Loans by Origination Year							Revolving Loans Amortized Cost Basis	Total
As of December 31, 2025	2025	2024	2023	2022	2021	Prior
Gross charge-offs	—	—	—	—	—	—	—	—
Commercial and financial
Risk Grade:
Pass	123,805	34,517	23,596	23,667	10,760	1,775	185,744	403,864
Special Mention	4,276	—	181	—	—	335	—	4,792
Substandard	1,894	—	321	4,766	7,041	1,329	3,999	19,350
Doubtful	—	—	—	—	—	—	—	—
Total Commercial and financial	129,975	34,517	24,098	28,433	17,801	3,439	189,743	428,006
Gross charge-offs	—	—	—	—	762	—	—	762
Consumer
Risk Grade:
Pass	21,755	1,956	131	50	19,324	7	—	43,223
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total Consumer	21,755	1,956	131	50	19,324	7	—	43,223
Gross charge-offs	—	12	—	—	—	—	—	12
Term Loans by Origination Year							Revolving Loans Amortized Cost Basis	Total
As of December 31, 2024	2024	2023	2022	2021	2020	Prior
Construction and land development
Risk Grade:
Pass	127,596	16,883	7,589	—	—	—	—	152,068
Special Mention	—	—	—	—	—	—	—	—
Substandard	387	—	—	—	—	—	—	387
Doubtful	—	—	—	—	—	—	—	—
Total Construction and land development	127,983	16,883	7,589	—	—	—	—	152,455
Gross charge-offs	—	—	—	—	—	—	—	—
Single-family residential
Risk Grade:
Pass	92,812	22,518	37,051	62,839	551	3,051	16,878	235,700
Special Mention	—	—	90	60	—	—	122	272
Substandard	—	—	147	215	—	196	229	787
Doubtful	—	—	—	—	—	—	—	—
Total Single-family residential	92,812	22,518	37,288	63,114	551	3,247	17,229	236,759

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(4)
Loans (continued)

Term Loans by Origination Year							Revolving Loans Amortized Cost Basis	Total
As of December 31, 2024	2024	2023	2022	2021	2020	Prior
Gross charge-offs	—	—	—	—	—	—	—	—
Commercial real estate
Risk Grade:
Pass	119,789	86,300	121,255	135,960	2,164	4,052	2,016	471,536
Special Mention	11,098	—	—	—	—	—	—	11,098
Substandard	497	—	—	—	—	604	—	1,101
Doubtful	—	—	—	—	—	—	—	—
Total Commercial real estate	131,384	86,300	121,255	135,960	2,164	4,656	2,016	483,735
Gross charge-offs	—	—	—	—	—	—	—	—
Multifamily
Risk Grade:
Pass	15,743	7,650	14,531	13,867	—	—	4,500	56,291
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total Multifamily	15,743	7,650	14,531	13,867	—	—	4,500	56,291
Gross charge-offs	—	—	—	—	—	—	—	—
Commercial and financial
Risk Grade:
Pass	69,027	44,427	28,416	14,539	31	1,316	182,777	340,533
Special Mention	241	—	645	7,124	—	—	—	8,010
Substandard	—	—	4,369	—	—	—	291	4,660
Doubtful	—	—	—	—	—	—	—	—
Total Commercial and financial	69,268	44,427	33,430	21,663	31	1,316	183,068	353,203
Gross charge-offs	—	546	4,806	—	—	—	—	5,352
Consumer
Risk Grade:
Pass	7,452	117	—	19,351	—	6,861	—	33,781
Special Mention	—	—	—	—	—	172	—	172
Substandard	—	—	—	—	—	723	—	723
Doubtful	—	—	—	—	—	—	—	—
Total Consumer	7,452	117	—	19,351	—	7,756	—	34,676
Gross charge-offs	—	—	—	—	—	55	—	55

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(5)
Allowance for Credit Losses

Changes in the allowance for credit losses for the years ended December 31, 2025 and 2024 were as follows (in thousands):
	Construction and Land Development	Single- Family Residential	Commercial Real Estate	Multifamily	Commercial and Financial	Consumer	Total
December 31, 2025:
Allowance for credit losses
Beginning balance	$2,817	6,854	4,014	698	5,456	761	20,600
Provision for credit losses	1,738	156	432	(184)	2,673	(294)	4,521
Initial ACL on PCD loans	—	135	7	—	1,222	—	1,364
Charge-offs	(59)	(184)	—	—	(762)	(12)	(1,017)
Recoveries	—	87	—	—	18	1	106
Ending balance	$4,496	7,048	4,453	514	8,607	456	25,574
	Construction and Land Development	Single- Family Residential	Commercial Real Estate	Multifamily	Commercial and Financial	Consumer	Total
December 31, 2024:
Allowance for credit losses
Beginning balance	$2,761	3,506	4,004	344	6,509	580	17,704
Provision for credit losses	56	3,348	4	354	4,138	220	8,120
Charge-offs	—	—	—	—	(5,352)	(55)	(5,407)
Recoveries	—	—	6	—	161	16	183
Ending balance	$2,817	6,854	4,014	698	5,456	761	20,600
The Company maintains an ACL for credit losses on unfunded commercial lending commitments and letters of credit to consider the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to consider the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability on the consolidated balance sheets within other liabilities, while the corresponding provision for these credit losses is recorded as a component of provision for credit losses. The reserve for unfunded loan commitments was $986,000 as of both December 31, 2025 and 2024.
(6)
Premises and Equipment

Premises and equipment are summarized as follows as of December 31, 2025 and 2024 (in thousands):
	2025	2024
Land	$4,320	738
Buildings	6,204	927
Furniture, fixtures and equipment	8,390	7,529
Leasehold improvements	8,886	8,448
	27,800	17,642
Less: Accumulated depreciation	(9,250)	(6,913)
	$18,550	10,729
Depreciation expense was $2.3 million for both years ended December 31, 2025 and 2024.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(7)
Leases

The Company leases space under non-cancelable operating leases for several of its banking offices.
Supplemental balance sheet information related to operating leases at December 31, 2025 and 2024 are as follows (in thousands):
	2025	2024
Operating lease right of use assets	$36,578	39,678
Operating lease liabilities	38,071	40,768
Weighted average remaining lease term (years)	12.77	13.46
Weighted average discount rate	4.03%	3.96%
Maturities of operating lease liabilities at December 31, 2025, are as follows (in thousands):
2026	$4,193
2027	4,234
2028	4,308
2029	4,402
2030	4,497
Thereafter	29,684
Total lease payments	51,318
Less: Imputed interest	13,247
Present value of lease liability	$38,071
Operating lease expense was $4.6 million and $5.1 million for the years ended December 31, 2025 and 2024, respectively. Sublease income offsetting operating lease expense was $295,000 and $89,000 for years ended December 31, 2025 and 2024, respectively. Variable rent expense and short-term lease expense were not material for the years ended December 31, 2025 and 2024.
(8)
Goodwill and Other Intangible Assets

The carrying amount of goodwill and other intangible assets at December 31, 2025 is summarized below (in thousands):
2025
Core deposit intangible	$6,170
Less: accumulated amortization	(514)
Net core deposit intangible	5,656
Goodwill	4,809
Total goodwill and other intangible assets, net	$10,465
Amortization during the period	$514

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(8)
Goodwill and Other Intangible Assets (continued)

The following table shows the estimated future amortization expense for amortizing intangible assets. The projections are based on existing asset balances as of December 31, 2025 (in thousands):
Core Deposit Intangible
2026	$617
2027	617
2028	617
2029	617
2030	617
Thereafter	2,571
$5,656

(9)
Deposits

Deposits at December 31, 2025 and 2024 were as follows (in thousands):
	2025	2024
Noninterest-bearing demand deposits	$617,388	393,720
Interest-bearing demand deposits	344,982	290,933
Money market and savings deposits	727,623	573,125
Time deposits	669,692	570,847
	$2,359,685	1,828,625
The scheduled maturities of time deposits at December 31, 2025, for each of the next five years are as follows (in thousands):
2026	$520,395
2027	91,844
2028	48,991
2029	6,399
2030	2,063
$669,692
Time deposits that meet or exceed FDIC insurance limit of $250,000 at December 31, 2025 and 2024 were $225.8 million and $157.4 million, respectively. The Company had brokered deposits of $202.7 million and $253.6 million, at December 31, 2025 and 2024, respectively. The brokered deposits had a weighted average interest rate of 4.05% and 4.48% at December 31, 2025 and 2024, respectively.
(10)
FHLB Advances

At December 31, 2025, the Company had no outstanding borrowings with the FHLB. At December 31, 2024, the Company had $150.0 million of adjustable-rate credit advances outstanding with an interest rate of 4.57%. The outstanding advances at December 31, 2024, matured and were repaid during 2025.
The advances from the FHLB are collateralized by a blanket lien on all eligible first mortgage loans and other specific loans in addition to FHLB stock.
Loans totaling approximately $1.5 billion and $1.3 billion were pledged as collateral to the FHLB at December 31, 2025 and 2024, respectively, with lendable collateral of $210.5 million and $181.6 million for the same periods.
At December 31, 2025, there were no securities pledged as additional lendable collateral with the FHLB compared to December 31, 2024, in which securities with a fair value of $88.8 million and lendable collateral value of $84.7 million were pledged as additional collateral.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(11)
Subordinated Notes

On May 7, 2021, the Company completed the offering and sale of $55.0 million in aggregate principal amount of its 4.125% fixed-to-floating rate subordinated notes due 2031. The subordinated notes are scheduled to mature on June 15, 2031, and through June 15, 2026, bear a fixed rate of interest of 4.125% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. Beginning June 15, 2026, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to the then-current three-month SOFR plus 3.40%, payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year up to the maturity date or redemption. Beginning June 15, 2026, the Company may, at its option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. The debt issuance costs of $1.2 million were netted with proceeds and are being amortized over the term until the redemption date of the notes. During each of the years, 2025 and 2024, approximately $246,000 of debt issuance costs were amortized, with approximately $82,000 and $329,000 of unamortized debt issuance costs remaining at December 31, 2025 and 2024, respectively.
In March 2025, as the result of an acquisition, GBC assumed $10.0 million in fixed-to-floating rate subordinated notes due 2031. A discount of $1.0 million was recorded as part of the acquisition for a fair value of $9.0 million on the subordinated notes. At December 31, 2025 the remaining discount on the subordinated notes is $919,000. The subordinated notes are scheduled to mature on October 6, 2031, and through October 6, 2026, bear a fixed rate of interest of 3.75% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Beginning October 6, 2026, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to the then-current three‑month SOFR plus 2.88%, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year up to the maturity date or redemption. Beginning October 6, 2026, the Company may, at its option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.
(12)
Junior Subordinated Debentures

On April 15, 2005, the Company issued, through a wholly owned Delaware statutory trust, Georgia Banking Statutory Trust I (the “Trust”), $7.0 million of preferred beneficial interests in the Company’s unsecured junior subordinated debentures (trust preferred securities) that qualify as Tier I capital under Federal Reserve Board guidelines within certain limitations. The Company owns all the common securities of the Trust. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $7.2 million of junior subordinated debentures of the Company, which carry a floating rate of interest equal to the 3-month LIBOR plus 2.00%. At December 31, 2025 and 2024, this rate was 5.98% and 6.62%, respectively. The proceeds received by the Company from the sale of the junior subordinated debentures were used to strengthen the capital position of the Company and to accommodate current and future growth. The debentures and related accrued interest represent the sole assets of the Trust.
The Company’s trust preferred securities accrue and pay quarterly distributions at an interest rate equal to the three-month SOFR plus 26 basis points tenor spread plus a 2.00% credit spread per annum of the stated liquidation value of $1,000 per capital security. The Company entered contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust.
The trust preferred securities are mandatorily redeemable upon maturity of the debentures on April 15, 2035, or upon earlier redemption of the debentures as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount and any accrued but unpaid interest. The Trust document provides the Company, upon notification to the trustee, may elect to defer quarterly interest payments for a period as established in the Trust.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(13)
Related Party Transactions

In the ordinary course of business, the Company has granted loans to certain executive officers, directors and their affiliates. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions and do not involve more than normal credit risk. Changes in related party loans at December 31, 2025 and 2024 are summarized as follows (in thousands):
	2025	2024
Balance at beginning of year	$868	1,256
New loans and advances	508	276
Repayments	(349)	(664)
Effect of changes in composition of related parties	812	—
Balance at end of year	$1,839	868
Deposits with related parties were $21.1 million and $19.3 million at December 31, 2025 and 2024, respectively.
In 2023, the Bank entered into a lease agreement for a branch and sales offices involving a property in which two related parties held ownership interests. The lease requires total payments of approximately $34.1 million over a 20-year lease term, with remaining undiscounted lease payments of $31.0 million and $32.5 million at December 31, 2025 and 2024, respectively.
(14)
Employee Benefit and Stock Plans

Profit Sharing Plan
The Company has a contributory 401(k) profit sharing plan covering substantially all employees. The contributions to the plan are at the discretion of the Company’s Board of Directors. Contributions are equal to 100% of employee deferrals up to 3% and 50% of employee deferrals up to 5%. The Company recognized 401(k) expenses of approximately $976,000 and $816,000 for the years ending December 31, 2025 and 2024, respectively.
Supplemental Executive Retirement Plan (“SERP”)
The SERP was created to provide additional benefits to now retired executive officers whereby these benefits are currently being paid over a twelve-year period, applicable to each officer’s retirement date. A SERP liability is recorded which recognizes the remaining obligation of the Company to the former executives. For the years ended December 31, 2025 and 2024, these postretirement benefit plan expenses were $45,000 and $49,000, respectively. The accrued SERP liability totaled $1.1 million and $1.2 million at December 31, 2025 and 2024, respectively and reported in accrued interest and other liabilities on the consolidated balance sheets.
The Company has purchased and is the beneficiary of life insurance policies on certain key officers. The Company intends to use these policies to partially fund the supplemental executive retirement plan described herein. Income related to life insurance policies totaled approximately $901,000 and $782,000 for the years ended December 31, 2025 and 2024, respectively. The carrying value of the policies recorded was approximately $31.0 million and $26.8 million at December 31, 2025 and 2024, respectively.
Stock Incentive Plan
During 2021, the Company implemented the “2021 Stock Incentive Plan” (the “Plan”) which allows for the grant of share-based awards to officers, directors and employees as approved. An aggregate of 542,000 shares has been reserved for issuance under the Plan. At December 31, 2025 and 2024, the Company has 121,170 and 141,527, respectively, outstanding restricted shares granted under the Plan as compensation to certain employees and directors. The restriction period for the shares is one to four years from the date of grant which is based on service. Shares issued under the Plan are recorded at the fair value on the date of grant. The compensation expense is recognized on a straight-line basis over the related vesting period. Compensation expense was approximately $688 thousand and $1.0 million for the years ending December 31, 2025 and 2024, respectively. During 2025, 26,340 shares, worth approximately $606,000, were surrendered for grantees to satisfy tax obligations related to the vesting of these grants during the year. During 2024, 24,242 shares, worth approximately $558,000, were surrendered for grantees

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(14)
Employee Benefit and Stock Plans (continued)

to satisfy tax obligations related to the vesting of these grants during the year. Unrecognized compensation expense on grants totaled approximately $1.9 million and $2.1 million as of December 31, 2025 and 2024, respectively.
The following tables summarize the status of the Company’s restricted stock awards.
	Shares	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2023	171,223	$21.06
Granted	45,215	$23.00
Vested	(50,669)	$21.10
Forfeited	(24,242)	$21.37
Outstanding, December 31, 2024	141,527	$21.61
Granted	56,279	$23.01
Vested	(50,296)	$21.40
Forfeited	(26,340)	$21.38
Outstanding, December 31, 2025	121,170	$22.40
The Company’s stock option activity is summarized below.
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding, December 31, 2023	12,797	$21.62
Granted	—	—
Exercise of stock options	—	—
Forfeited	—	—
Outstanding, December 31, 2024	12,797	$21.62	2.25
Granted	—	—
Exercise of stock options	(98,852)	$10.21
Rollover options	200,044	$11.51
Forfeited	(12,797)	$20.74
Outstanding, December 31, 2025	98,844	$12.70	3.97
The fair value of each option granted was estimated on the date of grant using the Black-Scholes model. Compensation expense related to the options for the years ended December 31, 2025 and 2024 was not material.
Options granted under the plan vest over a three-year period and have a five-year maximum term. Subject to any committee discretion to accelerate vesting of the options granted, the options shall vest and become exercisable as of each vesting date provided the grantee has not incurred a termination of service prior to such vesting date. There is no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the grantee’s continued employment or service with the Company. Upon expiration of the option, the option shall be cancelled and no longer exercisable.
In connection with the acquisition of PBC completed on March 1, 2025, the Company also assumed the PBC 2017 Long-Term Incentive Plan and the 60,831 stock options granted thereunder, which were converted into options to purchase shares of our common stock using an exchange ratio of 0.5870. In connection with the acquisition, we also converted 138,633 outstanding stock options granted under individual nonqualified stock option award agreements into options to purchase shares of our common stock using the same exchange ratio. All such converted options became fully vested and exercisable at the effective time of the merger.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(14)
Employee Benefit and Stock Plans (continued)

Deferred Compensation Plan
The Company began offering a non-qualified deferred compensation plan during 2021 for certain officers and members of the Company’s Board of Directors. The deferred compensation plan provides for the pre-tax deferral of compensation, fees, and other specified benefits and permits each employee participant to elect to defer a portion of their base salary, bonus, or commission and permits each director participant to elect to defer all or a portion of their director’s fees.
Further, the deferred compensation plan allows for a discretionary Company match to any deferred bonus allocated to a fund that tracks the performance of the Company’s stock (the “Company Stock Fund”). Deferred bonuses vest ratably over five years while the Company’s match cliff vests on the fifth anniversary of the grant date. All transactions tied to stock between the Company and the deferred compensation plan are at a stock price obtained from an independent valuation. The Board of Directors may also elect to make a discretionary contribution to any or all participants. At December 31, 2025 and 2024, assets related to the deferred compensation plan totaled $4.4 million and $3.2 million, respectively, and are included in accrued interest and other assets on the consolidated balance sheets. At December 31, 2025 and 2024, liabilities related to the deferred compensation plan totaled $11.4 million and $8.2 million, respectively, and are included in accrued interest and other liabilities on the consolidated balance sheets. During 2025 and 2024, revenues of $1.2 million and $1.1 million, respectively, were recognized and included in other noninterest income in the consolidated statements of income along with expenses $3.3 million and $2.8 million, respectively, that were included in salaries and employee benefits in the consolidated statements of income.
(15)
Commitments and Contingencies

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk more than the amount recognized in the balance sheet. The notional contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The exposure to credit loss in the event of nonperformance by the counter party for commitments to extend credit and letters of credit written is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it uses for underwriting on-balance sheet instruments. In most cases, collateral or other security is required to support financial instruments with a credit risk.
The following table summarizes the contract amount of off-balance sheet instruments at December 31, 2025 and 2024 (in thousands):
	2025	2024
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$388,867	373,504
Financial and performance letters of credit	5,533	4,748
	$394,400	378,252
Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral.
Commercial letters of credit are issued to facilitate commerce and typically result in the commitment being drawn on when the underlying transaction is consummated between the customer and the third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(15)
Commitments and Contingencies (continued)

facilities to customers. The Company holds real estate, certificates of deposit, and other acceptable collateral as security supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies.
As of December 31, 2025, the Bank maintained credit arrangements with various financial institutions to purchase federal funds up to $60 million. The Bank has completed eligibility requirements to participate in the Federal Reserve discount window borrowings program. At December 31, 2025 and 2024, the Company had $555.1 million and $370.5 million, respectively, in loans pledged at the Federal Reserve discount window and $478.0 million and $312.8 million, respectively, available for borrowing.
The Company is involved in various legal proceedings from time-to-time in the normal course of business. It is the opinion of management that any judgment or settlement resulting from pending or threatened litigation would not have a material adverse effect on the consolidated financial position or operations of the Company.
(16)
Earnings Per Share

Presented below are the calculations for basic and diluted earnings per common share as of December 31, 2025 and 2024 (in thousands, except per share and share data):
	2025	2024
Net income available to common shareholders	$22,080	8,456
Weighted average number of common shares outstanding	8,238,252	7,334,994
Effect of dilutive common stock awards	204,557	197,808
Diluted weighted average common shares outstanding	8,442,809	7,532,802
Basic earnings per common share	$2.68	1.15
Diluted earnings per common share	$2.62	1.12
For the years ended December 31, 2025 and 2024, the Company had no potentially anti-dilutive instruments outstanding that were not included in the above calculation.
(17)
Income Taxes

The current and deferred amounts of income tax expense were as follows for the years ended December 31, 2025 and 2024 (in thousands):
	2025	2024
Current expense:
Federal	$9,358	3,776
State	1,642	615
Total current income tax expense	11,000	4,391
Deferred expense (benefit):
Federal	(3,163)	(1,562)
State	(78)	—
Total deferred income tax expense (benefit)	(3,241)	(1,562)
Total income tax expense	$7,759	2,829

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(17)
Income Taxes (continued)

The difference between the income tax expense recognized and the amount computed by applying the statutory federal income tax rate of 21% to the income before income tax expense for the years ended December 31, 2025 and 2024 are as follows (in thousands):
	2025		2024
	Amount	%	Amount	%
Tax on pretax income, at statutory rates	$6,266	21.0%	2,370	21.0%
State income taxes, net of federal effect	1,194	4.0%	615	5.4%
BOLI income	(391)	(1.3)%	(164)	(1.4)%
Transaction costs	1,414	4.7%	—	—
Federal net operating loss carryforward from business combination	(652)	(2.2)%	—	—
Other, net	(72)	(0.2)%	8	0.0%
Total income tax expense	$7,759	26.0%	2,829	25.1%
The net deferred tax asset includes the following amounts of deferred tax assets and liabilities as of December 31, 2025 and 2024 (in thousands):
	2025	2024
Deferred tax assets:
Deferred loan fees	$1,273	1,221
Unrealized loss on securities available for sale	130	1,049
Purchase accounting adjustments	1,486	—
Allowance for credit losses for loans	6,137	5,182
Allowance for credit losses for unfunded commitments	237	—
Lease liability	358	275
Deferred compensation	1,952	754
Other	721	246
Total deferred tax assets	12,294	8,727
Deferred tax liabilities:
Premises and equipment	1,844	1,449
Subordinated debentures	202	—
Other	2,067	—
Total deferred tax liabilities	4,113	1,449
Net deferred tax asset	$8,181	7,278
Federal and state income taxes paid were as follows. State income taxes paid included the states of Georgia, North Carolina, South Carolina and Forida, and were not significant in the aggregate except as noted below (in thousands).
2025
Federal	$7,423
State	2,256
Total income taxes paid	$9,679
State income taxes paid in excess of 5% of total income taxes paid:
Georgia	$1,895
The Company and its subsidiary are subject to U.S. federal income tax as well as income tax of the state of Georgia, North Carolina, South Carolina and Florida. The Company is subject to examination by taxing authorities for years ended December 31, 2022 and thereafter.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(18)
Warrants

In connection with the recapitalization that occurred in 2021, four significant shareholders received 507,729 warrants to acquire common stock at a price of $21.62 per share and are exercisable for a term of ten years from the date of issuance. No warrants were exercised during 2025 or 2024.
(19)
Derivatives and Hedging Activities

The Company utilizes interest rate swap and option agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties but is rather determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.
The Company posted collateral of $2.0 million and $62,000 in the normal course of business related to these contracts as of December 31, 2025 and 2024, respectively.
Cash Flow Hedges
In a cash flow hedge, the entire change in the fair value of the interest rate swap or the gain/loss on an interest rate option included in the assessment of hedge effectiveness is initially recorded in other comprehensive income (OCI) and subsequently reclassified from OCI to current period earnings in the same period that the hedged item affects earnings. Interest rate hedges with notional amounts totaling $150.0 million and $100.0 million as of December 31, 2025 and 2024, respectively, were designated as cash flow hedges of certain loans receivable and interest rate contracts and were determined to be effective during all periods presented. The Company expects the hedges to remain effective during the remaining terms of the hedges. The effect of cash flow hedge accounting on other comprehensive income for the years ended December 31, 2025 and 2024 were unrealized losses of $143,000 and $367,000, respectively.
Interest expense recorded on the cash flow hedges totaled $706,000 and $819,000 for the years ended December 31, 2025 and 2024, respectively, and is reported as a component of interest income on loans.
At December 31, 2025, the net unrealized holding gains recorded in AOCI that are expected to be reclassified into earnings within the next 12 months totaled $184,000.
Fair Value Hedges
Interest rate swaps with notional amounts totaled $79.2 million and $122.2 million at December 31, 2025 and 2024, respectively. The swaps are designated as fair value hedges of certain time deposits and are considered effective during all periods presented. The Company expects the hedges to remain effective during the remaining terms of the swaps.
Interest expense recorded on these swap transactions totaled $217,000 and $594,000 for the years ended December 31, 2025 and 2024, respectively, and is reported as a component of interest expense on deposits.
The Company presents derivative position gross on the balance sheet. The following table reflects the derivatives recorded on the balance sheet as of December 31, 2025 and 2024 (in thousands):
	2025		2024
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Derivatives designated as hedging instruments:
Interest rate hedges related to customer loans	$150,000	1,001	100,000	274
Interest rate hedges related to customer deposits	79,150	761	67,000	413
Total included in other assets	$229,150	1,762	167,000	687

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(19)
Derivatives and Hedging Activities (continued)

	2025		2024
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other liabilities:
Derivatives designated as hedging instruments:
Interest rate hedges related to customer deposits	$—	—	55,150	359
Total included in other liabilities	$—	—	55,150	359
(20) Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy rules and the regulatory framework for prompt corrective action, as revised by the Basel III Capital Rules effective January 1, 2015, the Bank must meet specific capital thresholds that involve quantitative measures of capital, assets, and certain off-balance sheet items as calculated under regulatory rules. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures (as defined) established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital, Tier 1 capital, and common equity Tier 1 capital (“CET 1”) to risk-weighted assets, and of Tier 1 capital to average assets, the Tier 1 leverage ratio.
At December 31, 2025, and 2024, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum guideline ratios as set forth in the table below. There are no conditions or events since December 31, 2025, that management believes have changed the institution’s category.
The Bank’s actual capital amounts and ratios are presented below (dollars in thousands):
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2025:
Total Capital to Risk-Weighted Assets	$276,260	12.74%	$173,413	8.00%	$216,767	10.00%
Tier 1 Capital to Risk-Weighted Assets	$249,700	11.52%	$130,060	6.00%	$173,413	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	$249,700	11.52%	$97,545	4.50%	$140,898	6.50%
Tier 1 Capital to Average Assets	$249,700	9.37%	$106,983	4.00%	$133,729	5.00%
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2024:
Total Capital to Risk-Weighted Assets	$197,074	11.19%	$140,836	8.00%	$176,045	10.00%
Tier 1 Capital to Risk-Weighted Assets	$175,606	9.98%	$105,627	6.00%	$140,836	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	$175,606	9.98%	$79,220	4.50%	$114,429	6.50%
Tier 1 Capital to Average Assets	$175,606	8.22%	$85,470	4.00%	$106,838	5.00%

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(21)
Fair Value Measurement and Disclosures

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820, Fair Value Measurements and Disclosures establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are utilized in the determination of fair value for instruments classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs for instruments classified within Level 3 of the hierarchy).
Fair Value Hierarchy
Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access at the measurement date.
Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The following methods and assumptions were used by the Company in estimating the fair value of its significant financial instruments and other accounts recorded or disclosed based on their fair value:
Securities
Securities available for sale are recorded at fair value on a recurring basis. Securities held to maturity are recorded at amortized cost. For securities available for sale, the fair value is determined by various valuation methodologies. Where quoted market prices are available in active markets, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include certain U.S. agency bonds, collateralized mortgage and debt obligations, and certain municipal securities. The Level 2 fair value pricing is provided by an independent third party and is based upon similar securities in an active market.
Loans
The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of collateral dependent loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. A loan is determined to be collateral dependent if the Company believes it is probable that all principal and interest amounts due according to the terms of the note will not be collected as scheduled. The fair value of collateral dependent loans is determined in accordance with GAAP and generally results in a specific reserve established through a charge to the provision for credit losses.
Losses on collateral dependent loans are charged to the allowance when management believes the collectability of a loan is confirmed. Management classifies all collateral dependent loans carried at fair value as Level 3, since their valuations are based on either discounted cash flows or on underlying collateral values, as determined by appraisals, which are based in part on observable inputs, but which are not themselves observable inputs.
Other Real Estate Owned
The fair value of OREO is determined by using certified appraisals that assign value to the property at its highest and best uses by applying traditional valuation methods common to the industry. The Company does not hold any OREO for profit purposes, and all OREO is actively marketed for sale. In most cases, management has determined that additional valuation adjustments may be appropriate to reflect other market factors that may not be captured in the appraisal. Accordingly, appraisals as adjusted are not based on observable inputs, and management has determined that OREO should be classified as Level 3.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(21)
Fair Value Measurement and Disclosures (continued)

Derivatives
The fair value of derivatives is based on valuation models using observable market data as of the measurement date (Level 2). Our derivatives are traded in an over-the counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indicts to generate continuous yield or pricing curves, prepayment rates and volatility factors to value the position. Most market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services.
Brokered Time Deposits
Fair value for certain fixed-rate time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities of time deposits.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall are summarized below (in thousands).
	Level 1	Level 2	Level 3	Total
December 31, 2025:
Securities available for sale:
U.S. Treasury securities	$21,912	—	—	21,912
U.S. Government sponsored agencies	—	2,994	—	2,994
Residential mortgage-backed securities	—	24,934	—	24,934
Collateralized mortgage obligations	—	996	—	996
Corporate debt securities	—	960	—	960
Derivative asset	—	1,762	—	1,762
Brokered time deposits	—	90,743	—	90,743
	Level 1	Level 2	Level 3	Total
December 31, 2024:
Securities available for sale:
U.S. Treasury securities	$38,564	—	—	38,564
U.S. Government sponsored agencies	—	12,809	—	12,809
Residential mortgage-backed securities	—	16,422	—	16,422
Collateralized mortgage obligations	—	998	—	998
Corporate debt securities	—	915	—	915
Derivative asset	—	687	—	687
Derivative liability	—	359	—	359
Brokered time deposits	—	122,231	—	122,231
There were no transfers between Level 2 and Level 3 assets or liabilities during the years ended December 31, 2025 and 2024.

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(21)
Fair Value Measurement and Disclosures (continued)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The table below presents the Company’s assets and liabilities measured at fair value on a nonrecurring, aggregated by the level in the fair value hierarchy within which those measurements fall are summarized below (in thousands):
	Level 1	Level 2	Level 3	Total
December 31, 2025:
Collateral dependent loans	$—	—	16,212	16,212
Total	$—	—	16,212	16,212
December 31, 2024:
Collateral dependent loans	$—	—	1,750	1,750
Total	$—	—	1,750	1,750
For individually evaluated collateral dependent loans, the estimated fair value is based upon the present value of expected future cash flows discounted at the loan’s effective rate, the estimated fair value of the underlying collateral with consideration for estimated selling costs if satisfaction of the loan depends on the sale of the collateral, or the estimated liquidity of the note.
For the years ended December 31, 2025 and 2024, there was not a change in the methods and significant assumptions used to estimate fair value.
The following table shows significant unobservable inputs used in the fair value measurement of Level 3 nonrecurring assets as of December 31, 2025 and 2024 (in thousands):
2025
	Fair Value	Valuation Technique	Unobservable Inputs	Range of Discounts	Weighted Average Discount
Collateral dependent loans	$16,212	Third-party appraisals	Collateral discounts and discount rates	0% – 15%	5%
2024
	Fair Value	Valuation Technique	Unobservable Inputs	Range of Discounts	Weighted Average Discount
Collateral dependent loans	$1,750	Third-party appraisals	Collateral discounts and discount rates	0% – 15%	7%
Financial Instruments
The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2025 and 2024 that are not shown elsewhere in these financial statements are shown below (in thousands):
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
December 31, 2025:
Financial Assets:
Cash and cash equivalents	$280,373	280,373	280,373	—	—
Debt securities held to maturity	40,102	40,128	—	40,128	—
Other investments	2,585	2,585	—	2,585	—
Loans held for sale	505,360	505,360	—	505,360	—
Loans	1,724,934	1,705,306	—	—	1,705,306
Accrued interest receivable	10,829	10,829	10,829	—	—

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(21)
Fair Value Measurement and Disclosures (continued)

	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Liabilities:
Deposits	2,268,942	2,270,868	—	—	2,270,868
Borrowings	71,216	65,456	—	—	65,456
Accrued interest payable	2,741	2,741	2,741	—	—
December 31, 2024:
Financial Assets:
Cash and cash equivalents	$267,814	267,814	267,814	—	—
Debt securities held to maturity	26,740	26,172	—	26,172	—
Other investments	8,859	8,859	—	8,859	—
Loans held for sale	498,227	498,227	—	498,227	—
Loans	1,312,293	1,262,374	—	—	1,262,374
Accrued interest receivable	9,511	9,511	9,511	—	—
Financial Liabilities:
Deposits	1,706,394	1,735,583	—	—	1,735,583
Borrowings	211,888	204,324	—	150,090	54,234
Accrued interest payable	3,918	3,918	3,918	—	—
The carrying value of certain assets and liabilities such as cash and cash equivalents, accrued interest receivable, nonmaturing deposits, short-term borrowings, and accrued interest payable approximate their estimated fair value due to their immediate and shorter-term maturities. For those financial instruments not previously disclosed, the following is a description of the valuation methodologies used.
Other investments:   The carrying amount of FHLB stock is a reasonably accepted fair value estimate given the restricted nature. Fair value is the redeemable (carrying) value based on the redemption provisions of the instruments which is considered a Level 2 measurement.
Deposits:   The fair value of deposits with no stated maturity (such as demand deposits, interest-bearing demand, money market accounts and savings accounts) is equal to the amount payable on demand at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the marketplace on time deposits of similar remaining maturities. Use of internal discounted cash flows provides a Level 3 fair value measurement.
Borrowings:   The fair value of the FHLB advances was obtained from the FHLB which uses a discounted cash flow analysis based on current market rates of similar maturity debt securities and represents a Level 2 measurement. The fair values of the junior subordinated debentures and subordinated notes utilize a discounted cash flow analysis based on an estimate of current interest rates being offered by instruments with similar terms and credit quality. Since the market for these instruments is limited, the internal valuation represents a Level 3 measurement.
Limitations:   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates may not be realizable in an immediate settlement of the instrument. In some instances, there are no quoted market prices for the Company’s various financial instruments, in which case fair value may be based on estimates using present value or other valuation techniques, or based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the financial instruments, or other factors. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Subsequent changes in assumptions could significantly affect the estimates.
(22)
Segment Information

The Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures on January 1, 2025. The Company has determined that its current community bank operating model is structured whereby all

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(22)
Segment Information (continued)

banking locations serve a similar base of primarily commercial customers utilizing a company-wide offering of similar products and services managed through similar processes and technology platforms that are collectively reviewed by the Company’s Chief Executive Officer, who has been designated as the chief operating decision maker (“CODM”). The CODM regularly assesses performance of the aggregated single banking segment in determining how to allocate resources.
The banking segment derives revenue from customers by providing a broad array of loan and deposit products to businesses and consumers. Loan offerings include commercial and commercial real estate loans, as well as residential real estate and consumer loans. Deposit products include checking, savings, money market, and time deposits, as well as treasury management services, mobile banking, ATMs, and other deposit-related products and services.
Accounting policies for the banking segment are the same as those described in Note 1. The CODM assesses performance of the banking segment and decides how to allocate resources based on net income as reported in the Company’s consolidated statements of income. All categories of interest expense, provision for credit losses, and noninterest expense, as disclosed in the Company’s consolidated statements of income, are considered significant to the banking segment. In addition, depreciation expense is disclosed within Note 6.
For the year ended December 31, 2025, there were no adjustments or reconciling items between the banking segment net income and consolidated net income as presented in the consolidated statements of income.
The measure of segment assets is based on total assets as reported on the consolidated balance sheets. For the year ended December 31, 2025, there were no adjustments or reconciling items between the banking segment total assets and total assets as presented on the consolidated balance sheets.
(23)
Parent Company Only Financial Information

Condensed Parent Company only financial statements of Georgia Banking Company, Inc. are as follows:
Balance Sheets
December 31, 2025 and 2024
(dollars in thousands)
	2025	2024
Assets
Cash and due from banks	$14,398	40,281
Investment in subsidiaries	257,999	172,971
Other assets	4,016	4,405
Total assets	$276,413	217,657
Liabilities and Shareholders’ Equity
Subordinated notes, net	63,999	54,671
Junior subordinated debentures	7,217	7,217
Other liabilities	283	241
Shareholders’ equity	204,914	155,528
Total liabilities and shareholders’ equity	$276,413	217,657

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(23)
Parent Company Only Financial Information (continued)

Statements of Income
Years Ended December 31, 2025 and 2024
(dollars in thousands)
	2025	2024
Interest income	$50	17
Interest expense	3,434	3,057
Net interest expense	(3,384)	(3,040)
Operating expense	(899)	(453)
Income tax benefit	1,083	908
Earnings before equity in undistributed income of subsidiaries	(3,200)	(2,585)
Equity in undistributed income of subsidiaries	25,280	11,041
Net income	$22,080	8,456
Statements of Cash Flows
For the Years Ended December 31, 2025 and 2024
(dollars in thousands)
	2025	2024
Cash flows from operating activities:
Net income	$22,080	8,456
Adjustments to reconcile net income to net cash from operating activities:
Undistributed earnings of subsidiaries	(25,280)	(11,041)
Amortization	376	246
Change in other assets and liabilities, net	304	(895)
Net cash used in operating activities	(2,520)	(3,234)
Cash flows from investing activities:
Net cash paid in business combinations, net of cash acquired	(3,878)	—
Investments in subsidiary	(21,943)	(5,000)
Net cash used in investing activities	(25,821)	(5,000)
Cash flows from financing activities:
Exercise of stock options	1,009	—
Issuance of common stock	1,449	1
Net cash from financing activities	2,458	1
Net change in cash and cash equivalents	(25,883)	(8,233)
Cash and cash equivalents at beginning of year	40,281	48,514
Cash and cash equivalents at end of year	$14,398	40,281

(24)
Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through July 28, 2026 which is the date the financial statements were available to be issued.
Acquisition of Tandem Bancorp, Inc.
Effective June 1, 2026, GBC completed its merger with Tandem Bancorp, Inc. (“Tandem”), a bank holding company headquartered in Tucker, GA, pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) dated February 26,

GEORGIA BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(24)
Subsequent Events (continued)

2026, at which time Tandem merged with and into GBC, and Tandem Bank, the wholly owned bank subsidiary of Tandem, was merged with and into the Bank. The merger was accounted for under the acquisition method of accounting.
Tandem had, on a preliminary fair value basis, total assets of approximately $321.3 million, total loans of approximately $240.1 million, total liabilities of approximately $290.7 million, and total shareholders’ equity of approximately $30.6 million as of June 1, 2026. Tandem Bank, a Georgia state-chartered bank, had one branch location and three loan production offices.
Under the terms of the Agreement, GBC agreed to acquire 100% of the common stock of Tandem in a combined stock-and-cash transaction, whereby each Tandem shareholder was given the right to elect to receive either $14.40 in cash or 0.4800 shares of the Company’s common stock in exchange for each share of Tandem common stock. The transaction was valued at approximately $36 million, such that approximately 30% of Tandem common stock was converted to cash and the remaining 70% of Tandem common stock was converted to GBC common stock.
Due to the timing of the acquisition, GBC is currently in the process of completing the purchase accounting and has not made all of the remaining required disclosures, such as fair value of assets acquired and supplemental pro forma information, which will be disclosed in subsequent financial statements.
Common Stock Offering
On June 17, 2026, GBC completed a private placement of primary and secondary shares at a price of $30.00 per share that resulted in total proceeds of $78 million. Approximately $39 million of the proceeds was used to facilitate sales to new shareholders from current shareholders with the remaining $39 million retained by the Company for continued growth and future strategic expansion opportunities. This transaction resulted in the issuance of 1.3 million in new shares. The Company also incurred transaction costs related to this stock offering of approximately $2 million which have been deducted from the proceeds of the common stock offering.

7,074,016 Shares
Common Stock

PRELIMINARY PROSPECTUS
           , 2026

Through and including            , 2026 (the 25th day after the listing date of our common stock), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13 — Other Expenses of Distribution
The following table sets forth all costs and expenses in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee and Nasdaq listing fee.
Expense Category	Amounts
SEC registration fee	$18,376
Nasdaq listing fee	50,000
FINRA filing fee	30,000
Legal fees and expenses	1,030,000
Financial advisor legal fees and expenses	150,000
Accounting fees and expenses	459,000
Printing fees and expenses	145,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	150,000
Total	$2,052,376
ITEM 14 — Indemnification of Directors and Officers
Georgia Business Corporation Code
Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.
Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.
Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.
Section 14-2-856 of the GBCC permits articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation, in violation of the director’s duties, of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper personal benefit.
Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is not a director, to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.
Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.
Our Articles of Incorporation and Bylaws; Insurance
In accordance with Article VI of the Bylaws, every person (and the heirs and legal representatives of such person) who is or was a director, officer, employee, or agent of the Company or any other corporation of which he or she served as such at the request of the Company and of which the Company directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which it is in any way interested, shall, in accordance with the Bylaws, and to the maximum extent permitted by the GBCC, be indemnified for any liability and expense that may be incurred by such person in connection with or resulting from any threatened, pending or completed action, suit or proceeding, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as such director or officer or as a member of any committee appointed by our Board to act for, in the interest of, or on behalf of the Company; provided such person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in the Company’s best interests, and in all other cases, that the conduct was at least not opposed to the Company’s best interests, and, in the case of a criminal proceeding, that the person had no reasonable cause to believe that the conduct was unlawful.
Pursuant to Article VI of the Bylaws, expenses incurred with respect to any proceeding will be advanced by the Company prior to the final disposition of such proceeding upon written affirmation by the recipient of (i) his or her good faith belief that he or she has met the applicable standard of conduct and (ii) a written undertaking and agreement of the recipient to repay to the Company such amount if it is ultimately determined that he or she is not entitled to indemnification under the Bylaws.
Notwithstanding the foregoing, under Article VI of the Bylaws, no individual will be indemnified in respect of any proceeding as to which such person was found liable for negligence or misconduct in the performance of his or her duty to the Company unless and except to the extent that the court in which such proceeding was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.
The foregoing rights of indemnification and advancement of expenses are in addition to any rights to which any such director or officer or other person may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and are in addition to the power of the Company to purchase and maintain insurance on behalf of any such director or officer or other person against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the Company would have the power to indemnify against such liability under the Bylaws or otherwise.
In addition, our Articles of Incorporation provide that our directors shall not have any personal liability to the Company or to its shareholders for monetary damages for breach of duty of care or other duty as a director to the fullest extent permitted by the GBCC. The elimination of personal liability of directors does not apply to any appropriation of any business opportunity of the Company in violation of the director’s duties, acts or omissions which involve intentional misconduct or a knowing violation of law, unlawful distributions or receipt of an improper personal benefit.
We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.
ITEM 15 — Recent Sales of Unregistered Securities
Between January 1, 2023 and the filing of this registration statement, we have engaged in the following transactions that were not registered under the Securities Act:

Private Placements.   We issued 1,184,021 and 963,473 shares of our common stock in the April 2023 Private Placement and the June 2026 Private Placement, respectively. Additionally, in the June 2026 Private Placement, 331,341 shares of non-voting common stock were issued. Most recently, in the August 2026 Private Placement, we issued 40,683 shares of our common stock. We issued $55.0 million in aggregate principal amount of our 6.75% fixed-to-floating rate subordinated notes due 2036 in the 2036 Notes Offering.
The gross proceeds to us from the April 2023 Private Placement, before deducting placement agent fees and other estimated offering expenses payable by the Company, were approximately $27.2 million. Performance Trust acted as the exclusive placement agent in connection with the private placement under an engagement between the Company and Performance Trust. Total offering expenses incurred in connection with the April 2023 Private Placement were approximately $1.0 million.
The gross proceeds to us from the June 2026 Private Placement, before deducting placement agent fees and other estimated offering expenses payable by the Company, were approximately $38.8 million. Performance Trust and Stephens Inc. (“Stephens”) acted as the placement agents in connection with the private placement under an engagement, between us and Performance Trust and Stephens. Total offering expenses incurred in connection with the June 2026 Private Placement, including expenses paid by the selling shareholders, were approximately $3.9 million, of which approximately $2.0 million in expenses were paid by the Company.
The gross proceeds to us from the August 2026 Private Placement, before deducting estimated offering expenses payable by the Company, were approximately $1.2 million. No placement agent was involved in the issuance or sale of these securities, and no commissions were paid. The total offering expenses incurred in connection with the August 2026 Private Placement were approximately $7,000.
The gross proceeds to us from the 2036 Notes Offering, before deducting estimated offering expenses payable by the Company, were approximately $53.9 million. Performance Trust acted as the exclusive placement agent in connection with the private notes offering under an engagement between the Company and Performance Trust. Total offering expenses incurred in connection with 2036 Notes Offering were approximately $1.1 million.
The shares of common stock and subordinated debt issued in connection with the foregoing private placements were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.
Equity Awards and Grants.   During the period between January 1, 2023 and the filing of this registration statement, we have granted 24,733 stock options and 217,559 restricted stock units pursuant to our 2021 Stock Incentive Plan, as amended. In connection with the acquisition of Georgia Primary completed on March 1, 2025, the Company also assumed the 2017 Long-Term Incentive Plan and the 60,831 stock options granted thereunder, which were converted into options to purchase shares of our common stock using an exchange ratio of 0.5870. In connection with the acquisition, we also converted 138,633 outstanding stock options granted under individual nonqualified stock option award agreements into options to purchase shares of our common stock using the same exchange ratio. All such converted options became fully vested and exercisable at the effective time of the merger. No underwriter or placement agent was involved in the issuance or sale of any of these securities, and no underwriting discounts or commissions were paid. The issuance and sale of the securities described above were made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act and pursuant to Rule 701 promulgated under the Securities Act.
Merger Transactions.   In connection with the acquisition of Georgia Primary completed on March 1, 2025, we issued approximately 873,794 shares of our common stock to the then-shareholders of Georgia Primary as partial merger consideration. In connection with the acquisition of Tandem completed on June 1, 2026, we issued approximately 802,407 shares of our common stock to the then-shareholders of Tandem as partial merger consideration.
The shares of common stock issued in each transaction were issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act, as the terms and conditions of each merger, and the fairness of such terms and conditions, were approved by the Georgia Department of Banking and Finance following a hearing upon the fairness of such terms and conditions to the then-shareholders of Georgia Primary and Tandem, respectively.

ITEM 16 — Exhibits and Financial Statement Schedules
(a)   Exhibits
Exhibit Number	Exhibit Description
2.1*†	Agreement and Plan of Merger, dated as of October 9, 2024, by and between Georgia Banking Company, Inc. and Primary Bancshares Corporation
2.2*†	Agreement and Plan of Merger, dated as of February 26, 2026, by and between Georgia Banking Company, Inc. and Tandem Bancorp, Inc.
3.1*	Articles of Incorporation of Georgia Banking Company, Inc. dated March 24, 1998, as amended by Articles of Amendment to Articles of Incorporation of Georgia Banking Company, Inc. dated February 18, 2021 and by Second Articles of Amendment to Articles of Incorporation of Georgia Banking Company, Inc. dated June 15, 2026
3.2*	Amended and Restated Bylaws of Georgia Banking Company, Inc.
4.1*	Form of Certificate of Common Stock
4.2*†	Registration Rights Agreement, dated as of December 31, 2020, by and among Georgia Banking Company, Inc. and Patriot Financial Partners III, LP
4.3*	Form of Registration Rights Agreement, dated as of December 31, 2020, by and among Georgia Banking Company, Inc. and certain investors
4.4*	First Amendment to Registration Rights Agreement, dated as of November 20, 2024, by and among Georgia Banking Company, Inc. and the investors named therein
4.5*	Second Amendment to Registration Rights Agreement, dated as of November 24, 2025, by and among Georgia Banking Company, Inc. and the investors named therein
4.6*†	Form of Registration Rights Agreement, dated as of June 17, 2026, by and between Georgia Banking Company, Inc. and the investors named therein
4.7*	Warrant, dated as of February 23, 2021, by and between Georgia Banking Company, Inc. and Patriot Financial Partners III, L.P.
4.8*	Form of Warrant by and among Georgia Banking Company, Inc. and the holders named therein
4.9*	Form of Rollover Warrant, dated as of June 1, 2026, by and among Georgia Banking Company, Inc. and the holders named therein
The other instruments defining the rights of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request.
5.1	Opinion of Troutman Pepper Locke LLP
10.1*†	Investor Rights Agreement, dated as of December 31, 2020, by and among Georgia Banking Company, Inc. and Patriot Financial Partners III, LP
10.2*^†	Investor Rights Agreement, dated as of December 31, 2020, by and among Georgia Banking Company, Inc. and Bartow Morgan, Jr.
10.3*†	Investor Rights Agreement, dated as of December 31, 2020, by and among Georgia Banking Company, Inc. and J. Bradford Smith
10.4*	Amendment to Investor Rights Agreement, dated as of June 17, 2026, by and among Georgia Banking Company, Inc. and the investors named therein
10.5*†	Investor Rights Agreement, dated as of June 17, 2026, by and between Georgia Banking Company, Inc. and CF GBC Investors LP
10.6*	VCOC Letter Agreement, dated as of December 31, 2020, by and between Georgia Banking Company, Inc. and Patriot Financial Partners III, LP
10.7*	Form of Letter Agreement, dated as of December 31, 2020, by and between Georgia Banking Company, Inc. and certain investors

Exhibit Number	Exhibit Description
10.8*	Side Letter, dated as of April 14, 2023, by and between Georgia Banking Company, Inc. and Commerce Street Financial Partners II, L.P.
10.9*	Loan and Security Agreement, dated as of June 10, 2025, by and between Georgia Banking Company, Inc. and ServisFirst Bank
10.10*^†	Amended and Restated Employment Agreement, dated as of September 30, 2026, by and among Georgia Banking Company, Inc., Georgia Banking Company, and Bartow Morgan, Jr.
10.11*^	Form of Amended and Restated Change in Control Agreement, by and between Georgia Banking Company, Inc. and each of its other named executive officers
10.12*^	Amended and Restated 2021 Stock Incentive Plan
10.13*^	Form of Restricted Stock Unit Award Agreement (Time-Based) under the Amended and Restated 2021 Stock Incentive Plan
10.14*^	Form of Restricted Stock Unit Award (Performance-Based) Agreement under the Amended and Restated 2021 Stock Incentive Plan
10.15*^	Form of Incentive Stock Option Agreement under the Amended and Restated 2021 Stock Incentive Plan
10.16*^	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2021 Stock Incentive Plan
10.17*^	Form of Rollover Incentive Stock Option Agreement under the Amended and Restated 2021 Stock Incentive Plan
10.18*^	Form of Rollover Non-Qualified Stock Option Agreement under the Amended and Restated 2021 Stock Incentive Plan
10.19*^	Amended and Restated Deferred Compensation Plan
10.20*^	Georgia Primary Bank 2017 Long-Term Incentive Plan (formerly known as the Primary Bancshares, Inc. 2017 Long-Term Incentive Plan)
10.21*^	First Amendment to the Georgia Primary Bank 2017 Long-Term Incentive Plan, dated April 1, 2021
10.22*^	Second Amendment to the Georgia Primary Bank 2017 Long-Term Incentive Plan, dated March 1, 2025
10.23*^	Form of Nonqualified Stock Option Award Agreement pursuant to the 2017 Long-Term Incentive Plan
10.24*	Amendment to Nonqualified Stock Option Awards pursuant to the 2017 Long-Term Incentive Plan, dated March 1, 2025
10.25*	Amendment to Standalone Nonqualified Stock Option Awards, dated March 1, 2025
10.26*†	Form of Subordinated Note Purchase Agreement, dated as of July 25, 2025, by and among Tandem Bancorp, Inc. and the purchasers named therein
10.27*†	Form of Stock Purchase Agreement, dated as of June 17, 2026, by and among Georgia Banking Company, Inc. and the purchasers named therein
10.28*	Amended and Restated Engagement Letter, dated as of October 10, 2026, by and between Georgia Banking Company, Inc. and Performance Trust Capital Partners, LLC
21.1*	List of Subsidiaries
23.1	Consent of Wipfli LLP
23.2	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1)
24.1*	Power of Attorney
107	Filing Fee Table

*
Previously filed.

^
Indicates a management contract or compensatory plan.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

ITEM 17 — Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 20, 2026.
GEORGIA BANKING COMPANY, INC.
By:
/s/ Bartow Morgan, Jr.

Bartow Morgan, Jr.
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Bartow Morgan, Jr. Bartow Morgan, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	October 20, 2026
/s/ Charles M. DeWitt, III Charles M. DeWitt, III	Chief Financial Officer (Principal Financial Officer)	October 20, 2026
/s/ Ryan D. Nemec Ryan D. Nemec	Chief Accounting Officer (Principal Accounting Officer)	October 20, 2026
* Sarah R. Borders	Chairperson	October 20, 2026
* Arthur F. Anton	Director	October 20, 2026
* James F. Deutsch	Director	October 20, 2026
* Henchy R. Enden	Director	October 20, 2026
* Ryan Glover	Director	October 20, 2026
* Craig Heiser	Director	October 20, 2026

Signature	Title	Date
* Mark Scheinfeld	Director	October 20, 2026
* R. Lee Tucker, Jr.	Director	October 20, 2026

*By:
/s/ Bartow Morgan, Jr.

Bartow Morgan, Jr.
Attorney-in-fact